As filed with the Securities and Exchange Commission on November 6, 2020
Registration No. 333-249683

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NeoGames S.A.
(Exact Name of Registrant as Specified in its Charter)
Not Applicable
(Translation of Registrant’s Name into English)
Grand Duchy of Luxembourg (State or other Jurisdiction of Incorporation or Organization)	7999 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)
NeoGames S.A.
5, rue de Bonnevoie
L-1260 Luxembourg, Grand
Duchy of Luxembourg
+352-2040119020
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
302-738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of all communications, including communications sent to agent for service, should be sent to:
Joshua G. Kiernan Nathan Ajiashvili Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Tel: (212) 906-1200 Fax: (212) 751-4864	Gil White Ron Ben-Menachem Herzog Fox & Neeman 4 Weizmann Street Tel Aviv 6423904, Israel Tel: +972(3) 692-2020 Fax: +972(3) 696-6464	David J. Goldschmidt Yossi Vebman Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001-8602 Tel: (212) 735-3000 Fax: (212) 735-2000
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company. ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)(4)
Ordinary shares, no par value	$90,000,000	$9,819

(1)
Includes the aggregate offering price of additional ordinary shares that may be acquired by the underwriters.

(2)
Estimated solely for purpose of calculating the amount of registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

(3)
Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(4)
Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information in this prospectus is not complete and may be changed. We and the Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and neither we nor the Selling Shareholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED NOVEMBER 6, 2020
PRELIMINARY PROSPECTUS
Ordinary Shares
No par value

This is the initial public offering of our ordinary shares. We are selling           of our ordinary shares, and six of our existing shareholders (the “Selling Shareholders”) are selling           of our ordinary shares in this offering. We will not receive any proceeds from the sale of ordinary shares by the Selling Shareholders. We currently expect the initial public offering price to be between $      and $      per share.
The underwriters may also exercise their option to purchase up to           additional ordinary shares from us at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus.
We have applied to have our ordinary shares listed on The Nasdaq Global Market (“Nasdaq”) under the symbol ‘‘NGMS.”
We are both an “emerging growth company” and a “foreign private issuer” under applicable United States Securities and Exchange Commission (the “SEC”) rules and will be eligible for reduced public company disclosure requirements. See “Prospectus Summary — Implications of Being an ‘Emerging Growth Company’ and a ‘Foreign Private Issuer.’”
Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page 19.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
	Per Share	Total
Initial Public Offering Price	$	$
Underwriting Discounts(1)	$	$
Proceeds to us (before expenses)	$	$
Proceeds to the Selling Shareholders (before expenses)	$	$

(1)
We refer you to “Underwriting” for additional information regarding underwriting compensation.

The underwriters expect to deliver the shares to purchasers on or about           , 2020 through the book-entry facilities of The Depository Trust Company.
Stifel
Macquarie Capital	Truist Securities
                 , 2020

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our ordinary shares and the distribution of this prospectus outside the United States.
Through and including                 ,           (25 days after the commencement of this offering), all dealers that buy, sell or trade our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
We are incorporated in the Grand Duchy of Luxembourg, and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
We are responsible for the information contained in this prospectus. Neither we nor the Selling Shareholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the Selling Shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information others may give you. We, the Selling Shareholders and the underwriters are not making an offer to sell these securities in any jurisdiction in which the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than its date.

i

ABOUT THIS PROSPECTUS
NeoGames S.A. refers to Neogames S.à r.l. following its conversion from an S.à r.l. to an S.A., which will be completed prior to the completion of this offering. See “Prospectus Summary — Corporate Information.”
Except where the context otherwise requires or where otherwise indicated, the terms “NeoGames” and the “Company” refer to NeoGames S.A., together with its consolidated subsidiaries, as a group, and the terms “we,” “us” and “our” refer to the Company, together with NeoPollard Interactive LLC (“NPI” or the “Joint Venture”), as a group.
The terms “dollar,” “USD” or “$” refer to U.S. dollars, the terms “NIS” or “shekels” refer to New Israeli Shekels, the terms “pound sterling,” “pence” or “£” refer to the legal currency of the United Kingdom, the terms “€” or “euro” refer to the currency introduced at the start of the third stage of European Economic and Monetary Union pursuant to the treaty establishing the European Community, as amended, and the term "C$" refers to Canadian dollars.
PRESENTATION OF FINANCIAL AND OTHER INFORMATION
We report under International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (the “IASB”). None of the Company’s financial statements were prepared in accordance with generally accepted accounting principles in the United States (‘‘U.S. GAAP’’). We present our consolidated financial statements in U.S. dollars. NPI’s financial statements included in this prospectus were prepared in accordance with U.S. GAAP.
Throughout this prospectus, we provide a number of key performance indicators used by our management and often used by competitors in our industry. These and other key performance indicators are discussed in more detail in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Performance Indicators.”
We define certain terms used in this prospectus as follows:
•
“B2B” means business-to-business.

•
“B2C” means business-to-consumer.

•
“B2G” means business-to-government.

•
“Gross Gaming Revenue” or “GGR” means gross sales less winnings paid to players.

•
“iLottery Penetration” means, with respect to the gross sales generated by either a lottery or by all lotteries within a given market, the percentage of such gross sales that was generated by iLottery offerings.

•
“Net Gaming Revenue” or “NGR” means (i) in North America, gross sales less winnings paid to players and any promotion dollar incentives granted to players, and (ii) in Europe, gross sales less winnings paid to players, any gambling tax or duty paid on such sales and any promotion incentives granted to players.

MARKET AND INDUSTRY DATA
We obtained the industry, market and competitive position data in this prospectus from our own internal estimates and research as well as from publicly available information, industry and general publications and research, surveys and studies conducted by third parties such as the American Gaming Association, Eilers & Krejcik Gaming, GamblingCompliance, H2 Gambling Capital (‘‘H2GC’’) and La Fleur’s TLF Publications, in addition to reports from state lottery commissions.
Industry publications and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. See “Cautionary Statement Regarding Forward-Looking Statements.”

TRADEMARKS, SERVICE MARKS AND TRADE NAMES
We have proprietary rights to trademarks used in this prospectus which are important to our business, many of which are registered under applicable intellectual property laws.
Solely for convenience, the trademarks, service marks, logos and trade names referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others, which are the property of their respective owners. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that relate to our current expectations and views of future events. These forward-looking statements are contained principally in the sections titled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to events that involve known and unknown risks, uncertainties and other factors, including those listed in “Risk Factors,” which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.
In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions.
These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including, without limitation, the risk factors set forth in “Risk Factors” and the following:
•
we have a concentrated customer base, and our failure to retain contracts with our existing customers could have a significant adverse effect on our business;

•
the agreement that provides for our joint operation (the “Michigan Joint Operation”) of the iLottery for the Michigan Bureau of State Lottery (the “MSL”) expires in July 2022 and a failure to renew our relationship with the MSL could have an adverse effect on our business;

•
we do not have a formal joint venture agreement or any other operating or shareholders’ agreement with Pollard Banknote Limited (“Pollard”) with respect to NPI, our joint venture with Pollard, through which we conduct a substantial amount of our business;

•
a reduction in discretionary consumer spending could have an adverse impact on our business;

•
the growth of our business largely depends on our continued ability to procure new contracts;

•
we incur significant costs related to the procurement of new contracts, which we may be unable to recover in a timely manner, or at all;

•
intense competition exists in the iLottery industry, and we expect competition to continue to intensify;

•
our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions;

•
in addition to competition with other iLottery providers, we and our customers also compete with providers of other online offerings; and

•
the gaming and lottery industries are heavily regulated, and changes to the regulatory framework in the jurisdictions in which we operate could harm our existing operations.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results or performance may be materially different from what we expect.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus carefully, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and our consolidated audited and condensed consolidated unaudited financial statements, including the notes thereto, included in this prospectus, before deciding to invest in our ordinary shares.
Overview
We are a technology-driven business that is an innovator in the lottery industry. As a global B2G and B2B technology and service provider to state lotteries and other lottery operators, we offer our customers a full-service solution that includes all of the elements required for the offering of lottery games including Instants and DBGs (both defined below) via personal computers, smartphones and handheld devices (“iLottery”). These elements include technology platforms, a range of value-added services and a game studio with a large portfolio of games. The value-added services that we offer facilitate various aspects of the iLottery offering including regulation and compliance, payment processing, risk management, player relationship management and player value optimization. Our complete solution allows our customers to enjoy the benefits of marketing their brands and generating traffic to their iLottery sales channels. We believe that we are the only full-service company exclusively focused on the iLottery industry.
NeoGames was established as an independent company in 2014, following a spin-off from Aspire Global Plc (formerly known as NeoPoint Technologies Limited) (“Aspire” and, together with its subsidiaries, the “Aspire Group”), a B2C and B2B service provider in the iGaming industry. Prior to the spin-off from Aspire, our management team was responsible for the iLottery business of Aspire, which derived the majority of its revenues from the sale of iLottery games to various lotteries in Europe. In 2014, we began to focus on the U.S. iLottery market, which opened in 2012 with the introduction of online lottery ticket sales in Illinois. In order to access this significant market opportunity, we partnered with Pollard, one of the leading vendors to the global lottery industry. In 2014, we entered into our first turnkey solution contract in the United States with the MSL, as a sub-contractor to Pollard.
In July 2014 we formed NPI, a joint venture with Pollard, for the purpose of identifying, pursuing, winning and executing iLottery contracts in the North American lottery market. NPI combines the Company’s technology and iLottery business and operational experience with Pollard’s infrastructure, administrative capabilities and relationships with lotteries in North America. NPI is managed by an executive board of four members, consisting of two members appointed by NeoGames and two members appointed by Pollard. NPI has its own general manager and dedicated workforce and operates as a separate entity. However, it relies on NeoGames and Pollard for certain services, such as technology development, business operations and support services from NeoGames and corporate services, including legal, banking and certain human resources services, from Pollard.
Since its inception, NPI has secured iLottery contracts with the Virginia Lottery (the “VAL”), the New Hampshire Lottery Commission (the “NHL”) (as a sub-contractor to Intralot, Inc. (‘‘Intralot’’)), the North Carolina Education Lottery (the ‘‘NCEL’’) and the Alberta Gaming, Liquor and Cannabis Commission (the “AGLC”). All of our iLottery business in North America is conducted through NPI, except in Michigan, where the contract is between the MSL and Pollard and we support the Michigan iLottery as a subcontractor of Pollard. We continue to conduct all of our business outside of North America through NeoGames.
The iLottery industry, and we as a company, benefit from long-term, multi-year contracts with our customers. Our primary full-service contract in Europe, with Sazka a.s. (“Sazka”) in the Czech Republic, was entered into in 2015 and the term was extended this year to 2025. Moreover, we have developed a leading market position in the United States — we currently provide iLottery solutions to the largest number of U.S. iLottery customers (excluding states that offer only subscription-based iLottery), including the highest-grossing iLottery program in the United States (the Michigan iLottery). Our revenues (which, for reporting purposes, exclude our share of NPI’s revenues) for the nine months ended September 30, 2020 were $35.2 million, an increase of 46.0% compared to our revenues of $24.1 million in the nine months ended

September 30, 2019, and our revenues for the year ended December 31, 2019 were $33.1 million, an increase of 40.8% and 92.8% compared to our revenues of $23.4 million and $17.1 million for the years ended December 31, 2018 and 2017, respectively.
Global Customer Base

AGLC
ALBERTA
MICHIGAN LOTTERY
MICHIGAN
NEOPOLLARD INTERACTIVE
JOGOS SANTACASA
PORTUGAL
Sisal
ITALY
OLIFĖJA
LITHUANIA
sazka
CZECH REP.
VIRGINIA LOTTERY
VIRGINIA
NHLottery
NEW HAMPSHIRE
NC Education Lottery
NORTH CAROLINA
Aspire Global
HL
CROATIA
William HILL
Turnkey
Games
Services

The Lottery Industry
Lottery is a well-established and accepted form of gambling that has been used to fund public projects and good causes. Forms of lotteries are offered through over 200 organizations around the world and generated gross sales of more than $300 billion in 2019, according to La Fleur’s 2020 World Lottery Almanac (‘‘La Fleur’s”). These lotteries are typically operated or overseen by governments or state-owned organizations (which rely on private contractors) and serve an important role in funding state budgets. In the year ended December 31, 2019, U.S. lotteries generated $25.3 billion in profits for U.S. state governments, according to La Fleur’s. In turn, state governments use lottery profits to fund a wide range of socially beneficial causes including education, economic development, environment initiatives, healthcare, sports facilities, construction and infrastructure projects, cultural activities and tax relief. In our experience, many jurisdictions have come to rely on the proceeds from lottery operations as a significant source of funding for such causes.
In order to protect the lottery’s stability and dependability as a source of funding for government budgets, governments have instituted practices and protocols that prospective vendors to the lotteries must follow in order to compete for lottery contracts, including the:
•
use of complex official public procurement processes, requiring substantial commitments from participating vendors, such as performance bonds;

•
inclusion of termination at will provisions in contracts; and

•
requirement for specialized technology specifically for lottery that complies with lottery rules.

Governments also have tended not to frequently change lottery vendors while lottery operations are ongoing, to avoid the risks inherent to such change.

Currently, there are only a few companies that service the lottery industry, given the meaningful cost and required expertise.
Though the forms of lottery games vary, the basic structure of all lottery games involves the drawing of numbers at random for the chance of winning a cash prize. Lottery has generally been separated into two primary products:
•
draw based games (“DBGs”), such as Powerball, in which players select numbers and the winning combination or ticket is determined by a scheduled draw; and

•
instant tickets (“Instants”) in which players can instantly reveal a pre-determined result through which they can learn whether their ticket entitles them to a prize.

Instants are relatively more popular in North America than in Europe, representing 61.3% of lottery gross sales in North America compared to only 28.9% of lottery gross sales in Europe during 2019. Retail gross sales from Instants totaled approximately $51.1 billion in the United States in 2019, according to La Fleur’s.
The global lottery industry has seen steady growth since 2003, with gross sales increasing at a CAGR of 3.5%, according to H2GC. Growth in this market has been relatively uninterrupted by economic events or recessions, illustrating its stable nature. The industry’s steady performance is characteristic of its traditional game offerings, which have proved perpetually popular and have seen few dramatic innovations since the introduction of Instants in 1980. Traditionally, Instants and DBGs have only been distributed through retail channels. In the United States, which has been our main revenue driver for the past five years, lottery is offered in 45 states and the District of Columbia.
The iLottery Industry
Globally, lotteries are introduced through online sales channels in order to mitigate the effect of a maturing market, increase revenues and remain viable as an entertainment option in an increasingly competitive landscape. Certain European markets, which were early to adopt online lottery channels, have seen significant iLottery Penetration, particularly in countries like Norway (49.5% in 2018; $129 per capita), Finland (42.4% in 2018; $125 per capita) and the United Kingdom (31.1% in 2020; $48 per capita), according to GamblingCompliance. However, in the United States, where iLottery was introduced in 2012, iLottery Penetration has only exceeded 20% in Michigan.
iLottery Penetration in the U.S. and Select Mature European Markets

Source:   GamblingCompliance, state lottery commissions.

Represents digital sales as a percentage of total sales for the national lottery.

Represents iLottery gross sales from Instants in Michigan, Pennsylvania, New Hampshire, Georgia and Kentucky as a percentage of total lottery gross sales from Instants in the United States.

The iLottery industry shares many characteristics with the traditional lottery industry, including an important role within government budgets, a high degree of regulation, limited competition and a long procurement process. These shared characteristics include:
•
long sale cycles and substantial upfront investment;

•
long-term relationships; and

•
growth alongside other forms of gambling.

iLottery has been able to grow alongside the traditional lottery, suggesting that typical iLottery players may have a distinct profile from that of typical traditional retail lottery players.
European Market Gaming Vertical GGR CAGR Comparison (2003-2019)

Source:   H2GC. Includes European Union and United Kingdom.
1
For 2007 – 2019 (as 2007 was the first year of available data in H2GC for the United Kingdom).

Industry Growth Drivers
The global iLottery industry has emerged as a fast growing segment within the global lottery market, with GGR increasing at a CAGR of 24.0% between 2003 and 2019, according to H2GC. The most significant drivers of this growth include technological improvements, changing player preferences and deregulation.
Deregulation for lotteries and online gambling activities has also contributed to industry growth. This trend has been particularly prevalent in the United States, in which the number of states offering iLottery solutions (excluding states that offer only subscription-based iLottery) has grown to nine since 2012.
We believe that the success of these iLottery offerings and the increasing budgetary shortfalls in many U.S. states will accelerate the pace of deregulation and lead to further growth of the iLottery industry for several reasons:
•
lottery plays a significant role in state budgets, which have been materially impacted by the COVID-19 crisis;

•
public policy stakeholders generally view lottery games as a more socially acceptable form of gambling;

•
lotteries, which effectively function as both regulator and operator, generally have more flexibility in their offerings compared to commercial casino operators; and

•
lotteries are well-known, respected, long-established and generally accepted by local communities.

Impact of COVID-19
As a leading provider of iLottery solutions, we have seen significant growth in revenues from existing and new players in recent months as COVID-19 has shifted players to online entertainment. NGR for the three months ended September 30, 2020 increased by 139.6% and 139.0% in Michigan and New Hampshire, respectively, relative to the three months ended September 30, 2019, while monthly active players increased by 58.3% and 69.9% in Michigan and New Hampshire, respectively, between the three months ended September 30, 2019 and 2020.

Increase in NGR (3Q 2020 vs. 3Q 2019)
Increase in Monthly Active Players (3Q 2020 vs. 3Q 2019)
Our Solutions and Services
We offer iLottery solutions through two distinct business lines — turnkey solutions and games. Our turnkey solutions are tailored to each customer and can include a combination of any of our platforms, value-added services and game studio. Our games offering is related to our game studio, but consists solely of offering our portfolio of iLottery games to lotteries.
We also provide certain software development services to the Aspire Group and NPI and sub-license certain platforms to William Hill Organization Limited (“William Hill”). For more information on our contracts with William Hill and Aspire, see “Related Party Transactions.”
Our Technology Platforms
NeoSphere
The central technology platform we offer, NeoSphere, delivers comprehensive iLottery capabilities through its player account management (“PAM”) module, and acts as the system of record for all transactions.
NeoDraw
NeoDraw is a central gaming system for the issuance, sale and operation of DBGs. The proprietary technology of NeoDraw has been developed specifically for the iLottery market and online players and is fully-integrated with the NeoSphere platform to facilitate the rapid implementation of DBGs as part of the complete turnkey solution.
NeoPlay
NeoPlay is the technology platform we offer that manages online Instants. It facilitates configurations, including prize tables, payouts, ticket series setups, ticket price points and many other variables, and support channels, including mobile, desktop and applications.

Our Services
With more than ten years of experience in the iLottery industry (including our management team’s operation of the iLottery business of Aspire), we have gained substantial knowledge and direct experience in the full spectrum of marketing and business operations which is essential to enable the revenue growth of our customers. The ever-growing insights that we continue to gain from our broad view of analytics, game performance, player support, payment solutions management and more allows us to act as a strategic partner to our customers in jointly developing their iLottery business.
We provide services to our customers across four key areas: marketing operations, player operations, technology operations and business operations.
•
Marketing operations — we provide targeted marketing services and data analytics to our North American customers through the entire player life cycle, from digital acquisition and onboarding to game participation.

•
Player operations — leveraging years of experience managing players on behalf of our customers, we provide to our North American customers various services designed to offer the best possible service to iLottery players.

•
Technology operations — these operations, which we provide to many of our customers, are meant to provide the full spectrum of monitoring and maintenance of the platforms we deploy for our customers and protect the integrity of our back-end iLottery software.

•
Business operations — we facilitate payment processing services by third-party vendors and manage customer-facing personnel.

Our Game Studio
We believe that, while operating the iLottery business of Aspire, we were the first to build a separate business unit exclusively for the development of iLottery games. We believe that we have one of the largest iLottery game portfolios in the global lottery industry, and we have produced more than 350 proprietary games.
We believe that the competitive advantage of our exclusive focus on iLottery platforms also extends to our game studio. Games offered by lotteries need to comply with strict regulations and guidelines. We believe that our focus solely on iLottery enables us to produce the best iLottery games that meet such regulations and guidelines, while providing an entertaining and diverse player experience. We believe this ability is derived from our vast experience and deep understanding of the boundaries established by such regulations and guidelines and our proven ability to “innovate inside the box.”
Our Competitive Strengths
Technology design and flexibility
Our focus on iLottery allows us to prioritize the improvement of our iLottery technology and services ahead of other business opportunities. We believe that our focus on iLottery solutions, building upon years of expertise and deep exposure to U.S. customers, has given us a superior understanding of iLottery customers and players that allows us to continue to outperform our competitors in iLottery solutions and games.
In-house game studio
We have produced more than 350 proprietary iLottery games and we operate our own in-house game studio. Historically, our games have performed strongly relative to our competitors’ in terms of profitability and popularity. Our game studio allows us to offer our customers a complete solution, while certain of our competitors must use third-party vendors in order to provide their customers with games. In addition, our extensive game portfolio allows us to extend our customer base to customers who do not need our full turnkey solution, but are looking to expand their online games offering for greater variety of entertaining content.

iLottery business operations experience
Our experience as a B2C and B2B gaming operator, initially within Aspire, followed by years of hands-on experience managing players on behalf of our U.S. customers as part of our player operations service, has helped inform how we manage and engage iLottery players. We have also gained substantial knowledge about the iLottery market and its participants in the past decade through our operations in Europe and the United States. Our experience provides us a deep understanding of the characteristics of iLottery players, allowing us to customize our solutions to such players’ needs and interests.
Time to market
We have deployed our turnkey solution to more U.S. lotteries that engaged a full-service iLottery provider than any of our competitors. The experience we gained in such deployments has allowed us to improve our deployment process and shorten our time to market. In addition, because our central lottery system is already fully-integrated with our turnkey solution, we are able to reduce the complexity, resources and time involved in the integration of third-party systems, which also contributes to shorter time to market. By way of example, we launched our turnkey solution for the NHL within seven months of being awarded the contract.
Brand awareness and credibility
Given the important role of lotteries in government budgets, winning the trust of customers is critical for lottery platform and service providers to be awarded new contracts, and reputation and brand are important to winning that trust. While only entering the U.S. market in 2014, we believe we have emerged as a well-known and respected name in the iLottery industry in the United States and globally because of our performance supporting our customers’ growth. The Michigan iLottery has served as role model to other U.S. states seeking to offer iLottery, and we believe that state lotteries are aware of our operating acumen and the role our technology has played in driving that success.
The Michigan Lottery won the Lottery Operator of the Year award for 2020 in the eGaming Review (the “EGR”). The EGR Judges Panel commented that “to be so far ahead [of] other U.S. iLottery operators is testament to excellent performance across the board. Clearly many well-thought and well executed innovations across payments, product, and marketing.” In addition, in 2020 NPI won the “Lottery Supplier of the Year” title in the EGR North American Awards. This is the second consecutive year NPI has won this title. The Lottery Supplier of the Year category celebrates suppliers who have demonstrated outstanding performance and innovation in the delivery of market-leading solutions for lottery operators. The EGR Judges Panel commented that NPI made “hugely impressive entry and their recent contract success backs up the words. Their US focus means they are clearly a deserving winner.”
Cooperation with various market players
Our openness to pursue opportunities that bring together strengths from different vendors has brought us to successfully cooperate with other vendors in the iLottery industry. We believe this approach allows us access to contracts that would otherwise have not been available for public procurement. For example, with respect to the NHL, we serve as a sub-contractor to Intralot and, with respect to the AGLC, we are cooperating with International Game Technology PLC (‘‘IGT’’) to offer access to their suite of casino games, an area in which they specialize, to the benefit of the offering. We expect to continue to see similar opportunities, including opportunities to provide our successful game portfolio in cooperation with other vendors to the benefit of the state lotteries.
Our Growth Strategy
Our growth strategy is built upon five pillars:
•
expanding the penetration of our existing customer contracts;

•
expanding the scope of our existing customer contracts;

•
winning new turnkey contracts in the United States;

•
growing our game studio customer base; and

•
expanding our range of offerings and geographical presence.

Increase iLottery Penetration within Existing Customer Contracts
Our performance in Michigan proves a compelling case study on our potential to disrupt a market for the better. Since its launch in 2014, the Michigan iLottery has accounted for a growing percentage of gross sales from Instants in Michigan.
Michigan Gross Sales and iLottery Penetration

43.7%
36.7%
34.1%
31.7%
25.3%
12.6%
0.4%
$3,633
$1,586
$2,046
$2,617
$961
$1,656
$2,258
$770
$1,488
$1,935
$613
$1,322
$1,522
$385
$1,137
$1,159
$146
$1,013
$917
$4
$913
2014
2015
2016
2017
2018
2019
2020
iLottery Gross Sales from Instants ($ mm)
Retail Gross Sales from Instants ($ mm)
% iLottery Penetration of Instants
$0
$15
$39
$62
$77
$96
$159
iLottery Gross Sales / Capita from Instants

Source: Michigan Lottery, GamblingCompliance. Represents fiscal years.
Over this same period, gross sales from Instants in Michigan have grown significantly faster than lottery sales in Michigan and elsewhere in the United States.
Michigan Lottery Outperformance: Gross Sales CAGR (2014-2019)1

Source: Michigan Lottery, GamblingCompliance. Represents fiscal years.
1
Some states calculate gross sales in different ways than others. In New Hampshire, for example, the reported total lottery gross sales includes the GGR from iLottery Instants as opposed to the gross sales from iLottery instants. Due to a lack of uniform disclosure and available information, this figure is based on the sales as reported for all states excluding Michigan.

This increase in gross sales directly leads to a surge in GGR, on which our revenues are based. The below table presents Michigan’s iLottery GGR from Instants by fiscal year, including the most recent fiscal year ended September 30, 2020. In the most recent fiscal year, GGR per capita from Instants was $22.
Michigan iLottery GGR from Instants ($mm, Except Per Capita)

Source:   Michigan Lottery, GamblingCompliance. Represents fiscal years.
Our more recent turnkey solution launches have experienced even quicker success than we experienced in Michigan, driven by our improved product, operational acumen, and favorable market conditions. In Virginia, for example, we launched our turnkey solution in July 2020 and experienced first month per capita sales of $4.06.
First Month Per Capita iLottery Sales

Source:   iGBNorth America
In its first quarter of operations, the VAL saw $121.5 million in gross sales, exceeding its projections by 56% and representing 18% of the VAL’s gross sales in the quarter.

iLottery Penetration (Instants) by State (FY 2019)

Source:   State lottery commissions.
1
Represents VAL’s total (Instants and DBG) iLottery Penetration in the first three months of operation (July — September 2020).

Based on our prior experience in certain European markets, we believe there remains considerable room for growth above our current level of iLottery Penetration. Leveraging our operational expertise and technology, we plan to work closely with our customers to strengthen the reach of our offering in each market.
Increase Scope of Existing Customer Contracts
Certain of our contracts only include some of the platforms and services we can provide. We believe there is significant potential to offer additional games and services, including feature enhancements, to our existing customers in the future. For example, when we procured our contract with the VAL in 2015, we offered only online subscription DBGs. However, following a recent change in legislation, in March 2020, the VAL chose to expand our contract to include both Instants and DBG offerings. The offering under the expanded contract launched in July 2020 and has an initial term through 2026 plus the option to extend for five additional years. A number of our contracts are in their early years and, as such, provide us ample time to expand the offerings we provide to our existing customers.
We believe the scope of services that we can provide to our current customers is broad, as evidenced by our most recent customer contract, launched in September 2020, pursuant to which we provide the AGLC with their full suite of online gaming offerings including iLottery, casino games, sports betting, poker, live dealer games and bingo. We are also responsible for marketing initiatives undertaken by the lottery, which we believe will enhance the overall experience for players.
We have gained substantial knowledge about the iLottery market and its participants in the past decade through our operations in Europe and the United States, and our experience provides us with a deep understanding of the characteristics of iLottery players, allowing us to customize our solutions to such players’ needs and interests. We believe this will lead to a stronger relationship with our customers.
Win New Contracts in the United States
In addition to investing in the growth of our existing contracts, we continuously seek to expand our operations by securing new contracts. While lottery is offered in 45 states and the District of Columbia, online Instants or DBGs are currently offered in only nine states. We believe that many more states will elect to offer iLottery, and we believe we will continue to win new contracts.

Current North America iLottery Landscape

New Hampshire/ 2018
Michigan/ 2014
Rhode Island/ 2020
Pennsylvania/ 2018
Illinois/ 2012
Virginia/ 2020
Kentucky/2016
North Carolina/2019
Georgia/ 2012
Operated by NPI
Operated by others
States with Lotteries
States without Lotteries

Population in U.S. States with State Lotteries

Sources: La Fleur’s; Eilers & Krejcik Gaming.
Grow our Game Studio Customer Base
As we have observed in the evolution of iGaming, where the market moved from single content vendors to a large number of content providers, the strong performance of our games places us in a good position to capitalize on the content expansion trend that is now beginning to develop in the lottery market as we see lotteries look for new and innovative games from providers other than their incumbent iLottery provider. Our ‘Queen of Diamonds’ game was named the world's highest grossing iLottery game in 2017 by La Fleur's magazine.
We intend to further expand our revenue base by offering our popular iLottery games to new customers who use the platforms of other iLottery providers. We currently operate four contracts in Europe pursuant to which we only provide games, and we plan to expand this offering model into the United States. This will allow us to realize a greater share of iLottery GGR and to benefit from additional states adding an iLottery offering.
We expect that this expanded offering of our games will be enhanced by upward trends in the market related particularly to Instants. In iLottery, as in traditional lottery, Instants are more popular in North America than in Europe, representing 75.7% of the North American iLottery market in 2019 compared to only 12.0% of the European iLottery market, according to La Fleur’s 2020 Internet Report. In the United

States, the popularity of Instants has contributed to the growth in lottery sales as a whole. We also believe that Instants benefit from a “cross-sell” of players acquired through the more commonly known DBGs but attracted to Instants for their entertaining experience. As a market leader in online Instants, we are well positioned to take advantage of this potential market opportunity.
Michigan: Gross Sales from Instants as a Percentage of Total Lottery Gross Sales

Source: Michigan State Lottery. Represents fiscal years.
Michigan and New Hampshire iLottery Revenue (Six Months Ended September 30, 2020)
Expanding our Range of Offerings and Geographical Presence
We are currently focused on expanding our North American business to become the dominant iLottery provider in the market. In doing so, we invest our resources and expertise into building top-tier iLottery technology and content. With a history of successful iLottery offerings developed for the North American market, we believe we have the ability to expand our offerings around the world. While we are currently focused on the North American market, we may decide to pursue additional opportunities around the world in the future.
We have already demonstrated our ability to provide successful offerings internationally. Our contract with Sazka in the Czech Republic was signed in 2015 and was renewed in 2020 for a term that extends through 2025. This contract includes a full online gaming solution with Instants, DBGs, and online casino, as well as the integration of a sport betting solution. The Czech Republic has a population of 10.7 million, and Sazka generated €286 million of revenue in the Czech Republic in fiscal year 2019, according to Sazka’s annual report.
Furthermore, while we have focused our efforts on iLottery technology and content so far, we may decide to pursue additional opportunities, such as the offering of gaming products like online casino and sports betting. As demonstrated by our PAM development for William Hill and the broad scope of services we provide to Sazka and the AGLC, we believe that we can expand our offering to other gaming products.

Corporate Information
We were organized under the laws of the Grand Duchy of Luxembourg (“Luxembourg”) as a private limited liability company (société à responsabilité limitée) on April 10, 2014 and will convert into a public limited liability company (société anonyme) under the laws of Luxembourg prior to the completion of this offering. Our registered office is located at 5, rue Bonnevoie, L-1260 Luxembourg and our telephone number at this address is +352-2040119020.
Our principal executive offices are located at 10 Habarzel Street, Tel Aviv, 6971014, Israel. Our telephone number at this address is +972-73-372-3107. Our website address is https://www.neogames.com. The information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our website address as an inactive textual reference only.
Risks Associated with Our Business
Our business is subject to a number of risks of which you should be aware before making an investment decision. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth in the “Risk Factors” section in deciding whether to invest in our securities. Among these important risks are the following:
•
we have a concentrated customer base, and our failure to retain our existing contracts with our customers could have a significant adverse effect on our business;

•
the agreement that provides for our joint operation of the iLottery for the MSL expires in July 2022 and a failure to renew the agreement with the MSL could have an adverse effect on our business;

•
we do not have a formal joint venture agreement or any other operating or shareholders’ agreement with Pollard with respect to NPI, through which we conduct a substantial amount of our business;

•
a reduction in discretionary consumer spending could have an adverse impact on our business;

•
the growth of our business largely depends on our continued ability to procure new contracts;

•
we incur significant costs related to the procurement of new contracts, which we may be unable to recover in a timely manner, or at all;

•
intense competition exists in the iLottery industry, and we expect competition to continue to intensify;

•
our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions;

•
in addition to competition with other iLottery providers, we and our customers also compete with providers of other online offerings; and

•
the gaming and lottery industries are heavily regulated, and changes to the regulatory framework in the jurisdictions in which we operate could harm our existing operations.

Implications of Being an “Emerging Growth Company” and a “Foreign Private Issuer”
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of exemptions from certain reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include:
•
not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•
not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•
not being required to submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes;” and

•
not being required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

We may take advantage of these provisions until the last day of our financial year following the fifth anniversary of the completion of this offering or such earlier time that we are no longer an emerging growth company. As a result, we do not know if some investors will find our ordinary shares less attractive. The result may be a less active trading market for our ordinary shares, and the price of our ordinary shares may become more volatile.
We will remain an emerging growth company until the earliest of: (i) the last day of the first financial year in which our annual gross revenues exceed $1.07 billion; (ii) the last day of the financial year following the fifth anniversary of the completion of this offering; (iii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iv) the date on which we have issued more than $1 billion in non-convertible debt securities during any three-year period.
Upon completion of this offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:
•
the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•
the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•
the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, or current reports on Form 8-K, upon the occurrence of specified significant events.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

The Offering
Ordinary shares offered by us
      ordinary shares
Ordinary shares offered by the Selling Shareholders
      ordinary shares
Ordinary shares to be outstanding after this offering
      ordinary shares (          ordinary shares if the underwriters exercise their option to purchase additional ordinary shares from us in full)
Option to purchase additional shares
We have granted the underwriters an option to purchase up to       additional ordinary shares from us within 30 days of the date of this prospectus.
Selling Shareholders
William Hill Organization Limited (“William Hill”), Oded Gottfried and the Founding Shareholders (as defined below). See “Principal and Selling Shareholders.”
Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately $      million (or $      million if the underwriters exercise in full their option to purchase additional ordinary shares from us) assuming an initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses. We will not receive any proceeds from the sale of ordinary shares by the Selling Shareholders.
We intend to use the net proceeds to us from this offering for research and development and for working capital and other general corporate purposes. See “Use of Proceeds.”
Dividend policy
We do not anticipate paying any cash dividends on our ordinary shares in the foreseeable future. See “Dividend Policy.”
Risk factors
See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our ordinary shares.
Lock-up agreements
We have agreed with Stifel, Nicolaus & Company, Incorporated, as representative of the several underwriters, subject to certain exceptions, not to sell or dispose of any share of our ordinary shares or securities convertible into or exchangeable or exercisable for our ordinary shares until 180 days after the date of this prospectus. The Selling Shareholders, our executive officers, our directors and certain of our principal shareholders have agreed to similar lock-up restrictions. See “Underwriting.”
Listing
We have applied to list our ordinary shares on Nasdaq under the symbol “NGMS.”
The number of our ordinary shares to be outstanding after this offering is based on 181,003,584 ordinary shares outstanding as of September 30, 2020 and excludes:
•
13,665,903 ordinary shares issuable upon the exercise of share options outstanding as of September 30, 2020 at a weighted average exercise price of $0.18 per share.

Unless otherwise indicated, all information contained in this prospectus assumes or gives effect to:
•
the reclassification of each ordinary share of Neogames S.à r.l to           ordinary shares to be effected prior to the completion of this offering;

•
no exercise of the outstanding options described above after           , 2020;

•
no exercise by the underwriters of their option to purchase additional ordinary shares from us in this offering; and

•
an initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

Summary Consolidated Financial AND OTHER Data
NeoGames prepares its consolidated financial statements in accordance with IFRS as issued by IASB. The following summary consolidated statement of operations data for the years ended December 31, 2019, 2018 and 2017 and summary consolidated statement of financial position data as of December 31,2019 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated financial statement of operations data for the nine months ended September 30, 2020 and 2019 and summary consolidated statement of financial position data of September 30, 2020 have been derived from the unaudited financial statements included elsewhere in this prospectus. Our historical results do not necessarily indicate results expected for any future period.
The financial data set forth below should be read in conjunction with, and are qualified by reference to, “Selected Consolidated Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this prospectus.
Statement of Operations Data:
	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018	2017
	Unaudited		Audited
(in thousands)
Revenues	$35,195	$24,107	$33,062	$23,478	$17,149
Distribution expenses	4,696	2,926	4,252	4,519	3,042
Development expenses	5,110	5,441	6,877	5,782	4,359
Selling and marketing expenses	1,094	1,302	1,981	1,457	1,275
General and administrative expenses	5,377	3,482	4,957	4,948	4,463
Initial public offering expenses	1,645	—	—	—	—
Depreciation and amortization	8,496	7,115	9,685	7,759	7,731
Profit (loss) from operations	8,777	3,841	5,310	(987)	(3,721)
Interest expense with respect to funding from related parties	3,261	2,801	3,792	2,309	2,234
Finance income	(21)	(7)	(53)	—	(228)
Finance expenses	690	280	382	195	18
Profit (loss) before income taxes expense	4,847	767	1,189	(3,491)	(5,745)
Income taxes expense	(706)	(960)	(1,243)	(586)	(479)
Profit (loss) after income taxes expense	4,141	(193)	(54)	(4,077)	(6,224)
Company’s share in losses of Joint Venture	(121)	(3,137)	(3,924)	(1,898)	(1,229)
Net and total comprehensive income (loss)	$4,020	$(3,330)	$(3,978)	$(5,975)	$(7,453)
Statement of Cash Flows Data:
	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018	2017
	Unaudited		Audited
(in thousands)
Net cash provided by operating activities	$17,554	$9,837	$14,215	$5,378	$1,978
Net cash used in investing activities	(11,020)	(13,418)	(17,424)	(11,721)	(7,142)
Net cash provided by (used in) financing activities	(1,909)	6,219	5,991	6,000	—
Net increase (decrease) in cash and cash equivalents	$4,625	$2,638	$2,782	$(343)	$(5,164)

Statement of Financial Position Data:
	As of September 30, 2020		As of December 31, 2019
	Actual	As Adjusted(1)	Actual
	Unaudited		Audited
(in thousands)
Cash and cash equivalents	$10,641	$	$6,016
Total assets	42,350		33,175
Total liabilities	40,109		38,783
Total equity (deficit)	$2,241	$	$(5,608)
Key Performance Indicators (unaudited):
	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018	2017
	Unaudited		Audited
	(in millions, except for monthly active players)
Network GGR(2)	$329	$151	$213	$153	$114
Network NGR(3)	$306	$140	$203	$147	$106
Monthly active players(4)	406,894	239,512	277,005	207,349	144,872

(1)
As adjusted information gives effect to the issuance of        ordinary shares in this offering at an assumed initial public offering price of $      per ordinary share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase or decrease in the assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease the as adjusted amount of each of total assets and total equity by approximately $      million, assuming the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. An increase or decrease of 1,000,000 shares in the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, would increase or decrease the as adjusted amount of each of total assets and total equity by approximately $      million, assuming no change in the assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

(2)
We define “GGR” as gross sales less winnings paid to players. We measure Network GGR as the total GGR generated by Instants and DBGs on our platform.

(3)
We define “NGR” as (i) in North America, gross sales less winnings paid to players and any promotion dollar incentives granted to players, and (ii) in Europe, gross sales less winnings paid to players, any gambling tax or duty paid on such sales and any promotion dollar incentives granted to players. We measure Network NGR as the total NGR generated by Instants and DBGs on our platform.

(4)
We define an “active player” as a player who took at least one action on our platform in any given month that resulted in a financial transaction. We track the number of active players for each of the customers using our turnkey solutions. We define “monthly active players” for a given period as the average of the number of active players in each month during that period.

RISK FACTORS
You should carefully consider the risks described below before making an investment decision. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The trading price and value of our ordinary shares could decline due to any of these risks, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.
Risks Relating to Our Business and Industry
We have a concentrated customer base, and our failure to retain our existing contracts with our customers could have a significant adverse effect on our business.
Our financial condition is heavily dependent on our ability to maintain our existing turnkey contracts and our large games contracts. We cannot guarantee that our existing contracts will be renewed or that we will be able to win a procurement process for a new contract.
As is typical with many government contracts, most of our customers can terminate our contracts for convenience. Loss of any of our customer contracts would result in a substantial decline in our revenues, which also could hinder our ability to pursue growth initiatives, both in the form of new or enhanced products and services and in expansion into new markets. The loss of any of our customers could damage our reputation, which could materially damage our financial condition.
The agreement that provides for our joint operation of the iLottery for the MSL expires in July 2022 and a failure to renew the agreement with the MSL could have an adverse effect on our business.
We act as a subcontractor to Pollard with respect to its agreement to provide development, implementation, operational support and maintenance (including technology platforms, games and added value services) to the MSL (the “MSL Agreement”). The Michigan iLottery accounted for 56.4% of our revenues in the nine months ended September 30, 2020 and 40.2% of our revenues in the year ended December 31, 2019. The MSL Agreement is due to expire on July 22, 2022, and we cannot guarantee that we or Pollard will be able to secure a new agreement with the MSL. In addition, our agreement with Pollard (the “Michigan JV Agreement”) will expire upon the expiration of the MSL Agreement and we or Pollard may choose to pursue a new agreement with the MSL alone or with a different partner.
In addition, if Pollard breaches or does not perform its obligations under the MSL Agreement to the satisfaction of the MSL or if there is otherwise a dispute between Pollard and the MSL, the MSL could seek to terminate the MSL Agreement prior to its expiration or seek to amend the terms of the MSL Agreement in a manner that would negatively impact the financial and other benefits we derive indirectly from the MSL Agreement. In addition, such an amendment to the MSL Agreement could cause Pollard to seek to amend the terms of the Michigan JV Agreement in a way that is less favorable to us. If we are not able to secure a new agreement with the MSL, whether directly or indirectly through NPI or Pollard, or if we secure an agreement with terms less favorable to us compared to the terms of the MSL Agreement and the Michigan JV Agreement, our business, prospects, financial condition and results of operations could be adversely affected. Moreover, if the MSL terminates the MSL Agreement or if any disputes arise between Pollard and the MSL, our reputation could be adversely affected as a result of our association with Pollard and the MSL.
We do not have a formal joint venture agreement or any other operating or shareholders’ agreement with Pollard with respect to NPI, through which we conduct a substantial amount of our business.
Following the MSL procurement process, the Company and Pollard established NPI to pursue other iLottery opportunities in the North American market. NPI has since been awarded iLottery contracts with the VAL in August 2015, the NHL in September 2018 (as a subcontractor to Intralot), the NCEL in October 2019 and the AGLC in March 2020.

Although we and Pollard have certain rights and obligations prescribed by law as equity holders of NPI, there is no joint venture agreement, shareholders’ agreement or any other type of operating agreement between us and Pollard with respect to NPI, and we and Pollard operate NPI based on a term sheet that was executed in 2014 and expired in 2015. While to date the parties have been successfully operating NPI on the basis of non-contractual understandings, the absence of a written agreement with clearly defined rights, roles and responsibilities of each party may increase the likelihood of disputes between us and Pollard and could make the outcome of any potential dispute more uncertain. Furthermore, conducting a business through a jointly-owned entity such as NPI entails risks that are commonly associated with joint ventures, including the failure to maintain a good working relationship, differing economic and business interests and goals, and liability or reputational harm resulting from each other’s actions. Differences in views between us and Pollard, or a change in the ownership of Pollard, may also result in delayed decision-making or disputes at the shareholder and board level that could negatively impact the operations of NPI and its relationship with customers.
Upon the termination of the Michigan JV Agreement, neither we nor Pollard will be obligated to cooperate with each other in pursuing iLottery opportunities in North America, and both we and Pollard may choose to pursue future iLottery opportunities without each other. The termination of our business relationship with Pollard would pose several potential risks for us. In the event that our relationship with Pollard is terminated, there can be no assurance that any of NPI’s employees will remain with NPI. In addition, Pollard manages the procurement process, and our ability to pursue new contracts in North America may be hindered as a result of a need to build certain legal, administrative and customer relations capabilities and functions in our North American operations, which Pollard currently contributes to NPI and which we do not currently offer in North America. As such, if we pursue future opportunities alone, we cannot assure you that we will be able to secure additional contracts in North America. Further, if we decide to collaborate with new partners with whom we have no prior relationship or track record of successful cooperation, we may fail to achieve the same degree of success that we have achieved with Pollard. We may also be delayed in pursuing future opportunities if we are required to negotiate new agreements and business arrangements with these new partners, and the terms we negotiate with these new partners may be less favorable than those we currently have with Pollard.
A reduction in discretionary consumer spending could have an adverse impact on our business.
Lottery and gaming represent discretionary expenditures, which are subject to volatility during times of economic, social and political change. Changes in discretionary spending or player preferences are driven by changes outside of our control, such as, but not limited to, the following economic or socio-political factors:
•
recessions or other economic slowdowns;

•
perceptions by potential players of weak or weakening economic conditions;

•
tax increases, including on lottery winnings;

•
significant declines in stock markets;

•
decreased liquidity in certain financial markets;

•
general tightening of credit;

•
civil unrest, terrorist activities or other forms of socio-political turbulence; and

•
pandemics, epidemics and the spread of contagious diseases.

We generate the majority of our revenues from customer contracts based on a revenue sharing model, with our portion calculated as a percentage of GGR or NGR. Widespread reductions in disposable income could lead to a reduction in the number of lottery players and the amounts such players are willing and able to wager. Given the nature of our revenue sharing arrangements, fewer players and lower spending per player could have a significant adverse effect on our business.
Because our customers’ offerings are typically available only to players within their geographic borders, our revenue is highly concentrated in a limited number of locations. A significant portion of our revenue is generated from the Michigan iLottery, and any adverse impact resulting from any of the foregoing economic factors would be magnified to the extent that it disproportionately impacts players in Michigan or other jurisdictions from which we derive revenues.

As our revenue sharing arrangements result in an intertwined relationship between our and our customers’ financial condition, we also face significant risks during times of uncertain and unfavorable economic and socio-political conditions affecting our customers. Unfavorable economic and socio-political factors and conditions could result in budgetary and liquidity concerns for our customers, which may reduce the likelihood that we will be able to renew our existing contracts on substantially similar commercial terms or win new contracts with terms as favorable to us as the terms of our existing contracts.
The growth of our business largely depends on our continued ability to procure new contracts.
While much of our revenue growth over the past few years has come from increasing NGR generated by the Michigan iLottery, and we expect the Michigan iLottery to continue to account for a large portion of our revenues, the addition of new iLottery contracts has recently begun to contribute substantially to the growth of our business. In particular, NPI began recognizing revenues from new turnkey contracts supporting the NHL and the NCEL in 2018 and 2019, respectively, and these two contracts accounted collectively for 73.2% of NPI’s revenues for the nine months ended September 30, 2020.
We may not continue to procure new customer contracts at the same rate as in the past, or at all. There can be no assurance that additional U.S. states will seek to implement iLottery offerings or that U.S. states seeking to implement iLottery offerings will do so through a process in which NPI can compete to be the turnkey solution provider. In particular, certain of our competitors currently serve as central lottery system providers for certain U.S. states, and if these states decide to implement iLottery offerings, they may choose to do so by expanding their existing relationships with our competitors without launching a public procurement process or by including iLottery in a broader lottery system procurement process in which we may not be able to successfully compete.
Even if additional U.S. states seek to implement iLottery offerings through a public procurement process, there can be no assurance that NPI will procure any new contracts. Our failure to win new contracts could materially limit the growth of our business.
We incur significant costs related to the procurement of new contracts, which we may be unable to recover in a timely manner, or at all.
The tender process to obtain a new contract is highly competitive and typically requires a significant upfront capital investment. The efforts and resources required to participate and win a request for proposal, commence operations of an iLottery program and procure revenues from that program is relatively long and may take several months or years to complete. This investment, which includes our management’s time, may never be recovered in the event that we fail in our bid. A typical request for proposals or a tender requires us to spend substantial time and effort assisting potential customers in evaluating our products and services, including providing demonstrations and benchmarking against other available offerings by our competitors. This process can be costly and time consuming, and we often do not know if any given sales efforts will be successful until the latter stages of those efforts. After being awarded a contract, it can take years to set up the iLottery system and for the contract to become profitable. The long procurement cycle creates a significant time gap between the time we participate in a tender and dedicate the necessary resources, and the time we can recognize revenue or income from that program, if at all. This time gap creates pressure on our cash flow, as it requires significant funding up front, and in the interim period, and may not result in any income, or result in income that will only be achieved quarters after the resources have been dedicated. If we are unable to forecast market demand and conditions, we may not be able to expand our sales efforts at appropriate times and our revenues and related results of operations could be materially adversely affected.
Intense competition exists in the iLottery industry, and we expect competition to continue to intensify.
We face significant competition in the evolving iLottery industry. We compete in the iLottery market with respect to our offering of technology solutions, games and related operational services on the basis of the content, features, quality, functionality, accuracy, reliability, innovation and price of such offerings. If we do not consistently deliver innovative, high-quality and reliable products and services, our ability to remain viable within the iLottery industry may suffer, especially as the level of competition increases.

Some of our competitors and potential competitors have substantially greater financial and other resources (including human resources) or experience than we do. Some of our competitors also have existing relationships and insight as the legacy retail lottery provider of certain U.S. states and may realize synergies that we cannot. Competitors may devote more resources towards developing and testing products and services, undertake more extensive marketing campaigns, offer more favorable pricing terms, pursue aggressive growth initiatives or otherwise develop more commercially successful products or services. In addition, certain of our competitors may enter into contracts with less favorable terms to prevent us from procuring new contracts or renewing our existing contracts. Such potential competitive disadvantages may make it difficult for us to retain existing contracts or secure new contracts without being willing to accept significantly less favorable terms.
In addition to risks directly tied to our relative lack of resources, experience and longevity, we face risks that:
•
we may fail to anticipate and adapt to changes in customer expectations at the same rate as our competitors;

•
customers who currently utilize platforms offered by our competitors may be satisfied with such solutions or may determine that it is too costly and/or time consuming to adopt our platform and solutions. Lotteries may face significant switching costs if their platforms have been integrated with those of a competitor, potentially reducing the likelihood of us being the successful tenderer;

•
lotteries that we currently view as potential customers may decide to develop internally products and services which compete with our products and services; and

•
new competitors, including large global corporations or large software vendors operating in adjacent industries, may enter our market.

Moreover, current and future competitors may establish cooperative relationships among themselves or with others, including our current or future strategic partners. By doing so, these competitors may increase their ability to meet the needs of our existing and prospective customers and their players. These developments could make it more difficult for us to renew our existing contracts or win new contracts. If we are unable to compete effectively, successfully and at reasonable cost against our existing and future competitors, our results of operations, cash flows and financial condition could be adversely impacted.
Our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions.
The secure maintenance and transmission of player information is a critical element of our operations. Our information technology and other systems that maintain and transmit player information, or those of service providers, business partners or employee information may be compromised by a malicious third-party penetration of our network security, or that of a third-party service provider or business partner, or impacted by intentional or unintentional actions or inactions by our employees, or those of a third-party service provider or business partner. As a result, our players’ information may be lost, disclosed, accessed or taken without their consent. We have experienced attempts to breach our systems and other similar incidents in the past. To date these attempts have not had a material impact on our operations or financial results, but we cannot provide assurance that they will not have a material impact in the future.
We rely on encryption and authentication technology licensed from third parties in an effort to securely transmit confidential and sensitive information, including credit card numbers. Advances in computer capabilities, new technological discoveries or other developments may result in the whole or partial failure of this technology to protect transaction data or other confidential and sensitive information from being breached or compromised. In addition, websites are often attacked through compromised credentials, including those obtained through phishing and credential stuffing. Our security measures, and those of our third-party service providers, may not detect or prevent all attempts to breach our systems, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in or transmitted by our websites, networks and systems or that we or such third parties otherwise maintain, including payment card systems, which may subject us to fines or higher transaction fees or limit or terminate our access to certain payment methods. Threats to information security are constantly evolving, including in diversity and sophistication. We and such third parties may not anticipate or prevent all types of attacks until after they have already been launched. Further, techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers.
In addition, security breaches can also occur as a result of non-technical issues, including intentional or inadvertent breaches by our employees or by third parties. These risks may increase over time as the number of our employees and the complexity and number of technical systems and applications we use also increase. Breaches of our security measures or those of our third-party service providers or cybersecurity incidents could result in unauthorized access to our sites, networks and systems; unauthorized access to and misappropriation of player information, including players’ personally identifiable information, or other confidential or proprietary information of ourselves or third parties; viruses, worms, spyware or other malware being served from our sites, networks or systems; deletion or modification of content or the display of unauthorized content on our sites; interruption, disruption or malfunction of operations; costs relating to breach remediation, deployment of additional personnel and protection technologies, response to governmental investigations and media inquiries and coverage; engagement of third-party experts and consultants; litigation, regulatory action and other potential liabilities. In the past, we have experienced social engineering, phishing, malware and similar attacks and threats of denial-of-service attacks, none of which to date has been material to our business; however, such attacks could in the future have a material adverse effect on our operations. Pursuant to a software license agreement with Pollard in respect of the offering to the MSL (the “Pollard Software License Agreement”), our iLottery software is installed on Pollard’s servers, through which it is made available to the MSL. Pollard is responsible for the security measures on its servers, and the Pollard Software License Agreement contains no representations or undertakings with regard to such security measures. A breach of Pollard’s server security could expose our software to the risks noted above. If any of these breaches of security should occur, our reputation and brand could be damaged, customers may terminate their contracts with us, our business may suffer, we could be required to expend significant capital and other resources to alleviate problems caused by such breaches, and we could be exposed to a risk of loss, litigation or regulatory action and possible liability. We cannot guarantee that recovery protocols and backup systems will be sufficient to prevent data loss. Actual or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants.
In addition, any party who is able to illicitly obtain a player’s password may be able access such player’s transaction data or personal data (including payment information), resulting in the perception that our systems are insecure. Any compromise or breach of our security measures, or those of our third-party service providers, could violate applicable privacy, data protection, data security, network and information systems security and other laws, potentially trigger private rights of action under certain laws and cause significant legal and financial exposure, negative publicity and a loss of confidence in our security measures, which could have a material adverse effect on our business, reputation, financial condition, results of operations and prospects. We continue to devote significant resources to protect against security breaches and we may in the future need to address problems caused by breaches, including notifying affected players and responding to any resulting litigation, which in turn, would divert resources from the growth and expansion of our business.
We maintain liability insurance policies covering certain security and privacy damages. However, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all.
In addition to competition with other iLottery providers, we and our customers also compete with providers of other online offerings.
In addition to competition from iLottery providers, we also face competition from providers of other online offerings, including iGaming, sports betting, mobile games and eSports. While we believe that our customers’ iLottery offerings target different players and provide a differentiated experience than these other online offerings, the introduction of such offerings may allow new competitors to establish a foothold in regions where we currently provide the iLottery offering. For example, in early 2021, iGaming is expected to launch in Michigan. The Michigan iLottery accounted for approximately 56.4% of our revenues in the nine months ended September 30, 2020 and approximately 40.2% of our revenues in the year ended December 31, 2019, and the introduction of iGaming offerings, which is typically accompanied by significant marketing efforts to attract players, may adversely affect the revenue of the Michigan iLottery, which would have an adverse effect on our results of operations.
We operate in an industry that is affected by technological improvements and evolving player preferences.
The iLottery industry continues to experience rapid development of technological advances and player preferences. In some instances, advancements in technology trigger a change in player preferences. For example, as digital graphics improve, players may demand games with higher definition and a superior user interface. Our success depends on our ability to accurately anticipate and quickly respond to evolving industry standards and player preferences. We cannot assure you that we will be able to respond to such changes with innovative, high-quality, reliable and popular products and services or make the required adjustments to our existing products and services on a timely basis. In addition, the introduction of new products or updated versions of existing products has inherent risks, including, but not limited to:
•
the timing with which we may realize the benefits of the commonly-required significant, upfront capital investments;

•
the accuracy of our estimates of player preferences, and the fit of the new products and features to such preferences;

•
the ability to adequately maintain our main technology systems, such as the NeoDraw platform;

•
the quality of our products and services, including the possibility of software defects, which could result in claims against us or the inability to sell our products and services;

•
the need to educate our sales, marketing and services personnel to work with the enhanced or new products and features, which may strain our resources and lengthen sales cycles;

•
market acceptance of new product releases; and

•
competitor product introductions or regulatory changes that render our products obsolete.

In light of the costs required to create and introduce new or enhanced products and services, if our new or enhanced products fail to achieve commercial success, we will struggle to remain commercially viable, especially in the face of heightened competition.
We have incurred operating losses in the past, may incur operating losses in the future and may never achieve or maintain profitability.
We incurred a net loss of $4.0 million in the year ended December 31, 2019, and we may incur net losses for the foreseeable future. We expect to continue the development and expansion of our business, and we anticipate additional costs in connection with legal, accounting and other administrative expenses related to operating as a public company. While our revenue has grown in recent years, if our revenue declines or fails to grow at a rate sufficient to offset increases in our operating expenses, we will not be able to achieve and maintain profitability in future periods. As a result, we may continue to generate losses. We cannot ensure that we will achieve profitability in the future or that, if we do become profitable, we will be able to sustain profitability.
Certain of our directors and shareholders may experience a conflict of interest between their duties to us and to Aspire.
We were established as an independent company in 2014, following a spin-off from Aspire. Prior to our spin-off from Aspire, our management team was responsible for the iLottery business of Aspire. Barak Matalon and Aharon Aran, members of our board of directors, are also members of Aspire’s board of directors. Further, Barak Matalon, Elyahu Azur, Pinhas Zahavi and Aharon Aran (collectively, the “Founding Shareholders”), who collectively own a majority of the shares of Aspire, will hold approximately    % of our ordinary shares following the completion of this offering. Such directors and majority shareholders could experience a conflict of interest between their duties to us and Aspire in the future, which may have an adverse effect on our business and prospects.

For example, the Aspire Software License Agreement (as defined below) does not prevent NeoGames from using the Mixed-Use Software (as defined below) to design, develop and implement games content, so long as it is not sold through certain platform providers or white label companies which are competitors of Aspire, and provided that we do not design, develop and implement casino and slot content to games aggregators. See “Related Party Transactions —Relationship with Aspire — Aspire Software License Agreement.” Accordingly, both we and Aspire could compete in future engagements for provision of games content or for a contract with a white label provider. Furthermore, the Aspire Software License Agreement does not prevent either NeoGames or Aspire from using the Mixed-Use Software for (i) B2B customers in the iGaming and sports betting business in the United States, (ii) B2G customers in the iLottery business anywhere outside the United States, and (iii) offering games content to customers worldwide except for B2G customers in the United States and for customers who are providers of iLottery content which are NeoGames competitors. Accordingly, both we and Aspire could compete for the same B2B iGaming and sports betting customers in the United States or B2G iLottery customers outside the United States. In the event that such circumstances arise, the shared directors or shareholders may decide to prevent NeoGames from pursuing such opportunities in favor of Aspire.
Our Founding Shareholders will have significant influence over the nominations and elections of members of our board of directors.
Upon completion of this offering, our Founding Shareholders will have certain director nomination rights under our articles of association. In addition, upon completion of this offering, our Founding Shareholders will own, in the aggregate, approximately        % of our issued and outstanding shares, are expected to enter into a voting agreement providing that the Founding Shareholders shall vote as one group with regard to any matter relating to the nomination, election, appointment or removal of directors. As a result, the Founding Shareholders will have significant influence over the nomination, election, appointment and removal of the members of our board of directors. The Founding Shareholders are entitled to vote their shares according to their own interests, and such interests may be different than the interests of our other shareholders and may delay, deter or prevent a change in control or other business combination that might otherwise be beneficial to our shareholders. See “Related Party Transactions — Voting Agreement.”
We have engaged in transactions with related parties, and such transactions present possible conflicts of interest that could have an adverse effect on our business and results of operations.
We provide a sub-license to the NeoSphere platform to William Hill and certain software services to Aspire. The revenues received from William Hill and Aspire amounted to approximately 18.6% of our revenues in the nine months ended September 30, 2020 and approximately 29.5% of our revenues in the year ended December 31, 2019. We may have achieved more favorable terms if such transactions had not been entered into with related parties.
We have also entered into an Investment and Framework Shareholders’ Agreement with William Hill and certain intellectual property licenses and cost-sharing arrangements with Aspire. Transactions with our significant shareholders or entities in which our significant shareholders hold ownership interests present potential for conflicts of interest, as the interests of these parties and their stockholders may not align with the interests of our shareholders.
Our existing and future contractual arrangements could restrict our ability to compete effectively, which may affect our ability to grow our business and enter into new markets.
From time to time, we enter into contractual agreements that contain restrictive covenants (such as non-compete, exclusivity and license agreements) that restrict us from entering into new markets to which we may desire to expand our businesses. Our contractual arrangements with Pollard, Aspire and William Hill contain certain provisions that may restrict our ability to grow our business, enter into new markets and compete effectively.
Pursuant to the Michigan JV Agreement, until its expiration in 2022, we are restricted from exploring any opportunities for further marketing, distribution and exploitation of our internet lottery, scratch cards, instant win games and slots and other online games to other national and state lotteries in the United States and

Canada without Pollard. Both the Company and Pollard have the exclusive and pre-emptive right to exploit any and all such additional opportunities that may be conceived, and the participation of NPI in any such additional opportunity is subject to mutual approval of the Company and Pollard. Accordingly, as long as the Michigan JV Agreement remains in effect, the Company is unable to independently pursue any such opportunities, enter into agreements with additional lotteries in the United States and Canada or enter into new partnerships in the United States and Canada. This may negatively impact the future growth of our business or cause our business, financial conditions and results of operations to be harmed.
Additionally, pursuant to the Aspire Software License Agreement, Aspire granted NeoGames a license to use Mixed-Use Software for certain purposes. However, the Aspire Software License Agreement, restricts NeoGames from using the Mixed-Use Software to (i) design, develop or implement casino and slot games for games aggregators and (ii) design, develop and implement games content for customers who are platform providers or white-label companies which are competitors of Aspire. See “Related Party Transactions — Relationship with Aspire — Aspire Software License Agreement.” While we have only focused on the iLottery business to date, these restrictions may limit our ability to enter into the market of casino, slot games and sports betting in the future and may affect our ability to expand our customer base.
Further, pursuant to a binding term sheet entered into in 2018 (the “WH Term Sheet”) with WHG (International) Ltd. (“WHG”), an affiliate of William Hill, we are prohibited from using the NeoSphere platform to compete with WHG in the B2C sports betting industry in the United States. While this has not impeded our ability to grow our business to date, it may limit our ability to expand into the B2C sports betting market in the future.
To the extent that such restrictive contractual provisions prevent us from taking advantage of business opportunities, our business, financial position and cash flows may be adversely affected.
COVID-19 and similar health epidemics and contagious disease outbreaks could significantly disrupt our operations and adversely affect our business, results of operations, cash flows or financial condition.
In December 2019, a novel strain of coronavirus (“COVID-19”) was identified, and on March 11, 2020, the World Health Organization declared COVID-19 as a global pandemic. Numerous state and local jurisdictions have imposed, and others in the future may impose, “shelter-in-place” orders, quarantines, executive orders and similar government orders and restrictions for their residents to control the spread of COVID-19. In particular, the governments in jurisdictions where our employees are located have imposed limitations on gatherings, social distancing measures and restrictions on movement, only allowing essential businesses to remain open. Such restrictions have resulted in temporary store closures, work stoppages, slowdowns and delays, travel restrictions and cancellation of events, among other restrictions, any of which may negatively impact workforces, customers, consumer sentiment and economies in many markets and, along with decreased consumer spending, have led to an economic downturn throughout much of the world.
Our business is largely tied to the disposable income of lottery players. The global economic and financial uncertainty may result in significant declines to the number of players using our customers’ offerings and the amount of money that players are able and willing to wager. See “— A reduction in discretionary consumer spending could have an adverse impact on our business.”
In response to the COVID-19 outbreak, we have transitioned many of our employees to remote working arrangements and temporarily closed our offices in Israel, Ukraine and Michigan. It is possible that this could have a negative impact on the execution of our business plans and operations. If a natural disaster, power outage, connectivity issue, or other event occurred that impacted our employees’ ability to work remotely, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. The increase in remote working may also result in player privacy, IT security and fraud concerns as well as increase our exposure to potential wage and hour issues.
The degree to which COVID-19 affects our financial results and operations will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the governmental actions and regulations imposed to contain the virus or treat its impact, how quickly and to what extent pre-pandemic economic and operating conditions can resume and overall changes in players’ behavior. To the extent the COVID-19 pandemic could affect our business and financial results, it may also have the effect of heightening other risks described in this “Risk Factors” section.
Our limited operating history makes it difficult to evaluate our current business and future prospects.
The market for our offerings is relatively new and evolving, and we have a limited operating history under the majority of our customer agreements. As a result, our business and future prospects are difficult to evaluate and our ability to accurately forecast our future results of operations is limited and subject to a number of uncertainties.
We entered into our first customer agreement in 2014, and a majority of our customer agreements are in their initial terms. While we have years of experience operating under the Michigan JV Agreement and our agreement with Sazka, we recently amended the revenue sharing arrangement under our agreement with Sazka to be based on NGR rather than GGR and the manner in which we derive revenue from our support of the Michigan iLottery may change following the expiration of the MSL Agreement in July 2022. In 2018 and 2019, we began providing turnkey solutions to the NHL and NCEL, respectively. Our limited operating history under certain of these arrangements makes it difficult to accurately assess our future prospects and increase the risk associated with your investment. Any future changes to our revenue model could materially and adversely affect our business.
Our historical revenue growth should not be considered indicative of our future performance. In future periods, our revenue growth could slow and our revenues could decline for a number of reasons, including declining player demand, increasing competition, decreasing growth of the iLottery market or our failure to continue entering into new arrangements. We will continue to encounter risks and uncertainties frequently experienced by growing companies in rapidly changing industries. If our assumptions regarding these risks, uncertainties or future revenue growth are incorrect, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations and our business could suffer.
We are subject to substantial penalties for failure to perform.
Our lottery contracts in the United States and in other jurisdictions and other service contracts often require performance bonds or letters of credit to secure our performance under such contracts and require us to pay substantial monetary liquidated damages in the event of non-performance by us.
As of September 30, 2020, we had outstanding performance bonds and letters of credit in an aggregate amount of approximately $3.9 million. These instruments present a potential expense for us and divert financial resources from other uses. Claims on performance bonds, drawings on letters of credit, and payment of liquidated damages could individually or in the aggregate have a material adverse effect on our results of operations, business, financial condition or prospects.
We rely on information technology and other systems and platforms, and any failures, errors, defects or disruptions in our systems or platforms could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technical infrastructure and adversely affect our business.
Our technology infrastructure is critical to the performance of our platform and offerings and to customer and player satisfaction. We devote significant resources to network and data security to protect our systems and data. However, our systems and the systems of any third-party service providers on which we rely may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be harmful to our business. We cannot assure you that the measures we take to prevent or hinder cyber-attacks and protect our systems, data and player information and to prevent outages, data or information loss, fraud and to prevent or detect security breaches, including a disaster recovery strategy for server and equipment failure and back-office systems and the use of third parties for certain cybersecurity services, will provide absolute security. We have experienced, and we may in the future experience, website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. Such disruptions have not had a material impact on us; however, future disruptions from unauthorized access to, fraudulent manipulation of, or tampering with our computer systems and technological infrastructure, or those of third parties, could result in a wide range of negative outcomes, each of which could materially adversely affect our business, financial condition, results of operations and prospects.
Additionally, our software may contain errors, bugs, flaws or corrupted data. If a particular product offering is unavailable when players attempt to access it or navigation through our platforms is slower than they expect, players may be less likely to return to our customers’ platforms as often, if at all. Furthermore, programming errors, defects and data corruption could disrupt our operations, adversely affect the experience of players, harm our reputation and cause players to stop utilizing our customers’ offerings.
Our current systems may be unable to support a significant increase in online traffic or increased player numbers, especially during peak times or events (such as for significant jackpot runs). If there is a system disruption, customers may be able to make a contractual claim for damages against us.
We may at any time be required to expend significant capital or other resources, including staff and management time, to reduce the risk of network or IT failure or disruption, including replacing or upgrading existing business continuity systems, procedures and security measures. If such protective measures are implemented unsuccessfully or inefficiently, the quality of our products and services may be materially and adversely affected.
We rely on third-party service providers for key functions in our operations.
We rely upon various third-party service providers to maintain continuous operation of our platform, servers, hosting services, payment processing and various other key functions of our business. Know-your-customer and geolocation programs and technologies supplied by third parties are an important aspect of certain of our products and services. These services are costly and their failure or inadequacy could materially affect our operations.
Additionally, we rely on third-party service providers for payment processing services, including the processing of credit and debit cards. Our business could be materially disrupted if these third-party service providers become unwilling or unable to provide these services to us.
Certain of these services discussed above are only provided by a limited number of third-party providers and in the event that any of these providers cease to provide us with their services (due to the termination of their agreement, a dispute between us and any such providers or for any other reason), we may struggle to locate a suitable replacement on commercially reasonable terms, if at all, which could lead to harmful disruptions to our operations.
If we fail to protect or enforce our intellectual property rights, our business could be materially affected.
We rely on a combination of trademark, copyright, trade secret, and domain-name-protection laws as well as contractual restrictions to protect our technology and intellectual property rights. While it is our policy to protect and defend our rights to our intellectual property, we cannot predict whether steps taken by us to protect our intellectual property will be adequate to prevent infringement, misappropriation, dilution or other violation of our intellectual property rights. Effective intellectual property protection may not be available in every country in which we operate or intend to operate our business. Third parties may infringe our proprietary rights (knowingly or unknowingly) and challenge proprietary rights held by us, and any potential future trademark and patent applications may not be approved. In any of these cases, we may be required to expend significant time and expense to prevent infringement or to enforce our rights. We also cannot guarantee that others will not independently develop technology with the same or similar functions to any proprietary technology we rely on to conduct our business and differentiate ourselves from our competitors. Unauthorized parties may also attempt to copy or obtain and use our technology to develop offerings with the same functionality as our solutions, and policing unauthorized use of our technology and intellectual property rights is difficult and may not be effective. Any unauthorized use of our brand, technology or intellectual property could result in revenue loss as well as have an adverse impact on our reputation. We may be required to incur significant expenses in registering, monitoring and protecting our intellectual property rights. Any litigation could result in significant expense to us, including the diversion of management time and may not ultimately be resolved in our favor. Changes in the law or adverse court rulings may also negatively affect our ability to prevent others from using our technology.

We attempt to protect our intellectual property, technology and confidential information by requiring certain of our employees and consultants to enter into confidentiality and assignment of inventions agreements and certain third parties to enter into nondisclosure agreements. These agreements may not effectively grant all necessary rights to any inventions or works that may have been developed or created by the employees or consultants party thereto. In addition, these agreements may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, intellectual property, or technology.
We currently hold rights to the neogames.com internet domain name and various other related domain names. The regulation of domain names is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars, or modify the requirements for holding domain names. In addition, third parties may already have registered, or may register in the future, domain names similar or identical to our registered and unregistered trademarks. As a result, we may not be able to acquire or maintain all domain names that use the name Neogames or are otherwise important for our business.
We also have certain registered and unregistered trademarks that are important to our business, such as the NEOGAMES trademark. If we fail to adequately protect or enforce our rights under this trademark, we may lose the ability to use this trademark or to prevent others from using it, which could adversely harm our reputation, business, results of operations and financial condition.
Our software, games and marketing materials are protected in these works with copyright law, and some also benefit from trade secret protection. We have chosen not to register any copyrights under the Library of Congress. In order to bring a copyright infringement lawsuit in the United States, the copyright must be registered. Accordingly the remedies and damages available to us for unauthorized use of our software, games and materials may be limited.
We rely on third-party intellectual property. We cannot guarantee that such intellectual property will continue to be available.
We rely on third-party technologies, trademarks and other intellectual property. There can be no assurance that these licenses, or support for such licensed products and technology, will continue to be available to us on commercially reasonable terms, if at all. In addition, the future success of our business may depend, in part, on our ability to obtain or expand licenses for lottery or gaming technologies we do not currently possess. In the event that we cannot retain, renew or expand existing licenses, we may be required to modify, limit or discontinue certain of our products or services, which could materially affect our business, financial condition and results of operations. In addition, the regulatory review process and licensing requirements of our government customers may preclude us from using technologies owned or developed by third parties if those parties are unwilling to subject themselves to regulatory review or do not meet regulatory requirements.
While we own most of the software in our platform, we license certain core legacy software from Aspire, as further described under the section “Related Party Transactions.” The Aspire Software License Agreement does not prohibit Aspire from depositing the source code of the software licensed to us with an escrow agent. While Aspire has not yet done this, if Aspire were to do so and a release event were to occur, Aspire’s third-party designees would gain rights and access to source code that is material to our business which could materially and adversely affect our business, prospects, financial condition and results of operations. The Aspire Software License Agreement also allows both Aspire and the Company to develop modifications to the Mixed-Use Software, and any modifications developed by the Company or Aspire are owned by the developing party and licensed to the other party for certain purposes. This results in a risk to the confidentiality and exclusivity of any modifications and improvements we may create to such software.
As part of our effort to migrate off of using any Mixed-Use Software in our product and service offerings, we are currently adopting a “microservice’’ approach pursuant to which we have different software modules for each product and service. We may encounter technological challenges that render such transition impossible, or may determine that such transition is too costly or time intensive to complete. The result might be that we need to continue to rely on the Mixed-Use Software. Although our license from Aspire for the Mixed-Use Software is exclusive, perpetual and irrevocable, Aspire could argue that certain uses we are making of the Mixed-Use Software are outside of the scope of the license. In addition, if our license from Aspire were found to be invalid or not perpetual for any reason, this could materially and adversely affect our business, prospects, financial condition and results of operations.
The gaming industry is historically litigious with respect to intellectual property and there can be no assurance that our platforms will not infringe on the rights of others.
There is a risk that our operations, platforms and services may infringe, or be alleged to infringe, the intellectual property rights of third parties. We may incur substantial expenses in defending against third-party infringement claims, regardless of their merit. Additionally, due to diversion of management time, expenses required to defend against any claim and the potential liability associated with any lawsuit, any litigation could significantly harm our business, financial condition and results of operations. If we were found to have infringed the intellectual property rights of a third party, we could be liable for license fees, royalty payments, lost profits or other damages, and may be subject to injunctive relief to prevent us from using such intellectual property rights in the future. Such liability (if significant) or injunctive relief could materially and adversely affect our business, prospects, financial condition and results of operations.
We are exposed to costs associated with changes in levies and taxes.
We must comply with tax laws in the jurisdictions in which we operate. Tax rules or their interpretation may change in the markets in which we operate and in any markets we may enter in the future. Any changes to the corporate tax rate application in different jurisdictions, withholding taxes, transfer pricing rules, levels of value added tax, industry specific taxes and other levies, royalties and imposts could materially and adversely affect our financial position, performance and prospects. For example, there is a risk that we will not be able to pass on to our customers any additional gaming levies or taxes that apply to us. In addition, certain of our positions regarding the taxes that apply to us in the different jurisdictions in which we operate may not be accepted by the tax authorities in such jurisdictions, which could adversely affect our financial condition.
Our platform contains third-party open source software components, which may pose particular risks to our proprietary software, technologies, products and services in a manner that could negatively affect our business.
Our platform contains software modules licensed to us by third-party authors under “open source” licenses and we expect to use open source software in the future. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. To the extent that our platform depends upon the successful operation of open source software, any undetected errors or defects in this open source software could prevent the deployment or impair the functionality of our platform, delay new introduction of new solutions, result in a failure of our platform and injure our reputation. For example, undetected errors or defects in open source software could render it vulnerable to breaches or security attacks, and, subsequently, make our systems more vulnerable to data breaches. In addition, the public availability of such software may make it easier for others to compromise our platform.
Some open source licenses require that source code for modifications or derivative works we created based on such open source software be made publicly available as open source software. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar offerings with less investment of development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our software.
Although we monitor our use of open source software to avoid subjecting our platform to conditions we do not intend, the terms of many open source licenses have not been interpreted by United States or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our platform. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software. Moreover, we cannot assure you that our processes for controlling our use of open source software in our platform will be effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face infringement or other liability, or be required to seek costly licenses from third parties, to continue providing our offerings on terms that are not economically feasible, to re-engineer our platform, to discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, financial condition and results of operations.
We are highly dependent on our key personnel. If we are not successful in attracting, motivating and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.
We rely on the expertise, industry experience, customer relationships and leadership of our senior management, and the departure, death or disability of any one of our executive officers or other extended or permanent loss of any of their services, or any negative market or industry perception with respect to any of them or their loss, could have a material adverse effect on our business.
We depend on our technical and operational employees for the design and development of our innovative products and services. The competition for these types of personnel is intense and we compete with other potential employers, including certain of our strategic partners, for the services of our employees. As a result, we may not succeed in retaining the key employees that we need in order to maintain and grow our business.
If we do not succeed in attracting, hiring, and integrating qualified personnel, or retaining and motivating existing personnel, we may be unable to grow effectively and our business could be adversely affected. We deploy our employees to certain of our customers’ worksites to assist in the development of their IT systems and platforms. The loss of employees who have been involved in the development of intellectual property and know-how and the development and maintenance of key strategic relationships with customers may result in the subsequent loss of key customers. If key employees were to leave, we may be unable to deliver our existing services or develop new products until such employees have been replaced. As our employees have very specific skillsets and are highly qualified, we may face difficulties in replacing them with new employees, and even if we succeed in recruiting new employees, we may incur substantial costs in the recruiting, training and integration of such new employees.
We may require additional capital to support our growth plans, and such capital may not be available on terms acceptable to us, if at all. This could hamper our growth and adversely affect our business.
Our business generally requires significant upfront capital expenditures for software customization and implementation and systems and equipment installation and configuration. In connection with a renewal of or bid for a lottery or gaming contract, a customer may seek to impose new service requirements, which may require additional capital expenditures in order to retain or win the contract, as applicable.
To the extent that we do not have sufficient liquidity levels to fund such capital expenditures, our ability to procure new contracts and renew existing contracts would depend on, among other things, our ability to obtain additional financing on commercially reasonable terms. Our ability to obtain additional capital, if and when required, will depend on, among other factors, our business plans, investor demand and the capital markets.
We have historically funded our operations with, among other things, borrowings under the WH Credit Facility (as defined in “Related Party Transactions”). On October 20, 2020, we entered into a loan agreement with William Hill Finance Limited, an affiliate of William Hill, which sets out amended terms and an amended repayment schedule with respect to our outstanding loans under the WH Credit Facility and prohibits us from making any additional draws under the WH Credit Facility. See ‘‘Related Party Transactions — Relationship with William Hill — WH Credit Facility.’’
Any financing through the sale of equity securities may dilute the value of our outstanding ordinary shares. Any debt financing may require us to comply with various financial covenants and may restrict our activities. We also can provide no assurance that the funds we raise will be sufficient to finance any future capital requirements. If we are unable to obtain additional capital when required on satisfactory terms, our ability to continue to grow our business could be adversely affected.
Our management team does not have experience managing a public company.
Most members of our management team do not have experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies listed in the United States. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, prospects, financial condition and results of operations.
We may become subject to litigation, from which we could incur significant monetary and reputational harm, irrespective of the merit of such claim or outcome of such litigation.
There is a risk that we may become subject to litigation and other claims and disputes in the ordinary course of business, including contractual disputes and indemnity claims, misleading and deceptive conduct claims, employment-related claims, and intellectual property disputes and claims, including those based on allegations of infringement, misappropriations or other violations of intellectual property rights. We may incur significant expense defending or settling such litigation.
Any litigation to which we are a party may result in an onerous or unfavorable judgment that may not be reversed upon appeal, or in payments of substantial monetary damages or fines, the posting of bonds requiring significant collateral, letters of credit or similar instruments, or we may decide to settle lawsuits on similarly unfavorable terms. These proceedings could also result in reputational harm, criminal sanctions, consent decrees or orders preventing us from offering certain products or requiring a change in our business practices in costly ways or requiring development of non-infringing or otherwise altered products or technologies. Litigation and other claims and regulatory proceedings against us could result in unexpected disciplinary actions, expenses and liabilities, which could have a material adverse effect on our business, financial condition, results of operations and prospects.
Our results of operations may be adversely affected by fluctuations in currency values.
The Company’s consolidated financial results are affected by foreign currency exchange rate fluctuations. Foreign currency exchange rate exposures arise from current transactions and anticipated transactions denominated in currencies other than U.S. dollars and from the translation of foreign currency denominated balance sheet accounts into U.S. dollar-denominated balance sheet accounts. The Company is exposed to currency exchange rate fluctuations because portions of its expenses are denominated in currencies other than the U.S. dollar.
Approximately 86.3% of the Company's revenues in the nine months ended September 30, 2020 were denominated in U.S. dollars, 4.1% in euros and 9.6% in other currencies. However, 12.0% of the Company's liabilities were denominated in New Israeli Shekels. For example, all of the Company’s current employees are domiciled in Israel and paid in New Israeli Shekels. Any devaluation of the U.S. dollar compared to the New Israeli Shekel may result in an increase in employee liabilities and other expenses, which may adversely affect the Company’s profit and financial performance. Exchange rate fluctuations have in the past adversely affected the Company’s operating results and cash flows and may adversely affect the Company’s results of operations and cash flows and the value of its assets outside the United States in the future. A devaluation of local currency in a jurisdiction in which the Company is paid in such currency may require the Company’s customers located in such jurisdiction to adjust the amounts paid in local currency for the Company’s products and services, which they may be unable or unwilling to make.
We do not currently employ any foreign exchange hedging, although we may do so in the future.

Expansion into new markets may be important to the growth of our business in the future, and if we do not manage the business and economic risks of this expansion effectively, it could materially and adversely affect our business and results of operations.
We expect to continue to expand our operations to additional U.S. states and to expand our international operations. Any new markets or countries which we attempt to access may not be receptive. For example, we may not be able to expand further in some markets if we are not able to satisfy certain government requirements. In addition, our operations in new jurisdictions subject us to risks customarily associated with such operations, including the complexity of local laws, regulations and markets, the uncertainty of enforcement of remedies in foreign jurisdictions, the impact of local labor laws and disputes, the economic, tax and regulatory policies of local governments and the ability to attract and retain key personnel in new jurisdictions. Foreign jurisdictions could impose tariffs, quotas, trade barriers, and other similar restrictions on our international sales. In addition, our ability to expand successfully involves other risks, including difficulties in integrating operations, risks associated with entering jurisdictions in which we may have little experience and the day-to-day management of a growing and increasingly geographically diverse company.
Our investments in new jurisdictions often entail entering into joint ventures or other business relationships with locally-based entities, especially in jurisdictions in which governments prefer or are required to use locally-based entities. Our reliance on partnerships with locally-based entities can involve additional risks arising from our lack of sole decision-making authority, our reliance on a partner’s financial condition, inconsistency between our business interests or goals and those of our partners and disputes between us and our partners.
We may not realize the operating efficiencies, competitive advantages or financial results that we anticipate from our investments in new jurisdictions and our failure to effectively manage the risks associated with our operations in new jurisdictions could have a material adverse effect on our financial position, performance and prospects.
As a significant amount of our net profits and cash flows are generated outside Luxembourg, the repatriation of funds currently held in foreign jurisdictions may result in higher effective tax rates for us. In addition, there have been proposals, at international level, and in particular at the level of the OECD, to change tax laws that could significantly impact how multinational corporations, such as the Company, are taxed on foreign earnings. Although we cannot predict the certainty, timing, scope or terms of any such laws, if enacted, certain of the proposed changes, such as those seeking to limit the deferral of taxes, could have a material adverse impact on our tax expense and cash flow.
Our insurance may not provide adequate levels of coverage against claims.
We maintain insurance that we believe is customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Moreover, any loss incurred could exceed policy limits and policy payments made to us may not be made on a timely basis. Such losses could adversely affect our business prospects, results of operations, cash flows and financial condition.
If we fail to detect fraud or theft, including by our employees and our customers and their players, our reputation may suffer which could harm our brand and negatively impact our business, financial condition and results of operations and subject us to investigations and litigation.
We may incur losses, whether directly or indirectly through our revenue share with our customers, from various types of financial fraud, including use of stolen or fraudulent credit card data, claims of unauthorized payments by our customers’ players and attempted payments by such players with insufficient funds. Bad actors use increasingly sophisticated methods to engage in illegal activities involving personal data, such as unauthorized use of another person’s identity, account information or payment information and unauthorized acquisition or use of credit or debit card details, bank account information and mobile phone numbers and accounts.
Acts of fraud may involve various tactics, including collusion. Successful exploitation of our systems could have negative effects on our product offerings, services and player experience and could harm our reputation. Failure to discover such acts or schemes in a timely manner could result in harm to our operations.

In addition, negative publicity related to such schemes could have an adverse effect on our reputation, potentially causing a material adverse effect on our business, financial condition, results of operations and prospects. In the event of the occurrence of any such issues with our existing platform or product offerings, substantial engineering and marketing resources and management attention, may be diverted from other projects to correct these issues, which may delay other projects and the achievement of our strategic objectives.
In addition, any misappropriation of, or access to, players’ or other proprietary information or other breach of our information security could result in legal claims or legal proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, including for failure to protect personal data or for misusing personal data, which could disrupt our operations, force us to modify our business practices, damage our reputation and expose us to claims from our customers, their players, regulators, employees and other persons, any of which could have an adverse effect on our business, financial condition, results of operations and prospects.
We cannot guarantee that any measures we have taken or may take in the future to detect and reduce the occurrence of fraudulent or other malicious activity on our platform will be effective or will scale efficiently with our business. Our failure to adequately detect or prevent fraudulent transactions could harm our reputation or brand, result in litigation or regulatory action and lead to expenses that could adversely affect our business, financial condition and results of operations.
Should we deem it necessary or appropriate to pursue acquisitions in the future, our lack of experience in effectuating acquisitions and/or our inability to successfully complete and integrate future acquisitions could limit our future growth or otherwise be disruptive to our ongoing business.
Since our inception, we have not performed any acquisitions in support of our strategic goals, and we therefore have no experience in integration of new acquisitions. If we do decide to pursue new acquisition as part of our growth strategy, there can be no assurance that acquisition opportunities will be available on acceptable terms or at all or that we will be able to obtain necessary financing or regulatory approvals to complete potential acquisitions. Our ability to succeed in implementing our strategy will depend to some degree upon the ability of our management to identify, complete and successfully integrate commercially viable acquisitions. Acquisition transactions may disrupt our ongoing business and distract management from other responsibilities. In connection with any such acquisitions, we could face significant challenges in managing and integrating our expanded or combined operations, including acquired assets, operations, and personnel.
We are subject to risks related to corporate social responsibility, responsible lottery and gaming, reputation and ethical conduct.
Many factors affect our reputation and the value of our brand, including the perception held by our customers, business partners, investors, other key stakeholders and the communities in which we operate, such as our social responsibility, corporate governance and responsible lottery practices. We have faced, and will likely continue to face, increased scrutiny related to social, governance and responsible lottery and gaming activities, and our reputation and the value of our brands can be materially adversely harmed if we fail to act responsibly in a number of areas, such as diversity and inclusion, workplace conduct, responsible gaming, human rights, philanthropy and support for local communities. Any harm to our reputation could impact employee engagement and retention and the willingness of customers and partners to do business with us, which could have a materially adverse effect on our business, results of operations and cash flows. We believe that our reputation is critical to our role as a leader in the iLottery and gaming industries and as a publicly traded company. Our management is heavily focused on the integrity of our directors, officers, senior management, employees, other personnel and third-party suppliers and partners. Illegal, unethical or fraudulent activities perpetrated by any of such individuals, suppliers or partners for personal gain could expose us to potential reputational damage and financial loss.
The illegal gaming market could negatively affect our business.
A significant threat to the lottery and gaming industry arises from illegal activities. Such illegal activities may drain significant betting volumes away from the regulated industry. In particular, illegal gaming could take away a portion of the present players that are the focus of our business. The loss of such players could have a material adverse effect on our results of operations, business, financial condition or prospects. Further, public trust is critical to the long-term success of regulated gaming, including lottery. Illegal gaming activities could impact the reputation of our customers, which would have an adverse impact on their revenues and our revenues.
Termination of our relationship with William Hill or failure to realize the anticipated benefits of such relationship could have an adverse effect on our business, prospects, financial condition and results of operations.
Pursuant to the WH Term Sheet, we granted WHG a sub-license to our NeoSphere platform to operate its U.S. iGaming business. In addition, we customize the NeoSphere platform to assist William Hill in meeting the regulatory requirements of the states in which it operates our systems. Upon a change of control of the Company, William Hill will have the right to purchase a perpetual sub-license to the NeoSphere platform and any software updates and development that we provided to WHG (the “IP Option”) for a price of £15 million. We have also agreed to provide WHG with the IP Option following the completion of a four year period from the date of the WH Term Sheet. For additional information on our relationship with William Hill, see “Related Party Transactions — Relationship with William Hill.” Revenues received from William Hill in exchange for the sub-license to use the NeoSphere platform and the related services accounted for 13.3% of the Company's revenues in the nine months ended September 30, 2020 and 17.0% of the Company’s revenues in the year ended December 31, 2019. In the event that WHG terminates the WH Term Sheet, we will cease to generate revenues from William Hill. Additionally, the termination of our strategic relationship with William Hill could be negatively perceived by the market and could harm our brand and reputation.
Risks Relating to Regulation of Our Business
The gaming and lottery industries are heavily regulated, and changes to the regulatory framework in the jurisdictions in which we operate could harm our existing operations.
We and our customers are subject to extensive laws and regulations, which vary across the jurisdictions in which we and they operate. The regulatory environment, including lottery and gaming laws, in any particular jurisdiction may change in the future, which may limit some or all of our or our customers’ existing operations in such jurisdiction. There can be no assurance that our and our customers’ existing operations, or the iLottery industry as a whole, in such jurisdictions will continue to be permitted. Further, even if we are still permitted to operate in a given jurisdiction, regulations may be imposed that make continued operations cost-prohibitive.
We may become subject to additional regulations in any new jurisdiction in which we decide to operate in the future. The complexity of the regulatory environment may create challenges for us with respect to our ability to comply with applicable regulations, renew contracts, pursue tender offers and otherwise develop our business.
We may not be able to capitalize on the expansion of internet use and other changes in the lottery industry as a consequence of lack of legislative approvals, changes in regulations or regulatory uncertainty. We aim to take advantage of the liberalization of internet and mobile gaming, both within the United States and internationally. These industries involve significant risks and uncertainty, including legal, business and financial risks. This dynamic environment can make it difficult to plan strategically and can provide opportunities for competitors to grow revenues at our expense. Our ability to successfully pursue interactive lottery and gaming strategies depends on the regulation of gambling through online channels. Regulations and laws relating to internet gaming are evolving and we cannot predict the timing, scope or terms of any such state, federal or foreign regulations, or the extent to which any such regulations will facilitate or hinder our interactive strategies. Any such changes to regulations or laws could have a material adverse effect on our business, results of operations, financial condition and prospects.
Changing enforcement of the Wire Act may negatively impact our and our customers’ operations, business, financial condition or prospects.
The Wire Act of 1961 (the “Wire Act”) provides that anyone engaged in the business of betting or wagering that knowingly uses a wire communication facility for the transmission in interstate or foreign commerce of bets or wagers or information assisting in the placing of bets or wagers on any sporting event or contest, or for the transmission of a wire communication which entitles the recipient to receive money or credit as a result of bets or wagers, or for information assisting in the placing of bets or wagers, will be fined or imprisoned, or both.
In 2011, the U.S. Department of Justice (the “DoJ”) issued an opinion (the “2011 Opinion”) to the effect that the conduct prohibited by the Wire Act was limited to sports gambling. In January 2019, the DoJ published an opinion (the “2019 Opinion”) reversing that position. The DoJ has not yet addressed how it plans to enforce the Wire Act in light of the 2019 Opinion.
As a result of the 2019 Opinion, NPI, along with the NHL and Pollard, commenced litigation in federal district court in New Hampshire challenging the 2019 Opinion. In June 2019, the U.S. District Court for the District of New Hampshire ruled that the Wire Act is only applicable to sports betting and related activities (the “NH Decision”). The NH Decision also set aside the 2019 Opinion, leaving the 2011 Opinion as the DoJ’s only stated opinion on the subject. The DoJ appealed the NH Decision in October 2019, and a hearing on the appeal took place in June 2020. At this stage, it is not clear whether our U.S. state lottery customers will be impacted if the Wire Act is held to extend to state lotteries.
A judgment broadly interpreting the Wire Act to prohibit activities in which we, NPI and our customers are engaged, followed by a decision of the DoJ to apply that judgment to U.S. state lotteries, could result in some or all U.S. states suspending or terminating their online lotteries, or deciding not to launch an iLottery, major restructuring of operations at our expense (including relocation of components of the electronic solution or servers), financial institutions withdrawing payment platforms and/or a loss of personnel unwilling to operate under a different regulatory regime. In addition, we could be subject to investigations, criminal and civil penalties, sanctions and/or other remedial measures. In addition, we may be required to substantially change the way in which we conduct our business. Any of these results could have a material adverse effect on our results of operations, business, financial condition, or prospects.
Failure to comply with regulations may result in the revocation or suspension of our or certain of our customers’ respective licenses to operate.
Our and our customers’ respective licenses to operate are subject to suspension or revocation by applicable regulatory authorities as a result of noncompliance with applicable regulatory requirements. In the event of our noncompliance, such authorities may pursue enforcement proceedings against us or certain of our customers. We can provide no assurance as to whether such proceedings would be likely to result in a favorable outcome. Further, such proceedings, irrespective of their outcome, may cause us or our customers to incur substantial costs, require operational changes and result in reputational damage, among other negative impacts, which could have a material adverse effect on our business, results of operations, financial condition and prospects.
We may incur substantial costs in order to meet the varied and complex regulatory requirements to which we are subject in the different jurisdictions in which we operate.
The form and scope of regulatory requirements within the iLottery and iGaming industries vary by jurisdiction. This lack of uniformity can increase the costs and burden of compliance, as well as increase the difficulty associated with expansion into new jurisdictions.
Regulatory frameworks associated with the iLottery and iGaming industries exist across a wide spectrum, including within particular countries. We currently operate in ten jurisdictions and plan to expand our operations into new jurisdictions. Expansion into new jurisdictions will subject us to a wider range of different, and potentially conflicting, regulatory requirements, which may cause it to incur increased costs and expend a greater degree of time in ensuring compliance. Our business and operations may be adversely affected by inaccurate predictions of the financial cost and administrative burden of compliance in connection with expansion into new jurisdictions. Further, the likelihood of noncompliance may be heightened in the event of expansion, which could result in payment of liquidated damages or termination of contracts in the event of material noncompliance.

Negative publicity concerning the gambling industry could result in increased regulations and reputational harm.
The industries in which we operate are at times subject to negative publicity with regard to harmful gambling behavior, such as addiction, gambling by minors, risks related to digital gambling and alleged association with money laundering. Publicity regarding problem gambling and other concerns with the lottery and other gambling industries, even if not directly connected to us, could adversely impact our business, results of operations, and financial condition. For example, if the perception develops that the gaming industry is failing to address such concerns adequately, the resulting political pressure may result in the industry becoming subject to increased regulation and restrictions on operations. Such an increase in regulation could adversely impact our results of operations, business, financial condition or prospects.
We are subject to laws and regulations related to data privacy, data protection and information security and consumer protection across different markets where we conduct our business, including in the United States and the European Union (“EU”), and we are also required to comply with certain industry standards including the Payment Card Industry Data Security Standard. Our actual or perceived failure to comply with such obligations could harm our business.
In the United States and other jurisdictions in which we operate, we are subject to various consumer protection laws and related regulations. If we are found to have breached any consumer protection laws or regulations in any such jurisdiction, we may be subject to enforcement actions that require us to change our business practices in a manner which may negatively impact our revenues, as well as expose us to litigation, fines, civil and/or criminal penalties and adverse publicity that could cause our customers to lose trust in us, negatively impacting our reputation and business in a manner that harms our financial position.
As part of our business and on behalf of our customers, we collect information about individuals, also referred to as personal data, and other potentially sensitive and/or regulated data. Laws and regulations in the United States and around the world restrict how personal data is collected, processed, stored, used and disclosed, as well as set standards for its security, implement notice requirements regarding privacy practices, and provide individuals with certain rights regarding the use, disclosure and sale of their protected personal data.
In the United States, both the federal and various state governments have adopted or are considering, laws, guidelines or rules for the collection, distribution, use and storage of information collected from or about consumers or their devices. For example, California enacted the California Consumer Privacy Act (the “CCPA”), which came into force in 2020. The CCPA creates individual privacy rights for California residents and increases the privacy and security obligations of businesses handling personal data. The CCPA is enforceable by the California Attorney General and there is also a private right of action relating to certain data security incidents. The CCPA has encouraged “copycat” laws, such as in Nevada, and legislative proposals in other states across the country, such as in Virginia, New Hampshire, Illinois and Nebraska.
Additionally, the California Privacy Rights Act (the “CPRA”) which was approved on November 3, 2020 imposes additional data protection obligations on companies doing business in California, including additional consumer rights processes and opt outs for certain uses of sensitive data. If we become subject to laws, guidelines or rules such as the CCPA or CRPA, we may be required to modify our data collection or processing practices and policies and to incur substantial costs and expenses in an effort to comply and increase our potential exposure to regulatory enforcement and/or litigation.
Several foreign jurisdictions, including the EU and the European Economic Area (“EEA”), have laws and regulations which are more restrictive in certain respects than those in the United States. For example, in the EU we are subject to the General Data Protection Regulation 2016/679 (the “GDPR”) in relation to our collection, control, processing, sharing, disclosure and other use of data relating to an identifiable living individual (personal data). The GDPR, and national implementing legislation in EEA Member States, impose a strict data protection compliance regime including: providing detailed disclosures about how personal data is collected and processed (in a concise, intelligible and easily accessible form); granting new rights for data subjects in regard to their personal data (including the right to be “forgotten” and the right to data portability), as well as enhancing current rights (e.g., data subject access requests); requirements to have data processing agreements in place to govern the processing of personal data on behalf of other organizations;

introducing the obligation to notify data protection regulators or supervisory authorities (and in certain cases, affected individuals) of significant data breaches; maintaining a record of data processing; and complying with the principal of accountability and the obligation to demonstrate compliance through policies, procedures, training and audit.
We are also subject to EU rules with respect to cross-border transfers of personal data out of the EEA. Recent legal developments in Europe have created complexity and uncertainty regarding transfers of personal data from the EEA to the United States. Most recently, on July 16, 2020, the Court of Justice of the EU (the “CJEU”) invalidated the EU-US Privacy Shield Framework (the “Privacy Shield”) under which personal data could be transferred from the EEA to U.S. entities who had self-certified under the Privacy Shield scheme. While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it made clear that reliance on these clauses alone may not necessarily be sufficient in all circumstances. Use of the standard contractual clauses must now be assessed on a case-by-case basis, taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals and additional measures and/or contractual provisions may need to be put in place, however, the nature of these additional measures is currently uncertain. The CJEU went on to state that if a competent supervisory authority believes that the standard contractual clauses cannot be complied with in the destination country and the required level of protection cannot be secured by other means, such supervisory authority is under an obligation to suspend or prohibit that transfer.
We have relied and currently rely on standard contractual clauses to transfer personal data outside the EU, including to the U.S. among other data transfer mechanisms pursuant to the GDPR, such as transfer to jurisdictions recognized by the European Commission as providing sufficient safeguards for the processing of personal data (adequacy decision).
We have previously relied on our relevant providers for the purposes of transferring personal data from the EU to the U.S. in compliance with the GDPR’s data export conditions.
These recent developments may require us to review and amend the legal mechanisms by which we make and/or receive personal data transfers to/in the U.S. As supervisory authorities issue further guidance on personal data export mechanisms, including circumstances where the standard contractual clauses cannot be used, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results.
We depend on a number of third parties in relation to the operation of our business, a number of which process personal data on our behalf. With each such provider we attempt to mitigate the associated risks of using third parties by performing security assessments and detailed due diligence, entering into contractual arrangements to ensure that providers only process personal data according to our instructions, and that they have sufficient technical and organizational security measures in place. Where we transfer personal data outside the EU or the United Kingdom to such third parties, we do so in compliance with the relevant data export requirements, as described above. There is no assurance that these contractual measures and our own privacy and security-related safeguards will protect us from the risks associated with the third-party processing, storage and transmission of such information. Any violation of data or security laws by our third-party processors could have a material adverse effect on our business and result in the fines and penalties outlined below.
We also act as a data processor on behalf of our customers and have data protection obligations to our customers, including in relation to notifying customers if we suffer a personal data breach, assisting customers with data subject rights requests in relation to the personal data we process, requirements for the use of sub-processors and restrictions on transferring personal data outside of the EU.
We are subject to the supervision of local data protection authorities in those EU jurisdictions where we are established or otherwise subject to the GDPR. Fines for certain breaches of the GDPR are significant, such as an amount equal to the greater of €20 million or 4% of total global annual turnover. In addition to the foregoing, a breach of the GDPR could result in regulatory investigations, reputational damage, orders to cease/ change our processing of our data, enforcement notices, and/or assessment notices (for a compulsory audit). We may also face civil claims including representative actions and other class action type litigation (where individuals have suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs, diversion of internal resources, and reputational harm.
We are also subject to evolving EU privacy laws on cookies and e-marketing. In the EU, regulators are increasingly focusing on compliance with requirements in the online behavioral advertising ecosystem, and current national laws that implement the ePrivacy Directive will be replaced by an EU regulation known as the ePrivacy Regulation which will significantly increase fines for non-compliance. In the EU, informed consent is required for the placement of a cookie or similar technologies on a user’s device and for direct electronic marketing. The GDPR also imposes conditions on obtaining valid consent, such as a prohibition on pre-checked consents and a requirement to ensure separate consents are sought for each type of cookie or similar technology. While the text of the ePrivacy Regulation is still under development, a recent European court decision and regulators’ recent guidance are driving increased attention to cookies and tracking technologies. If regulators start to enforce the strict approach in recent guidance, this could lead to substantial costs, require significant systems changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, adversely affect our margins, increase costs and subject us to additional liabilities. Regulation of cookies and similar technologies, and any decline of cookies or similar online tracking technologies as a means to identify and potentially target individuals, may lead to broader restrictions and impairments on our marketing and personalization activities and may negatively impact our efforts to understand users.
Restrictions on the collection, use, sharing or disclosure of personal data or additional requirements and liability for security and data integrity could require us to modify our solutions and features, possibly in a material manner, could limit our ability to develop new products and features and could subject us to increased compliance obligations and regulatory scrutiny.
These laws and regulations constantly evolve and remain subject to significant change. In addition, the application and interpretation of these laws and regulations are often uncertain. New privacy laws add additional complexity, requirements, restrictions and potential legal risk, require additional investment in resources to compliance programs, and could impact trading strategies and availability of previously useful data. Such new laws may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment in resources to compliance programs, and could impact strategies and availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies.
We are also subject to payment card association operating rules, certification requirements and rules governing electronic funds transfers, including the Payment Card Industry Data Security Standard (the “PCI DSS”), a security standard applicable to companies that collect, store or transmit certain data regarding credit and debit cards, holders and transactions. Any failure to comply with the PCI DSS may violate payment card association operating rules, federal and state laws and regulations, and the terms of our contracts with payment processors and merchant banks. Such failure to comply may result in the loss of our ability to accept credit and debit card payments, subject us to fines, penalties and damages. In addition, there is no guarantee that PCI DSS compliance will prevent illegal or improper use of our payment systems or the theft, loss or misuse of data pertaining to credit and debit cards, credit and debit card holders, and credit and debit card transactions.
We are subject to anti-money laundering laws and regulations in the United States and other jurisdictions in which we operate.
We are subject to reporting, recordkeeping and anti-money laundering provisions in the United States, and are subject to similar requirements in other jurisdictions in which we operate. Recently, there has been increased regulatory scrutiny by the United States and other regulators and law enforcement agencies on companies in the gaming industry and compliance with anti-money laundering laws and regulations. Anti-money laundering laws and regulations are evolving quickly and could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Any determination that we have violated such laws or regulations, or any accusations of money laundering or regulatory investigations into possible money laundering activities, could have an adverse effect on our business, financial condition and results of operations and cash flows, and changes in these laws or regulations could result in increased operating costs.
We are subject to global anti-corruption laws, including the U.S. Foreign Corrupt Practices Act.
We are subject to anti-corruption, anti-bribery and similar laws and regulations in the various jurisdictions in which we operate, including the U.S. Foreign Corrupt Practices Act (the “FCPA”). The FCPA prohibits us and our officers, directors, employees, agents and business partners acting on our behalf, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or otherwise securing an improper advantage to obtain or retain business. The FCPA further requires companies listed on U.S. stock exchanges to make and keep books and records that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. We conduct business directly and indirectly (through third-party vendors) with U.S. and non-U.S. governments. We are also subject to governmental oversight around the world, which may bring our officers, directors, employees and business partners acting on our behalf, including agents, into contact with government officials, all of which creates compliance risks.
We will implement and maintain policies and procedures designed to comply with applicable anti-corruption laws and regulations. However, we cannot provide assurance that our internal controls and compliance systems will always protect us from liability for acts committed by employees, agents or business partners of ours that would violate U.S. and/or non-U.S. laws, including the laws governing payments to government officials, bribery, fraud, kickbacks and other related laws. Any such improper actions or allegations of such acts could subject us to civil or criminal fines and penalties, disgorgement of profits, injunctions and debarment from government contracts, as well as related stockholder lawsuits and other remedial measures, all of which could adversely affect our reputation, business, financial condition and results of operations. Investigations of alleged violations can also be disruptive and cause us to incur significant legal and investigatory fees.
Conditions in the jurisdictions where we operate could materially and adversely affect our business.
Our offices are located in Tel Aviv, Israel, and a number of our officers and directors are living in Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business and operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries. Any hostilities involving Israel could adversely affect our operations and results of operations.
In addition, one of our offices is located in Kyiv, Ukraine, where a large part of our development team is located. The political and civil situation in Ukraine cannot be accurately predicted since the removal of President Yanukovych from power by the Ukrainian parliament in February 2014, which was followed by reports of Russian military activity in the Crimean region, and the election of Volodymyr Zelensky in May 2019. Ukraine’s political activities remain fluid and beyond our control. While we continue to monitor the situation in Ukraine closely, any prolonged or expanded unrest, military activities, or sanctions, should they be implemented, could have a material adverse effect on our operations.
Risks Relating to this Offering and Ownership of Our Ordinary Shares
There has been no prior public market in the United States for our ordinary shares, the trading price of our ordinary shares is likely to be volatile, and you might not be able to sell your shares at or above the initial public offering price.
There has been no public market for our ordinary shares prior to this offering. An active or liquid market for our ordinary shares may not develop upon completion of this offering or, if it does develop, it may not be sustainable given the limited number of ordinary shares being issued in this offering. Following the completion of the this offering, the level of free float of our ordinary shares will be approximately    %, with the Founding Shareholders holding approximately    % of the ordinary shares and William Hill holding approximately     %. The Founding Shareholders and William Hill may sell their remaining ordinary shares in the future, further increasing the level of free float.

The initial public offering price for our ordinary shares will be determined through negotiations between the underwriters, us and the Selling Shareholders, and the negotiated price may not be indicative of the market price of the ordinary shares after this offering. This initial public offering price may vary from the market price of our ordinary shares after the offering. As a result of these and other factors, you may be unable to resell your ordinary shares at or above the initial public offering price.
The following factors, in addition to other risks described in this prospectus, may have a significant effect on the market price of our ordinary shares:
•
variations in our operating results;

•
actual or anticipated changes in the estimates of our operating results;

•
changes in stock market analyst recommendations regarding our ordinary shares, other comparable companies or our industry generally;

•
macro-economic conditions in the countries in which we do business;

•
currency exchange fluctuations and the denominations in which we conduct business and hold our cash reserves;

•
market conditions in our industry;

•
actual or expected changes in our growth rates or our competitors’ growth rates;

•
changes in regulation applicable to our industry;

•
changes in the market valuation of similar companies;

•
the trading volume of our shares on Nasdaq;

•
sales of our ordinary shares by us or our shareholders; and

•
the adoption or modification of regulations, policies, procedures or programs applicable to our business.

In addition, if the market for technology stocks or the stock market in general experiences a loss of investor confidence, the trading price of our ordinary shares could decline for reasons unrelated to our business, financial condition or operating results. The trading price of our ordinary shares might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of your investment in our ordinary shares. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially adversely affect our business, operating results and financial condition.
If a U.S. person is treated as owning at least 10% of our ordinary shares, such holder may be subject to adverse United States federal income tax consequences.
If a U.S. person is treated as owning (directly, indirectly, or constructively) at least 10% of the value or voting power of our ordinary shares, such person may be treated as a “U.S. shareholder” with respect to each “controlled foreign corporation” in our group (if any). Because our group includes a U.S. subsidiary, certain of our non-U.S. subsidiaries could be treated as controlled foreign corporations (regardless of whether or not we are treated as a controlled foreign corporation). A U.S. shareholder of a controlled foreign corporation may be required to report annually and include in its United States taxable income its pro rata share of “Subpart F income,” “global intangible low-taxed income,” and investments in U.S. property by controlled foreign corporations, regardless of whether we make any distributions. An individual that is a U.S. shareholder with respect to a controlled foreign corporation generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a U.S. shareholder that is a U.S. corporation. Failure to comply with these reporting obligations may subject a U.S. shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such shareholder’s United States federal income tax return for the year for which reporting was due from starting. We cannot provide any assurance that we will assist investors in determining whether we are or any of our non-U.S. subsidiaries is treated as a controlled foreign corporation or whether any investor is treated as a U.S. shareholder with respect to any such controlled foreign corporation or furnish to any U.S. shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations. A U.S. investor should consult its advisors regarding the potential application of these rules to an investment in our ordinary shares.

As a new investor, you will experience dilution as a result of this offering.
The public offering price per ordinary share will be higher than the net tangible book value per ordinary share prior to the offering. Consequently, if you purchase ordinary shares in this offering at an assumed initial public offering price of $      per ordinary share (based on the midpoint of the price range on the cover page of this prospectus), you will incur immediate dilution of $      per ordinary share, based on our capitalization as of September 30, 2020. For further information regarding the dilution of our ordinary shares, see “Dilution.” In addition, you may experience further dilution if the underwriters exercise their over-allotment option.
Ownership in our ordinary shares is restricted by gambling laws, and persons found “unsuitable” may be required to dispose of their shares.
Gambling authorities or lottery authorities, as applicable, have the right to investigate any individual or entity having a relationship to, or involvement with, us or any of our subsidiaries or joint ventures, to determine whether such individual or entity is suitable as a business associate of ours. Many jurisdictions also require any person who acquires beneficial ownership of more than a certain percentage of voting securities of a gambling company to report the acquisition to the local regulatory authorities, and those authorities may require such holders to apply for qualification or a finding of suitability, subject to limited exceptions for “institutional investors” that hold a company’s voting securities for investment purposes only.
Gambling and/or lottery authorities have very broad discretion in determining whether an applicant should be deemed suitable. Subject to certain administrative proceeding requirements, these regulators have the authority to deny any application or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, or fine any person licensed, registered or found suitable or approved, for any cause deemed reasonable by those authorities.
Any person found unsuitable by a competent authority may be precluded from holding direct, indirect, beneficial or record ownership of any voting security, nonvoting security or debt security of any public corporation which is registered with the relevant gambling or lottery authority beyond the time prescribed by such authority.
Our failure, or the failure of any of our major shareholders, directors, officers, key employees, products or technology, to obtain or retain a required license or approval in one jurisdiction could negatively impact our ability (or the ability of any of our major shareholders, directors, officers, key employees, products or technology) to obtain or retain required licenses and approvals in other jurisdictions.
In light of these regulations and the potential impact on our business, our articles of association allow for the restriction of stock ownership by persons or entities who fail to comply with informational or other regulatory requirements under applicable gambling laws, who are found unsuitable to hold our shares by competent authorities, whose stock ownership adversely affects our ability to obtain, maintain, renew or qualify for a license, contract, franchise or other regulatory approval from a gambling or lottery authority or a purported transferee of a stockholder who acquires shares made invalid pursuant to our articles of association. The licensing procedures and background investigations of the authorities that regulate our businesses and the restriction in our articles of association may inhibit potential investors from becoming significant stockholders or inhibit existing stockholders from retaining or increasing their ownership.
We do not anticipate paying dividends in the foreseeable future.
We do not anticipate paying any cash dividends on our ordinary shares in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be made at the discretion of our board of directors, subject to compliance with applicable laws and covenants under any future credit facility, which may restrict or limit our ability to pay dividends. The amount of any future dividend payments we may make will depend on, among other factors, our strategy, future earnings, financial condition, cash flow, working capital requirements, capital expenditures and applicable provisions of our articles of association. Unless and until we declare and pay dividends, any return on your investment will only occur if the value of our ordinary shares appreciates.

Additionally, under Luxembourg law, at least 5% of our net profits per year must be allocated to the creation of a legal reserve until such reserve has reached an amount equal to 10% of our issued share capital. The allocation to the legal reserve becomes compulsory again when the legal reserve no longer represents 10% of our issued share capital. Our legal reserve is not available for distribution.
We have broad discretion over the use of proceeds we receive in this offering and may not apply the proceeds in ways that increase the value of your investment.
Approximately                 of the net proceeds of this offering will be received by the Selling Shareholders and will not be at our disposal. We intend to use the net proceeds to us from this offering for research and development and for working capital and other general corporate purposes. Our management will have broad discretion in the application of such proceeds and, as a result, you will have to rely upon the judgment of our management with respect to the use of these proceeds. Our management may spend a portion or all of such proceeds in ways that not all shareholders approve of or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business.
Future sales or the perception of future sales of our ordinary shares could adversely affect the price of our ordinary shares.
We, all of our directors and executive officers, and the holders of substantially all of our outstanding ordinary shares (including the Selling Shareholders) have entered or will enter into lock-up agreements pursuant to which we and they will be subject to certain restrictions with respect to the sale or other disposition of our ordinary shares until the date that is 180 days following the date of this prospectus. Stifel, as the representative of the underwriters, at any time and without notice, may release all or any portion of the ordinary shares subject to the foregoing lock-up agreements. See “Underwriting” for more information on these agreements.
If the restrictions under the lock-up agreements are waived, then the ordinary shares, subject to compliance with the Securities Act of 1933, as amended (the “Securities Act”) or exceptions therefrom, will be available for sale into the public markets, which could cause the market price of our ordinary shares to decline and impair our ability to raise capital. Sales of a substantial number of shares upon expiration of the lock-up agreements or the perception that such sales may occur may also cause the market price of our ordinary shares to fall or make it more difficult for you to sell your ordinary shares at a time and price that you deem appropriate.
The coverage of our business or our ordinary shares by securities or industry analysts or the absence thereof could adversely affect the trading price and trading volume of our ordinary shares.
We intend to apply for the listing of our ordinary shares on Nasdaq. However, we cannot assure you that an active trading market for our ordinary shares will develop on that exchange or elsewhere or, if developed, that any such market will be sustained. The trading market for our securities is influenced in part by the research and other reports that industry or securities analysts publish about us or our business or industry from time to time. We do not control these analysts or the content and opinions included in their reports. We may be slow to attract equity research coverage, and the analysts who publish information about our securities will have had relatively little experience with our company, which could affect their ability to accurately forecast our results and make it more likely that we fail to meet their estimates. If no or few analysts commence equity research coverage of us, the trading price and volume of our securities would likely be negatively impacted. If analysts do cover us and one or more of them downgrade our securities, or if they issue other unfavorable commentary about us or our industry or inaccurate research, our stock price would likely decline. Furthermore, if one or more of these analysts cease coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets. Any of the foregoing would likely cause our stock price and trading volume to decline. Accordingly, we cannot assure you of the likelihood that an active trading market will develop or be maintained, the liquidity of any trading market, your ability to sell your ordinary shares when desired or the price that you may be able to obtain in any such sale.
We are eligible to be treated as an emerging growth company, as defined in the Securities Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our ordinary shares less attractive to investors because we may rely on these reduced disclosure requirements.
We are eligible to be treated as an emerging growth company, as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act.

For as long as we continue to be an emerging growth company, we may also take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including presenting only limited selected financial data and not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act (“Section 404”). As a result, our shareholders may not have access to certain information that they may deem important. We could be an emerging growth company for up to five years following the completion of this offering, although circumstances could cause us to lose that status earlier, including if our total annual revenues exceed $1.07 billion, if we issue more than $1.0 billion in non-convertible debt securities during any three-year period, or if before that time we are a “large accelerated filer” under U.S. securities laws. We cannot predict if investors will find our ordinary shares less attractive because we may rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares and our share price may be more volatile.
We will be a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.
Upon the closing of this offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each financial year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each financial year and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each financial year. Foreign private issuers are also exempt from Regulation FD, which is intended to prevent issuers from making selective disclosures of material information. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.
We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.
As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2021. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq rules. As a U.S.-listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.
We may be classified as a passive foreign investment company, as well as a controlled foreign corporation, which could result in adverse United States federal income tax consequences to United States Holders (as defined below) of our ordinary shares.
We would be classified as a passive foreign investment company (“PFIC”) for any taxable year if, after the application of certain look-through rules, either: (i) 75% or more of our gross income for such year is

“passive income” (as defined in the relevant provisions of the Internal Revenue Code (as defined below)), or (ii) 50% or more of the value of our gross assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income (the “asset test”). Based on our anticipated market capitalization and the current composition of our income, assets and operations, we do not expect to be a PFIC for United States federal income tax purposes for the current taxable year or in the foreseeable future. However, this is a factual determination that must be made annually after the close of each taxable year. Moreover, the value of our assets for purposes of the PFIC determination may be determined by reference to the public price of our ordinary share, which could fluctuate significantly. Therefore, there can be no assurance that we will not be classified as a PFIC for the current taxable year or in the future. United States Holders should consult their own tax advisors regarding the application of these rules. Certain adverse United States federal income tax consequences could apply to a United States Holder if we are treated as a PFIC for any taxable year during which such United States Holder holds our ordinary shares. See “Material Tax Considerations — Material United States Federal Income Tax Considerations for United States Holders — Passive Foreign Investment Company.”
We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.
As a public company, and particularly after we are no longer an emerging growth company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Nasdaq rules and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and could also make it more difficult for us to attract and retain qualified members of our board of directors.
We are evaluating these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.
We are not currently required to comply with the rules of the SEC implementing Section 404 and therefore are not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a publicly traded company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require management to certify financial and other information in our annual reports and provide an annual management report on the effectiveness of control over financial reporting. Though we will be required to disclose material changes in internal control over financial reporting on an annual basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. Additionally, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. We currently have limited accounting personnel and we have begun the process of evaluating the adequacy of our accounting personnel staffing level and other matters related to our internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. If we identify one or more material weaknesses once we are a public company, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. As a result, the market price of our ordinary shares could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.
Risks Relating to Our Incorporation in Luxembourg
The rights of our shareholders may differ from the rights they would have as shareholders of a United States corporation, which could adversely impact trading in our ordinary shares and our ability to conduct equity financings.
The Company’s corporate affairs are governed by the Company’s articles of association and the laws of Luxembourg, including the Luxembourg Company Law (loi du 10 août 1915 concernant les sociétés commerciales, telle qu’elle a été modifiée). The rights of our shareholders and the responsibilities of our directors and officers under Luxembourg law are different from those applicable to a corporation incorporated in the United States. For example, under Delaware law, the board of directors of a Delaware corporation bears the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and its shareholders. Luxembourg law imposes a duty on directors of a Luxembourg company to: (i) act in good faith with a view to the best interests of a company; and (ii) exercise the care, diligence, and skill that a reasonably prudent person would exercise in a similar position and under comparable circumstances. Additionally, under Delaware law, a shareholder may bring a derivative action on behalf of a company to enforce a company’s rights. Under Luxembourg law, the board of directors has sole authority to decide whether to initiate legal action to enforce a company’s rights (other than, in certain circumstances, an action against members of our board of directors, which may be initiated by the general meeting of the shareholders, or, subject to certain conditions, by minority shareholders holding together at least 10% of the voting rights in the company). See “Description of Share Capital and Articles of Association — Differences in Corporate Law” for an additional explanation of the differences. Further, under Luxembourg law, there may be less publicly available information about us than is regularly published by or about U.S. issuers. In addition, Luxembourg laws governing the securities of Luxembourg companies may not be as extensive as those in effect in the United States, and Luxembourg laws and regulations in respect of corporate governance matters might not be as protective of minority shareholders as are state corporation laws in the United States. Therefore, our shareholders may have more difficulty in protecting their interests in connection with actions taken by our directors, officers or principal shareholders than they would as shareholders of a corporation incorporated in the United States. As a result of these differences, our shareholders may have more difficulty protecting their interests than they would as shareholders of a U.S. issuer.
The Company is organized under the laws of Luxembourg and a substantial amount of its assets are not located in the United States. It may be difficult for you to obtain or enforce judgments or bring original actions against us or the members of our board of directors in the United States.
The Company is organized under the laws of the Grand Duchy of Luxembourg. Most of the members of our board of directors, our senior management and the experts named in this prospectus reside outside the United States and a substantial portion of their assets are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon these individuals or upon us or to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. securities laws against us in the United States. Awards of punitive damages in actions brought in the United States or elsewhere are generally not enforceable in Luxembourg and penalty clauses and similar clauses on damages or liquidated damages are allowed to the extent that they provide for a reasonable level of damages and the courts of Luxembourg have the right to reduce or increase the amount thereof if it is unreasonably high or low.
As there is no treaty in force on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and the Grand Duchy of Luxembourg, courts in Luxembourg will not automatically recognize and enforce a final judgment rendered by a U.S. court. A valid judgment obtained from a court of competent jurisdiction in the United States may be entered and enforced through a court of competent jurisdiction in Luxembourg, subject to compliance with the enforcement procedures

(exequatur). The enforceability in Luxembourg courts of judgments rendered by U.S. courts will be subject, prior to any enforcement in Luxembourg, to the procedure and the conditions set forth in the Luxembourg procedural code, which conditions may include that:
•
the judgment of the U.S. court is final and enforceable (exécutoire) in the United States;

•
the U.S. court had jurisdiction over the subject matter leading to the judgment (that is, its jurisdiction was in compliance both with Luxembourg private international law rules and with the applicable domestic U.S. federal or state jurisdictional rules);

•
the U.S. court has applied to the dispute the substantive law that would have been applied by Luxembourg courts. Based on recent case law and legal doctrine, it is not certain that this condition would still be required for an exequatur to be granted by a Luxembourg court;

•
the judgment was granted following proceedings where the counterparty had the opportunity to appear and, if it appeared, to present a defense, and the decision of the foreign court must not have been obtained by fraud, but in compliance with the rights of the defendant;

•
the U.S. court has acted in accordance with its own procedural laws; and

•
the decisions and the considerations of the U.S. court must not be contrary to Luxembourg international public policy rules, must not have been given in proceedings of a tax or criminal nature and must not have been rendered subsequent to an evasion of Luxembourg law (fraude a la loi).

In addition, actions brought in a Luxembourg court against us, the members of our board of directors, our officers or the experts named herein to enforce liabilities based on U.S. federal securities laws may be subject to certain restrictions. In particular, Luxembourg courts do generally not award punitive damages. It is possible that awards of damages made under civil liabilities provisions of the U.S. federal securities laws or other laws (for example, fines or punitive damages) would be classified by Luxembourg courts as being of a penal or punitive nature and would not be recognized by Luxembourg courts. Ordinarily an award of monetary damages would not be considered as a penalty, but if the monetary damages include punitive damages, such punitive damages may be considered as a penalty.
Derivative actions are generally not available to shareholders under Luxembourg law. However, minority shareholders holding securities entitled to 10% of the voting rights at the general meeting that resolved on the granting of discharge to the directors may bring an action against the directors on behalf of the company. Minority shareholders holding at least 10% of the voting rights of a company may also ask the directors questions in writing concerning acts of management of the company or one of its subsidiaries, and if the company fails to answer these questions within one month, these shareholders may apply to the Luxembourg courts to appoint one or more experts instructed to submit a report on these acts of management. This provision of Luxembourg law does not apply to claims under the U.S. federal securities laws. Furthermore, consideration would be given by a Luxembourg court in summary proceedings to acts that are alleged to constitute an abuse of majority rights against the minority shareholders.
Litigation in Luxembourg also is subject to rules of procedure that differ from the U.S. rules, including with respect to the taking and admissibility of evidence, the conduct of the proceedings and the allocation of costs. Proceedings in Luxembourg would have to be conducted in the French or German language, and all documents submitted to the court would, in principle, have to be translated into French or German.
There exists no published case law in Luxembourg in relation to the recognition of limited recourse provisions by which a party agrees to limit its recourse against the other party to the assets available at any given point in time with such other party and there exists no published case law in Luxembourg in relation to the recognition of foreign law governed subordination provisions whereby a party agrees to subordinate its claims of another party. If a Luxembourg court had to analyze the enforceability of such provisions, it is likely that such a court would consider the position taken by Belgian and Luxembourg legal scholars according to which limited recourse provisions are enforceable against the parties thereto but not against third parties.
A contractual provision allowing the service of process against a party to a service agent could be overridden by Luxembourg statutory provisions allowing the valid serving of process against a party subject to and in accordance with the laws of the country where such party is domiciled.
For these reasons, it may be difficult for a U.S. investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against us, the members of our board of directors, our executive officers and the experts named in this prospectus. In addition, even if a judgment against us, the non-U.S. members of our board of directors, senior management or the experts named in this prospectus based on the civil liability provisions of the U.S. federal securities laws is obtained, a U.S. investor may not be able to enforce it in U.S. or Luxembourg courts.
Luxembourg and European insolvency and bankruptcy laws are substantially different than U.S. insolvency laws and may offer our shareholders less protection than they would have under U.S. insolvency and bankruptcy laws.
As a company organized under the laws of Luxembourg and with its registered office in Luxembourg, the Company is subject to Luxembourg insolvency and bankruptcy laws in the event any insolvency proceedings are initiated against us including, among other things, Council and European Parliament Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast). Should courts in another European country determine that the insolvency and bankruptcy laws of that country apply to us in accordance with and subject to such EU regulations, the courts in that country could have jurisdiction over the insolvency proceedings initiated against us. Insolvency and bankruptcy laws in Luxembourg or the relevant other European country, if any, may offer our shareholders less protection than they would have under U.S. insolvency and bankruptcy laws and make it more difficult for them to recover the amount they could expect to recover in a liquidation under U.S. insolvency and bankruptcy laws.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering will be approximately $      , assuming an initial public offering price per share of $      , which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses. Each $1.00 increase (decrease) in the assumed initial public offering price per share would increase (decrease) our net proceeds, after deducting the estimated underwriting discounts and commissions and estimated offering expenses, by $     , assuming that the number of ordinary shares offered by us, as set forth on the cover of this prospectus, remains the same. Each increase (decrease) of           ordinary shares in the number of ordinary shares offered by us would increase (decrease) our net proceeds, after deducting the estimated underwriting discounts and commissions and estimated offering expenses, by approximately $      million, assuming no change in the assumed initial public offering price per share. Expenses of this offering will be paid by us.
We will not receive any proceeds from the sale of ordinary shares by the Selling Shareholders.
The principal purposes of this offering are to create a public market for our ordinary shares, facilitate access to the public equity markets, increase our visibility in the marketplace and obtain additional capital. We intend to use the net proceeds to us from this offering for research and development and for working capital and other general corporate purposes.
The amount we actually spend for these purposes and the timing of when we spend it may vary significantly and will depend on a number of factors, including our future revenues and cash generated by operations and the other factors described in “Risk Factors.” Accordingly, our board of directors will have broad discretion in deploying the net proceeds to us from this offering.

DIVIDEND POLICY
We do not anticipate paying any cash dividends on our ordinary shares in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business.
There are no legislative or other legal provisions currently in force in Luxembourg or arising under our articles of association that restrict the payment of dividends or distributions to holders of our ordinary shares not residing in Luxembourg, except for withholding tax requirements and regulations restricting the remittance of dividends, distributions and other payments in compliance with United Nations and EU sanctions. Under Luxembourg law the amount and payment of dividends or other distributions is determined by a simple majority vote at a general meeting of shareholders based on the recommendation of our board of directors, except in certain limited circumstances. Pursuant to our articles of association, our board of directors has the power to pay interim dividends or make other distributions in accordance with applicable Luxembourg law.
Distributions (in the form of either dividends, share premium or capital surplus reimbursements) may be lawfully declared and paid if our net profits and/or distributable reserves are sufficient under Luxembourg law.
•
Under Luxembourg law, at least 5% of our net profits per year must be allocated to the creation of a legal reserve until such reserve has reached an amount equal to 10% of our issued share capital. The allocation to the legal reserve becomes compulsory again when the legal reserve no longer represents 10% of our issued share capital. The legal reserve is not available for distribution. As of December 31, 2019 we had no legal reserve.

•
Under Luxembourg law, the amount of distributions paid to shareholders (including in the form of dividends, share premium reimbursements or capital surplus reimbursements) may not exceed the amount of profits at the end of the last financial year plus any profits carried forward and any amounts drawn from reserves that are available for that purpose, less any losses carried forward and sums to be placed in reserve in accordance with Luxembourg law or our articles of association. Furthermore, no distributions (including in the form of dividends, share premium reimbursements or capital surplus reimbursements) may be made if net assets were, at the end of the last financial year (or would become, following such a distribution), less than the amount of the subscribed share capital plus the non-distributable reserves. Distributions in the form of dividends may only be made out of net profits and profits carried forward, whereas distributions in the form of share premium reimbursements may only be made out of available share premium and distributions in the form of capital surplus reimbursements may only be made out of available capital surplus. See “Description of Share Capital and Articles of Association — Dividend Rights.”

The amount of any future dividend payments we may make will depend on, among other factors, our strategy, future earnings, financial condition, cash flow, working capital requirements, capital expenditures and applicable provisions of our articles of association. Any profits we declare as dividends and any share premium or capital surplus we distribute will not be available to be reinvested in our operations.
We have not declared nor paid dividends in any of the years ended December 31, 2017, 2018 and 2019.

CAPITALIZATION
The table below sets forth our cash and cash equivalents and capitalization as of September 30, 2020 derived from our unaudited financial statements included elsewhere in this prospectus on:
•
an actual basis; and

•
an as adjusted basis to reflect the issuance and sale of ordinary shares in this offering at the assumed initial public offering price of $          per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses.

Investors should read this table in conjunction with our audited financial statements included in this Prospectus as well as “Use of Proceeds,” “Selected Consolidated Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” There have been no significant adjustments to our capitalization since September 30, 2020.
	As of September 30, 2020
	Actual	Pro Forma As Adjusted(1)
	Unaudited
	(in thousands)
Cash and cash equivalents	$10,641	$
Total debt and lease liabilities, including current portion	33,226
Equity:
Ordinary shares, no par value: 181,003,584 shares authorized, actual; shares authorized, as adjusted; 181,003,584 shares issued and outstanding, actual; shares issued and outstanding, as adjusted	21
Share premium and capital reserves	38,057
Accumulated losses	(35,837)
Total equity	2,241
Total capitalization	$35,467	$

(1)
A $1.00 increase or decrease in the assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease the pro forma as adjusted amount of each of cash and cash equivalents, share premium, total equity and total capitalization by approximately $      million, assuming the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. An increase or decrease of 1,000,000 shares in the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, would increase or decrease the pro forma as adjusted amount of each of cash and cash equivalents, share premium, total equity and total capitalization by approximately $      million, assuming no change in the assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions.

The number of our ordinary shares shown as outstanding in the table above is based on 181,003,584 ordinary shares outstanding as of September 30, 2020 and excludes:
•
13,665,903 ordinary shares issuable upon the exercise of share options outstanding as of September 30, 2020 at a weighted average exercise price of $0.18 per share.

DILUTION
If you invest in our ordinary shares in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per ordinary share in this offering and the pro forma as adjusted net tangible book value per ordinary share after this offering.
As of September 30, 2020, we had a net tangible book value (deficit) of $(14.6) million, or $(0.08) per share. Net tangible book value per share represents the amount of our total assets less our total liabilities, excluding intangible assets, divided by the total number of our ordinary shares outstanding.
After giving effect to the sale by us of           ordinary shares in this offering at an assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of September 30, 2020 would have been approximately $      million, or $      per share. This represents an immediate increase in pro forma net tangible book value of $      per share to existing shareholders and an immediate dilution in net tangible book value of $      per share to new investors purchasing ordinary shares in this offering. Dilution per share to new investors purchasing ordinary shares in this offering is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the assumed initial public offering price per share paid by new investors purchasing ordinary shares in this offering.
The following table illustrates this dilution to new investors purchasing ordinary shares in this offering.
Assumed initial public offering price per share	$
Net tangible book value per share as of September 30, 2020
Increase in net tangible book value per share attributable to this offering
Pro forma as adjusted net tangible book value per share
Dilution per share to new investors	$
Percentage of dilution in net tangible book value per share for new investors		%
If the underwriters exercise their option to purchase additional ordinary shares from us in full, our pro forma as adjusted net tangible book value per share after this offering would be $      per share, representing an immediate increase in pro forma as adjusted net tangible book value per share of $      per share to existing shareholders and immediate dilution of $      per share in pro forma as adjusted net tangible book value per share to new investors, in each case based on an assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses.
Each $1.00 increase (decrease) in the assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value after this offering by $      per share and the dilution per share to new investors by $      per share, in each case assuming that the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses.
Each increase of 1,000,000 in the number of ordinary shares sold by us in this offering would increase our pro forma as adjusted net tangible book value per share after this offering by $      and decrease the dilution per share to new investors by $      , in each case based on an assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses.
Each decrease of 1,000,000 in the number of ordinary shares sold by us in this offering would decrease our pro forma as adjusted net tangible book value per share after this offering by $      and increase the dilution per share to new investors by $      , in each case based on an assumed initial public offering price

of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses.
The pro forma as adjusted dilution information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing.
The following table shows the differences between the number of ordinary shares purchased from us, the total cash consideration paid to us and the average price per ordinary share paid by existing shareholders since our inception in 2014, on the one hand, and by new investors purchasing ordinary shares in this offering, on the other hand. The calculation below is based on an assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting the estimated underwriting discounts and commissions and estimated offering expenses.
	Shares Purchased		Total Consideration
	Number	Percent	Amount	Percent	Average Price Per Share
Existing shareholders		%	$	%	$
New investors
Total		%		%
To the extent any of our outstanding options are exercised, there will be further dilution to new investors.
Sales by the Selling Shareholders in this offering will reduce the number of ordinary shares held by existing shareholders to                 , or approximately    % of the total number of ordinary shares outstanding after the offering.
If the underwriters exercise their option to purchase additional ordinary shares from us in full, the following will occur:
•
the percentage of our ordinary shares held by existing shareholders will decrease to approximately   % of the total number of our ordinary shares outstanding after this offering; and

•
the percentage of our ordinary shares held by new investors will increase to approximately    % of the total number of our ordinary shares outstanding after this offering.

SELECTED CONSOLIDATED DATA
NeoGames prepares its consolidated financial statements in accordance with IFRS as issued by IASB. The following selected consolidated statements of operations and cash flows data for the years ended December 31, 2019, 2018 and 2017 and statement of financial position data as of December 31, 2019 and 2018 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following selected consolidated financial statement of operations and cash flows data for the nine months ended September 30, 2020 and 2019 and the summary consolidated statement of financial position data as of September 30, 2020 have been derived from the unaudited financial statements included elsewhere in this prospectus. Our historical results do not necessarily indicate results expected for any future period.
The financial data set forth below should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this prospectus.
Statement of Operations Data:
	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018	2017
	Unaudited		Audited
	(in thousands)
Revenues	$35,195	$24,107	$33,062	$23,478	$17,149
Distribution expenses	4,696	2,926	4,252	4,519	3,042
Development expenses	5,110	5,441	6,877	5,782	4,359
Selling and marketing expenses	1,094	1,302	1,981	1,457	1,275
General and administrative expenses	5,377	3,482	4,957	4,948	4,463
Initial public offering expenses	1,645	—	—	—	—
Depreciation and amortization	8,496	7,115	9,685	7,759	7,731
Profit (loss) from operations	8,777	3,841	5,310	(987)	(3,721)
Interest expense with respect to funding from related parties	3,261	2,801	3,792	2,309	2,234
Finance income	(21)	(7)	(53)	—	(228)
Finance expenses	690	280	382	195	18
Profit (loss) before income taxes expense	4,847	767	1,189	(3,491)	(5,745)
Income taxes expense	(706)	(960)	(1,243)	(586)	(479)
Profit (loss) after income taxes expense	4,141	(193)	(54)	(4,077)	(6,224)
Company’s share in losses of Joint Venture	(121)	(3,137)	(3,924)	(1,898)	(1,229)
Net and total comprehensive income (loss)	$4,020	$(3,330)	$(3,978)	$(5,975)	$(7,453)
Statement of Cash Flows Data:
	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018	2017
	Unaudited		Audited
	(in thousands)
Net cash provided by operating activities	$17,554	$9,837	$14,215	$5,378	$1,978
Net cash used in investing activities	(11,020)	(13,418)	(17,424)	(11,721)	(7,142)
Net cash provided by (used in) financing activities	(1,909)	6,219	5,991	6,000	—
Net increase (decrease) in cash and cash equivalents	$4,625	$2,638	$2,782	$(343)	$(5,164)

Statement of Financial Position Data:
	As of September 30,	As of December 31,
	2020	2019	2018
	Unaudited	Audited
	(in thousands)
Cash and cash equivalents	$10,641	$6,016	$3,234
Total assets	42,350	33,175	19,362
Total liabilities	40,109	38,783	21,607
Total equity (deficit)	2,241	(5,608)	(2,245)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our consolidated financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Data,” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. Actual results could differ materially from those contained in any forward-looking statements.
Our Company
We are a technology-driven business that is an innovator in the lottery industry. As a global B2G and B2B technology and service provider to state lotteries and other lottery operators, we offer our customers a full-service solution that includes all of the elements required for the offering of lottery games including Instants and DBGs via personal computers, smartphones and handheld devices. These elements include technology platforms, a range of value-added services and a game studio with a large portfolio of games. The value-added services that we offer facilitate various aspects of the iLottery offering including regulation and compliance, payment processing, risk management, player relationship management and player value optimization. Our complete solution allows our customers to enjoy the benefits of marketing their brands and generating traffic to their iLottery sales channels. We believe that we are the only full-service company exclusively focused on the iLottery industry.
NeoGames was established as an independent company in 2014, following a spin-off from Aspire. Prior to the spin-off from Aspire, our management team was responsible for the iLottery business of Aspire, which derived the majority of its revenues from the sale of iLottery games to various lotteries in Europe. In 2014, we began to focus on the U.S. iLottery market, which opened in 2012 with the introduction of online lottery ticket sales in Illinois. In order to access this significant market opportunity, we partnered with Pollard, one of the leading vendors to the global lottery industry. In 2014, we entered into our first turnkey solution contract in the United States with the MSL, as a sub-contractor to Pollard.
In July 2014 we formed NPI, a joint venture with Pollard, for the purpose of identifying, pursuing, winning and executing iLottery contracts in the North American lottery market. NPI combines the Company’s technology and iLottery business and operational experience with Pollard’s infrastructure, administrative capabilities and relationships with lotteries in North America. NPI is managed by an executive board of four members, consisting of two members appointed by NeoGames and two members appointed by Pollard. NPI has its own general manager and dedicated workforce and operates as a separate entity. However, it relies on NeoGames and Pollard for certain services, such as technology development, business operations and support services from NeoGames and corporate services, including legal, banking and certain human resources services, from Pollard.
Since its inception, NPI has secured iLottery contracts with the VAL, the NHL (as a sub-contractor to Intralot), the NCEL and the AGLC. All of our iLottery business in North America is conducted through NPI, except in Michigan, where the contract is between the MSL and Pollard and we support the Michigan iLottery as a subcontractor of Pollard. We continue to conduct all of our business outside of North America through NeoGames.
Our Customer Contracts
The core of our business model is our turnkey solution, which is our main revenue generator and the area in which we invest most of our time and resources. Turnkey contracts generate long-term revenue streams that we believe we can increase over time, as in Michigan, to provide a strong return on investment.
We currently have, directly and through Pollard, Intralot and NPI, contracts to provide a turnkey solution to the MSL, the VAL, the NHL, the NCEL, the AGLC and Sazka. We already generate revenues from most of these contracts and we expect that all of these contracts will generate revenues by the end of 2020. Our turnkey solution for the Michigan iLottery launched in August 2014, followed by our turnkey solution for Sazka, which launched in 2017. The rest of our turnkey contracts are in the early stages. Our turnkey solutions for the NHL and NCEL were launched in September 2018 and October 2019, respectively, and the VAL began operating a full iLottery program in July 2020 and our turnkey solution for the AGLC launched on September 30, 2020.
In addition to our long-term turnkey contracts, we currently have four games contracts with European customers, and we believe that we will secure additional games contracts in Europe and the United States in the future. Because we utilize the games that we develop for our turnkey contracts, our marginal costs for every additional games contracts are not significant. We therefore expect that as we increase our number of games contracts, our revenues from games contracts will become a more significant part of our overall revenues, positively impacting our profitability.
For the nine months ended September 30, 2020 and 2019, we generated 13.3% and 17.7% of our revenues, respectively, from our contracts with William Hill and 5.3% and 13.4% of our revenues, respectively, from our contracts with the Aspire Group. In the years ended December 31, 2019 and 2018, we generated 17.1% and 10.4% of our revenues, respectively, from our contracts with William Hill and 12.4% and 14.6% of our revenues, respectively, from our contracts with the Aspire Group. Although we expect these contracts to continue to represent a significant portion of our revenues over the next few years, we expect that the proportion of our revenues generated from William Hill and the Aspire Group will decline over time.
We generated 81.0% and 69.3% of our revenues from North America in the nine months ended September 30, 2020 and 2019, respectively. Separately, NPI generates 100% of its revenues from North America.
NeoPollard Interactive
We also generated 8.3% and 8.5% of our revenues in the nine months ended September 30, 2020 and 2019, respectively, and 8.8% and 5.2% of our revenues in the years ended December 31, 2019 and 2018, respectively, from services provided to NPI, such as development services. In addition, we account for the financial results of NPI in our financial statements in accordance with the equity method. Although NPI’s results of operations can materially impact our profit (loss), the results of operations of NPI are only reflected in one line item in our consolidated statements of comprehensive loss (Company’s share in losses of Joint Venture) and our revenue and operating expenses do not reflect the results of operations of NPI.
However, we have included the unaudited financial statements of NPI for the years ended December 31, 2019 and 2018 in this prospectus. In order to provide more visibility into the results of operations of NPI, we have also included under “— Results of Operations of NPI” below a discussion of the period to period comparison of NPI’s results of operations.
Factors Affecting our Financial Condition and Results of Operations
Our financial condition and results of operations have been, and will continue to be, affected by a number of important factors, including the following:
iLottery Penetration
The iLottery Penetration in each of the markets where we provide our turnkey solution varies and is dependent on a number of factors, including the range of iLottery products provided, the acceptable forms of payments and iLottery marketing budgets. The level of iLottery Penetration in any market where we operate has a direct impact on our or NPI’s revenues and any increase in iLottery Penetration is expected to increase such revenues.
Deregulation of lotteries in the United States
Lottery is a highly regulated industry. While lottery is offered in 45 states and the District of Columbia, iLottery Instants or DBGs are currently offered in only nine states (excluding states that offer only subscription-based iLottery). Expanding our business into additional U.S. states is an important part of our growth strategy and it is our belief that the growing credibility and brand awareness of certain iLottery platform and service providers, the demonstrated success of states with iLottery offerings and the increasing budgetary shortfalls in many U.S. states will accelerate the pace of deregulation and increase our growth potential.
The level of competition in the iLottery industry and the number of competitors
The iLottery industry is less exposed to new market entrants than other gambling markets due to the considerable barriers to entry imposed by government regulations and the need for unique and iLottery-tailored technology solutions. There is, however, intense competition among the few existing iLottery providers with respect to new iLottery contracts. We compete both for contracts to supply our turnkey solution and for contracts to supply our games.
The level of competition and number of competitors in our market is an important factor affecting our ability to win new contracts and to expand our business.
Key Performance Indicators
We use a multitude of key performance indicators (“KPIs”) on a daily basis to monitor our operations and inform decisions to drive further growth.
The KPIs included below offer a perspective on the historical performance of our platform in the aggregate across jurisdictions in which we operate. We believe these are useful indicators of the overall health of our business.
Network GGR
We define “GGR” as gross sales less winnings paid to players. We measure Network GGR as the total GGR generated by Instants and DBGs on our platform. We spend substantial time and efforts assisting our customers in increasing their GGR through our marketing and player acquisition tools. Tracking our network GGR provides us with valuable insight as to the level of effectiveness of such tools and their implementation.
	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018	2017
	(in millions)
Network GGR	$329	$151	$213	$153	$114
Network NGR
We define “NGR” as (i) in North America, gross sales less winnings paid to players and any promotion dollar incentives granted to players, and (ii) in Europe, gross sales less winnings paid to players, any gambling tax or duty paid on such sales and any promotion dollar incentives granted to players. We measure Network NGR as the total NGR generated by Instants and DBGs on our platform.
As most of our revenue share contracts are based on NGR, tracking Network NGR provides us with insight as to the marginal contribution of GGR growth to our revenues and allows us to detect inefficiencies in our GGR growth strategy.
	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018	2017
	(in millions)
Network NGR	$306	$140	$203	$147	$106
Monthly active players
We define an “active player” as a player who took at least one action on our platform in any given month that resulted in a financial transaction. We track the number of active players for each of the customers using our turnkey solution. We define “monthly active players” for a given period as the average of the number of active players in each month during that period.
By measuring the number of monthly active players, we can track player rate of adoption of our interactive products and the effectiveness of marketing and retention activities being executed by our customers.
	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018	2017
Monthly active players	406,894	239,512	277,005	207,349	144,872
Non-IFRS Information
This prospectus includes EBIT, EBITDA and Adjusted EBITDA, which are financial measures not presented in accordance with IFRS that we use to supplement our results presented in accordance with IFRS. We define “EBIT” as net loss, plus income taxes, and interest and finance-related expenses. We define “EBITDA” as EBIT, plus depreciation and amortization. We define Adjusted EBITDA as EBITDA, plus share-based compensation and the Company’s share of NPI’s depreciation and amortization.
We believe EBIT, EBITDA and Adjusted EBITDA are useful in evaluating our operating performance, as they are similar to measures reported by other public companies in our industry and are regularly used by security analysts, institutional investors and others in analyzing operating performance and prospects. Adjusted EBITDA is not intended to be a substitute for any IFRS financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.
We include these non-IFRS financial measures because they are used by our management to evaluate our operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. EBIT, EBITDA and Adjusted EBITDA exclude certain expenses that are required in accordance with IFRS because they are non-cash or are not associated with the operational activity of the business.
The following table reconciles our EBIT, EBITDA and Adjusted EBITDA to our net and total comprehensive loss, the closest IFRS measure, for the periods indicated:
	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018
	Unaudited		Audited
	(in thousands)
Net and total comprehensive loss	$4,020	$(3,330)	$(3,978)	$(5,975)
Income taxes	706	960	1,243	586
Interest and finance-related expenses	3,930	2,504	4,121	2,504
EBIT (negative)	8,656	134	1,386	(2,885)
Depreciation and amortization	8,496	7,115	9,685	7,759
EBITDA	17,152	7,249	11,071	4,874
Initial public offering costs	1,645	—	—	—
Share based compensation	695	457	615	—
Company share of NPI depreciation and amortization(1)	151	121	168	112
Adjusted EBITDA	$19,643	$7,827	$11,854	$4,986

(1)
Represents 50% of NPI’s depreciation and amortization (i) for the nine months ended September 30, 2020 and 2019 of $151,000 and $121,000, respectively, and (ii) for the years ended December 31, 2019 and 2018 of $335,000 and $224,000, respectively. In accordance with IFRS, NeoGames’ share of

NPI’s expense is not recorded in our consolidated statements of comprehensive loss, but is rather reflected in our consolidated financial statements in accordance with the equity method, as we share in 50% of the profit (loss) of NPI. See Note 7A to our consolidated financial statements included elsewhere in this prospectus.
Components of Results of Operations
Revenues
We generate revenues from our turnkey solutions, games, our contracts with William Hill and the Aspire Group, the Michigan Joint Operation and development services we provide to NPI.
Our turnkey solution contracts and certain of our games contracts provide for a revenue share model that entitles us, either directly, or indirectly through Pollard, Intralot or NPI, to a predetermined share of either the NGR or the GGR generated by iLotteries using our platforms and/or games. Our share of NGR or GGR varies between customers and generally depends on the type and scope of value-added services provided to the customer. Our contract with Jogos Santa Casa for providing games in Portugal is the only contract we have that is based on a fixed fee per annum. We entered into this contract on September 24, 2019 for a fixed fee of EUR 2,670,000, which we recognize as revenue on a straight-line basis over the contract’s three-year term. Our contract with Intralot Interactive S.A for providing games to the Croatian lottery is the only contract we have that is based on gross sales. The initial term of this contract expired in 2014 and the contract has been renewed for 12-month periods, with the most recent renewal extending the contract to December 31, 2021. This contract provides for a fee that is determined based on the volume of tickets sold by the customer.
We record as revenues at least 50% of the revenues earned by the Michigan Joint Operation from the MSL, with an incremental 3 to 5% above our 50% share of royalties earned by the Michigan Joint Operation from certain games subsequently developed and provided by NeoGames as compensation for our development of such games. We record as revenues 100% of the revenues earned from our European customers.
As with the Michigan JV Agreement, we are entitled to at least 50% of the revenues earned by NPI from our customers, with an incremental 3 to 5% above our 50% share of royalties earned by NPI from certain games subsequently developed and provided by NeoGames as compensation for our development of such games (which we refer to collectively as our “NPI Revenues Interest”). However, while our revenues earned from the Michigan Joint Operation are reflected as revenues in our consolidated statement of operations, our NPI Revenues Interest is not recorded as revenues, but is rather reflected in our financial statements in accordance with the equity method. We share in 50% of the profit (loss) of NPI, subject to certain adjustments (including the incremental royalties mentioned above).
We generate revenues from William Hill in the form of a monthly fee charged to William Hill for its use of the sub-licensed NeoSphere platform. The monthly fee is calculated on a margin over cost basis.
We also record as revenue a monthly fee we receive from each of Aspire, the Michigan Joint Operation and NPI for certain software development and support services, which is calculated on a margin over cost basis.

The table below presents the royalties and other revenues generated by NeoGames (including through the Michigan Joint Operation), as well as NeoGames’ NPI Revenues Interest, for the nine months ended September 30, 2020 and 2019 and for the years ended December 31, 2019 and 2018.
	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018
	Unaudited		Audited
	(in thousands)
Royalties from turnkey contracts(1)	$23,432	$12,321	$17,240	$13,684
Royalties from games contracts	1,223	1,602	2,189	2,095
Use of IP rights	4,682	4,262	5,662	2,437
Development and other services – Aspire	1,864	3,221	4,099	3,421
Development and other services – NPI(2)	2,923	2,047	2,914	1,244
Development and other services – Michigan Joint Operation	1,071	654	958	594
Revenues	$35,195	$24,107	$33,062	$23,478
NeoGames’ NPI Revenues Interest(3)	$5,057	$1,044	$1,956	$574

(1)
Includes NeoGames’ revenues from the Michigan Joint Operation and Sazka.

(2)
Represents revenues recognized by NeoGames for services provided to NPI. Such amounts were also recognized as expenses by NPI. We share in 50% of the profit (loss) of NPI.

(3)
Represents 50% of NPI’s revenues (i) in the nine months ended September 30, 2020 and 2019 of $9.6 million and $2.0 million, respectively, plus an incremental $270 thousand and $50 thousand, respectively, of royalties from certain games as compensation for our subsequent development of such games and (ii) in the years ended December 31, 2019 and 2018 of $3.7 million and $1.1 million, respectively, plus an incremental $86 thousand and $11 thousand, respectively, of royalties from certain games as compensation for our subsequent development of such games. We refer to this, collectively, as our “NPI Revenues Interest” — however, in accordance with IFRS, our NPI Revenues Interest is not recorded as revenues in our consolidated statements of comprehensive loss, but is rather reflected in our consolidated financial statements in accordance with the equity method, as we share in 50% of the profit (loss) of NPI subject to certain adjustments (including the incremental royalties mentioned above). See Note 7A to our consolidated financial statements included elsewhere in this prospectus.

Operating expenses
Distribution expenses.   Distribution expenses are primarily comprised of traffic-related costs, including processing fees (including geo-location costs and ID verification costs), call center expenses (including hardware and software maintenance costs, and telecommunication expenses), personnel-related costs associated with these functions and occupancy costs associated with the facilities where these functions are performed.
Development expenses.   Our research and development expenses are primarily comprised of costs of our research and development personnel, contractor services in Ukraine and other development-related expenses. Research and development costs are expensed when incurred, except to the extent that such costs qualify for capitalization. We believe continued investments in research and development are important to maintain our competitive strengths and expect research and development costs to increase in absolute dollars, but to decrease as a percentage of total revenues.
Selling and marketing expenses.   Our selling and marketing expenses are primarily comprised of costs of our marketing personnel, travel expenses and other sales and marketing-related expenses. Selling and marketing expenses are expensed as incurred. We intend to continue to invest in our sales and marketing capabilities in the future to continue to increase our brand awareness and, although our selling and marketing expenses have decreased in recent periods due to the effect of COVID-19 on international traveling, conventions and marketing events, we expect these costs to increase on an absolute dollar basis as we grow our business.

General and administrative expenses.   General and administrative expenses primarily include costs of our executive, finance, legal, business development and other administrative personnel and service providers. General and administrative expenses are expensed as incurred. We expect that our general and administrative expenses will increase in absolute dollars for the foreseeable future as we expand our business, as well as to cover the additional cost and expenses associated with becoming a publicly listed company.
Depreciation and amortization
Our depreciation and amortization expenses are primarily comprised of amortization of capitalized research and development costs we incur in connection with our technical group personnel. We amortize these capitalized costs on a straight-line basis beginning when development is complete and the asset is available for use and continuing over their useful life, which we define as three years. We began to follow the directives of IFRS 16 in 2019, recognizing the annual costs of our leased premises within the amount of depreciation and amortization expenses.
Interest expense with respect to funding from related parties
Our interest expenses are primarily comprised of interest we incur on loans under the WH Credit Facility and the Promissory Notes (each as defined in ‘‘Related Party Transactions’’). For more information, see ‘‘Related Party Transactions’’.
Income taxes expense
We are subject to Luxembourg corporation taxes on profits derived from activities carried out in Luxembourg. NeoGames Systems Ltd. (“NGS”), our Israeli subsidiary, is subject to Israeli corporate tax. NPI, NeoGames US, LLP and NeoGames Solutions LLC are subject to U.S. federal income tax as well as certain state income taxes. Due to the resources invested in growing and developing our business, we have a recent history of generating losses. As of December 31, 2019, 2018 and 2017, we had cumulative carry forward tax losses generated of $63.0 million, $54.7 million and $45.9 million, respectively.
Company’s share in losses of Joint Venture
We own 50% of the equity of NPI and we record 50% of NPI’s loss as our loss, as adjusted to compensate the Company for our games development and DBG sales.

Results of Operations
The following table sets forth our results of operations in U.S. dollars and as a percentage of total revenues for the periods presented.
	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018	2017
	Unaudited		Audited
	(in thousands)
Consolidated Statements of Operations Data:
Revenues	$35,195	$24,107	$33,062	$23,478	$17,149
Distribution expenses	4,696	2,926	4,252	4,519	3,042
Development expenses	5,110	5,441	6,877	5,782	4,359
Selling and marketing expenses	1,094	1,302	1,981	1,457	1,275
General and administrative expenses	5,377	3,482	4,957	4,948	4,463
Initial public offering expenses	1,645	—	—	—	—
Depreciation and amortization	8,496	7,115	9,685	7,759	7,731
Profit (loss) from operations	8,777	3,841	5,310	(987)	(3,721)
Interest expense with respect to funding from related parties	3,261	2,801	3,792	2,309	2,234
Finance income	(21)	(7)	(53)	—	(228)
Finance expenses	690	280	382	195	18
Profit (loss) before income taxes expense	4,847	767	1,189	(3,491)	(5,745)
Income taxes expense	(706)	(960)	(1,243)	(586)	(479)
Profit (loss) after income taxes expense	4,141	(193)	(54)	(4,077)	(6,224)
Company’s share in losses of Joint Venture	(121)	(3,137)	(3,924)	(1,898)	(1,229)
Net and total comprehensive income (loss)	$4,020	$(3,330)	$(3,978)	$(5,975)	$(7,453)

	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018	2017
	Unaudited		Audited
	(as a % of revenues in absolute numbers)
Consolidated Statements of Operations Data:
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Distribution expenses	13.3	12.1	12.9	19.2	17.7
Development expenses	14.5	22.6	20.8	24.6	25.4
Selling and marketing expenses	3.1	5.4	6.0	6.2	7.4
General and administrative expenses	15.3	14.4	15.0	21.1	26.0
Initial public offering expenses	4.7	0.0	0.0	0.0	0.0
Depreciation and amortization	24.1	29.5	29.3	33.0	45.1
Profit (loss) from operations	24.9	15.9	16.0	4.2	21.7
Interest expense with respect to funding from related parties	9.3	11.6	11.5	9.8	13.0
Finance income	0.1	0.0	0.2	0.0	1.3
Finance expenses	2.0	1.2	1.2	0.8	0.1
Profit (loss) before income taxes expense	13.8	3.2	3.6	14.9	33.5
Income taxes expense	2.0	4.0	3.8	2.5	2.8
Profit (loss) after income taxes expense	11.8	0.8	0.2	17.4	36.3
Company’s share in losses of Joint Venture	0.3	13.0	11.9	8.1	7.2
Net and total comprehensive income (loss)	11.4%	13.8%	12.0%	25.4%	43.5%

Nine months ended September 30, 2020 compared to nine months ended September 30, 2019
Revenues
Revenues for the nine months ended September 30, 2020 were $35.2 million, an increase of $11.1 million, or 46.0%, compared to $24.1 million for the nine months ended September 30, 2019.
Revenues from our turnkey solution contracts for the nine months ended September 30, 2020 increased by 90.2% to $23.4 million, compared to $12.3 million for the nine months ended September 30, 2019. The increase was primarily driven by a 101% increase in the NGR generated by the MSL and a 83% increase in the GGR generated by Sazka.
Revenues from our games decreased for the nine months ended September 30, 2020 by 23.7% to $1.2 million, compared to $1.6 million for the nine months ended September 30, 2019. This decrease was primarily driven by a decrease in revenues generated from our account in Italy.
Revenues from our contracts with William Hill and the Aspire Group and certain software services we provide to NPI and the Michigan Joint Operation increased by 3.0% for the nine months ended September 30, 2020 to $10.5 million, compared to $10.2 million for the nine months ended September 30, 2019. This increase was primarily driven by an increase in revenues generated from William Hill from platform use associated with rolling out the solution into a larger number of states.
Distribution expenses
Distribution expenses for the nine months ended September 30, 2020 were $4.7 million, an increase of $1.8 million, or 60.5%, compared to $2.9 million for the nine months ended September 30, 2019. The increase was primarily driven by increase of $1.4 million in processing fees due to an increase of 104% in MSL revenues compared to the nine months ended September 30, 2019.
Development expenses
Development expenses for the nine months ended September 30, 2020 were $5.1 million, a decrease of $0.3 million, or 6.1%, compared to $5.4 million for the nine months ended September 30, 2019.
Selling and marketing expenses
Selling and marketing expenses for the nine months ended September 30, 2020 were $1.1 million, a decrease of $0.2 million, or 16.0%, compared to $1.3 million for the nine months ended September 30, 2019. The decrease was primarily driven by a decrease in travel expenses due to the effect of COVID-19 on international traveling, conventions and marketing events.
General and administrative expenses
General and administrative expenses for the nine months ended September 30, 2020 were $5.4 million, an increase of $1.9 million, or 54.4%, compared to $3.5 million for the nine months ended September 30, 2019. The increase was primarily driven by the addition of employees in our Tel Aviv office and bonus provisions for certain key employees.
Depreciation and amortization
Depreciation and amortization for the nine months ended September 30, 2020 was $8.5 million, an increase of $1.4 million, or 19.4%, compared to $7.1 million for the nine months ended September 30, 2019. The increase was primarily driven by an increase in the amortization of our capitalized software costs.
Interest expense with respect to funding from related parties
Interest expense with respect to funding from related parties for the nine months ended September 30, 2020 was $3.3 million, an increase of $0.5 million, or 16.4%, compared to $2.8 million for the nine months ended September 30, 2019. The increase was primarily driven by an increase in the principal amount outstanding under the WH Credit Facility.
Income taxes expense
Income taxes expense for the nine months ended September 30, 2020 was $0.7 million, a decrease of $0.3 million, or 26.5%, compared to $1.0 million for the nine months ended September 30, 2019. The decrease was primarily driven by a one off provision of $0.3 million recorded in the nine months ended September 30, 2019 associated with costs attributable to the 2015 Plan (as defined in “Management — Long-Term Incentive Plans — 2015 Plan (Amended 2019)”).
Company’s share in losses of Joint Venture
The Company’s share in the losses incurred by NPI for the nine months ended September 30, 2020 was $0.1 million, a decrease of $3.0 million, or 96.1%, compared to $3.1 million for the nine months ended September 30, 2019. This decrease was primarily driven by a decrease in NPI’s net loss, which was primarily driven by an increase of $4.1 million in the revenues generated under our turnkey solutions with the VAL, NHL and NCEL.
Year ended December 31, 2019 compared to year ended December 31, 2018
Revenues
Revenues for the year ended December 31, 2019 were $33.1 million, an increase of $9.6 million, or 41.0%, compared to $23.5 million for the year ended December 31, 2018.
Revenues from our turnkey solution contracts increased in 2019 by 26.0% to $17.2 million, compared to $13.7 million in 2018. The increase was primarily driven by an increase in the NGR generated by the MSL and Sazka.
Revenues from our games increased in 2019 by 4.0% to $2.2 million, compared to $2.1 million in 2018.
Revenues from our contracts with William Hill and Aspire and certain software services we provide to NPI increased by 77.0% in 2019 to $13.6 million, compared to $7.7 million in 2018. This increase was primarily driven by a full year of revenue generated from William Hill’s higher usage of the NeoSphere platform through a larger number of developers and by an increase of 135% in the revenue generated from NPI due to the launch of our turnkey solution for the NCEL in October 2019.
Distribution expenses
Distribution expenses for the year ended December 31, 2019 were $4.3 million, a decrease of $0.2 million, or 6.0%, compared to $4.5 million for the year ended December 31, 2018. The decrease was primarily driven by $0.2 million of distribution expenses recognized in the year ended December 31, 2018 resulting from PayPal clearing fees for the year ended December 31, 2017, as the Company’s accounting estimate for such expenses in the year ended December 31, 2017 was short by approximately $0.2 million at the approval date of the financial statements for that year and as such, was treated within the directives of changes in accounting estimates in the following reporting period.
Development expenses
Development expenses for the year ended December 31, 2019 were $6.9 million, an increase of $1.1 million, or 19.0%, compared to $5.8 million for the year ended December 31, 2018. The increase was primarily driven by the recruitment of additional employees in our Tel Aviv research and development center.
Selling and marketing expenses
Selling and marketing expenses for the year ended December 31, 2019 were $2.0 million, an increase of $0.5 million, or 36.0%, compared to $1.5 million for the year ended December 31, 2018. The increase was primarily driven by an increase in the number of employees in our games studio and marketing operations in the United States.

General and administrative expenses
General and administrative expenses for both years ended December 31, 2019 and 2018 were $5.0 million. Despite no material change in our overall general and administrative expenses, our labor and related and professional fees increased by $0.9 million, which was offset by a decrease in rental expenses associated with the implementation of IFRS 16.
Depreciation and amortization
Depreciation and amortization for the year ended December 31, 2019 was $9.7 million, an increase of $1.9 million, or 25.0%, compared to $7.8 million for the year ended December 31, 2018. The increase was primarily driven by the implementation of IFRS 16 relating to rental expenses.
Interest expense with respect to funding from related parties
Interest expense with respect to funding from related parties for the year ended December 31, 2019 was $3.8 million, an increase of $1.5 million, or 64.0%, compared to $2.3 million for the year ended December 31, 2018. The increase was primarily driven by an increase in the principal amount outstanding under the WH Credit Facility.
Income taxes expense
Income taxes expense for the year ended December 31, 2019 was $1.2 million, an increase of $0.6 million, or 112.0%, compared to $0.6 million for the year ended December 31, 2018. The increase was primarily driven by a one off provision of $0.5 million associated with costs attributable to the 2015 Plan (as defined in “Management — Long-Term Incentive Plans —  2015 Plan (Amended 2019)”).
Company’s share in losses of Joint Venture
Our share in the losses incurred by NPI for the year ended December 31, 2019 was $3.9 million, an increase of $2.0 million, or 107.0%, compared to $1.9 million for the year ended December 31, 2018. This increase in the losses incurred by NPI was primarily driven by significant up-front expenses related to the launch of our turnkey solution for the NCEL in October 2019.
Year ended December 31, 2018 compared to year ended December 31, 2017
Revenue
Revenues for the year ended December 31, 2018 were $23.5 million, an increase of $6.4 million, or 37.0%, compared to $17.1 million for the year ended December 31, 2017.
Revenues from our turnkey solutions contracts increased in 2018 by 30.0% to $13.7 million, compared to $10.5 million in 2017. The increase was primarily driven by a 19.0% increase in the NGR generated by the MSL and a 119.0% increase in the GGR generated by Sazka.
Our revenues from games contracts slightly increased in 2018 by 2.0% to $2.09 million, compared to $2.05 million in 2017.
Our revenues from our contracts with William Hill and Aspire and certain software services we provide to NPI and the Michigan Joint Operation increased in 2018 by 69.0% to $7.7 million, compared to $4.6 million in 2017. This increase was primarily driven by revenues we began generating from William Hill for its use of the NeoSphere platform in July 2018.
Distribution expenses
Distribution expenses for the year ended December 31, 2018 were $4.5 million, an increase of $1.5 million, or 49.0%, compared to $3.0 million for the year ended December 31, 2017. The increase was primarily driven by an increase in the processing expenses we incurred due to an increase in the number of transactions being cleared through the network of our banking processing providers.

Development expenses
Development expenses for the year ended December 31, 2018 were $5.8 million, an increase of $1.4 million, or 33.0%, compared to $4.4 million for the year ended December 31, 2017. The increase was primarily driven by an increase in the number of hours spent by our employees in connection with the services we provided to William Hill.
Selling and marketing expenses
Selling and marketing expenses for the year ended December 31, 2018 were $1.5 million, an increase of $0.2 million, or 14.0%, compared to $1.3 million for the year ended December 31, 2017. The increase was primarily driven by an increase in travel expenses.
General and administrative expenses
General and administrative expenses for the year ended December 31, 2018 were $5.0 million, an increase of $0.5 million, or 11.0%, compared to $4.5 million for the year ended December 31, 2017. The increase was primarily driven by payments made to our former Chief Executive Officer in connection with his departure from NeoGames.
Depreciation and amortization
Depreciation and amortization for the year ended December 31, 2018 was $7.8 million, a slight increase of $0.1 million, or 1.0%, compared to $7.7 million for the year ended December 31, 2017.
Interest expense with respect to funding from related parties
Interest expense with respect to funding from related parties for the year ended December 31, 2018 were $2.3 million, an increase of $0.1 million, or 3.0%, compared to $2.2 million for the year ended December 31, 2017.
Income taxes expense
Income taxes expense for the year ended December 31, 2018 were $0.6 million, an increase of $0.1 million, or 22.0%, compared to $0.5 million for the year ended December 31, 2017. The increase was primarily driven by an increase in the cost basis used in determining our taxable income in Israel.
Company’s share in losses of the Joint Venture
Our share in losses incurred by NPI for the year ended December 31, 2018 was $1.9 million, an increase of $0.7 million, or 54.0%, compared to $1.2 million for the year ended December 31, 2017. The increase in the losses incurred by NPI was primarily driven by significant up-front expenses related to the launch of our turnkey solution for the NHL in September 2018.
Results of Operations of NPI
	Year Ended December 31,
	2019	2018
	(in thousands)
Revenues	$3,740	$1,127
Distribution expenses	10,480	4,447
Selling, general and marketing expenses	1,067	293
Depreciation and amortization	335	224
Net and total comprehensive loss	$(8,142)	$(3,837)

Year ended December 31, 2019 compared to year ended December 31, 2018
Revenue
Revenues for the year ended December 31, 2019 were $3.7 million, an increase of $2.6 million, or 232.0%, compared to $1.1 million for the year ended December 31, 2018. This increase was primarily driven by the revenues generated from a full year of operations providing our turnkey solution for the NHL, which increased in 2019 by $1.5 million or 136.0%. On October 28, 2019, NPI launched its turnkey solution for the NCEL, which generated total revenues of $0.9 million for the year ended December 31, 2019.
Distribution expenses
Distribution expenses for the year ended December 31, 2019 were $10.5 million, an increase of $6.1 million, or 136.0% compared to $4.4 million for the year ended December 31, 2018. This increase was primarily driven by the set-up costs associated with the launch of our turnkey solution for the NCEL.
Selling, general and marketing expenses
Selling and marketing expenses for the year ended December 31, 2019 were $1.1 million, an increase of $0.8 million, or 264.0% compared to $0.3 million for the year ended December 31, 2018. This increase was primarily driven by the legal charges incurred by NPI in the litigation with the DoJ and costs associated with filing bid responses for various procurement processes in which NPI participated.
Liquidity and Capital Resources
We measure liquidity in terms of our ability to fund the cash requirements of our business operations, including working capital and capital expenditure needs, contractual obligations and other commitments, with cash flows from operations and other sources of funding. Since our inception, we have financed our operations primarily through the Promissory Notes and the WH Credit Facility.
Our primary requirements for liquidity and capital resources are to finance working capital, capital expenditures (including the deposit of performance bonds required under our U.S. contracts) and general corporate purposes. We also fund 50% of the losses of NPI (with Pollard funding the remaining 50%), subject to certain adjustments. We believe that our sources of liquidity and capital resources will be sufficient to meet our business needs for at least the next 12 months.
As of December 31, 2019, we had a deficit of $5.6 million, negative working capital of $9.8 million and cash and cash equivalents of $6.0 million, compared to a deficit of $2.2 million, positive working capital of $3.3 million and cash and cash equivalents of $3.2 million as of December 31, 2018.
During 2018, we borrowed $4.0 million with a stated annual interest rate of 5.0% and $2.0 million with a stated annual interest rate of 1.0% under the WH Credit Facility. The proceeds were used to fund the costs of new implementation projects during 2018 with the NHL and NCEL. During 2019, we borrowed a total of $6.5 million with a stated annual interest rate of 1.0% under the WH Credit Facility to secure the guarantees and bonding facilities for new contracts with the NCEL and additional prospective customers. In September 2020, we borrowed $2.5 million with a stated annual interest of 1.0% and approximately $2.0 million with a stated annual interest of 5.0% under the WH Credit Facility. The proceeds were used to refinance a portion of our debt under the WH Credit Facility and to pay off all interest accrued under the WH Credit Facility. For further information regarding the WH Credit Facility, see “Related Party Transactions — WH Credit Facility.”
The difference in the interest rates between the calculated fair value interest rate and interest due on these loans was recorded as loan discounts to be amortized over the funding repayment period as additional finance expenses. Accordingly, we recorded interest expenses of $1.2 million in 2019 based on the fair value market interest rate.
Cash Flows
The Company generates its inbound cash flow through the collection of revenues being charged to its customers monthly. The Company’s share of cash generated through North American turnkey contracts is being delivered through regular monthly settlements of net collections of customers’ revenues less NPI’s or Pollard’s share of costs contributed by us to support delivery commitments.
The following table presents the summary cash flows information for the periods presented:
	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018	2017
	Unaudited		Audited
	(in thousands)
Net cash provided by operating activities	$17,554	$9,837	$14,215	$5,378	$1,978
Net cash used in investing activities	(11,020)	(13,418)	(17,424)	(11,721)	(7,142)
Net cash provided by financing activities	(1,909)	6,219	5,991	6,000	—
Net increase (decrease) in cash and cash equivalents	$4,625	$2,638	$2,782	$(343)	$(5,164)
Net cash provided by operating activities
Net cash provided by operating activities for the year ended December 31, 2019 was $14.2 million, an increase of $8.8 million, compared to $5.4 million for the year ended December 31, 2018. The increase primarily resulted from a full year of revenues generated from William Hill for its use of our NeoSphere platform and related services as well as a continued increase in the NGR and GGR generated by the MSL and Sazka.
Net cash provided by operating activities for the year ended December 31, 2018 was $5.4 million, an increase of $3.4 million, compared to $2.0 million for the year ended December 31, 2017. The increase primarily resulted from continued increase in the NGR and GGR generated by the MSL and Sazka and revenues generated from William Hill.
Net cash provided by operating activities for the nine months ended September 30, 2020 was $17.6 million, an increase of $7.8 million, compared to $9.8 million for the nine months ended September 30, 2019. The increase primarily resulted from a continued increase in the NGR generated by the MSL.
Net cash used in investing activities
Net cash used in investing activities for the year ended December 31, 2019 was $17.4 million, an increase of $5.7 million, compared to $11.7 million for the year ended December 31, 2018. The increase was primarily driven by the increased number of development personnel, whose contribution was capitalized.
Net cash used in investing activities for the year ended December 31, 2018 was $11.7 million, an increase of $4.6 million compared to $7.1 million for the year ended December 31, 2017. The increase was primarily driven by the increased number of development and technology personnel associated with the efforts in developing of our platforms and technology assets.
Net cash used in investing activities for the nine months ended September 30, 2020 was $11.0 million, an increase of $2.4 million, compared to $13.4 million for the nine months ended September 30, 2019. The increase was primarily driven by an increase in proceeds received from NPI in 2020 compared to 2019.
Net cash used in financing activities
Net cash provided by financing activities for the year ended December 31, 2019 was $6.0 million, which was primarily the result of drawdowns from the WH Credit Facility.
Net cash provided by financing activities for the year ended December 31, 2018 was $6.0 million, an increase of $6.0 million compared to zero for the year ended December 31, 2017. The increase was primarily the result of drawdowns from the WH Credit Facility.
Net cash used in financing activities for the nine months ended September 30, 2020 was $1.9 million, which was primarily the result of initial public offering costs.

Contractual Obligations and Commitments
The following table summarizes our contractual obligations and commitments as of December 31, 2019:
	As of December 31, 2019
	In 3 months	Between 3 months and 1 year	More than 1 year	Total
	(in thousands)
Capital notes and accrued interest due to the Aspire Group	$—	$—	$22,419	$22,419
Loans from William Hill	—	12,920	—	12,920
Lease liabilities	—	1,455	3,382	4,837
Trade and other payables	1,855	—	—	1,855
Total	$1,855	$14,375	$25,801	$42,031
The following table summarizes our contractual obligations and commitments as of September 30, 2020:
	As of September 30, 2020
	In 3 months	Between 3 months and 1 year	More than 1 year	Total
	Unaudited
	(in thousands)
Capital notes and accrued interest due to the Aspire Group	$—	$—	$22,420	$22,420
Loans from William Hill	—	2,003	11,128	13,131
Lease liabilities	—	1,563	2,243	3,806
Trade and other payables	3,148	—	—	3,148
Total	$3,148	$3,566	$35,791	$42,505
Off-Balance Sheet Arrangements
We have no off-balance sheet arrangements.
Quantitative and Qualitative Disclosures About Market Risk
Our operations are exposed to a variety of financial risks: market and currency risk, interest rate risk, contractual risk, credit risk and liquidity risk. Our overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on our financial performance.
Risk management is carried out by management under policies approved by our board of directors.
Further quantitative information in respect of these risks is presented throughout our consolidated financial statements included elsewhere in this prospectus.
There have been no substantive changes in our exposure to financial instrument risks, our objectives, policies and processes for managing those risks or the methods used to measure them from previous periods unless otherwise stated below.
Market and Currency Risk
Market risk is the risk of loss that may arise from changes in market factors such as interest rates and foreign exchange rates.

We have exposure to foreign currency risk. Sales invoicing to customers is denominated primarily in U.S. dollars and euros and the Company’s most material expenses, such as labor, are denominated in New Israeli Shekels.
Our board of directors carefully monitors exchange rate fluctuations and reviews their impact on our net assets and position. Exchange rates are negotiated with our main provider of banking services as and when needed. We do not enter into any derivative financial instruments to manage our exposure to foreign currency risk.
Since December 31, 2019, we have seen significant macro-economic uncertainty as a result of the COVID-19 outbreak. The scale and duration of this development remains uncertain and could impact our earnings and cash flow. As part of our risk management process, we are closely monitoring the situation, including factors as outlined elsewhere in this prospectus as it relates to the Company’s ability to continue as a going concern.
Interest Rate Risk
Due to our minimal exposure to interest rate risk, we have not prepared any sensitivity analysis.
Contractual Risk
In the ordinary course of business, we contract with various parties. These contracts may include performance obligations, indemnities and contractual commitments and termination for convenience clauses. Also, in certain contracts we are committed to follow strict service-level agreement delivery commitments associated with heavy liquidated damages for events of failures. Our management monitors our performance under contracts with any relevant counterparties against such contractual conditions to mitigate the risk of material, adverse non-compliance.
Credit Risk
Credit risk is the financial loss if a customer or counterparty to financial instruments fails to meet its contractual obligation. Credit risk arises from our cash and cash equivalents and trade and other balances. The concentration of our credit risk is considered by counterparty, geography and currency. We give careful consideration to which organizations we use for our banking services in order to minimize credit risk.
An allowance for impairment is made where there is an identified loss event which, based on previous experience, is evidence of a reduction in the recoverability of the cash flows, although there have been no such impairments over the review year. We use forward looking information in their analysis of expected credit losses for all instruments, which is limited to the carry value of cash and cash equivalents and trade and other balances. Our management considers the above measures to be sufficient to control the credit risk exposure.
Liquidity Risk
Liquidity risk is the risk that we will not be able to meet our financial obligations when due. This risk relates to our prudent liquidity risk management and implies maintaining sufficient cash. Ultimate responsibility for liquidity risk management rests with our board of directors. Our board of directors manages liquidity risk by regularly reviewing our cash requirements by reference to short-term cash flow forecasts and medium-term working capital projections prepared by management.
Critical Accounting Policies and Significant Judgments and Estimates
The preparation of consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Critical accounting policies are those that are the most important to the portrayal of the Company’s financial condition and results of operations, and that require the most difficult, subjective and complex judgments. While the Company’s and NPI’s significant accounting policies are described in more detail in the notes to their respective consolidated financial statements, the most critical accounting policies, discussed below, pertain to areas where judgment of management, historical factors and estimates require a high degree of involvement when determining the final reported balance in the Company’s consolidated financial statements.
Funding transactions with related parties
The fair values of our funding transactions with related parties, the reserve relating to the funding transactions with a related group and the related interest expenses are recorded based on discounted cash flow of the anticipated repayments, discounted by an annual market interest rate determined by a reputable appraiser.
Capitalization of development costs
Costs relating to internally generated intangible assets are capitalized if the criteria for recognition as assets are met. The initial capitalization of costs is based on management’s judgment that technological and economic feasibility criteria are met. In making this judgment, management considers the progress made in each development project and its latest forecasts for each project.
Share based payments/compensation
Share options are vested over service periods, but exercisable only upon consummation of certain events as provided in the grants. Share based compensation expenses are recorded based on the fair values of the options, using the Black-Scholes model assumptions as well as the likelihood of the fulfilment of such events at the respective grant dates.
Existence of onerous contract
We apply judgment to determine the expected economic benefits from on-line platforms at initial stage of operations, as part of the assessment whether onerous contract circumstances exist.
Revenue Recognition
Revenues are recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring services to a customer. The Company generates its revenues through three streams:
•
royalties from licensing of technological platforms and provision of proprietary games content (which are recognized in the accounting periods in which the gaming transactions occur);

•
fees from use of intellectual property rights (which are recognized over the useful periods of the intellectual property rights); and

•
fees from development services (which are recognized in the accounting periods in which services are provided).

Recent Accounting Pronouncements
Our recent accounting pronouncements are shown in Note 2, V (1) to our consolidated financial statements.
JOBS Act
We are an emerging growth company, as defined in the JOBS Act. We intend to rely on certain of the exemptions and reduced reporting requirements provided by the JOBS Act. As an emerging growth company, we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, and (ii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis).

BUSINESS
Our Company
We are a technology-driven business that is an innovator in the lottery industry. As a global B2G and B2B technology and service provider to state lotteries and other lottery operators, we offer our customers a full-service solution that includes all of the elements required for the offering of lottery games, including Instants and DBGs (both as defined below), via personal computers, smartphones and handheld devices (“iLottery”). These elements include technology platforms, a range of value-added services and a game studio with a large portfolio of games. The value-added services that we offer facilitate various aspects of the iLottery offering including regulation and compliance, payment processing, risk management, player relationship management and player value optimization. Our complete solution allows our customers to enjoy the benefits of marketing their brands and generating traffic to their iLottery sales channels. We believe that we are the only full-service company exclusively focused on the iLottery industry.
NeoGames was established as an independent company in 2014, following a spin-off from Aspire Global Plc (formerly known as NeoPoint Technologies Limited) (“Aspire” and, together with its subsidiaries, the “Aspire Group”), a B2C and B2B service provider in the iGaming industry. Prior to the spin-off, our management team was responsible for the iLottery business of Aspire, which derived the majority of its revenues from the sale of iLottery games to various lotteries in Europe. In 2014, we began to focus on the U.S. iLottery market, which opened in 2012 with the introduction of online lottery ticket sales in Illinois. In order to access this significant market opportunity, we partnered with Pollard Banknote Limited (“Pollard”), one of the leading vendors to the global lottery industry. In 2014, we signed our first turnkey solution contract in the United States with the Michigan Bureau of State Lottery (the “MSL”), as a sub-contractor to Pollard.
In July 2014 we formed NPI, a joint venture with Pollard, for the purpose of identifying, pursuing, winning and executing iLottery contracts in the North American lottery market. NPI combines the Company’s technology and iLottery business and operational experience with Pollard’s infrastructure, administrative capabilities and relationships with lotteries in North America. NPI is managed by an executive board of four members, consisting of two members appointed by NeoGames and two members appointed by Pollard. NPI has its own general manager and dedicated workforce and operates as a separate entity. However, it relies on NeoGames and Pollard for certain services, such as technology development, business operations and support services from NeoGames and corporate services, including legal, banking and certain human resources functions, from Pollard.
Since its inception, NPI has secured iLottery contracts with the Virginia Lottery (the “VAL”), the New Hampshire Lottery Commission (the “NHL”) (as a sub-contractor to Intralot, Inc. (‘‘Intralot’’)), the North Carolina Education Lottery (the “NCEL”) and the Alberta Gaming, Liquor and Cannabis Commission (the “AGLC”). All of our iLottery business in North America is conducted through NPI, except in Michigan, where the contract is between the MSL and Pollard and we support the Michigan iLottery as a subcontractor of Pollard. We continue to conduct all of our business outside of North America through NeoGames.
The iLottery industry, and we as a company, benefit from long-term, multi-year contracts with our customers. Our primary full-service contract in Europe, with Sazka a.s. (‘‘Sazka’’) in the Czech Republic, was entered into in 2015 and the term was extended this year to 2025. Moreover, we have developed a leading market position in the United States — we currently provide iLottery solutions to the largest number of U.S. iLottery customers (excluding states that offer only subscription-based iLottery), including the highest-grossing iLottery program in the United States (the Michigan iLottery). Our revenues (which, as discussed in “Management Discussion and Analysis of Financial Condition and Results of Operations — Components of Results of Operations — Revenues,” excludes our NPI Revenues Interest) for the nine months ended September 30, 2020 were $35.2 million, an increase of 46.0% compared to our revenues of $24.1 million in the nine months ended September 30, 2019, and our revenues for the year ended December 31, 2019 were $33.1 million, compared to $23.4 million and $17.1 million for the years ended December 31, 2018 and 2017, respectively.

Global Customer Base
The Lottery Industry
Lottery is a well-established and accepted form of gambling that has been used to fund public projects and good causes. Forms of lotteries are offered through over 200 organizations around the world and generated gross sales of more than $300 billion in 2019, according to La Fleur’s 2020 World Lottery Almanac (“La Fleur’s”). These lotteries are typically operated or overseen by governments or state-owned organizations and serve an important role in funding state budgets. In the year ended December 31, 2019, U.S. lotteries generated $25.3 billion in profits for U.S. state governments, according to La Fleur’s. In turn, state governments use lottery profits to fund a wide range of socially beneficial causes including education, economic development, environment initiatives, healthcare, sports facilities, construction and infrastructure projects, cultural activities and tax relief. In our experience, many jurisdictions have come to rely on the proceeds from lottery operations as a significant source of funding for such causes.
In order to protect the lottery’s stability and dependability as a source of funding for government budgets, governments have instituted practices and protocols that prospective vendors to the lotteries must follow in order to compete for lottery contracts, including the:
•
use of complex official public procurement processes, requiring substantial commitments from participating vendors, such as performance bonds;

•
inclusion of termination at will provisions in contracts; and

•
requirement for specialized technology specifically for lottery that complies with lottery rules.

Governments also have tended not to frequently change lottery vendors while lottery operations are ongoing, to avoid the risks inherent to such change.
There are a limited number of companies that service the lottery industry, given the meaningful cost and required expertise associated with doing so.

Though the forms of lottery games vary, the basic structure of all lottery games involves the drawing of numbers at random for the chance of winning a cash prize. Lottery has generally been separated into two primary products:
•
draw based games (“DBGs”), such as Powerball, in which players select numbers and the winning combination or ticket is determined by a scheduled draw; and

•
instant tickets (“Instants”) in which players can instantly reveal a pre-determined result through which they can learn whether their ticket entitles them to a prize.

Instants are relatively more popular in North America than in Europe, representing 61.3% of lottery gross sales in North America compared to only 28.9% of lottery gross sales in Europe during 2019. Retail gross sales from Instants totaled approximately $51.1 billion in the United States in 2019, according to La Fleur's.
The global lottery industry has seen steady growth since 2003, with gross sales increasing at a CAGR of 3.5%, according to H2GC. Growth in this market has been stable and relatively uninterrupted by economic events or recessions. The industry’s steady performance is characteristic of its traditional game offerings, which have proved perpetually popular and have seen few dramatic innovations since the introduction of Instants in 1980. Traditionally, Instants and DBGs have only been distributed through retail channels. In the United States, which has been our main revenue driver for the past five years, lottery is offered in 45 states and the District of Columbia.
The global lottery market had gross sales of approximately $310 billion in 2019.

($ in billions, except per capita values)

North America
$89
(U.S.=$82)
Per Capita: $ 242
Lotteries contributed $ 25 bn+ to U.S. state governments in 2019
Europe
$111
Per Capita: $148
Latin America
$7
Per Capita: $ 11
Africa
$1
Per Capita: $1
Asia
$96
(China=$54)
Per Capita: $21
Australia
$6
Per Capita: $128

Source: La Fleur’s 2020 World Lottery Almanac, United Nations.
The iLottery Industry
Globally, lotteries are introduced through online sales channels in order to mitigate the effect of a maturing market, increase revenues and remain viable as an entertainment option in an increasingly competitive landscape. European markets, which were early to adopt online lottery channels, have seen significant iLottery Penetration, particularly in countries like Norway (49.5% in 2018; $129 per capita), Finland (42.4% in 2018; $125 per capita) and the United Kingdom (31.1% in 2020; $48 per capita), according to GamblingCompliance. In the United States, where iLottery was introduced in 2012, iLottery Penetration has thus far only exceeded 20% in Michigan.

iLottery Penetration in the U.S. and Select Mature European Markets

Source:   GamblingCompliance, state lottery commissions.
1
Represents digital sales as a percentage of total sales for the national lottery.

2
Represents iLottery gross sales from Instants in Michigan, Pennsylvania, New Hampshire, Georgia and Kentucky as a percentage of total lottery gross sales from Instants in the United States.

The iLottery industry shares many characteristics with the traditional lottery industry, including an important role within government budgets, a high degree of regulation, limited competition and a long procurement process. These shared characteristics include:
•
long sale cycles and substantial upfront investment;

•
long-term relationships; and

•
growth alongside other forms of gambling.

iLottery has been able to grow alongside the traditional lottery, suggesting that iLottery players may have a distinct profile from that of traditional retail lottery players.
Long sale cycles and substantial upfront investment
Launching a full iLottery program requires a considerable upfront investment in time and capital to develop what we refer to as “specialized technology” (the technology that is developed specifically for the lottery industry and requires considerable expertise), create a portfolio of tailored games and establish facilities to host the operations and data processing within the jurisdiction in which iLottery is offered. Unlike in traditional retail lottery, where a single state may have multiple service providers for Instants and a separate service provider for DBGs, for iLottery a customer typically expects a single service provider to support the full suite of Instants and DBGs. These upfront investments are further amplified by a procurement process for government customers that involves significant restrictions and formalities, and a general requirement for an iLottery provider to deposit performance bonds to guaranty the program’s level of performance.
A typical roll-out of our turnkey solution for a new customer requires a significant upfront capital investment and generally takes a number of months until full integration is achieved. The key variables regarding cost of implementation and time to market are:
•
the range of online games offered by the customer;

•
the complexity of technological integration, which may include the integration of our technology with third-party systems for know-your-customer (“KYC”), point-of-sale, banking and payment applications;

•
the required level of configuration and customization of our technology platforms to the specific requirements of the lottery and the relevant regulatory regime (e.g, lottery gameplay guidelines and taxation laws);

•
the extent of regulatory requirements and other compliance guidelines within a particular jurisdiction;

•
the amount required to be provided in a performance bond as a guarantee against the potential failure of the service provider to meet its contractual obligations; and

•
the potential investment required for the deployment of hardware, networking and software equipment into local data centers, in order to comply with the most stringent regulatory requirements.

Long-term relationships
In the traditional lottery industry, the significant upfront time and capital investment required to launch a new offering has typically resulted in long-term contracts (generally in excess of four years) that include extension options. Lotteries have generally kept their incumbent central lottery system providers when contracts expire, given the substantial incremental cost and lengthy transition periods of switching providers. For example, since 2010, only seven of 46 lotteries in operation in the United States have changed their central lottery system providers.
Given the limited number of competitors with specialized iLottery technology and content developed in order to satisfy jurisdiction-specific requirements, we expect that contract turnover in the iLottery industry will be similarly low and incumbent iLottery vendors will be well positioned to secure new contracts. In some cases, rather than administer a lengthy procurement process followed by a complicated system conversion involving potential service revenue disruptions, customers may negotiate for incremental technology and services in return for an extension of the contracts with their incumbent provider. Since our founding, when a contract has reached its term, we have successfully extended or renewed through procurement each of those customer contracts in Europe and the United States.
In the traditional retail lottery industry, the limited contract turnover facilitates high returns on invested capital on established contracts, and also provides visibility into future earnings. We expect that the same will be true of contracts in the iLottery industry. Moreover, once a credible and successful technology platform and database of games is created, subsequent iLottery contract wins can generate higher returns on invested capital compared to earlier contracts. We generally seek to recover our upfront invested capital during the initial term of the contract.
Growth alongside traditional lottery and other forms of gambling
We believe that iLottery can grow alongside traditional retail lottery. Many states that have authorized robust iLottery solutions (such as Georgia, Kentucky, Michigan and Pennsylvania) have experienced growth of both the iLottery and traditional lottery segments. In Michigan, for example, from the introduction of iLottery in 2014 through 2019, gross sales from traditional lottery have grown at a CAGR of 7.8%, which is higher than the growth of traditional lotteries in most U.S. states that have not implemented iLottery. We believe this demonstrates the positive influence and additive nature of an iLottery offering, as well as its ability to introduce a new player demographic to lottery games.
We also believe that the iLottery player base and revenue streams do not substantially overlap with other forms of online gambling. iLottery games are designed to be simple to play and appeal to the mass market. They differ from sports betting and other types of gambling in that these other forms of gambling typically require more complex decision making. The risk profile of iLottery games (with many tickets providing a small “win” and a few tickets providing for extraordinary wins) also provide a different player experience, which we believe appeals to the mass market of casual players. The ability of iLottery to grow alongside other forms of online gambling is evidenced by the European markets. According to H2GC, from 2003 through 2019, the European Union 27 group and the United Kingdom experienced the following results:

European Market Gaming Vertical GGR CAGR Comparison (2003-2019)

Source:   H2GC. Includes European Union and United Kingdom.
1
For 2007 – 2019 (as 2007 was the first year of available data in H2GC for the United Kingdom).

Industry Growth Drivers
The global iLottery industry has emerged as a fast growing segment within the global lottery market, with GGR increasing at a CAGR of 24.0% between 2003 and 2019, according to H2GC. The most significant drivers of this growth include technological improvements, changing player preferences and deregulation.
Technological improvements
•
Increased internet access — increased levels of internet access, improved internet infrastructure, greater confidence in the security of the internet for transacting, rapid growth in usage of internet-connected smartphones, tablets and other devices and product innovation by iLottery platform and service providers have provided the foundation on which the iLottery industry has been able to grow.

•
Increased ownership of mobile devices — globally, the number of devices and connections is growing faster than the population, which is accelerating the average number of devices per household.

•
Improved entertainment experience — advancements in technology have improved the ability of entertainment providers to provide a meaningful entertainment experience online or through mobile and handheld devices, making iLottery more attractive to players. Vendors have also been able to use digital and social media to enhance the user experience and as such vendors are able to access a broader group of end users (such as a younger demographic).

Changing player preferences
•
Demand for instant access — as consumers spend more time on their smartphones with easy access to internet and cellular data, they seek instant access to their sources of entertainment. iLottery allows players to play games at any time and from anywhere in the lottery jurisdiction. This allows players to access a wide range of game options at any time, without having to be physically present in the retail environment.

•
Demand for mobile channels — the traditional lottery market is maturing. Physical retail sales channels account for a lower proportion of shopping by a younger demographic compared to older generations, and as such, traditional lotteries have developed an aging customer base. iLottery, however, has introduced lottery style games with added entertainment value to the online domain, tapping into a new demographic of typically younger players more inclined to engage through the usage of mobile and other online channels. This broader appeal has expanded the total lottery market by attracting a new generation of players.

Certain of these drivers, such as the demand for instant access and mobile channels, have been amplified by the COVID-19 pandemic, which has accelerated customer traffic into online channels. See “— Impact of COVID-19.”

Deregulation
Deregulation for lotteries and online gambling activities has also contributed to industry growth. This trend has been particularly prevalent in the United States, in which the number of states offering iLottery solutions (excluding states that offer only subscription-based iLottery) has grown to nine since 2012. The table below shows the iLottery offerings available in the United States today:
State	Population (in millions)	FY19 Retail Lottery Gross Sales (in millions)	FY19 Retail Lottery Gross Sales Per Capita (in millions)	iLottery Offering
				DBG	Instants
Pennsylvania	12.8	$4,503	$352	X	X
Georgia	10.6	4,455	420	X	X
Michigan	10.0	3,884	389	X	X
Illinois	12.7	2,975	235	X
North Carolina	10.5	2,860	273	X
Virginia	8.5	2,294	269	X	X
Kentucky	4.5	1,130	253	X	X
New Hampshire	1.4	384	283	X	X
Rhode Island	1.1	263	249	X	X
New York(1)	19.5	8,208	422
California	39.5	7,388	187
Florida	21.5	7,151	333
Texas	29.0	6,252	216
Massachusetts	6.9	5,492	797
New Jersey	8.9	3,549	400
Ohio	11.7	3,361	288
Maryland	6.0	2,197	363
South Carolina	5.1	1,981	385
Tennessee	6.8	1,690	247
Missouri	6.1	1,466	239
Indiana	6.7	1,348	200
Connecticut	3.6	1,334	374
Arizona	7.3	1,077	148
Washington	7.6	803	105
Wisconsin	5.8	713	122
Colorado	5.8	680	118
Minnesota	5.6	637	113
Louisiana	4.6	524	113
Arkansas	3.0	516	171
Iowa	3.2	391	124
Oregon	4.2	380	90
Maine	1.3	300	223
Kansas	2.9	295	101
Idaho	1.8	288	161
Oklahoma	4.0	242	61
Washington, D.C.	0.7	213	302
West Virginia	1.8	201	112
Delaware	1.0	196	202
Nebraska	1.9	192	99
New Mexico	2.1	144	68
Vermont	0.6	139	223
South Dakota	0.9	63	71
Montana	1.1	60	56
Wyoming	0.6	37	64
North Dakota(1)	0.8	35	46
Mississippi	3.0	—	—

Sources:   La Fleur’s; Eilers & Krejcik Gaming
(1)
New York and North Dakota offer subscription-based lottery.

We believe that the success of these iLottery offerings and the increasing budgetary shortfalls in many U.S. states will accelerate the pace of deregulation and lead to further growth of the iLottery industry for several reasons:
•
lottery plays a significant role in state budgets, which have been materially impacted by the COVID-19 crisis;

•
public policy stakeholders generally view lottery games as a more socially acceptable form of gambling;

•
lotteries, which effectively function as both regulator and operator, generally have more flexibility in their offerings compared to commercial casino operators; and

•
lotteries are well-known, respected, long-established and generally accepted by local communities.

iLottery Markets
The global iLottery market has exhibited significant growth in recent years. From 2015 through 2019, the iLottery market size in GGR increased at a CAGR of 19.0%, with strong growth in North America as depicted below. The relatively low growth in Europe is a result of the maturity of the European market, which has had iLottery since 2003.
iLottery GGR CAGR by Region (2015 – 2019)

Source:   H2GC
Europe
Europe is the largest, and a relatively mature, iLottery market, with several European lotteries having been early adopters of online sales channels. Many European lotteries chose to establish online sales solutions independently through their respective in-house platforms, but in the last few years they have started to engage iLottery providers such as NeoGames, primarily for iLottery content.
North America
iLottery is offered in both the United States and Canada. Although iLottery is a relatively new industry in North America, the North American market features per capita spending on lotteries among the highest in the world, as well as the highest adoption rate of Instants and one of the highest internet penetration rates globally, making it appealing and positioned for a transition from a traditional retail lottery-only model to a hybrid model combining traditional retail lottery and iLottery.
Although certain iLotteries were launched in 2012, the first public procurement process resulted in our launch of the Michigan iLottery in partnership with Pollard in 2014. As such, the iLottery industry in the United States is currently in its nascent stages compared to more mature markets like Europe.
The Canadian iLottery market is different than the United States market in that in Canada, provincial regulators and their lotteries typically seek a full online solution that includes all gaming verticals in addition to an iLottery offering. For example, in Alberta we have been awarded a contract to provide the entire online gaming suite, including iLottery, casino games and sports betting.

Other Markets
iLottery is offered around the world and presents significant opportunities outside of Europe and North America. We constantly monitor these markets and will explore additional opportunities on a case-by-case basis. At this time, however, we believe our resources are best spent focusing on the significant market opportunity in North America, in which we believe we have already established ourselves as a market leader.
Our Solutions and Services
We offer iLottery solutions through two distinct business lines — turnkey solutions and games. Our turnkey solutions are tailored to each customer and can include a combination of any of our platforms, value-added services and game studio. Our games offering is related to our game studio, and consists solely of offering our portfolio of iLottery content to lotteries.
We also provide certain software development services to the Aspire Group and NPI and sub-license certain platforms to William Hill Organization Limited (“William Hill”). For more information on our contracts with William Hill and Aspire, see “Related Party Transactions.”
Our Technology Platforms
NeoSphere
The central technology platform we offer, NeoSphere, delivers comprehensive iLottery capabilities through its player account management (“PAM”) module, and acts as the system of record for all transactions.
The NeoSphere platform provides and controls the functionality related to the management of players throughout their entire lifecycle. This includes registration (regardless of the digital channel used by the player), age and identification verification, geolocation sign-in, responsible gaming monitoring, product usage, issue resolution, player compliance, player retention, marketing and player services, as well as the functionality required for wallet transactions. The PAM module is where we collect, process and record every transaction associated with a player’s identification across the entire turnkey solution. The data collected through these online interactions gives us an insight into player preferences, and consequently informs the execution of player segmentation strategies to drive insightful iLottery campaigns. Utilizing our responsible gaming and compliance features embedded throughout our solution, we also monitor gaming activity and provide controls and alerts customized for each player’s profile.
We believe the highly flexible and versatile PAM that we offer can power the management and operations of many forms of online gaming and is trusted by our customers for its performance and reliability. For example, this PAM serves as the central platform for William Hill’s U.S. online sports betting and iGaming offerings, supports the significant growth of lottery and casino games and sports betting under our agreement with Sazka and powers the entire suite of iGaming offerings under our agreement with the AGLC.
NeoDraw
NeoDraw is a central gaming system for the issuance, sale and operation of DBGs. The proprietary technology of NeoDraw has been developed specifically for the iLottery market and is fully-integrated with the NeoSphere platform to facilitate the rapid implementation of DBGs as part of the complete turnkey solution.
NeoDraw is an example of specialized technology. Providers of online casino games or sports betting typically cannot apply their technology used for online casino and sports betting to DBG offerings given the multifaceted nuances of lottery game mechanics and math.
The main advantages of NeoDraw include:
•
Greater flexibility for the lottery — NeoDraw can operate independently or in parallel with an existing retail central lottery system and is not constrained by limitations of traditional lottery systems.

•
Quicker time to market — NeoDraw is fully-integrated with NeoSphere. This reduces the complexity, resources and time required to integrate with a third-party system to launch traditional games.

•
Additional functionality — NeoDraw enables us and our lottery customers to introduce new innovations related to online purchase flows, shopping cart functionality and in-game features that are in some cases not available with legacy central lottery systems.

Currently, all of our U.S. customers have opted to employ NeoDraw to launch their iLottery offerings.
NeoPlay
NeoPlay is the technology platform we offer that manages online Instants. It facilitates configurations, including prize tables, payouts, ticket series setups, ticket price points and many other variables, and supports channels, including mobile, desktop and applications.
Our Services
With more than ten years of experience in the iLottery industry (including our management team’s operation of the iLottery business of Aspire), we have gained substantial knowledge and direct experience in the full spectrum of marketing and business operations which is essential to enable the revenue growth of our customers. The ever-growing insights that we continue to gain from our broad view of analytics, game performance, player support, payment solutions management and more allows us to act as a strategic partner to our customers in jointly developing their iLottery business.
We provide services to our customers across four key areas: marketing operations, player operations, technology operations and business operations.
•
Marketing operations — we provide targeted marketing services and data analytics to our North American customers through the entire player lifecycle, from digital acquisition and onboarding to game participation. Such operations include:

•
implementation of promotional campaigns tailored to player segments;

•
maximization of the return generated from a player;

•
results-based analytics of player behavior;

•
player-level segmentation-based evaluation of the player’s activity status, game orientation, deposit characteristics, reaction to previous promotional campaigns and account balance status;

•
predictive analysis of the lifetime value of players acquired from different marketing and promotional campaigns; and

•
information regarding the decision on which player acquisition strategies and marketing campaigns to focus and which to abandon.

•
Player operations — leveraging years of experience managing players on behalf of our customers, we provide to our North American customers various services designed to offer the best possible services to iLottery players. Such operations include:

•
a customer service center based in Lansing, Michigan, which services our North American customers;

•
responsible gaming services to proactively detect and react to player gaming behaviors;

•
compliance services including anti-money-laundering (“AML”) and KYC solutions to meet the customer’s local requirements; and

•
facilitating the flow of funds throughout the entire player lifecycle, from funding to cash-outs.

•
Technology operations — these operations, which we provide to many of our customers, are meant to provide the full spectrum of monitoring and maintenance of our platforms and protect the integrity of our back-end iLottery software. Such operations include:

•
the deployment of our technology platforms in the form of a SaaS offering;

•
ongoing deployments of advanced versions of our software;

•
handling of all reported production incidents;

•
verification of technological defects, and potential escalation to the development team; and

•
monitoring the network’s performance for degradation and potentially fraudulent activity.

•
Business operations — we facilitate payment processing services by third-party vendors and manage customer-facing personnel. Such operations include:

•
integrating third-party payment solutions into our platforms to allow for credit and debit card transactions and bank transfers;

•
serving as merchant of record on behalf of our customers;

•
recruiting, training and managing customer service representatives; and

•
developing and managing the project plan required to deploy each solution.

Our Game Studio
We believe that, while operating the iLottery business of Aspire, our management team was the first to build a separate business unit exclusively for the development of iLottery games. We believe that we have one of the largest iLottery game portfolios in the global lottery industry, consisting of more than 350 proprietary games.
We believe that the competitive advantage of our exclusive focus on iLottery platforms also extends to our game studio. Games offered by lotteries need to comply with strict regulation and guidelines. We believe that our focus solely on iLottery enables us to produce the best iLottery games that meet such regulations and guidelines, while providing an entertaining and diverse player experience. We believe this ability is derived from our vast experience and deep understanding of the boundaries established by such regulations and guidelines and our proven ability to “innovate inside the box.”
Our games are developed by the highly dedicated members of our studio with experience across art design and advanced multimedia animations, software development, engineering and mathematics. Prior to and during the production of a game, we consider a number of fundamental factors, including:
•
Entertainment value — the level of player interaction as part of the game, the complexity level of playing the game, the multimedia experience (design, animation and audio), and the duration of a game.

•
Mathematics — controlling the risk level of the game and optimizing the game experience to the risk profile of iLottery players (given the target payout ratio).

Competitive Landscape
While competition in the lottery industry is limited as a result of various barriers explained above, the innovative nature of iLottery created an opportunity for a singularly-focused company to enter and compete with long-time incumbents of traditional lottery. Our experience suggests that brand awareness, compelling customer business results and credibility in solid delivery and services will remain vital for success within the iLottery industry. Just as it has with traditional lottery, we believe this will lead to stable contracts with limited turnover.
We believe that the iLottery industry is less exposed to new market entrants than other gambling markets, due to the considerable barriers to entry imposed by the government procurement process, regulations and the need for specialized technology, among other factors. There is, however, intense competition among the few existing iLottery providers with respect to new iLottery contracts. We compete both for contracts to supply our full turnkey solution and for contracts to supply our portfolio of games.
We compete primarily against International Game Technology PLC (“IGT”), Scientific Games Corp. (“SGMS”) and Intralot for turnkey solutions contracts. With the exception of Intralot, we compete against the same companies for game contracts, in addition to several other companies, such as Instant Win Gaming Ltd. Although these other companies, which do not offer turnkey solutions, may capture some content market share, they will need to host their games on platforms like ours. Other companies may in the future choose to enter the iLottery industry, but we believe the expertise and experience required to build and operate a successful iLottery technology platform will limit this expansion.

We have deployed our turnkey solution to more U.S. lotteries that engaged a full-service iLottery provider than any of our competitors. The chart below presents the contracts held by existing lottery and iLottery providers within each sub-vertical of the lottery industry.
			iLottery Contract
	Incumbent Retail Provider		Provider	Launch Year	iLottery Penetration from Instants(1)
State	Instant	DBG
Illinois	SGMS	Intralot	Camelot	2012	N/R
Georgia	SGMS / IGT	IGT	IGT	2012	1.3%
Michigan	SGMS / Pollard / IGT	IGT	NPI	2014	36.7%
Kentucky	SGMS / Pollard	IGT	IGT	2016	2.5%
Pennsylvania	SGMS	SGMS	SGMS	2018	11.3%
New Hampshire	SGMS	Intralot	NPI	2018	11.5%
North Carolina	IGT	IGT	NPI	2019	N/R
Rhode Island	IGT	IGT	IGT	2020	1.1%
Virginia(2)	IGT	IGT	NPI	2020	N/R

N/R = Not Reported
(1)
iLottery Penetration is for fiscal year 2019, except for Rhode Island which is for fiscal year 2020.

(2)
Our relationship with the VAL began in 2016 with the launch of online subscriptions for DBGs.

Our Competitive Strengths
Technology design and flexibility
Our focus on iLottery allows us to prioritize the improvement of our iLottery technology and services ahead of other business opportunities. We believe that our focus on iLottery solutions, building upon years of expertise and deep exposure to U.S. customers, has given us a superior understanding of iLottery customers and players that allows us to continue to outperform our competitors in iLottery solutions and games.
The fully-integrated iLottery turnkey solution that we offer is designed to be flexible, responsive and readily adaptable to meet each customer’s needs, as well as support future growth and innovation over time. The open architecture we utilize in the development of our technology provides several benefits to our customers. With a single code base, our platforms can be continuously adapted and improved without any hindrance or restrictions from third-party suppliers. This means that all of our customers can run the same core software version and receive the same advancements and updates in a relatively short period of time, allowing us to evolve our platforms and games at a fast pace and large scale.
In-house game studio
We have produced more than 350 proprietary iLottery games and we operate our own in-house game studio. Historically, our in-house games have performed strongly relative to our competitors’ in terms of profitability and popularity. Our game studio allows us to offer our customers a complete solution, while certain of our competitors must use third party vendors in order to provide their customers with games. In addition, our extensive game portfolio allows us to extend our customer base to customers who do not need our full turnkey solution, but are looking to expand their online games offering for greater variety of entertaining content.
iLottery business operations experience
Our experience as a B2C and B2B gaming operator, initially within Aspire, followed by years of hands-on experience managing players on behalf of our U.S. customers as part of our player operations service, has helped inform how we manage and engage iLottery players. We have also gained substantial knowledge about the iLottery market and its participants in the past decade through our operations in Europe and the

United States. Our experience provides us a deep understanding of the characteristics of iLottery players, allowing us to customize our solutions to such players’ needs and interests.
We analyze our customers’ player game data daily to gain insights into game play mechanics and player preferences across multiple jurisdictions. Our focus is on the players and understanding their characteristics, perception of gambling, loyalty to the lottery brand and other attributes. We believe this understanding has contributed to the success of our game studio.
Evidence of our strong operational acumen is evident in the performance of our U.S. contracts. Between 2015 and 2019, GGR from Instants for the Michigan iLottery grew at a 58.3% CAGR. The chart below presents gross sales and GGR of the U.S. states with iLottery offerings (excluding states that only offer subscription-based iLottery), as reported by the respective state lottery commissions.
			iLottery Instant Ticket			Per Capita
State	Launch Year	Fiscal Year(1)	Gross Sales (in millions)	GGR (in millions)	Population (in millions)
						Gross Sales	GGR
Michigan	2014	2019	$961	$116	10.0	$96	$12
Pennsylvania	2018	2019	$381	$49	12.8	$30	$4
New Hampshire	2018	2019	$33	$5	1.4	$24	$4
Georgia	2012	2019	$41	N/R	10.6	$4	N/R
Kentucky	2016	2019	$17	$4	4.5	$4	$1
Rhode Island	2020	2020	$1	N/R	1.1	$1	N/R
Illinois(2)	2012	2019	N/R	N/R	12.7	N/R	N/R
North Carolina(2)	2019	2019	N/R	N/R	10.5	N/R	N/R
Virginia	2020	2019	N/R	N/R	8.5	N/R	N/R

N/R = Not Reported
(1)
2019 fiscal year is used for comparative purposes, except for Rhode Island, which launched its iLottery offering in 2020. The 2020 fiscal year provides the first year of available data.

(2)
Illinois and North Carolina provide for DBGs only.

Time to market
We have deployed our turnkey solution to more U.S. lotteries that engaged a full-service iLottery provider than any of our competitors. The experience we gained in such deployments has allowed us to improve our implementation process and shorten our time to market. In addition, because our central lottery system is already fully-integrated with our turnkey solution, we are able to reduce the complexity, resources and time involved in the integration of third-party systems, which also contributes to shorter time to market. For example, we launched our turnkey solution for the NHL within seven months of being awarded the contract.
Brand awareness and credibility
Given the important role of lotteries in government budgets, winning the trust of customers is critical for lottery platform and service providers to be awarded new contracts, and reputation and brand are important to winning that trust. While only entering the U.S. market in 2014, we believe we have emerged as a well-known and respected name in the iLottery industry in the United States and globally because of our performance supporting our customers’ growth. The Michigan iLottery has served as role model to other U.S. states seeking to offer iLottery, and we believe that state lotteries are aware of our operating acumen and the role our technology has played in driving that success.
The Michigan Lottery won the Lottery Operator of the Year award for 2020 in the eGaming Review (the “EGR”). The EGR Judges Panel commented that “to be so far ahead [of] other U.S. iLottery operators is testament to excellent performance across the board. Clearly many well-thought and well executed innovations across payments, product, and marketing.” In addition, in 2020 NPI won the “Lottery Supplier of the Year” title in the EGR North American Awards. This is the second consecutive year NPI has won this title. The Lottery Supplier of the Year category celebrates suppliers who have demonstrated outstanding performance and innovation in the delivery of market-leading solutions for lottery operators. The EGR Judges Panel commented that NPI had “hugely impressive entry and their recent contract success backs up the words. Their US focus means they are clearly a deserving winner.”
Cooperation with various market players
Our openness to pursue opportunities that bring together strengths from different vendors has brought us to successfully cooperate with other vendors in the iLottery industry. We believe this approach allows us access to contracts that would otherwise have not been available for public procurement. For example, with respect to the NHL, we serve as a sub-contractor to Intralot and, with respect to the AGLC, we are cooperating with IGT to offer access to their suite of casino games, an area in which they specialize, to benefit the offering. We expect to continue to see similar opportunities, including opportunities to provide our successful game portfolio in cooperation with other vendors to the benefit of the state lotteries.
Our Growth Strategy
Our growth strategy is built upon five pillars:
•
expanding the penetration of our existing customer contracts;

•
expanding the scope of our existing customer contracts;

•
winning new turnkey contracts in the United States;

•
growing our game studio customer base; and

•
expanding our range of offerings and geographical presence.

Increase Penetration within Existing Customer Contracts
Our performance in Michigan proves a compelling case study on our potential to disrupt a market for the better. Since its launch in 2014, the Michigan iLottery has accounted for a growing percentage of gross sales from Instants in Michigan.
Michigan Gross Sales and iLottery Penetration

Source: Michigan Lottery, GamblingCompliance. Represents fiscal years.

Over this same period, gross sales from Instants in Michigan have grown significantly faster than lottery sales in Michigan and elsewhere in the United States.
Michigan Lottery Outperformance: Gross Sales CAGR (2014-2019)1

Source: Michigan Lottery, GamblingCompliance. Represents fiscal years.
1
Some states calculate gross sales in different ways than others. In New Hampshire, for example, the reported total lottery gross sales includes the GGR from iLottery Instants as opposed to the gross sales from iLottery instants. Due to a lack of uniform disclosure and available information, this figure is based on the sales as reported for all states excluding Michigan.

This increase in gross sales directly leads to a surge in GGR, on which our revenues are based. The below table presents Michigan’s iLottery Instants GGR from Instants by fiscal year, including the most recent fiscal year ended September 30, 2020. In the most recent fiscal year, GGR per capita from Instants was $22.
Michigan iLottery GGR from Instants ($mm, Except Per Capita)

Source:   Michigan Lottery, GamblingCompliance. Represents fiscal years.
Our more recent turnkey solution launches have experienced even quicker success than we experienced in Michigan, driven by our improved product, operational acumen, and favorable market conditions. In Virginia, for example, we launched our turnkey solution in July 2020 and experienced first month per capita sales of $4.06.

First Month Per Capita iLottery Sales

Source:    iGBNorth America
In its first quarter of operations, the VAL saw $121.5 million in gross sales, exceeding its projections by 56% and representing 18% of the VAL’s gross sales in the quarter.
iLottery Penetration (Instants) by State (FY 2019)

Source:   State lottery commissions. Each state represents FY 2019 results, except for VA.
1
Represents VAL’s total (Instants and DBG) iLottery Penetration in the first three months of operation (July — September 2020).

Based on our prior experience in certain European markets, we believe there remains considerable room for growth above our current level of iLottery Penetration. Leveraging our operational expertise and technology, we plan to work closely with our customers to strengthen the reach of our offering in each market.
Increase Scope of Existing Customer Contracts
Certain of our contracts only include some of the platforms and services we can provide. We believe there is significant potential to offer additional games and services, including feature enhancements, to our existing customers in the future. For example, when we procured our contract with the VAL in 2016, we offered only online subscription DBGs. However, following a recent change in legislation, in March 2020, the VAL chose to expand our contract to include both Instants and DBG offerings. The offering under the expanded contract launched in July 2020 and has an initial term through 2026 plus the option to extend for five additional years. A number of our contracts are in their early years and, as such, provide us ample time to expand the offerings we provide to our existing customers.
We believe the scope of services that we can provide to our current customers is broad, as evidenced by our most recent customer contract, launched in September 2020, pursuant to which we provide the AGLC with their full suite of online gaming offerings including iLottery, casino games, sports betting, poker, live dealer games and bingo. This contract, which includes a seven-year initial term and a five-year extension option, grants NPI the right to create and power the only regulated gaming website in Alberta. We are also responsible for marketing initiatives undertaken by the lottery, which we believe will enhance the overall experience for players. The province of Alberta has a population of 4.4 million, and in fiscal year 2019 the AGLC had sales of C$946.2 million, according to the AGLC 2018-2019 Annual Report. On September 30, 2020, the AGLC officially launched its offering, PlayAlberta, powered by our turnkey solution.
We have gained substantial knowledge about the iLottery market and its participants in the past decade through our operations in Europe and the United States, and our experience provides us with a deep understanding of the characteristics of iLottery players, allowing us to customize our solutions to such players’ needs and interests. We believe this will lead to a stronger relationship with our customers.
Win New Contracts in the United States
In addition to investing in the growth of our existing contracts, we continuously seek to expand our operations by securing new contracts. While lottery is offered in 45 states and the District of Columbia, iLottery Instants or DBGs are currently offered in only the nine states depicted in the map below (excluding states that offer only subscription-based iLottery). We believe that many more states will elect to offer iLottery, and we believe we will continue to win new contracts.
Current North America iLottery Landscape
Population in U.S. States with State Lotteries

Sources: La Fleur’s; Eilers & Krejcik Gaming.

Grow our Game Studio Customer Base
As we have observed in the evolution of iGaming, where the market moved from single content vendors to a large number of content providers, the strong performance of our games places us in a good position to capitalize on the content expansion trend that is now beginning to develop in the lottery market as we see lotteries look for new and innovative games from providers other than their incumbent iLottery provider. Our `Queen of Diamonds' game was named the world's highest grossing iLottery game in 2017 by La Fleur's magazine.
As such, we intend to further expand our revenue base by offering our popular iLottery games to new customers who use the platforms of other iLottery providers. We currently operate four contracts in Europe pursuant to which we offer only games, and we plan to expand this offering into the United States. This will allow us to realize a greater share of iLottery GGR and to benefit from additional states adding an iLottery offering.
We expect that this expanded offering of our games will be enhanced by upward trends in the market related particularly to Instants. In iLottery, as in traditional lottery, Instants are more popular in North America than in Europe, representing 75.7% of the North American iLottery market in 2019 compared to only 12.0% of the European iLottery market, according to La Fleur’s 2020 Internet Report. In the United States, the popularity of Instants has contributed to the growth in lottery sales as a whole. We also believe that Instants benefit from a “cross-sell” of players acquired through the more commonly known DBGs but attracted to Instants for their entertaining experience. As a market leader in online Instants, we are well positioned to take advantage of this potential market opportunity.
Michigan: Gross Sales from Instants as a Percentage of Total Lottery Gross Sales

Source: Michigan State Lottery. Represents fiscal years.
Michigan and New Hampshire iLottery Revenue (Six Months Ended September 30, 2020)
Expanding our Range of Offerings and Geographical Presence
We are currently focused on expanding our North American business to become the dominant iLottery provider in the market. In doing so, we invest our resources and expertise into building top-tier iLottery technology and content. With a history of successful iLottery offerings developed for the North American market, we believe we have the ability to expand our offerings around the world. While we are currently focused on the North American market, we may decide to pursue additional opportunities around the world in the future.
We have already demonstrated our ability to provide successful offerings internationally. Our contract with Sazka in the Czech Republic was signed in 2015 and was renewed in 2020 for a term that extends through 2025. This contract includes a full online gaming solution with Instants, DBGs, and online casino, as well as the integration of a sport betting solution. The Czech Republic has a population of 10.7 million, and Sazka generated €286 million of revenue in the Czech Republic in fiscal year 2019, according to Sazka’s annual report.
Furthermore, while we have focused our efforts on iLottery technology and content so far, we may decide to pursue additional opportunities, such as the offering of gaming products like online casino and sports betting. As demonstrated by our PAM development for William Hill and the broad scope of services we provide to Sazka and the AGLC, we believe that we can expand our offering to other gaming products.
Impact of COVID-19
As a leading provider of iLottery solutions, we have seen significant growth in revenues from existing and new players in recent months, as COVID-19 has shifted players to online entertainment. NGR for the three months ended September 30, 2020 increased by 139.6% and 139.0% in Michigan and New Hampshire, respectively, relative to the three months ended September 30, 2019, while monthly active players increased by 58.3% and 69.9% in Michigan and New Hampshire, respectively, between the three months ended September 30, 2019 and 2020.
Our costs in the three months ended September 30, 2020 increased by 62.0% compared to the three months ended September 30, 2019. This increase was mainly attributable to an increases in clearing and know your customer fees due to increased traffic in our Michigan and New Hampshire operations.
The increase in the relative use of online lottery platforms has allowed us to introduce our products to a new group of potential players gravitating to the online space (such as older generations and traditional lottery players), significantly increasing our player base. While the lasting impact of COVID-19 on the iLottery market is uncertain, we believe that the changes in player behaviors may have a permanent effect on the lottery market and our business.
As a result of COVID-19 and the shift to online entertainment, certain states, such as Massachusetts, that do not operate an online lottery platform have faced significant pressure from various stakeholders to authorize an iLottery offering in an effort to counteract the substantial decrease in the traditional retail lottery traffic. In addition, certain state lotteries, such as the VAL, have begun expediting their regulatory approval process to build their online presence.
Intellectual property
We currently own most of the intellectual property required for our operations and control the remainder of the intellectual property required for our operations through a perpetual, assignable license. We are in the process of replacing the intellectual property that we do not own with our own technology.
Most of the intellectual property we use is created by us or by related parties. See “Related Party Transactions — Relationship with Aspire — Aspire Software License Agreement.” We have also obtained rights to use intellectual property of third parties through licenses and service agreements with those third parties. Although we believe these licenses are sufficient for the current operation of the company, such licenses typically limit our use of the third parties’ intellectual property to specific uses and for specific time periods. We believe that we have the personnel needed to manage and adapt our intellectual property as necessary to support our business operations.
Most of our intellectual property is in the form of rights in software code and trade secrets that we use in the operation of our iLottery offering and related services, as well as registered and unregistered trademarks. We rely on a combination of copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to protect our proprietary technology. We also protect our intellectual property rights by implementing a policy that requires our employees and independent contractors involved in development of intellectual property to enter into agreements acknowledging that all intellectual property generated or conceived by them on our behalf are our property, and assigning to us any rights that they may claim or otherwise have in those works or property, to the extent allowable under applicable law. Our confidential information is protected by a combination of information security systems and non-disclosure agreements with third parties, including our employees and independent contractors.
Our agreements with business partners and lotteries to which we provide our iLottery offering and services contain provisions safeguarding our rights to our intellectual property.
Regulation
The operation of lotteries in the United States and internationally is subject to extensive regulation. Although certain features of a lottery (such as the limited number of lotteries, the percentage of gross sales that must be paid back to players in prize money and the allocation of revenues generated from gross sales) are usually set by legislation, lottery regulatory authorities (and, occasionally, the lottery corporation itself) generally exercise significant discretion, including with respect to the determination of the types of games played, the price of each wager, the manner in which the lottery is marketed and the selection of suppliers of equipment, technology and services, and retailers of lottery products.
To ensure the integrity of contract awards and lottery operations, most U.S. jurisdictions require detailed background disclosure on a continuous basis from, and conduct background investigations of, vendors and their officers, directors, subsidiaries, affiliates and principal stockholders. Background investigations of the vendors’ employees who will be directly responsible for the operation of lottery systems are also occasionally conducted and most states reserve the right to require the removal of employees who they deem to be unsuitable or whose presence they believe may adversely affect the operational security or integrity of the lottery. Certain jurisdictions also require extensive personal and financial disclosure and background checks from persons and entities that hold (either legally, beneficially or through voting rights) a specified percentage (typically five percent or more) of a vendor’s securities. Although most jurisdictions provide that “institutional investors” (as defined by a particular jurisdiction) can seek a waiver of these requirements, the granting of such a waiver may be conditioned on a regulatory investigation designed to ascertain that the applicant meets the definition of “institutional investor.”
The failure of our officers, directors and holders of our ordinary shares to submit to background checks and provide such disclosure could result in the imposition of penalties and could jeopardize the award of a contract to us or provide grounds for termination of an existing contract. Generally, any person or entity who fails or refuses to apply for a finding of suitability or a license within the prescribed period after being advised by a competent authority that such person or entity is required to do so may be found unsuitable or denied a license, as applicable. If any director, officer, employee or significant shareholder is found unsuitable (including due to the failure to submit required documentation) by a competent regulator or authority, we may deem it necessary, or be required, to sever our relationship with such person or entity.
Furthermore, we may be subject to disciplinary action or our licenses may be in peril if, after we receive notice that a person or entity is unsuitable, we (i) pay that person or entity any dividend or interest upon our ordinary shares, (ii) allow that person or entity to exercise, directly or indirectly, any voting right conferred through ordinary shares held by that person or entity, (iii) pay remuneration in any form to that person or entity for services rendered or otherwise or (iv) fail to pursue all lawful efforts to require such unsuitable person or entity to relinquish its ordinary shares.
Subject to all applicable law and regulation, our articles of association provide for the suspension of certain rights attached to our ordinary shares that are held by unsuitable shareholders and the disposal of any of our ordinary shares owned or controlled by an unsuitable person or its affiliates by transfer to one or more third-party transferees. If such unsuitable person fails to dispose of our ordinary shares within the required period of time, we may in good faith dispose (or procure the disposal) of such ordinary shares, at the highest price reasonably attainable, by transfer to NeoGames (subject to all applicable law and regulation and our articles of association) or to one or more third-party transferees.

The award of lottery contracts and ongoing operations of lotteries in international jurisdictions are also extensively regulated, although international regulations typically vary from those prevailing in the United States and tend to focus more on the vendor and its senior management, rather than on individual shareholders.
The Wire Act
The Wire Act provides that anyone engaged in the business of betting or wagering that knowingly uses a wire communication facility for the transmission in interstate or foreign commerce of bets or wagers or information assisting in the placing of bets or wagers on any sporting event or contest, or for the transmission of a wire communication which entitles the recipient to receive money or credit as a result of bets or wagers, or for information assisting in the placing of bets or wagers, will be fined or imprisoned, or both. However, the Wire Act notes that it shall not be construed to prevent the transmission in interstate or foreign commerce of information for use in news reporting of sporting events or contests, or for the transmission of information assisting in the placing of bets or wagers on a sporting event or contest from a state or foreign country where betting on that sporting event or contest is legal into a state or foreign country in which such betting is legal.
In 2011, the DoJ issued the 2011 Opinion to the effect that the conduct prohibited by the Wire Act was limited to sports gambling. In January 2019, the DoJ published the 2019 Opinion reversing the position. The DoJ has not yet addressed how it plans to enforce the Wire Act in light of the 2019 Opinion.
As a result of the 2019 Opinion, NPI, along with the NHL and Pollard, commenced litigation in federal district court in New Hampshire challenging the 2019 Opinion. In June 2019, the U.S. District Court for the District of New Hampshire ruled that the Wire Act is only applicable to sports betting and related activities. The NH Decision also set aside the 2019 Opinion, leaving the 2011 Opinion as the DoJ’s only stated opinion on the subject. The DoJ appealed the NH Decision in October 2019, and a hearing on the appeal took place in June 2020.
At this stage, it is not clear whether our U.S. state lottery customers will be impacted if the Wire Act is held to extend to state lotteries. Furthermore, the DoJ stated in its appeal that it has not formed a view on the application of the Wire Act to state lotteries and, if the DoJ were ever to form the view that the Wire Act does apply, any enforcement would need to take into consideration the consequences of doing so given the nature of the public purposes for which the state lotteries raise money. In addition, we employ processes to limit any risk of implicating the Wire Act, such as geo-gating and maintaining servers within the states in which we operate, although it is possible that the DoJ may take the position that such servers are used in interstate commerce. For additional information on the potential risks connected with this litigation see “Risk Factors — Risks Relating to Regulation of our Business — Changing enforcement of the Wire Act may negatively impact our and our customers’ operations, business, financial condition or prospects.”
Social Responsibility and Responsible Gaming
We are committed to the integration of corporate social responsibility within our businesses, supporting the continued generation of sustainable value and enhancing our ability to deliver on its strategic objectives. We believe that our true value is reflected not simply by our balance sheet but through our intangible assets such as goodwill, our people and our reputation. As a leader in the iLottery industry, we take our responsibilities to our customers and regulators seriously and are focused on cooperating with both on issues of responsible gambling. We provide our customers with robust solutions that facilitate responsible gaming for players, including embedded systems that assist in ensuring a safe playing environment for all. By embracing policies and behaviors governing social responsibility, we create more valuable relationships with our stakeholders by demonstrating our focus on managing material non-financial risks in the business.
Our responsible gaming platform features include:
•
Advanced self-management module, which enables players to define their responsible gaming limits within a wide range of parameters;

•
Operator-controlled module, which enables lottery customers to define and enforce policies and limitations on their players; and

•
Application programming interface, which connects to government and other gaming databases to provide in-game alerts to remind players to play responsibly.

Litigation
From time to time, we may be involved in various claims and legal proceedings related to claims arising out of our operations. Other than as described above in “— The Wire Act,” we are not currently a party to any material legal proceedings, including any such proceedings that are pending or threatened, of which we are aware.
Employees
As of September 30, 2020, the Company had 144 employees, located predominantly in Israel and an additional 131 dedicated contractors located in Ukraine.
Our goal is to attract and retain highly qualified and motivated personnel. We also engage contractors to support our efforts. None of our employees and service providers are subject to a collective bargaining agreement. We consider our employee relations to be good and we have never experienced a work stoppage.
We are committed to maintaining a working environment in which diversity and equality of opportunity are actively promoted and all unlawful discrimination is not tolerated. We are committed to ensuring employees are treated fairly and are not subjected to unfair or unlawful discrimination. We value diversity and to that end recognize the educational and business benefits of diversity amongst our employees, applicants and other people with whom we have dealings.
Facilities
The Company has an office in Tel Aviv, Israel, where it leases approximately 27,200 square feet of office space. The lease for this facility had an initial term of 60 months from the commencement date, and was extended until January 31, 2022. A large part of our development team is located in Kyiv, Ukraine, where we lease approximately 17,500 square feet of office space. The lease for this facility will expire on January 15, 2024. NPI serves our iLottery customers in North America through an office space of approximately 18,100 square feet in Lansing, Michigan, USA. This facility is leased by Pollard iLottery Inc., and because it is used solely for the benefit of the operations of NPI and the MSL, the Company participates in 50% of its monthly costs. The original lease agreement for the facility expired on March 31, 2020, and was recently extended by seven years until March 31, 2027.
We believe that our current facilities are adequate to meet our needs for the near future and that suitable additional or alternative space will be available on commercially reasonable terms to accommodate our foreseeable future operations.

NeoGames Corporate Structure

(1)
Neogames S.à r.l. will convert and be renamed to NeoGames S.A. prior to the completion of this offering. See “Prospectus Summary — Corporate Information.”

MANAGEMENT
Executive Officers and Directors
The following table presents information about our executive officers and directors, including their ages as of            , 2020:
Name	Age	Position
Executive Officers
Moti Malul	49	Chief Executive Officer, Co-Managing Director and Director
Raviv Adler	46	Chief Financial Officer
Oded Gottfried	50	Chief Technology Officer
Rinat Belfer	40	Chief Operations Officer
Non-Executive Directors
Barak Matalon	50	Non-Executive Director
Aharon Aran	71	Non-Executive Director
Laurent Teitgen	41	Non-Executive Director
John E. Taylor, Jr.*	54	Non-Executive Director, Chairman

*
Mr. Taylor will be appointed prior to the completion of this offering.

Unless otherwise indicated, the current business addresses for each of our executive officers and each of the members of our board of directors is c/o NeoGames S.A., 5, rue Bonnevoie, L-1260 Luxembourg.
Executive Officers
The following is a brief summary of the business experience of our executive officers.
Moti Malul has served as our Chief Executive Officer since October 2018 and as a member of our board of directors since January 2019. Prior to that, Mr. Malul served as our Executive Vice President of Sales and Business Development for three years. Prior to our spin-off from Aspire in 2014, Mr. Malul served in various roles at Aspire for five years. Prior to joining Aspire, Mr. Malul served for over 12 years in key marketing and management positions in the telecommunications and internet industries, for companies such as Ericsson and Smile Media. Mr. Malul holds a B.A. in Business Administration from Bar-Ilan University in Israel, and an M.B.A from Tel Aviv University in Israel.
Raviv Adler has served as our Chief Financial Officer since 2013. Mr. Adler joined Aspire in 2010 and served as its Director of Finance until 2013. Prior to joining Aspire, Mr. Adler served, and accumulated more than a decade of experience, in key finance roles in a range of multinational companies, such as “Hewlett Packard” and “Ernst & Young”, as well as start-up companies. Mr. Adler holds a B.A. in Business Administration and Accounting from the College of Management Academic Studies in Israel and he is a Certified Public Accountant in Israel.
Oded Gottfried has served as our Chief Technology Officer since our spin-off from Aspire in 2014 and the Chief Technology Officer of NGS, our Israeli subsidiary, since January 2015. Prior to our spin-off from Aspire, Mr. Gottfried served as the Chief Technology Officer of Aspire since 2008. Prior to joining Aspire in 2008 Mr. Gottfried founded two companies and served as their Chief Executive Officer. He also served as an engineer for the Israel Defense Forces. Mr. Gottried holds a B.Sc in Mathematics & Computer Science from Tel Aviv University in Israel.
Rinat Belfer has served as our Chief Operations Officer since January 2019 after serving as Vice President of Projects of NGS between January 2015 and December 2018. Prior to our spin-off from Aspire in 2014, Ms. Belfer served in a number of roles with Aspire since 2009. Ms. Belfer holds a B.Tech degree in Industrial Engineering and Management from Shenkar College in Israel and an MBA from Ben Gurion University in Israel.

Non-Executive Directors
The following is a brief summary of the business experience of the non-executive members of our board of directors.
Barak Matalon, the co-founder of Aspire, has served as a member of our board of directors since our spin-off from Aspire in 2014. Mr. Matalon currently serves on the board of directors of Lotym Holdings Ltd., Loty Holdings Ltd. and Aspire and is a member of Aspire’s renumeration committee. Mr. Matalon holds a B.A. in Economics from the Academic College of Tel Aviv Jaffa in Israel.
Aharon Aran has served as member of our board of directors since September 2019. Mr. Aran served as the Chief Executive Officer of TMF Media, Omnicom Media Group-Israel office from 2007 until 2019, and has served as the Chief Executive Officer of the Israeli Audience Research Board since August 2019. Mr. Aran currently serves on the board of directors of Aspire and is a member of its audit committee. Mr. Aran holds a B.A. in Economics and M.B.A. from Tel Aviv University in Israel.
Laurent Teitgen has served as a member of our board of directors since April 2017. Mr. Teitgen currently serves on the board of directors of Ellomay Luxembourg Holdings S.à r.l., Linda S.A., Folia S.A., Lucas Investments S.A. and Agricultural Investment & Development S.A., and he is a partner at Fidelia S.A. Mr. Teitgen is a resident of Luxembourg and previously held positions with BDO, Intertrust, and TASL (now Orangefield/Vistra).
John E. Taylor, Jr. will be appointed as Chairman of our board of directors prior to the completion of this offering. Mr. Taylor served as Chairman of the board of directors of Twin River Worldwide Holdings from 2010 to 2016 and as Executive Chairman from 2017 to 2019. Mr. Taylor was formerly the Chief Executive Officer and President of GameLogic, Inc., a provider of internet based games for the regulated gaming industry. Mr. Taylor also served as the President and Chief Executive Officer of Dreamport, the gaming and entertainment subsidiary of GTECH Corporation, a then-NYSE listed company. while also serving as a member of the Executive Management Committee of GTECH. Earlier in his career he served as a senior advisor to the Governor of Rhode Island. Mr. Taylor currently serves as a Trustee of Johnson & Wales University and holds a Bachelor of Science degree from Rhode Island College.
Board Composition After This Offering
Our board of directors will be comprised of five members as of the completion of this offering. Each member of our board of directors is elected for a term of one year. A director may be re-appointed. Our directors will be elected at our general meeting of shareholders in accordance with our articles of association in effect prior to the completion of this offering.
Foreign Private Issuer Status
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
Board Committee Composition
Our board of directors has established, or will establish prior to the completion of this offering, an audit committee, a compensation committee and a nominating and corporate governance committee.
Audit Committee
The audit committee, which is expected to consist of John E. Taylor, Laurent Teitgen and                                    , will assist the board in overseeing our accounting and financial reporting processes and the audits of our financial statements. John E. Taylor will serve as chair of the committee. The audit committee will consist exclusively of members of our board of directors who are financially literate, and

John E. Taylor is considered an “audit committee financial expert” as defined by the SEC. Our board has determined that John E.Taylor and Laurent Teitgen satisfy the “independence” requirements set forth in Rule 10A-3 under the Exchange Act. We will rely on the phase-in rules of the SEC and Nasdaq with respect to the independence of our audit committee. These rules require that all members of our audit committee must meet the independence standard for audit committee membership within one year of the effectiveness of the registration statement of which this prospectus forms a part. The audit committee will be governed by a charter that complies with Nasdaq rules.
Upon the completion of this offering, the audit committee will be responsible for:
•
recommending the appointment of the independent auditor to the general meeting of shareholders;

•
the appointment, compensation, retention and oversight of any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit services;

•
pre-approving the audit services and non-audit services to be provided by our independent auditor before the auditor is engaged to render such services;

•
evaluating the independent auditor’s qualifications, performance and independence, and presenting its conclusions to our board of directors on at least an annual basis;

•
reviewing and discussing with our board of directors and the independent auditor our annual audited financial statements and quarterly financial statements prior to the filing of the respective annual and quarterly reports;

•
reviewing our compliance with laws and regulations, including major legal and regulatory initiatives and also reviewing any major litigation or investigations against us that may have a material impact on our financial statements; and

•
approving or ratifying any related person transaction (as defined in our related person transaction policy) in accordance with our related person transaction policy.

The audit committee will meet as often as one or more members of our audit committee deem necessary, but in any event will meet at least four times per year. The audit committee will meet at least once per year with our independent accountant, without our executive officers being present.
Compensation Committee
The compensation committee, which is expected to consist of John E. Taylor and Laurent Teitgen, will assist our board of directors in determining executive officer compensation. John E. Taylor will serve as chair of the committee. The committee will recommend to our board of directors the compensation of each of our executive officers. Under SEC and Nasdaq rules, there are heightened independence standards for members of our compensation committee, including a prohibition against the receipt of any compensation from us other than standard board member fees. All of our expected compensation committee members will meet this heightened standard.
Upon the completion of this offering, the compensation committee will be responsible for:
•
identifying, reviewing and approving corporate goals and objectives relevant to executive officer compensation;

•
analyzing the possible outcomes of the variable remuneration components and how they may affect the remuneration of our executive officers;

•
evaluating each executive officer’s performance in light of such goals and objectives and determining each executive officer’s compensation based on such evaluation;

•
determining any long-term incentive component of each executive officer’s compensation in line with the remuneration policy and reviewing our executive officer compensation and benefits policies generally;

•
periodically reviewing, in consultation with our Chief Executive Officer, our management succession planning; and

•
reviewing and assessing risks arising from our compensation policies and practices for our employees and whether any such risks are reasonably likely to have a material adverse effect on us.

Nominating and Corporate Governance Committee
The nominating and corporate governance committee, which is expected to consist of John E. Taylor and Laurent Teitgen, will assist our board of directors in identifying individuals qualified to become members of our board of directors consistent with criteria established by our board of directors and in developing our corporate governance principles. John Taylor will serve as chair of the committee.
Upon the completion of this offering, the nominating and corporate governance committee will be responsible for:
•
drawing up selection criteria and appointment procedures for board members;

•
reviewing and evaluating the composition, function and duties of our board of directors;

•
recommending nominees for selection to our board of directors and its corresponding committees;

•
making recommendations to our board of directors as to determinations of board member independence;

•
leading our board of directors in a self-evaluation, at least annually, to determine whether it and its committees are functioning effectively;

•
overseeing and recommending for adoption by the general meeting of shareholders the compensation for our board members; and

•
developing and recommending to our board of directors our rules governing the board of directors and code of business conduct, reviewing and reassessing the adequacy of such rules and recommending any proposed changes to our board of directors.

Code of Business Conduct
Upon completion of this offering, we intend to adopt a Code of Business Conduct that covers a broad range of matters including the handling of conflicts of interest, compliance issues and other corporate policies such as equal opportunity and non-discrimination standards.
Duties of Board Members and Conflicts of Interest
Under Luxembourg law, members of our board of directors have a duty of loyalty to act honestly, in good faith and with a view to our best interests. The members of our board of directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, the members of our board of directors must ensure compliance with our articles of association. In certain limited circumstances, a shareholder has the right to seek damages if a duty owed by a member of our board is breached.
Pursuant to Luxembourg law, any director having a direct or indirect financial interest in a transaction submitted for approval to our board of directors may not participate in the deliberations and vote thereon, unless the transaction is not in the ordinary course of our business and conflicts with our interest, in which case the director shall be obliged to advise our board of directors thereof and to cause a record of such director’s statement to be included in the minutes of the meeting. He or she may not take part in these deliberations nor vote on such a transaction. At the next general meeting of shareholders, before any other resolution is put to a vote, a special report shall be made on any transactions in which any of the directors may have had an interest that conflicts with our interest.
Executive Officer and Board Member Compensation
The compensation for each of our executive officers is comprised of the following elements: base salary, bonus, contractual benefits, and pension contributions. The total amount of compensation paid and benefits in kind provided to our executive officers and members of our board of directors for the 2019 financial year was $1,293,741. We do not currently maintain any bonus or profit-sharing plan for the benefit of our executive officers; however, certain of our executive officers are eligible to receive annual bonuses pursuant to the terms of their service agreements. We make monthly contributions to pension, retirement or similar benefits to our executive officers as required under Israeli law or any other relevant jurisdiction.

Executive Officer and Board Member Employment Agreements
Each of the Company’s executive officers is employed under an employment agreement for an indefinite period of time. Upon completion of this offering, we intend to enter into management services agreements with each of our executive officers. These agreements will provide for benefits upon a termination of service, and these agreements each contain customary provisions regarding noncompetition, nonsolicitation, confidentiality of information and assignment of inventions.
Long-Term Incentive Plans
2015 Plan (Amended 2019)
The 2015 Share Option Plan was adopted on January 29, 2015 and amended thereafter (the “2015 Plan”). The 2015 Plan provides for the grant of options to acquire ordinary shares of the Company. As of December 31, 2019, there were outstanding options covering 13,438,903 ordinary shares of the Company at a weighted average exercise price of $0.18, out of which 8,631,314 were vested and 4,807,598 were unvested. As of September 30, 2020, there were outstanding options covering 13,665,903 ordinary shares of the Company at a weighted average exercise price of $ 0.18, out of which 9,973,403 were vested and 3,692,500 were unvested.
All our employees and consultants are eligible to participate in the 2015 Plan. However, currently all outstanding options to purchase ordinary shares of the Company granted under the 2015 Plan are held by employees of NGS and are subject to the beneficial tax arrangement known as the trustee capital gains route of Section 102 of the Israeli Income Tax Ordinance [New Version] 1961.
Our board of directors determines the terms and conditions of the options granted including the vesting terms and the exercise price. The terms and conditions are set forth in the applicable options agreement. The terms and conditions of individual options may vary.
Following the completion of this offering, the Company will cease granting options under the 2015 Plan. Any options granted under the 2015 Plan that expire will be added to the pool of the 2020 Plan (as defined below). The 2015 Plan will continue to apply to all previously granted options.
2020 Plan
Within the scope of listing, we will be adopting an omnibus equity plan by the name of 2020 Incentive Award Plan (the “2020 Plan”), which allows for the grant of various equity awards such as options, share appreciation rights, restricted shares, restricted share units and other equity based awards. The 2020 Plan includes a pool of           ordinary shares which shall be increased automatically upon expiration of any option granted under the 2015 Plan and by an annual increase on the first day of each calendar year beginning January 1, 2021 and ending on and including January 1, 2030, equal to the lesser of (A) 3% of the aggregate number of shares outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by our board of directors.
The 2020 Plan is managed by our board of directors or by a committee thereof nominated for the purpose of administrating the 2015 Plan.
The administrator shall have the authority to determine the terms and conditions of the awards granted under the 2020 Plan. However, the exercise price of options and share appreciation rights must be no less than the fair market value of the shares at the time of grant.
The 2020 Plan will include an Israeli sub-plan for the purpose of enabling the Company to grant Israeli employees awards under the tax beneficial route known as the trustee capital gains route of Section 102 of the Israeli Income Tax Ordinance [New Version] 1961. The Company intends to file the 2020 Plan for approval by the Israel Tax Authority following approval of the 2020 Plan.
Insurance and Indemnification
We will provide liability insurance for our directors against certain liabilities, which they may incur in connection with their activities on our behalf. We intend to expand our insurance coverage against such liabilities, including by providing for coverage against liabilities under the Securities Act.

Our articles of association provide that directors and officers, past and present, are entitled to indemnification from us to the fullest extent permitted by Luxembourg law, against liabilities and all expenses reasonably incurred or paid by him or her in connection with any claim, action, suit, or proceeding in which he or she is involved by virtue of him or her being or having been a director or officer of the Company and against amounts paid or incurred by him or her in the settlement thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions of our articles of association or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PRINCIPAL AND SELLING SHAREHOLDERS
The following table sets forth information relating to the beneficial ownership of our ordinary shares (i) as of           , 2020 and (ii) as of           , 2020 as adjusted to reflect the sale of ordinary shares in this offering for:
•
the Selling Shareholders;

•
each person, or group of affiliated persons, known by us to beneficially own 5% or more of our outstanding ordinary shares;

•
each of our executive officers, directors and director nominees; and

•
all of our executive officers, directors and director nominees as a group.

For further information regarding material transactions between us and principal shareholders, see “Related Party Transactions.”
The number of ordinary shares beneficially owned by each entity, person, executive officer or director is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the person has sole or shared voting power or investment power. Additionally, ordinary shares that a person has the right to acquire within 60 days of           , 2020 through the exercise of any option, warrant or other right are deemed to be outstanding and to be beneficially owned by such person for purposes of computing the percentage ownership of such person, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all executive officers and directors as a group. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares held by that person.
The percentage of ordinary shares beneficially owned before the offering is computed on the basis of           ordinary shares outstanding as of September 30, 2020. The percentage of ordinary shares beneficially owned after the offering is based on the number of our ordinary shares to be outstanding after this offering, including           ordinary shares to be issued and sold by us in this offering, and gives effect to the sale of           ordinary shares by the Selling Shareholders in this offering, but assumes no exercise by the underwriters of their option to purchase additional ordinary shares from us.
The information set forth below regarding the beneficial ownership for each of our principal shareholders has been furnished by such shareholders. Unless otherwise indicated below, the address for each beneficial owner listed is NeoGames S.A., 10 Habarzel Street, Tel Aviv, 6971014, Israel.
	Shares beneficially owned before the offering		Shares beneficially owned after the offering
Name of beneficial owner	Number	Percent	Number	Percent
5% or Greater Shareholders
William Hill(1)	56,003,584	29.8%		%
Elyahu Azur(2)	29,981,250	16.0
Pinhas Zahavi(3)	29,981,250	16.0
Executive Officers, directors and director nominees
Moti Malul(4)	2,466,129	1.3
Raviv Adler(5)	708,293	*
Oded Gottfried(6)	6,419,086	3.3
Rinat Belfer(7)	290,000	*
Barak Matalon(8)	47,970,000	24.6
Aharon Aran(9)	11,992,500	6.2
Laurent Tietgan	—	—
John E. Taylor, Jr.(10)	—	—
All executive officers, directors and director nominees as a group (8 persons)(10)	69,846,008	35.9%		%

*
Indicates beneficial ownership of less than 1% of the total outstanding ordinary shares.

(1)
The address for William Hill Organization Limited is 1 Bedford Avenue, London WC1B 3UA.

(2)
The address for Mr. Azur is 6 Hertzel St., Tel-Aviv, Israel.

(3)
The address for Mr. Zahavi is 4 Voiotias St., limassol, Cyprus.

(4)
Represents 2,466,129 options exercisable for ordinary shares of the Company.

(5)
Represents 708,293 options exercisable for ordinary shares of the Company.

(6)
Represents 5,075,000 ordinary shares of the Company and 1,344,086 options exercisable for ordinary shares of the Company.

(7)
Represents 290,000 options exercisable for ordinary shares of the Company.

(8)
The address for Mr. Matalon is 10 Habarzel St., Tel Aviv, Israel.

(9)
The address for Mr. Aran is 32 Tuval St. Ramat Gan, Israel.

(10)
Mr. Taylor will be appointed to our board of directors prior to the completion of this offering

(11)
To our knowledge, there have been no significant changes in the percentage ownership held by the shareholders listed above since           , 2020.

RELATED PARTY TRANSACTIONS
The following is a description of each transaction since January 1, 2017 and each currently proposed transaction in which:
•
we have been, are or would be a participant;

•
the amount involved in the transaction exceeds or will exceed $120,000; and

•
any of our executive officers, directors or holders of more than 5% of our ordinary shares or their affiliates had or will have a direct or indirect material interest.

Relationship with Aspire
NeoGames was established as an independent company in 2014, following a spin-off from Aspire, a B2C and B2B service provider in the iGaming industry. Barak Matalon and Aharon Aran, members of our board of directors, are also members of Aspire’s board of directors. Further, Barak Matalon, Elyahu Azur, Pinhas Zahavi and Aharon Aran, who collectively own a majority of the shares of Aspire, will hold approximately           % of our ordinary shares following the completion of this offering.
Prior to our spin-off from Aspire, our management team was responsible for the iLottery business of Aspire. As part of the spin-off, NeoGames has entered into the following agreements with the Aspire Group:
Framework Agreement
On April 24, 2015, with effect as of April 30, 2014, NeoGames entered into an agreement (the “Aspire Framework Agreement”) with Aspire and AG Software Limited (“AG Software”), a member of the Aspire Group, that provides the framework for the restructuring and the separate operation of each of the parties and their respective businesses. NeoGames acquired from the Aspire Group the suite of software products used solely in the iLottery market, as well as the rights to certain contracts held by the Aspire Group, in consideration for the Promissory Notes.
Transition Services Agreement
On June 15, 2015, with effect as of April 30, 2014, NeoGames entered into a transition services agreement (as amended on August 6, 2015, the “Aspire Transition Services Agreement”) with Aspire and William Hill pursuant to which NeoGames agreed to provide Aspire with certain dedicated development, maintenance and support services necessary for the operation of Aspire’s business. These services are now primarily provided by teams that are dedicated to Aspire and are employees of Aspire, but NeoGames’ employees supervise the software development work of Aspire’s employees to ensure that their work is released within the overall release plan and does not interfere with other functions of the platform. We received approximately $1.9 million, $4.0 million, $3.4 million and $3.3 million pursuant to the Aspire Transition Services Agreement in the nine months ended September 30, 2020 and years ended December 31, 2019, 2018 and 2017, respectively. Pursuant to the terms of the Aspire Transition Services Agreement, rights in the work product created by Aspire for the sole benefit of Aspire are owned by Aspire and rights in the work product created by NeoGames for the sole benefit of NeoGames are owned by NeoGames. However, rights in the work product created for the benefit of both NeoGames and Aspire are owned by NeoGames and licensed to Aspire under the terms of the Aspire Software License Agreement.
Trademark License Agreement
On April 24, 2015, NeoGames entered into a trademark license agreement with Aspire and William Hill (as amended and restated on August 6, 2015, the “Aspire Trademark License Agreement”) pursuant to which Aspire granted to NeoGames an exclusive license to use the “NEOGAMES” trademark in connection with our business. In September 2020, Aspire and NeoGames executed a trademark assignment agreement and filed deeds of assignment in respect of the registered NEOGAMES trademarks in the EU and the United States that has been recorded in the public registrar.
Promissory Notes
On April 24, 2015, with effect as of April 30, 2014, NeoGames issued to Aspire and AG Software promissory notes (as amended and restated, the “Promissory Notes”) in aggregate principal amounts of approximately $3.0 million and $5.5 million, respectively. On May 18, 2017, the aggregate principal amount of the Promissory Note issued to Aspire was increased from $3.0 million to $16.3 million (bringing the aggregate principal amount of the Promissory Notes to approximately $21.8 million). The Promissory Notes bear interest at a rate of 1.0% per annum, payable on a quarterly basis in arrears, and mature on March 31, 2022.
Aspire Software License Agreement
In April 2015, NeoGames entered into a software license agreement (as amended in August 2015 and in June 2018, the “Aspire Software License Agreement”) with AG Software, Aspire and William Hill, pursuant to which ownership of intellectual property in a suite of software products was allocated between NeoGames and Aspire. In accordance with the Aspire Software License Agreement, software used in both the iLottery business and the iGaming business (the “Mixed-Use Software”) remained in the ownership of Aspire but was exclusively and irrevocably licensed to NeoGames for use in our iLottery business. The Mixed-Use Software includes components such as the wallet, cashier functions and random numbers generator used in our iLottery offerings.
The license from Aspire allows NeoGames to use the Mixed-Use Software to (i) facilitate its iLottery business worldwide, (ii) design, develop and implement online gaming, lottery or sports products and services for B2B customers in the gaming and sports businesses in the United States, (iii) grant a sub-license to William Hill for use when William Hill is operating under its own brand, and under certain circumstances when William Hill is operating under third-party brands, for its gaming and sports business and (iv) design, develop and implement games content (including scratch card, instant win, table and casino games) to customers (except for platform providers or white label companies who are competitors of Aspire) worldwide. The license from Aspire allows NeoGames to make broad use of the Mixed-Use Software in connection with the foregoing rights, including but not limited to adapting, modifying or enhancing it, granting sub-licenses, and distributing and selling it.
Meanwhile, Aspire can use the Mixed-Use Software to (i) facilitate its B2C gaming or sports business worldwide, (ii) facilitate its B2C iLottery business worldwide (except in jurisdictions where NeoGames operates its iLottery business), (iii) design, develop and implement online gaming, lottery or sports products and services for B2G customers in the iLottery business (except in the United States) and (iv) offer online games content (including scratch card, instant win, table and casino games) to customers (except for B2G customers in the United States and certain competitors of NeoGames) worldwide.
Pursuant to the terms of the Aspire Software License Agreement, the WH Features (as defined below) and modifications to the Mixed-Use Software developed by NeoGames and used exclusively in the iLottery offering are owned by NeoGames and licensed to Aspire on the same terms as Aspire’s rights to use the Mixed-Use Software set forth above. Pursuant to the terms of the Aspire Software License Agreement, modifications to the Mixed-Use Software developed by Aspire and used exclusively in the iGaming offering are owned by Aspire and licensed to NeoGames on the same terms as NeoGames’ license to the Mixed-Use Software set forth above.
In accordance with the terms of the Aspire Software License Agreement, NeoGames is not permitted to design, develop or implement casino and slots content for games aggregators, and Aspire is not permitted to design, develop and implement scratch and instant content for games aggregators.
Cost Allocation Agreement
On July 8, 2015, with effect as of June 15, 2014, NGS entered into a cost allocation agreement with Aspire Global Marketing Solutions pursuant to which each party has agreed to bear certain costs that are then recovered at cost from the other party. We paid $1.1 million and received $0.1 million in the nine months ended September 30, 2020 and paid $1.5 million, $1.5 million and $1.5 million and received $0.2 million, $0.2 million and $0.2 million in the years ended December 31, 2019, 2018 and 2017, respectively.
Relationship with William Hill
We have a strategic partnership with William Hill, who is our client (with respect to certain software development projects and licensing rights described below), our lender (with respect to the credit facility described below) and, prior to the completion of this offering, our largest shareholder.

Shareholders’ Agreement
On August 6, 2015, we entered into an Investment and Framework Shareholders’ Agreement with William Hill and certain of our shareholders (the “Shareholders’ Agreement”), pursuant to which we issued 56,003,584 of our ordinary shares to William Hill for an aggregate purchase price of $25.0 million. Pursuant to the Shareholders’ Agreement, William Hill also had the right to appoint a member of our board of directors.
Pursuant to the Shareholders’ Agreement, William Hill was granted two option rights to purchase the ordinary shares held by certain of our shareholders. The first option lapsed in 2019 and was not exercised. The second option allows William Hill to purchase the ordinary shares held by certain of our shareholders at the greater of $182.0 million and a price per share based on a multiple (between seven and 12.5, depending on the portion of the Company’s revenues attributable to the Michigan iLottery) of the Company’s earnings before interest and taxes for the year ended December 31, 2020. We expect that William Hill will waive this option prior to the completion of this offering.
Upon the completion of this offering, the Shareholders’ Agreement will terminate.
WH Credit Facility
On August 6, 2015, William Hill made available to us a credit facility (the “WH Credit Facility”) in the principal amount of $15.0 million, bearing interest at the rate of 5.0% per annum. On June 18, 2018, the WH Credit Facility was amended so that $10.0 million out of the $15.0 million would bear interest at the rate of 1.0% per annum and the remaining $5.0 million would continue to bear interest at the rate of 5.0% per annum.
On October 20, 2020, we entered into a loan agreement with William Hill Finance Limited (“WHFL”), an affiliate of William Hill, which sets out amended terms and repayment schedule with respect to our outstanding loans under the WH Credit Facility (the “Loan Agreement”).
In the years ended December 31, 2018 and 2019, WHFL extended to us the following loans under the WH Credit Facility: (a) on March 13, 2018, an amount of $4.0 million (“Tranche A”), (b) on October 11, 2018, an amount of $2.0 million (“Tranche B”), (c) on January 29, 2019, an amount of $3.0 million (“Tranche C”) and (d) on September 27, 2019, an amount of $3.5 million (“Tranche D”).
On September 18, 2020, WHFL extended to us a loan of $2.5 million (“Tranche E”), which was immediately used to pay off a portion of Tranche A. On September 18, 2020, WHFL also extended to us a loan of $2.0 million under the WH Credit Facility (“Tranche F”), which was immediately used to pay off the remaining principal amount of Tranche A and all interest accrued under the WH Credit Facility as of such date. Therefore, the aggregate amount outstanding remained below $15.0 and was approximately $13.0 million as of September 30, 2020.
Pursuant to the Loan Agreement, the maturity date for Tranches B, C, D and E is June 15, 2023, and the maturity date for Tranche F is June 30, 2021. As of September 30, 2020, we may not draw any additional funds under the WH Credit Facility. Tranche F bears interest at a rate of 5.0% per annum and Tranches B, C, D and E bear interest at a rate of 1.0% per annum.
Pursuant to the Loan Agreement, WHFL has the right to appoint an observer to attend each of our Board meetings until the full repayment of the loan facilities.
Pursuant to the Loan Agreement, all present and future amounts owed under the WH Credit Facility must be secured by a pledge over the shares of NGS and NeoGames US, LLP, wholly owned subsidiaries of the Company.
Upon a change of control in the Company, WHFL is entitled to cancel the WH Credit Facility and declare all amounts outstanding thereunder, together with all other amounts accrued under the Loan Agreement, due and payable upon not less than five business days’ notice. This offering shall not qualify as a change in control of the Company under the Loan Agreement.

WHG License
On June 18, 2018, we entered into a binding term sheet (the “WH Term Sheet”) with WHG (International) Ltd. (“WHG”), an affiliate of William Hill. Pursuant to the WH Term Sheet, we granted WHG a sub-license (the “WHG License”) to use the NeoSphere platform, subject to certain branding restrictions, through any channel and for use in any product offering.
The WHG License is irrevocable for the term of the WH Term Sheet, which is in effect until a Master Software Development License Agreement (contemplated by the WH Term Sheet) is entered into by the parties (the “MSDLA”).
Furthermore, pursuant to the WH Term Sheet, we granted WHG the option to convert the WHG License into a perpetual license (the “IP Option”) for a payment of £15.0 million upon the earlier of the termination of the MSDLA, once entered into, or a change of control of NeoGames. We have also agreed to provide WHG with the IP Option following the completion of a four year period from the date of the WH Term Sheet. The completion of this offering will not trigger a change of control of NeoGames under the WH Term Sheet. The Company and WHG are in the process of negotiating the MSDLA.
Pursuant to the WH Term Sheet, we have agreed to make available to WHG a dedicated team that provides support services (the “WH Services”) for WHG projects related to the NeoSphere platform.
Our revenues from these arrangements were approximately $4.7 million in the nine months ended September 30, 2020 and approximately $5.7 million, $2.4 million and $0 in the years ended December 31, 2019, 2018 and 2017, respectively.
NeoGames and WHG have agreed on certain exclusivity obligations in the United States. WHG is prohibited from using the NeoSphere platform in competition with NeoGames in the iLottery business. NeoGames is prohibited from using the NeoSphere platform in competition with WHG in the B2C sports betting business, but is not prohibited from independently using the NeoSphere platform in the B2B sports betting business.
All intellectual property developed in connection with the WH Services, including both features developed by NeoGames for WHG (“WH Features”) and features jointly developed by WHG and NeoGames, are owned by, and fully vested in, NeoGames. We are generally prohibited from providing the WH Features to any party other than our existing customers and Aspire, subject to certain limitations.
Consultant Agreement
On June 1, 2015, NGS and LOTYM HOLDINGS LTD. (“LOTYM”) entered into an agreement pursuant to which LOTYM provides to NGS consulting services through Barak Matalon (one of the Founding Shareholders) for a monthly consideration in the amount of NIS 45,000 (plus VAT). The agreement has an unlimited term, and may be terminated for convenience by either party, subject to 180-days’ prior written notice. Mr. Matalon and LOTYM have signed undertakings, effective through the term of the agreement and for 12 months following its termination, regarding (i) ownership in inventions by, and assignment thereof to, the Company, (ii) non-competition against the Company, and (iii) non-solicitation of its employees consultants, suppliers, customers, investors and any party commercially engaged by it. The Company paid to the LOTYM $117 thousand in the nine months ended September 30, 2020 and $153 thousand, $149 thousand and $142 thousand in the years ended December 31, 2019, 2018 and 2017.
Voting Agreement
Upon the completion of the offering, the Founding Shareholders will enter into a voting agreement pursuant to which the Founding Shareholders will vote as one group with regard to any matter relating to the nomination, election, appointment or removal of directors.
Other Agreements with Directors and Executive Officers
We have entered into employment agreements with each of our executive officers in the ordinary course of business. The agreements provide for the terms of each individual’s employment or service with the

Company. Since our inception, we have also granted to our executive officers and to certain of our directors options to purchase ordinary shares. For a description of transactions and arrangements with our directors and executive officers, see “Management — Executive Officer and Board Member Compensation” and “Management — Executive Officer and Board Member Employment Agreements.”
Indemnification Agreements
We intend to enter into indemnification agreements with our directors and executive officers. See “Management — Insurance and Indemnification” for a description of these indemnification agreements.
Policies and Procedures for Related Party Transactions
Prior to the completion of this offering, we expect that our board of directors will adopt a policy providing that the audit committee will review and approve or ratify material transactions, arrangements, or relationships in which we participate and in which any related person has or will have a direct or indirect material interest. A “related person” is a director, director-nominee, executive officer, or beneficial holder of more than 5% of any class of our voting securities or an immediate family member thereof. A transaction involving an amount in excess of $120,000 is presumed to be a material transaction, though transactions involving lower amounts may be material based on the facts and circumstances. Direct or indirect material interests may arise by virtue of control or significant influence of the related person to the transaction or by a direct or indirect pecuniary interest of the related person in the transaction. Under this policy, the audit committee shall review whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, and shall also take into account the conflicts of interest and corporate opportunity provisions of the Code of Business Conduct that we intend to adopt upon completion of this offering. All of the transactions described above were entered into prior to the adoption of this policy.
Certain of the foregoing disclosures are summaries of agreements, and are qualified in their entirety by reference to such agreements. See “Where You Can Find More Information.”

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION
The following is a summary of some of the terms of our ordinary shares, based on our articles of association and Luxembourg law. Throughout this prospectus, we refer to our articles of association as amended and in effect upon the completion of this offering as our “articles of association.” The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of our articles of association, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part. You may obtain copies of our articles of association as described under “Where You Can Find More Information” in this prospectus.
Share Capital
Our share capital upon the closing of this offering will consist of                 ordinary shares, no par value in issue. We had             holders of record as of            .
All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and have certain preemptive rights that can be waived by our board of directors as further described below under “— Issuance of Ordinary Shares and Preemptive Right.”
The following descriptions of share capital and provisions of our articles of association are summaries and are qualified by reference to our articles of association. A copy of our articles of association will be filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part.
Articles of Association
We are registered with the Luxembourg Trade and Companies’ Register under number B186309. Our corporate purpose, as stated in Article 4 of our articles of association, is to develop activities in relation with iLottery and iGaming solutions and services as well as any related areas. This includes the (i) the acquisition, holding and disposal, in any form, by any means, whether directly or indirectly, of participations, rights and interests in, and obligations of, Luxembourg and foreign companies, (ii) the acquisition by purchase, subscription, or in any other manner, as well as the transfer by sale, exchange or in any other manner of stock, partnership interests, bonds, debentures, notes and other securities or financial instruments of any kind (including notes or parts or units issued by Luxembourg or foreign mutual funds or similar undertakings) and receivables, claims or loans or other credit facilities and agreements or contracts relating thereto, and (iii) the ownership, administration, development and management of a portfolio of assets (including, among other things, the assets referred to in (i) and (ii) above).
The Company may borrow in any form. It may enter into any type of loan agreement and it may issue notes, bonds, debentures, certificates, shares, beneficiary parts, warrants and any kind of debt or equity securities including under one or more issuance programmes. The Company may further list all or part of its shares on a regulated or unregulated stock exchange in or outside of the European Union. The Company may lend funds including the proceeds of any borrowings and/or issues of securities to its subsidiaries, affiliated companies or any other company.
The Company may also give guarantees and grant security interests over some or all of its assets including, without limitation, by way of pledge, transfer or encumbrance, in favour of or for the benefit of third parties to secure its obligations or the obligations of its subsidiaries, affiliated companies or any other company.
The Company may enter into, execute and deliver and perform any swaps, futures, forwards, derivatives, options, repurchase, stock lending and similar transactions. The Company may generally use any techniques and instruments relating to investments for the purpose of their efficient management, including, but not limited to, techniques and instruments designed to protect it against credit, currency exchange, interest rate risks and other risks.
The Company may carry out any commercial, industrial, and financial operations, which are directly or indirectly connected with its purpose or which may favour its development. In addition, the Company may acquire and sell real estate properties, for its own account, either in the Grand Duchy of Luxembourg or abroad and it may carry out all operations relating to real estate properties.

In general, the Company may take any controlling and supervisory measures and carry out any operation or transaction which it considers necessary or useful in the accomplishment and development of its purpose.
The descriptions above are to be construed broadly and their enumeration is not limiting. The Company’s purpose shall include any transaction or agreement which is entered into by the Company, provided it is not inconsistent with the foregoing matters.
Issuance of Ordinary Shares and Preemptive Right
Pursuant to Luxembourg law, the issuance of ordinary shares requires approval by a quorum of at least one half of the share capital, and a two-thirds majority is required for the amendment of articles of association. The shareholders, at any general meeting of shareholders, may approve an authorized share capital and authorize the board of directors to issue ordinary shares, up to the maximum amount of such authorized share capital, for a maximum period of five years after the date that the minutes of the relevant general meeting approving such authorization are published in the Luxembourg official gazette (Mémorial C, Recueil des Sociétés et Associations, or Recueil électronique des Sociétés et Associations, as applicable). The shareholders, at any general meeting of shareholders, may amend, renew, or extend such authorized share capital and such authorization to the board of directors to issue ordinary shares. Our articles of association provide that no fractional ordinary shares shall be issued.
The board of directors will resolve on the issuance of such ordinary shares out of the authorized share capital (capital autorisé) in accordance with the quorum and voting thresholds set forth in the articles of association. The board of directors also will resolve on the applicable procedures and timelines to which such issuance will be subjected. If the proposal of the board of directors to issue new ordinary shares exceeds the limits of our authorized share capital, our board of directors must then convene the shareholders to an extraordinary general meeting to be held in the presence of a Luxembourg notary for the purpose of increasing the issued share capital. Such meeting will be subject to the quorum and majority requirements required for amending the articles of association. If the capital call proposed by the board of directors consists of an increase in the shareholders’ commitments, the board of directors must then convene the shareholders to an extraordinary general meeting to be held in the presence of a Luxembourg notary for such purpose. Such meeting will be subject to the unanimous consent of the shareholders.
Under Luxembourg law, existing shareholders benefit from a preemptive subscription right on the issuance of ordinary shares for cash consideration. However, our shareholders have, in accordance with Luxembourg law, authorized the board of directors to suppress, waive, or limit any preemptive subscription rights of shareholders provided by law to the extent that the board of directors deems such suppression, waiver, or limitation advisable for any issuance or issuances of ordinary shares within the scope of our authorized share capital. The general meeting of shareholders duly convened to consider an amendment to the articles of association may, by two-thirds majority vote, also limit, waive, or cancel such preemptive rights or renew, amend, or extend them, in each case for a period not to exceed five years. Such ordinary shares may be issued above, at, or below market value, but in any event not below the nominal value or below the accounting par value per ordinary share. The ordinary shares also may be issued by way of incorporation of available reserves (including share premium).
Repurchase of Ordinary Shares
We cannot subscribe for our own ordinary shares. We may, however, repurchase issued ordinary shares or have another person repurchase issued ordinary shares for our account, subject to the following conditions:
•
except in the case of ordinary shares acquired either by us or by a person acting in his or her own name but on behalf of us for the distribution thereof to our staff or to the staff of a company with which we are in a control relationship, prior authorization by a simple majority vote must be obtained at an ordinary general meeting of shareholders, which authorization sets forth:

•
the terms and conditions of the proposed repurchase and in particular the maximum number of ordinary shares to be repurchased;

•
the duration of the period for which the authorization is given (which may not exceed five years); and

•
in the case of repurchase for consideration, the minimum and maximum consideration per share;

•
only fully paid-up ordinary shares may be repurchased;

•
the repurchases may not have the effect of reducing net assets below the amount of the issued share capital plus reserves (which may not be distributed by law or under our articles of association);

•
the voting and dividend rights attached to the repurchased shares will be suspended as long as the repurchased ordinary shares are held by us; and

•
the repurchase offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for repurchases which were unanimously decided by a general meeting at which all the shareholders were present or represented (and except in accordance with Article 430-15, 4° of the Luxembourg Company Law).

The shareholder authorization described above will be valid for a period ending on the earlier of five years from the date of such shareholder authorization and the date of its renewal by a subsequent general meeting of shareholders. Pursuant to such authorization, the board of directors is authorized to acquire and sell our ordinary shares under the conditions set forth in Article 430-15 of the Luxembourg Company Law. Such purchases and sales may be carried out for any authorized purpose or any purpose that is authorized by the laws and regulations in force. The purchase price per ordinary share to be paid shall represent (i) not less than 50% of the lowest closing price per share, and (ii) not more than 50% above the highest closing price per share, in each case as reported by the New York City edition of the Wall Street Journal, or, if not reported therein, any other authoritative sources to be selected by the board of directors, over the ten trading days preceding the date of the purchase (or the date of the commitment to the transaction).
Prior to the completion of this offering, the shareholders of the Company have authorized for five years the Company to repurchase the ordinary shares held by any unsuitable person, if such person fails to dispose of its ordinary shares within the required period of time set out in our articles of association. The purchase price per ordinary share in such circumstance shall be the highest price reasonably obtained by the Company but (i) not less than 50% of the lowest closing price per share and (ii) not more than 50% above the highest closing price per share, in each case as reported by the New York City edition of the Wall Street Journal, or, if not reported therein, any other authoritative sources to be selected by the board of directors, over the ten trading days preceding the date of the purchase (or the date of the commitment to the transaction).
In addition, pursuant to Luxembourg law, we may directly or indirectly repurchase ordinary shares by a resolution of our board of directors without the prior approval of the general meeting of shareholders if such repurchase is deemed by our board of directors to be necessary to prevent serious and imminent harm to us or if the repurchase of ordinary shares has been made with the intent of the distribution thereof to our employees and/or the employees of any entity having a controlling relationship with us (i.e., our subsidiaries or controlling shareholder).
Form and Transfer of Ordinary Shares
Our ordinary shares are issued in registered form only and are freely transferable under Luxembourg law and our articles of association. Our board of directors may, however, impose transfer restrictions for ordinary shares that are registered, listed, quoted, dealt in, or that have been placed in certain jurisdictions in compliance with the requirements applicable therein. Luxembourg law does not impose any limitations on the rights of Luxembourg or non-Luxembourg residents to hold or vote our ordinary shares.
Under Luxembourg law, the ownership of registered ordinary shares is prima facie established by the inscription of the name of the shareholder and the number of ordinary shares held by him or her in the shareholders’ register.
Without prejudice to the conditions for transfer by book entry where ordinary shares are recorded in the shareholders’ register on behalf of one or more persons in the name of a depository, each transfer of ordinary shares shall be effected by written declaration of transfer to be recorded in the shareholders’ register, with such declaration to be dated and signed by the transferor and the transferee or by their duly appointed agents. We may accept and enter into the shareholders’ register any transfer effected pursuant to an agreement or agreements between the transferor and the transferee, true and complete copies of which have been delivered to us.

Our articles of association provide that we may appoint registrars in different jurisdictions, each of whom may maintain a separate register for the ordinary shares entered in such register and that the holders of ordinary shares shall be entered into one of the registers. Shareholders may elect to be entered into one of these registers and to transfer their ordinary shares to another register so maintained. Entries in these registers will be reflected in the shareholders’ register maintained at our registered office.
When any of our ordinary shares become listed on Nasdaq or on any other stock exchange operating in the United States, the laws of the State of New York shall apply to the property law aspects of the ordinary shares reflected in the register administered by our transfer agent.
If our ordinary shares are not listed on a stock exchange in the United States, a shareholders’ register will be maintained by us at our registered office in Luxembourg. Transfer of record ownership of ordinary shares is effected by a written deed of transfer acknowledged by us or by our transfer agent and registrar acting as our agent on our behalf.
Liquidation Rights and Dissolution
In the event of our dissolution, liquidation or winding-up, any surplus of the assets remaining after allowing for the payment of all of our liabilities will be paid out to the shareholders pro rata according to their respective shareholdings. The decisions to dissolve, liquidate, or wind-up require approval by an extraordinary general meeting of our shareholders.
Merger and De-Merger
A merger by absorption whereby one Luxembourg company, after its dissolution without liquidation, transfers all of its assets and liabilities to another company in exchange for the issuance of ordinary shares in the acquiring company to the shareholders of the company being acquired, or a merger effected by transfer of assets to a newly incorporated company, must, in principle, be approved at an extraordinary general meeting of shareholders of the Luxembourg company, enacted in front of a Luxembourg notary. Similarly, a de-merger of a subsidiary of a Luxembourg company is generally subject to the approval by an extraordinary general meeting of shareholders, enacted in front of a Luxembourg notary.
No Appraisal Rights
Neither Luxembourg law nor our articles of association provide for appraisal rights of dissenting shareholders.
General Meeting of Shareholders
Any regularly constituted general meeting of shareholders represents the entire body of our shareholders.
Any holder of our share capital is entitled to attend our general meeting of shareholders, either in person or by proxy, to address the general meeting of shareholders and to exercise voting rights, subject to the provisions of our articles of association. Each ordinary share entitles the holder to one vote at a general meeting of shareholders, unless such holder has a beneficiary certificate. No beneficiary certificates have been issued as of the date of this prospectus. Our articles of association provide that our board of directors shall adopt all other regulations and rules concerning the attendance to the general meeting, the availability of access cards, and the availability of proxy forms in order to enable shareholders to exercise their right to vote as our board of directors deems fit.
When convening a general meeting of shareholders, we will send a convening notice by registered mail to the registered address of each shareholder at least eight days before the meeting. The convening notices for every general meeting shall contain the agenda and shall take the form of announcements filed with the register of commerce and companies, published on the Luxembourg official gazette (Recueil Electronique des Sociétés et Associations), and published in a Luxembourg newspaper at least 15 days before the meeting. No proof is required that this formality has been complied with.
Our articles of association provide that if our ordinary shares are listed on a regulated market, the general meeting also will be convened in accordance with the publicity requirements of such regulated market applicable to us.

A shareholder may participate in general meetings of shareholders by appointing another person as his or her proxy, the appointment of which shall be in writing. Our articles of association also provide that, in the case of ordinary shares held through the operator of a securities settlement system or depository, a holder of such ordinary shares wishing to attend a general meeting of shareholders should receive from such operator or depository a certificate certifying the number of ordinary shares recorded in the relevant account on the record date. Such certificates, as well as any proxy forms, should be submitted to us no later than three business days before the date of the general meeting unless our board of directors fixes a different period.
The ordinary general meeting of shareholders must be held within six months from the end of the respective financial year at our registered office or in any other place in Luxembourg as notified to the shareholders.
Luxembourg law provides that the board of directors is obliged to convene a general meeting of shareholders if shareholders representing, in the aggregate, 10% of the issued share capital so request in writing with an indication of the meeting agenda. In such case, the general meeting of shareholders must be held within one month of the request. If the requested general meeting of shareholders is not held within one month, shareholders representing, in the aggregate, 10% of the issued share capital may petition the competent president of the district court in Luxembourg to have a court appointee convene the meeting. Luxembourg law provides that shareholders representing, in the aggregate, 10% of the issued share capital may request that additional items be added to the agenda of a general meeting of shareholders. That request must be made by registered mail sent to our registered office at least five days before the general meeting of shareholders.
Voting Rights
Each ordinary share entitles the holder thereof to one vote. Additionally, each beneficiary certificate, when issued, entitles the holder thereof to one vote. No beneficiary certificates have been issued as of the date of this prospectus. The beneficiary certificates, when issued and subject to certain exceptions, may not be transferred, and shall automatically be canceled for no consideration in case of sale or transfer of the ordinary share to which they are linked. The beneficiary certificates carry no economic rights.
Neither Luxembourg law nor our articles of association contain any restrictions as to the voting of our ordinary shares by non-Luxembourg residents.
Luxembourg law distinguishes general meetings of shareholders and extraordinary general meetings of shareholders with respect to voting rights.
Ordinary General Meeting.   At an ordinary general meeting, there is no quorum requirement and resolutions are adopted by a simple majority of validly cast votes. Abstentions are not considered “votes.”
Extraordinary General Meeting.   Extraordinary resolutions are required for any of the following matters, among others: (i) an increase or decrease of the authorized or issued capital, (ii) a limitation or exclusion of preemptive rights, (iii) approval of a statutory merger or de-merger (scission), (iv) our dissolution and liquidation, and (v) any and all amendments to our articles of association. Pursuant to our articles of association, for any resolutions to be considered at an extraordinary general meeting of shareholders, the quorum shall be at least one half (50%) of our issued share capital unless otherwise required by law. If the said quorum is not present, a second meeting may be convened, for which Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise provided by mandatory law) by at least a two-thirds majority of the votes validly cast on such resolution. When the resolution of the general meeting of shareholders would change the respective rights attached to the beneficiary certificates, the resolution must, in order to be valid, fulfill the above-mentioned conditions as to attendance and majority with respect to the holders of beneficiary certificates. Abstentions are not considered “votes.”
Minority Action Right.   Luxembourg law provides for a provision whereby the shareholders and/or future holders of beneficiary certificates holding, in the aggregate, 10% of the securities having a right to vote at the general meeting may act on our behalf to discharge the members of our board of directors for misconduct against our interests or for a violation of the law or our articles of association.

Dividend Rights
All of our ordinary shares rank pari passu with respect to the payment of dividends or other distributions unless the right to dividends or other distributions has been suspended in accordance with our articles of association or applicable law. Holders of beneficiary certificates, when issued, shall not be entitled to receive any dividend payments with respect to such beneficiary certificates. The dividend entitlement lapses upon the expiration of a five-year prescription period as from the date of the dividend distribution. The unclaimed dividends return to our accounts.
Board of Directors
Our board of directors will appoint a chair from among its members. It also may appoint a secretary, who need not be a director and who will be responsible for keeping the minutes of the meetings of our board of directors and of our shareholders. Our board of directors will meet upon call by the chair. A meeting must be convened if any of two directors so require. The chair will preside at all meetings of our board of directors and of our shareholders (if required), except that in the absence of the chair, our board of directors may appoint another director and the general meeting of shareholders may appoint another person as chair pro tempore by vote of the majority present or represented at such meeting.
A quorum of our board of directors shall be at least one half of its members present or represented, and resolutions may be duly adopted by the vote of a simple majority of the members of our board of directors present or represented. No valid decision of our board of directors may be taken if the necessary quorum has not been reached. In case of an equality of votes, the chair shall have the right to cast the deciding vote. Such casting vote shall be personal to the appointed chair and will not transfer to any other director acting as chair of a meeting of our board of directors in the absence of the appointed chair. Our board of directors also may take decisions by means of resolutions in writing signed by all directors. Each director has one vote.
Shareholders elect directors and decide their respective terms, and may dismiss one or more directors at any time, with or without cause, by a simple majority of votes cast at a general meeting of shareholders. Under Luxembourg law, directors may be reelected, but the term of their office may not exceed six years. If our board of directors has a vacancy, the remaining directors have the right to fill such vacancy on a temporary basis pursuant to the affirmative vote of a majority of the remaining directors. The term of a temporary director elected to fill a vacancy expires at the end of the term of office of the replaced director. However, the election of any temporary director shall be requested definitively at the next general meeting of shareholders.
Within the limits provided for by law and subject to our articles of association, our board of directors may delegate our daily management and the authority to represent us to one or more persons. The delegation to a member of our board of directors shall entail the obligation for our board of directors to report each year to the ordinary general meeting on the salary, fees, and any advantages granted to the delegate. In addition, once granted an authorization from the general meeting of shareholders, our board of directors may set up an executive committee and entrust the latter with any powers of our board of directors, with the exception of (i) our general strategic direction, and (ii) those acts reserved to our board of directors by Luxembourg law.
No director, solely as a result of being a director, shall be prevented from contracting with us, either with regard to such director’s tenure in any office, or place of profit, or as vendor, purchaser, or in any other manner whatsoever, nor shall any contract in which any director is in any way interested be liable to be voided merely on account of his or her position as director, nor shall any director who is so interested be liable to account to us or the shareholders for any remuneration, profit or other benefit realized by the contract by reason of the director holding that office or of the fiduciary relationship thereby established.
Any director having a direct or indirect financial interest in a transaction submitted for approval at a meeting of our board of directors shall immediately inform the board of directors of such interest at that meeting and shall cause a record of such a statement to be included in the minutes of the meeting, unless such transaction is made in the ordinary course of business of the Company entered and on arm’s length terms. Such director may not take part in these deliberations nor vote on such a transaction. At the next general meeting of shareholders, before any other resolution is put to a vote, a special report shall be made on any transactions in which any of the directors may have had an interest that conflicts with our interest.
Our articles of association provide that directors and officers, past and present, are entitled to indemnification from us to the fullest extent permitted by Luxembourg law, against liabilities and all expenses reasonably incurred or paid by him or her in connection with any claim, action, suit, or proceeding in which he or she is involved by virtue of him or her being or having been a director or officer of the Company and against amounts paid or incurred by him or her in the settlement thereof.
There is no mandatory retirement age for directors under Luxembourg law and no minimum shareholding requirement for directors.
Unsuitable Shareholders
Subject to all applicable law and regulation, our articles of association provide for the suspension of certain rights attached to our ordinary shares that are held by unsuitable shareholders and the disposal of any of our ordinary shares owned or controlled by an unsuitable person or its affiliates by transfer to one or more third-party transferees. If such unsuitable person fails to dispose of our ordinary shares within the required period of time, we may in good faith dispose (or procure the disposal) of such ordinary shares, at the highest price reasonably attainable, by transfer to the Company (subject to all applicable law and regulation and our articles of association) or to one or more third-party transferees.
Amendment of Articles of Association
Shareholder Approval Requirements.   Luxembourg law requires an extraordinary general meeting of shareholders to resolve upon an amendment of the articles of association to be made by extraordinary resolution.
The agenda of the extraordinary general meeting of shareholders must indicate the proposed amendments to the articles of association. An extraordinary general meeting of shareholders convened for the purposes of amending the articles of association must have a quorum of at least 50% of our issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg law does not prescribe a quorum. Irrespective of whether the proposed amendments will be subject to a vote at any duly convened extraordinary general meeting of shareholders, the amendment is subject to the approval of at least two-thirds of the votes cast at such extraordinary general meeting of shareholders. When the resolution of the general meeting of shareholders is to change the respective rights attached to the beneficiary certificates, the resolution must, in order to be valid, fulfill the above-mentioned conditions as to attendance and majority with respect to the holders of beneficiary certificates.
Formalities.   Any resolutions to amend our articles of association must be taken before a Luxembourg notary, and such amendments must be published in accordance with Luxembourg law.
Differences in Corporate Law
We are incorporated under the laws of Luxembourg. The following discussion summarizes certain material differences between the rights of holders of our ordinary shares and the rights of holders of the ordinary shares of a typical corporation incorporated under the laws of the State of Delaware, which result from differences in governing documents and the laws of Luxembourg and Delaware.

Luxembourg:	Delaware:
Board of Directors

Pursuant to Luxembourg law, our board of directors must be composed of at least three directors. They are appointed by the general meeting of shareholders (by proposal of the board of directors, the shareholders or a spontaneous candidacy) by a simple majority of the votes cast. Directors may be reelected, but the term of their office may not exceed six years.
Pursuant to our articles of association, directors are elected by a simple majority vote at a general meeting. Abstentions are not considered “votes.”
Our articles of association provide, that in case of a vacancy, the remaining members of the board of directors may elect a director to fill the vacancy.
Our articles of association provide for different classes of directors, and each director has one vote.
Our articles of association provide that the board of directors may set up committees and determine their composition, powers, and rules.
A typical certificate of incorporation and bylaws would provide that the number of directors on the board of directors will be fixed from time to time by a vote of the majority of the authorized directors. Under Delaware law, a board of directors can be divided into classes, and cumulative voting in the election of directors is only permitted if expressly authorized in a corporation’s certificate of incorporation.
Interested Shareholders
Under Luxembourg law, no restriction exists as to the transactions that a shareholder may conclude with us. The transaction must, however, be in our corporate interest and be made on arm’s length terms.
Section 203 of the Delaware General Corporation Law (the “DGCL”) generally prohibits a Delaware corporation from engaging in specified corporate transactions (such as mergers, stock and asset sales, and loans) with an “interested shareholder” for three years following the time that the shareholder becomes an interested shareholder. Subject to specified exceptions, an “interested shareholder” is a person or group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.
A Delaware corporation may elect to “opt out” of, and not be governed by, Section 203 of the DGCL through a provision in either its original certificate of incorporation, or an amendment to its original certificate or bylaws that was approved by majority shareholder vote. With a limited exception, this amendment would not become effective until 12 months following its adoption.

Luxembourg:	Delaware:
Amendment of Governing Documents

Under Luxembourg law, amendments to our articles of association require an extraordinary general meeting of shareholders held in front of a public notary at which at least one half of the share capital is represented. The notice of the extraordinary general meeting shall set out the proposed amendments to the articles of association.
If the aforementioned quorum is not reached, a second meeting may be convened by means of a notice published in the Luxembourg official electronic gazette (Mémorial C, Recueil des Sociétés et Associations, or Recueil Electronique des Sociétés et Associations, as applicable) and in a Luxembourg newspaper 15 days before the meeting. The second meeting shall be validly constituted regardless of the proportion of the share capital represented.
At both meetings, resolutions will be adopted if approved by at least two-thirds of the votes cast (unless otherwise required by Luxembourg law or the articles of association). Where classes of shares exist and the resolution to be adopted by the general meeting of shareholders changes the respective rights attaching to such shares, the resolution will be adopted only if the conditions as to quorum and majority set out above are fulfilled with respect to each class of shares. This also applies with respect to the beneficiary certificates. An increase of the commitments of its shareholders require, however, the unanimous consent of the shareholders (and bondholders, if any).
Our articles of association provide that for any extraordinary resolutions to be considered at a general meeting, the quorum shall be at least one-half of our issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise provided by mandatory law) by a two-thirds majority of the votes validly cast on such resolution. Abstentions are not considered “votes.”
In very limited circumstances, the board of directors may be authorized by the shareholders to amend the articles of association, albeit always within the limits set forth by the shareholders at a duly convened shareholders’ meeting. This is the case in the context of our authorized share capital within which the board of directors is authorized to issue further ordinary shares or in the context of a share capital reduction and cancellation of ordinary shares. The board of directors is then authorized to appear in front of a notary public to record the capital increase or decrease and to amend the share capital set forth in the articles of association. The above also applies in case of the transfer of our registered office outside the current municipality.
Under the DGCL, amendments to a corporation’s certificate of incorporation require the approval of shareholders holding a majority of the outstanding shares entitled to vote on the amendment. If a class vote on the amendment is required by the DGCL or the certificate of incorporation, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the DGCL. Under the DGCL, the board of directors may amend bylaws if so authorized in the charter. The shareholders of a Delaware corporation also have the power to amend bylaws.

Luxembourg:	Delaware:
Meetings of Shareholders

Pursuant to Luxembourg law, at least one general meeting of shareholders must be held each year within six months as from the close of the financial year. The purpose of such ordinary general meeting is to approve the annual accounts, allocate the results, proceed to statutory appointments, and grant discharge to the directors. The ordinary general meeting must be held within six months of the end of each financial year.
Other meetings of shareholders may be convened.
Pursuant to Luxembourg law, the board of directors is obliged to convene a general meeting so that it is held within a period of one month of the receipt of a written request of shareholders representing one-tenth of the issued capital. Such request must be in writing and indicate the agenda of the meeting.
Quorum Requirements:
Luxembourg law distinguishes ordinary resolutions and extraordinary resolutions.
Extraordinary resolutions relate to proposed amendments to the articles of association and certain other limited matters. All other resolutions are ordinary resolutions.
Ordinary Resolutions:   Pursuant to Luxembourg law, there is no requirement of a quorum for any ordinary resolutions to be considered at a general meeting, and such ordinary resolutions shall be adopted by a simple majority of votes validly cast on such resolution. Abstentions are not considered “votes.”
Extraordinary Resolutions:   Extraordinary resolutions are required for any of the following matters, among others: (i) an increase or decrease of the authorized or issued capital, (ii) a limitation or exclusion of preemptive rights, (iii) approval of a statutory merger or de-merger (scission), (iv) dissolution, and (v) an amendment of the articles of association.
Pursuant to Luxembourg law for any extraordinary resolutions to be considered at a general meeting, the quorum shall generally be at least one half (50%) of the issued share capital. If the said quorum is not present, a second meeting may be convened at which Luxembourg law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting (save as otherwise provided by mandatory law) by a two-thirds majority of the votes validly cast on such resolution. Abstentions are not considered “votes.”

Typical bylaws provide that annual meetings of shareholders are to be held on a date and at a time fixed by the board of directors. Under the DGCL, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.
Under the DGCL, a corporation’s certificate of incorporation or bylaws can specify the number of shares that constitute the quorum required to conduct business at a meeting, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Luxembourg:	Delaware:
Shareholder Approval of Business Combinations

Under Luxembourg law and our articles of association, the board of directors has the broadest power to take any action necessary or useful to achieve the corporate objective. The board of directors’ powers are limited only by law and our articles of association.
Any type of transaction that would require an amendment to the articles of association, such as a merger, de-merger, consolidation, dissolution, or voluntary liquidation, requires an extraordinary resolution of a general meeting of shareholders.
Transactions such as a sale, lease, or exchange of substantial company assets require only the approval of the board of directors. Neither Luxembourg law nor our articles of association contain any provision specifically requiring the board of directors to obtain shareholder approval of the sale, lease, or exchange of substantial assets of ours.

Generally, under the DGCL, completion of a merger, consolidation, or the sale, lease, or exchange of substantially all of a corporation’s assets or dissolution requires approval by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.
The DGCL also requires a special vote of shareholders in connection with a business combination with an “interested shareholder” as defined in section 203 of the DGCL. See “— Interested Shareholders” above.

Shareholder Action Without a Meeting

A shareholder meeting must always be called if the matter to be considered requires a shareholder resolution under Luxembourg law or our articles of association.
Pursuant to Luxembourg law, shareholders of a public limited liability company may not take actions by written consent. All shareholder actions must be approved at an actual meeting of shareholders held before a notary public or under private seal, depending on the nature of the matter. Shareholders may vote by proxy.
Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of shareholders may be taken without a meeting, without prior notice, and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing. It is not uncommon for a corporation’s certificate of incorporation to prohibit such action.
Distributions

Under Luxembourg law, the amount and payment of dividends or other distributions is determined by a simple majority vote at a general meeting of shareholders based on the recommendation of our board of directors, except in certain limited circumstances. Pursuant to our articles of association, our board of directors has the power to pay interim dividends or make other distributions in accordance with applicable Luxembourg law.
Distributions (in the form of either dividends, share premium reimbursements or capital surplus reimbursements) may be lawfully declared and paid if our net profits and/or distributable reserves are sufficient under Luxembourg law.
The DGCL permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Luxembourg:	Delaware:

Under Luxembourg law, the amount of a distribution paid to shareholders (including in the form of dividends or share premium reimbursements) may not exceed the amount of the profits at the end of the last financial year plus any profits carried forward and any amounts drawn from reserves that are available for that purpose, less any losses carried forward and sums to be placed in reserve in accordance with Luxembourg law or our articles of association. Furthermore, no distributions (including in the form of dividends or share premium reimbursements) may be made if net assets were, at the end of the last financial year (or would become, following such a distribution), less than the amount of the subscribed share capital plus the non-distributable reserves. Distributions in the form of dividends may only be made out of net profits and profits carried forward, whereas distributions in the form of share premium reimbursements may only be made out of available share premium and distributions in the form of capital surplus reimbursements may only be made out of capital surplus.
Under Luxembourg law, at least 5% of our net profits per year must be allocated to the creation of a legal reserve until such reserve has reached an amount equal to 10% of our issued share capital. The allocation to the legal reserve becomes compulsory again when the legal reserve no longer represents 10% of our issued share capital. The legal reserve is not available for distribution.

Repurchases and Redemptions

Pursuant to Luxembourg law, we (or any party acting on our behalf) may repurchase our own shares and hold them in treasury, provided that:
•
the shareholders at a general meeting have previously authorized our board of directors to acquire our ordinary shares. The general meeting shall determine the terms and conditions of the proposed repurchase and in particular the maximum number of ordinary shares to be acquired, the period for which the authorization is given (which may not exceed five years), and, in the case of repurchase for consideration, the maximum and minimum consideration, provided that the prior authorization shall not apply in the case of ordinary shares acquired by either us or by a person acting in its own name but on our behalf for the distribution thereof to our staff or to the staff of a company with which we are in a control relationship;

Under the DGCL, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

Luxembourg:	Delaware:

•
the acquisitions, including ordinary shares previously acquired by us and held by us and shares acquired by a person acting in his or her own name but on our behalf, may not have the effect of reducing the net assets below the amount of the issued share capital plus the reserves (which may not be distributed by law or under the articles of association);

•
the ordinary shares repurchased are fully paid-up; and

•
the acquisition offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for acquisitions which were unanimously decided by a general meeting at which all the shareholders were present or represented (and except for acquisitions made on Nasdaq).

No prior authorization by shareholders is required (i) if the acquisition is made to prevent serious and imminent harm to us, provided that the board of directors informs the next general meeting of the reasons for and the purpose of the acquisitions made, the number and nominal values or the accounting value of the ordinary shares acquired, the proportion of the subscribed capital which they represent, and the consideration paid for them, and (ii) in the case of ordinary shares acquired by either us or by a person acting on our behalf with a view to redistributing the ordinary shares to our staff or its controlled subsidiaries, provided that the distribution of such shares is made within 12 months from their acquisition.
Luxembourg law provides for further situations in which the above conditions do not apply, including the acquisition of shares pursuant to a decision to reduce our capital or the acquisition of shares issued as redeemable shares. Such acquisitions may not have the effect of reducing net assets below the aggregate of subscribed capital and reserves (which may not be distributed by law and are subject to specific provisions on reductions in capital and redeemable shares under Luxembourg law).
Any shares acquired in contravention of the above provisions must be resold within a period of one year after the acquisition or be cancelled at the expiration of the one-year period.

As long as shares are held in treasury, the voting rights attached thereto are suspended. Further, to the extent the treasury shares are reflected as assets on our balance sheet a non-distributable reserve of the same amount must be reflected as a liability. Our articles of association provide that shares may be acquired in accordance with the law.

Luxembourg:	Delaware:
Transactions with Officers or Directors

There are no rules under Luxembourg law preventing a director from entering into contracts or transactions with us to the extent the contract or the transaction is in our corporate interest.
Luxembourg law prohibits a director from participating in deliberations and voting on a transaction if (i) such director has a direct or indirect financial interest therein, and (ii) the interests of such director or conflict with our interests. The relevant director must disclose his or her personal financial interest to the members of the board of directors and abstain from voting. The transaction and the director’s interest therein shall be reported to the next succeeding general meeting of shareholders.
Our articles of association may require that certain transactions between a director and us be submitted for approval by our board of directors and/or shareholders. Our articles of association provide that no director, solely as a result of being a director, shall have any duty to refrain from any decision or action to enforce its rights under any agreement or contract with us. A director who has an interest in a transaction carried out other than in the ordinary course of business that conflicts with our interests must advise the board of directors accordingly and have the statement recorded in the minutes of the meeting. The director concerned may not take part in the deliberations concerning that transaction. A special report on the relevant transaction is submitted to the shareholders at the next general meeting of shareholders, before any vote on the matter.
Under the DGCL, some contracts or transactions in which one or more of a corporation’s directors has an interest are not void or voidable because of such interest, provided that some conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under the DGCL, either (i) the shareholders or the board of directors must approve in good faith any such contract or transaction after full disclosure of the material facts, or (ii) the contract or transaction must have been “fair” as to the corporation at the time it was approved. If the board of directors’ approval is sought, the contract or transaction must be approved in good faith by a majority of disinterested directors after full disclosure of material facts, even though less than a majority of a quorum.

Luxembourg:	Delaware:
Fiduciary Duties of Directors

The board of directors must act as a collegial body in the corporate interest of a company and has the power to take any action necessary or useful to realize the corporate objects of a company, with the exception of the powers reserved by Luxembourg law or by the articles of association to the general meeting of shareholders. Luxembourg law imposes a duty on directors of a Luxembourg company to: (i) act in good faith with a view to the best interests of the company; and (ii) exercise the care, diligence, and skill that a reasonably prudent person would exercise in a similar position and under comparable circumstances. The standard of care required from directors in the execution of their mandate vis-à-vis the company is the standard that an ordinary prudent or reasonable person would apply to his or her own affairs. The standard of care is more onerous where a director has special skills or where such director receives remuneration for his or her office.
In addition, Luxembourg law imposes specific duties on directors and officers of a company to comply with Luxembourg law and the articles of association of a company.
Under the DGCL, except as otherwise provided in a company’s certificate of incorporation, the board of directors of a Delaware company bears the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of a Delaware company owe fiduciary duties of care and loyalty to a company and its shareholders. Delaware courts have decided that the directors of a Delaware company are required to exercise an informed business judgment in the performance of their duties. An informed business judgment means that the directors have informed themselves of all material information reasonably available to them. Delaware courts have also subjected directors’ actions to enhanced scrutiny in certain situations, including if directors take certain actions intended to prevent a threatened change in control of a company or in connection with transactions involving a conflicted controlling shareholder. In addition, under Delaware law, when the board of directors of a Delaware corporation determines to sell or break-up a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders at that time.
Dissenters’ Rights
Neither Luxembourg law nor our articles of association provide for appraisal rights.	Under the DGCL, a shareholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.
Shareholder Suits

Under Luxembourg law, the board of directors has sole authority to decide whether to initiate legal action to enforce a company’s rights (other than, in certain circumstances, an action against board members).
Shareholders do not have the authority to initiate legal action on a company’s behalf. Shareholders and/or future holders of beneficiary certificates holding at least 10.0% of the securities of a company having a right to vote at the general meeting may bring an action against the directors on behalf of the company.
This provision of Luxembourg law does not apply to claims under the U.S. federal securities laws.
Under Delaware law, a shareholder may bring a derivative action on a company’s behalf to enforce the rights of a company. An individual also may commence a class action lawsuit on behalf of himself or herself and other similarly situated shareholders if the requirements for maintaining a class action lawsuit under Delaware law are met. An individual may institute and maintain a class action lawsuit only if such person was a shareholder at the time of the transaction that is the subject of the lawsuit or his or her shares thereafter devolved upon him or her by operation of law. In addition, the plaintiff must generally be a shareholder through the duration of the lawsuit.

Luxembourg:	Delaware:
Luxembourg law does not provide for class action lawsuits.	Delaware law requires that a derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the lawsuit may be prosecuted, unless such demand would be futile.
Cumulative Voting
Not applicable.	Under the DGCL, a corporation may adopt in its bylaws that its directors shall be elected by cumulative voting. When directors are elected by cumulative voting, a shareholder has a number of votes equal to the number of shares held by such shareholder times the number of directors nominated for election. The shareholder may cast all of such votes for one director or among the directors in any proportion.
Anti-Takeover Measures

Pursuant to Luxembourg law, it is possible to create an authorized share capital from which the board of directors of directors is authorized by the shareholders to issue further ordinary shares and, under certain conditions, to limit, restrict, or waive preferential subscription rights of existing shareholders. The rights attached to the shares issued within the authorized share capital will be equal to those attached to existing shares and set forth in our articles of association.
The authority of the board of directors to issue additional ordinary shares is valid for a period of up to five years starting from the date of the publication of the minutes of the extraordinary general meeting resolving upon such authorization in the Luxembourg official gazette (Mémorial C, Recueil des Sociétés et Associations, or Recueil Electronique des Sociétés et Associations, as applicable), unless renewed by vote of the holders of at least two-thirds of the votes cast at a shareholders meeting.

Under the DGCL, the certificate of incorporation of a corporation may give the board of directors the right to issue new classes of preferred shares with voting, conversion, dividend distribution, and other rights to be determined by the board of directors at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares.
In addition, Delaware law does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

Our articles of association authorize our board of directors to issue ordinary shares within the limits of the authorized share capital at such times and on such terms as our board of directors or its delegates may decide for a period ending five years after the date of the publication of the minutes of the extraordinary general meeting resolving upon such authorization in the Luxembourg official gazette (Mémorial C, Recueil des Sociétés et Associations, or Recueil Electronique des Sociétés et Associations, as applicable) (unless such period is extended, amended or renewed). Accordingly, our board of directors will be authorized to issue ordinary shares up to the limits of authorized share capital until such date. We currently intend to seek renewals and/or extensions as required from time to time.

Listing
We have applied to list our ordinary shares on Nasdaq under the symbol “NGMS.”
Transfer Agent and Registrar
The U.S. transfer agent and registrar for the ordinary shares is                 .

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no market for our ordinary shares. Future sales of substantial amounts of our ordinary shares in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of ordinary shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our ordinary shares in the public market after such restrictions lapse. This may adversely affect the prevailing market price of our ordinary shares and our ability to raise equity capital in the future.
Upon completion of this offering, we will have         ordinary shares outstanding (or     ordinary shares outstanding if the underwriters exercise their option in full to purchase additional ordinary shares). Of these shares,    ordinary shares (or     ordinary shares if the underwriters exercise their option in full to purchase additional ordinary shares) sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any ordinary shares purchased by one of our existing “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining ordinary shares are “restricted shares” as defined in Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act. After the expiration of the contractual 180-day lock-up period described below, these ordinary shares may be sold in the public market only if registered or pursuant to the provisions of Rules 144 and 701, which are summarized below.
Additionally, options exercisable for an aggregate of         ordinary shares will be vested as of the expiration of the contractual 180-day lock-up period described below.
Rule 144
In general, a person who has beneficially owned our ordinary shares that are restricted shares for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to, and in compliance with certain of, the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned our ordinary shares that are restricted shares for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three month period only a number of securities that does not exceed the greater of either of the following:
•
1% of the number of our ordinary shares then outstanding, which will equal approximately       ordinary shares immediately after this offering; or

•
the average weekly trading volume of our ordinary shares on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to, and in compliance with certain of, the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144 to the extent applicable.
Rule 701
In general, under Rule 701, any of our employees, members of our board of directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory share or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701.
The SEC has indicated that Rule 701 will apply to typical share options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described below, beginning 90 days after the date of this prospectus, may be sold by persons other than “affiliates,” as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by “affiliates” under Rule 144 without compliance with its one-year minimum holding period requirement.
Regulation S
Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.
Lock-Up Agreements
We, the Selling Shareholders, our executive officers and members of our board of directors have agreed, subject to limited exceptions, not to (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any of our ordinary shares or any securities convertible into or exercisable or exchangeable for our ordinary shares or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ordinary shares or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, in each case for a period of 180 days after the date of this prospectus, without the prior written consent of the Representative. See “Underwriting.”

MATERIAL TAX CONSIDERATIONS
The following summary contains a description of certain Luxembourg and U.S. federal income tax consequences of the acquisition, ownership and disposition of ordinary shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ordinary shares. The summary is based upon the tax laws of Luxembourg and regulations thereunder and on the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.
Material Luxembourg Tax Considerations
The following information is of a general nature only and it is not intended to be, nor should it be construed to be, legal or tax advice.
Prospective investors in the ordinary shares should therefore consult their own professional advisers as to the effects of state, local or foreign laws, including Luxembourg tax law, to which they may be subject.
Please be aware that the residence concept used under the respective headings below applies for Luxembourg income tax assessment purposes only. Any reference in the present section to a tax, duty, levy, impost or other charge or withholding of a similar nature, or to any other concepts, refers to Luxembourg tax law and/or concepts only. Also, please note that a reference to Luxembourg income tax encompasses corporation income tax (impôt sur le revenu des collectivités), municipal business tax (impôt commercial communal), a solidarity surcharge (contribution au fonds pour l’emploi) as well as personal income tax (impôt sur le revenu) generally. Investors may further be subject to net wealth tax (impôt sur la fortune) as well as other duties, levies or taxes. Corporate income tax, municipal business tax as well as the solidarity surcharge (together referred to as Luxembourg Corporation Taxes) invariably apply to most corporate taxpayers resident of Luxembourg for tax purposes. Individual taxpayers are generally subject to personal income tax and the solidarity surcharge. Under certain circumstances, where an individual taxpayer acts in the course of the management of a professional or business undertaking, municipal business tax may apply as well.
Taxation of the Company
From a Luxembourg tax perspective, Luxembourg companies are considered as being resident in Luxembourg provided that they have either their registered office or their central administration in Luxembourg. The Company (a fully taxable company) will be considered as a resident of Luxembourg both for the purposes of Luxembourg domestic tax law and for the purposes of the double taxation treaties entered into by Luxembourg, and should therefore be able to obtain a residence certificate from the Luxembourg tax authorities.
The Company will be liable for Luxembourg Corporation Taxes. The standard applicable rate of Luxembourg Corporation Taxes for a company established in Luxembourg-city is 24.94% for the financial year ending on December 31, 2020. Luxembourg Corporation Taxes apply to the Company’s worldwide income (including capital gains), subject to the provisions of any relevant double taxation treaty. The taxable income of the Company is computed by application of all rules of the Luxembourg income tax law of 4 December 1967, as amended (loi concernant l’impôt sur le revenu), as commented and currently applied by the Luxembourg tax authorities (the “LIR”). Under the LIR, all income of the Company will be taxable in the financial period to which it economically relates and all deductible expenses of the Company will be deductible in the financial period to which they economically relate. Under certain conditions, dividends received by the Company from qualifying participations and capital gains realized by the Company on the sale of such participations may be exempt from Luxembourg Corporation Taxes under the Luxembourg participation exemption regime.
The Company will generally be subject to net wealth tax levied annually at a 0.5% rate. Under certain conditions, qualifying participations may be exempt from net wealth tax under the Luxembourg participation exemption regime.
Taxation of Holders of Ordinary Shares
Withholding tax
Under Luxembourg tax laws currently in force, dividends paid by the Company are in principle subject to a Luxembourg withholding tax equal to 15% of the gross dividend (17.65% of the net dividend if the Company bears the cost of the withholding tax, which is not mandatory under Luxembourg tax laws). Responsibility for the withholding of the tax is assumed by the Company.
However, if a double tax treaty between Luxembourg and the country of residence of a holder of the ordinary shares applies, an exemption or a reduction of the Luxembourg withholding tax may be available pursuant to the relevant provisions of such double tax treaty.
In addition, pursuant to current Luxembourg tax laws, an exemption from Luxembourg dividend withholding tax may apply under the following conditions:
•
the holder of ordinary shares receiving the dividends is either (i) a fully taxable Luxembourg resident collective entity, (ii) a collective entity resident in an EU Member State and falling within the scope of article 2 of the Council directive of 30 November 2011 (2011/96/EU) on the common system of taxation applicable in the case of parent companies and subsidiaries of different EU Member States, as amended (the “EU Parent-Subsidiary Directive”), (iii) the Luxembourg State, a Luxembourg municipality, an association of a Luxembourg municipality or an operation of Luxembourg public- law entity, (iv) a permanent establishment of an entity referred to at letters (i), (ii) or (iii) above, (v) a Swiss resident joint-stock company subject to corporate income tax in Switzerland without benefiting from any exemption, (vi) a joint-stock company or a cooperative company resident in an EEA country (other than an EU Member State) to the extent that such company is fully taxable and subject (in its country of residence) to a tax corresponding to Luxembourg Corporation Taxes, as well as a permanent establishment of such company, or (vii) a collective entity resident in a treaty country, to the extent that such entity is fully taxable and subject (in its country of residence) to a tax corresponding to Luxembourg Corporation Taxes, as well as a Luxembourg permanent establishment of such entity; and

•
on the date on which the income is made available, the holder of ordinary shares holds or commits to hold directly (or even indirectly under certain conditions), for an uninterrupted period of at least twelve months, a participation of at least 10% in the share capital of the Company (or with an acquisition price of at least €1,200,000).

Income taxation
(i)   Taxation of dividend income
Holders of our ordinary shares who are either Luxembourg resident individuals or Luxembourg fully taxable resident companies (or foreign shareholders having a permanent establishment in Luxembourg through which such shares are held) will in principle be subject to tax at the ordinary rates on any dividends received from the Company. However, under Luxembourg tax laws currently in force, 50% of the amount of any dividend may be tax exempt at the level of these holders of our ordinary shares.
The Luxembourg withholding tax levied at source on the dividends paid may, under certain conditions, be credited against the Luxembourg income tax due on these dividends.
Furthermore, certain corporate holders of our ordinary shares may benefit from an exemption from Luxembourg Corporation Taxes on dividend income under the following conditions:
•
the holder of our ordinary shares receiving the dividends is either (i) a fully taxable Luxembourg resident collective entity, (ii) a Luxembourg permanent establishment of an EU resident collective entity falling within the scope of article 2 of the EU Parent-Subsidiary Directive, (iii) a Luxembourg permanent establishment of a joint-stock company that is resident in a jurisdiction with which Luxembourg has concluded a double tax treaty, or (iv) a Luxembourg permanent establishment of a joint-stock company or of a cooperative company which is a resident of an EEA Member State (other than an EU Member State); and

•
on the date on which the income is made available, the holder of our ordinary shares holds or commits to hold directly (or even indirectly through certain entities) for an uninterrupted period of at least twelve months, a participation of at least 10% in the share capital of the Company (or with an acquisition price of at least €1,200,000).

The holder of our ordinary shares which is a Luxembourg resident entity governed by (i) the law of 17 December 2010 on undertakings for collective investment, as amended, (ii) the law of 13 February 2007 on specialized investment funds, as amended, (iii) the law of 11 May 2007 on the family estate management company, as amended, or (iv) the law of 23 July 2016 on reserved alternative investment funds, as amended, and which does not fall under the special tax regime set out in article 48 of the law of 23 July 2016 on reserved alternative investment funds, as amended, is not subject to any Luxembourg Corporation Taxes in respect of dividends received from the Company. No tax credit is then available for Luxembourg withholding tax on dividends received from the Company.
Non-resident shareholders (not having a permanent establishment in Luxembourg through which the shares are held) will in principle not be subject to Luxembourg income tax on any dividends received from the Company (except for the withholding tax mentioned above, if applicable).
(ii)   Taxation of capital gains
Under current Luxembourg tax laws, capital gains realized by a Luxembourg resident individual holder of our ordinary shares (acting in the course of the management of his/her private wealth) upon the disposal of his/her shares are not subject to Luxembourg income tax, provided this disposal takes place more than six months after the shares were acquired and he/she does not hold a Substantial Participation (as defined below). The participation is considered a “Substantial Participation” if the holder of our ordinary shares (i) holds or has held (either solely or together with his/her spouse or partner and minor children) directly or indirectly more than 10% of the share capital of the Company at any time during a period of five years before the realization of the capital gain or (ii) acquired his/her shares for free during the five years preceding the disposal of his/her shares or, in the case of subsequent gratuitous transfers, one of the previous holders has held (either solely or together with his/her spouse or partner and minor children) directly or indirectly more than 10% of the share capital of the Company at any time during a period of five years before the realization of the capital gain.
Capital gains realized upon the disposal of shares by a Luxembourg resident corporate Shareholder (fully subject to Luxembourg Corporation Taxes) are in principle fully taxable. However, an exemption from Luxembourg Corporation Taxes applies under the following conditions:
•
the holder of our ordinary shares realizing the capital gains is either (i) a fully taxable Luxembourg resident collective entity, (ii) a Luxembourg permanent establishment of an EU resident collective entity falling within the scope of article 2 of the EU Parent-Subsidiary Directive, (iii) a Luxembourg permanent establishment of a joint-stock company that is resident in a jurisdiction with which Luxembourg has concluded a double tax treaty, or (iv) a Luxembourg permanent establishment of a joint-stock company or of a cooperative company which is a resident of an EEA Member State (other than an EU Member State); and

•
on the date on which the disposal takes place, the holder of our ordinary shares has held for an uninterrupted period of at least twelve months a participation of at least 10% in the share capital of the Company (or with an acquisition price of at least €6,000,000).

The holder of our ordinary shares which is a Luxembourg resident entity governed by (i) the law of 17 December 2010 on undertakings for collective investment, as amended, (ii) the law of 13 February 2007 on specialized investment funds, as amended, (iii) the law of 11 May 2007 on the family estate management company, as amended, or (iv) the law of 23 July 2016 on reserved alternative investment funds, as amended, and which does not fall under the special tax regime set out in article 48 of the law of 23 July 2016 on reserved alternative investment funds, as amended, is not subject to any Luxembourg Corporation Taxes in respect of capital gains realized upon disposal of its shares.
Under Luxembourg tax laws currently in force (subject to the provisions of double taxation treaties), capital gains realized by a holder of our ordinary shares (not acting via a permanent establishment or a permanent representative in Luxembourg through which/whom the shares are held are not taxable in Luxembourg unless (a) the holder of our ordinary shares holds a Substantial Participation in the Company and the disposal of the shares takes place less than six months after the shares were acquired or (b) the holder of our ordinary shares has been a former Luxembourg resident for more than fifteen years and has become a non-resident, at the time of transfer, less than five years ago.

Net wealth taxation
A corporate holder of our ordinary shares that is either a resident of Luxembourg for tax purposes or that maintains a permanent establishment or a permanent representative in Luxembourg through which/whom such shares are held is subject to Luxembourg wealth tax on such shares, except if the holder of our ordinary shares is governed by the law of 11 May 2007 on the family estate management company, as amended, by the law of 17 December 2010 on undertakings for collective investment, as amended, by the law of 13 February 2007 on specialized investment funds, as amended, by the law of 23 July 2016 on reserved alternative investment funds, as amended, or is a securitization company governed by the law of 22 March 2004 on securitization, as amended, or is a capital company governed by the law of 15 June 2004 on venture capital vehicles, as amended .
Any holder of our ordinary shares which is (i) a Luxembourg resident fully taxable collective entity, (ii) a Luxembourg permanent establishment of an EU resident collective entity falling within the scope of article 2 of the EU Parent-Subsidiary Directive, (iii) a domestic permanent establishment of a joint-stock company that is resident in a State with which Luxembourg has concluded a double tax treaty, or (iv) a domestic permanent establishment of a joint-stock company or of a cooperative company which is a resident of an EEA Member State (other than an EU Member State) may be exempt from Luxembourg net wealth tax on its shares if it holds a participation of at least 10% in the share capital of the Company (or with an acquisition price of at least €1,200,000).
An individual holder of our ordinary shares, whether he/she is resident of Luxembourg or not, is not subject to Luxembourg wealth tax on his/her shares.
Other taxes
Under current Luxembourg tax laws, no registration tax or similar tax is in principle payable by the holder of our ordinary shares upon the acquisition, holding or disposal of the shares. However, a fixed registration duty of €12 may be due in the case where the shares are physically attached to a public deed or to any other document subject to mandatory registration, as well as in the case of a registration of the shares on a voluntary basis.
When the holder of our ordinary shares is a Luxembourg resident for inheritance tax assessment purposes at the time of his/her death, the shares are included in his/her taxable estate for Luxembourg inheritance tax assessment purposes.
Luxembourg gift tax may be due on a gift or donation of the shares if embodied in a notarial deed signed before a Luxembourg notary or recorded in Luxembourg.
Material United States Federal Income Tax Considerations for United States Holders
The following summary describes certain United States federal income tax considerations generally applicable to United States Holders (as defined below) of ordinary shares. This summary deals only with ordinary shares held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, (the “Internal Revenue Code”). This summary also does not address the tax considerations that may be relevant to holders in special tax situations including, without limitation, dealers in securities, traders that elect to use a mark-to-market method of accounting, holders that own ordinary shares as part of a “straddle,” “hedge,” “conversion transaction,” or other integrated investment, banks or other financial institutions, individual retirement accounts and other tax-deferred accounts, insurance companies, tax-exempt organizations, United States expatriates, holders whose functional currency is not the U.S. dollar, holders subject to the alternative minimum tax, holders that acquired ordinary shares in a compensatory transaction, holders subject to special tax accounting rules as a result of any item of gross income with respect to ordinary shares being taken into account in an applicable financial statement, holders which are entities or arrangements treated as partnerships for United States federal income tax purposes or holders that actually or constructively through attribution own 10% or more of the total voting power or value of our outstanding ordinary shares.
This summary is based upon the Internal Revenue Code, applicable United States Treasury regulations, administrative pronouncements and judicial decisions, in each case as in effect on the date hereof, all of which are subject to change (possibly with retroactive effect). No ruling will be requested from the Internal Revenue Service, (the “IRS”) regarding the tax considerations described herein, and there can be no assurance that the IRS will agree with the discussion set forth below. This summary does not address any United States federal tax considerations other than United States federal income tax considerations (such as the estate and gift tax or the Medicare tax on net investment income).
As used herein, the term “United States Holder” means a beneficial owner of the ordinary shares that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any state thereof or therein or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (a) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in Internal Revenue Code Section 7701(a)(30), or (b) that has a valid election in effect under applicable United States Treasury regulations to be treated as a “United States person.”
If an entity or other arrangement treated as a partnership for United States federal income tax purposes acquires ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partners of a partnership considering an investment in ordinary shares should consult their tax advisers regarding the United States federal income tax considerations of acquiring, owning, and disposing of ordinary shares.
THE SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS SET FORTH BELOW IS FOR GENERAL INFORMATION ONLY. ALL PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSIDERATIONS TO THEM OF OWNING ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.
Dividends
As stated above under “Dividend Policy,” we do not anticipate paying any cash dividends on our ordinary shares in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. However, if we do pay any dividends, subject to the discussion below under “—Passive Foreign Investment Company,” the amount of dividends paid to a United States Holder with respect to ordinary shares before reduction for any Luxembourg taxes withheld therefrom will generally be included in the United States Holder’s gross income as ordinary income from foreign sources to the extent paid out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes). Distributions in excess of earnings and profits will be treated as a non-taxable return of capital to the extent of the United States Holder’s adjusted tax basis in those ordinary shares and thereafter as capital gain. However, we do not intend to calculate our earnings and profits under United States federal income tax principles. Therefore, United States Holders should expect that a distribution will generally be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. The amount of any distribution paid in foreign currency will be equal to the U.S. dollar value of such currency, translated at the spot rate of exchange on the date such distribution is received, regardless of whether the payment is in fact converted into U.S. dollars at that time.
Foreign withholding tax (if any) paid on dividends on ordinary shares at the rate applicable to a United States Holder (taking into account any applicable income tax treaty) will, subject to limitations and conditions, be treated as foreign income tax eligible for credit against such holder’s United States federal income tax liability or, at such holder’s election, eligible for deduction in computing such holder’s United States federal taxable income. Dividends paid on ordinary shares will generally constitute “passive category income” for purposes of the foreign tax credit. However, if the Company is a “United States-owned foreign corporation,” solely for foreign tax credit purposes, a portion of the dividends allocable to our United States source earnings and profits may be re-characterized as United States source. A “United States-owned foreign corporation” is any foreign corporation in which United States persons own, directly or indirectly, 50% or more (by vote or by value) of the stock. In general, United States-owned foreign corporations with less than 10% of earnings and profits attributable to sources within the United States are excepted from these rules.

Although we do not believe the Company is currently a “United States-owned foreign corporation,” the Company may become one in the future. In such case, if 10% or more of the Company’s earnings and profits are attributable to sources within the United States, a portion of the dividends paid on the ordinary shares allocable to our United States source earnings and profits will be treated as United States source, and, as such, a United States Holder may not offset any foreign tax withheld as a credit against United States federal income tax imposed on that portion of dividends. The rules governing the treatment of foreign taxes imposed on a United States Holder and foreign tax credits are complex, and United States Holders should consult their tax advisers about the impact of these rules in their particular situations.
Dividends paid to a non-corporate United States Holder by a “qualified foreign corporation” may be subject to reduced rates of taxation if certain holding period and other requirements are met. “Qualified foreign corporation” generally includes a foreign corporation (other than a foreign corporation that is a PFIC with respect to the relevant United States Holder for the taxable year in which the dividends are paid or for the preceding taxable year) (i) whose ordinary shares are readily tradable on an established securities market in the United States, or (ii) which is eligible for benefits under a comprehensive United States income tax treaty that includes an exchange of information program and which the United States Treasury Department has determined is satisfactory for these purposes. Ordinary shares are expected to be readily tradable on Nasdaq, an established securities market. United States Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends paid with respect to ordinary shares. The dividends will not be eligible for the dividends received deduction available to corporations in respect of dividends received from other United States corporations.
Disposition of Ordinary Shares
Subject to the discussion below under “—Passive Foreign Investment Company,” a United States Holder will generally recognize capital gain or loss for United States federal income tax purposes on the sale or other taxable disposition of ordinary shares equal to the difference, if any, between the amount realized and the United States Holder’s adjusted tax basis in those ordinary shares. In general, capital gains recognized by a non-corporate United States Holder, including an individual, are subject to a lower rate if such United States Holder held the ordinary shares for more than one year. The deductibility of capital losses is subject to limitations. Any such gain or loss will generally be treated as United States source income or loss for purposes of the foreign tax credit. A United States Holder’s initial tax basis in ordinary shares will generally equal the cost of such ordinary shares.
Passive Foreign Investment Company
The Company would be a PFIC for any taxable year if, after the application of certain look-through rules, either: (i) 75% or more of its gross income for such year is “passive income” (as defined in the relevant provisions of the Internal Revenue Code), or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. Based on our anticipated market capitalization and the current composition of our income, assets and operations, we do not expect to be a PFIC for United States federal income tax purposes for the current taxable year or in the foreseeable future. However, this is a factual determination that must be made annually after the close of each taxable year. Moreover, the value of our assets for purposes of the PFIC determination may be determined by reference to the public price of ordinary shares, which could fluctuate significantly. Therefore, there can be no assurance that we will not be classified as a PFIC for the current taxable year or in the foreseeable future. Certain adverse United States federal income tax consequences could apply to a United States Holder if we are treated as a PFIC for any taxable year during which such United States Holder holds ordinary shares. Under the PFIC rules, if we were considered a PFIC at any time that a United States Holder holds ordinary shares, we would continue to be treated as a PFIC with respect to such holder’s investment unless (i) we cease to be a PFIC and (ii) the United States Holder has made a “deemed sale” election under the PFIC rules.
If we are a PFIC for any taxable year that a United States Holder holds ordinary shares, any gain recognized by the United States Holder on a sale or other disposition of ordinary shares would be allocated pro-rata over the United States Holder’s holding period for the ordinary shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or the highest rate in effect for corporations, as appropriate, for that taxable year, and an interest charge would be imposed. Further, to the extent that any distribution received by a United States Holder on ordinary shares exceeds 125% of the average of the annual distributions on the ordinary shares received during the preceding three years or the United States Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain on the sale or other disposition of ordinary shares if we were a PFIC, described above. Certain elections may be available that would result in alternative treatments, such as mark-to-market treatment, of the ordinary shares. Each United States Holder should consult its tax adviser as to whether a mark-to-market election is available or advisable with respect to the ordinary shares. If we are treated as a PFIC with respect to a United States Holder for any taxable year, the United States Holder will be deemed to own equity in any of the entities in which we own equity that also are PFICs. However, an election for mark-to-market treatment would likely not be available with respect to any such entities. We do not expect to prepare or provide the information that would enable United States Holders to make a qualified electing fund election. If we are considered a PFIC, a United States Holder also will be subject to annual information reporting requirements. United States Holders should consult their tax advisers about the potential application of the PFIC rules to an investment in the ordinary shares.
Information Reporting and Backup Withholding
Dividend payments and proceeds paid from the sale or other taxable disposition of ordinary shares may be subject to information reporting to the IRS. In addition, a United States Holder (other than an exempt holder who establishes its exempt status if required) may be subject to backup withholding on cash payments received in connection with any dividend payments and proceeds from the sale or other taxable disposition of ordinary shares made within the United States or through certain U.S.-related financial intermediaries.
Backup withholding will not apply, however, to a United States Holder who furnishes a correct taxpayer identification number, makes other required certification and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Rather, any amount withheld under the backup withholding rules will be creditable or refundable against the United States Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.
Foreign Financial Asset Reporting
Certain United States Holders are required to report their holdings of certain foreign financial assets, including equity of foreign entities, if the aggregate value of all of these assets exceeds certain threshold amounts. The ordinary shares are expected to constitute foreign financial assets subject to these requirements unless the ordinary shares are held in an account at certain financial institutions. United States Holders should consult their tax advisers regarding the application of these reporting requirements.
Transfer Reporting Requirements
A United States Holder that transfers cash in exchange for equity of a newly created non-U.S. corporation may be required to file Form 926 or a similar form with the IRS if the transferred cash, when aggregated with all transfers made by such United States Holder (or any related person) within the preceding 12 month period, exceeds $100,000. United States Holders should consult their tax advisers regarding the applicability of this requirement to their acquisition of ordinary shares.

UNDERWRITING
We are offering the ordinary shares described in this prospectus through a number of underwriters. Stifel, Nicolaus & Company, Incorporated (the “Representative”) is acting as the representative of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement, each of the underwriters named below has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the aggregate number of ordinary shares listed next to its name in the following table:
Name	Number of Ordinary Shares
Stifel, Nicolaus & Company, Incorporated
Macquarie Capital (USA) Inc
Truist Securities, Inc

Total
Of the           ordinary shares to be purchased by the underwriters,           ordinary shares will be purchased from us and           ordinary shares will be purchased from the Selling Shareholders.
The underwriters will be committed to take and pay for all of the ordinary shares being offered by us and the Selling Shareholders, if any are taken, other than the ordinary shares covered by the option described below unless and until this option is exercised.
The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions, including approval of legal matters by counsel. The underwriters have reserved the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Option to Purchase Additional Shares
The underwriters have an option to buy up to           additional ordinary shares from us at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will be separately committed, subject to the conditions described in the underwriting agreement, to purchase shares in approximately the same proportion as shown in the table above. We will pay the expenses associated with the exercise of the option.
Determination of Offering Price
Prior to this offering, there has been no public market for our ordinary shares. The initial public offering price will be determined by negotiations between us, the Selling Shareholders and the Representative. In determining the initial public offering price, we, the Selling Shareholders and the Representative expect to consider a number of factors including:
•
the information set forth in this prospectus and otherwise available to the Representative;

•
the economic conditions in, and future prospects for, the industry in which we operate;

•
an assessment of our management;

•
our future prospects;

•
the general condition of the securities markets;

•
the recent market prices of, and demand for, publicly traded stock of generally comparable companies; and

•
other factors deemed relevant by the underwriters, the Selling Shareholders and us.

We cannot assure you that an active or orderly trading market will develop for our ordinary shares, or that our ordinary shares will trade in the public market at or above the initial public offering price.
Commissions and Discounts
The underwriters propose to offer the ordinary shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $      per share. After the initial offering of the shares to the public, the offering price, concessions and other selling terms may be changed by the underwriters.
The underwriting fee is equal to the public offering price per ordinary share less the amount paid by the underwriters to us per share. The underwriting fee is $      per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters and the proceeds, before estimated offering expenses, payable to us and the Selling Shareholders, assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.
	Per ordinary share	Without exercise of option to purchase additional ordinary shares	With exercise in full of option to purchase additional ordinary shares
Initial public offering price	$	$	$
Underwriting discounts and commissions
Proceeds, before expenses, to us
Proceeds, before expenses, to the Selling Shareholders	$	$	$
We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $      , all of which will be paid by us. We have also agreed to reimburse the underwriters up to $      for certain of their expenses incurred in connection with this offering.
Indemnification of Underwriters
The underwriting agreement provides that we and the Selling Shareholders will indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties in the underwriting agreement. If we or the Selling Shareholders are unable to provide this indemnification, we and the Selling Shareholders will contribute to payments the underwriters may be required to make in respect of those liabilities in accordance with the terms of the underwriting agreement. We and the Selling Shareholders have also agreed to indemnify the underwriters for losses if the ordinary shares (other than those purchased pursuant to the underwriters’ option to purchase additional ordinary shares) are not delivered to the underwriters’ accounts on       , 2020.
No Sales of Similar Securities
We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any of our ordinary shares or securities convertible into or exchangeable or exercisable for any of our ordinary shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any ordinary shares or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of ordinary shares or such other securities, in cash or otherwise), in each case without the prior written consent of the Representative for a period of 180 days after the date of this prospectus.
The Selling Shareholders, our executive officers and our directors have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of the Representative, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of our ordinary shares or any securities convertible into or exercisable or exchangeable for our ordinary shares (including, without limitation, ordinary shares or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ordinary shares or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any of our ordinary shares or any security convertible into or exercisable or exchangeable for our ordinary shares.
Listing
We have applied to have our ordinary shares approved for listing/quotation on Nasdaq under the symbol “NGMS.”
Short Sales, Stabilizing Transactions and Penalty Bids
In connection with this offering, persons participating in this offering may engage in stabilizing transactions, which involves making bids for, purchasing and selling ordinary shares in the open market for the purpose of preventing or retarding a decline in the market price of the ordinary shares while this offering is in progress. Specifically, the underwriters may engage in the following activities in accordance with the rules of the SEC.
Short Sales
Short sales involve sales by the underwriters of a greater number of ordinary shares than they are required to purchase in this offering. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of our ordinary shares available for purchase in the open market compared to the price at which the underwriters may purchase ordinary shares through the option to purchase additional ordinary shares described above. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ordinary shares in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.
Stabilizing Transactions and Penalty Bids
The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may make bids for or purchases of our ordinary shares for the purpose of pegging, fixing or maintaining the price of our ordinary shares, so long as stabilizing bids do not exceed a specified maximum. If the underwriters purchase ordinary shares in the open market in stabilizing transactions or to cover short sales, they can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.
Stabilization and syndicate covering transactions may have the effect of raising or maintaining the market price of the ordinary shares or preventing or retarding a decline in the market price of the ordinary shares, and, as a result, the price of the ordinary shares may be higher than the price that otherwise might exist in the open market. The imposition of a penalty bid might also have an effect on the price of our common stock if it discourages presales of the shares.

The underwriters may carry out these transactions on Nasdaq, in the over the counter market or otherwise. Neither we, the Selling Shareholder nor any of the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our ordinary shares. If the underwriters commence these activities, they may discontinue them at any time.
Discretionary Sales
The underwriters have informed us that they do not expect to confirm sales of our ordinary shares offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.
Electronic Distribution
A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters participating in the offering or by the Selling Shareholder. Other than the prospectus in electronic format, the information on any such website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, the Selling Shareholders or any underwriter in its capacity as underwriter and should not be relied upon by investors.
The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the Representative and selling group members that may make internet distributions on the same basis as other allocations.
Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include, amongst other things, securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions and reimbursement for their expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long or short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.
Selling Restrictions
European Economic Area
In relation to each EEA Member State and, until the expiration of the period during which the United Kingdom continues to be subject to European Union law without being an EEA Member State (the “Transition Period”), the United Kingdom, none of the ordinary shares have been offered or will be offered pursuant to the offering to the public in that EEA Member State or the United Kingdom prior to the publication of a prospectus in relation to the ordinary shares which has been approved by the competent authority in that EEA Member State or the United Kingdom or, where appropriate, approved in another EEA Member State or the United Kingdom and notified to the competent authority in that EEA Member State or the United Kingdom, all in accordance with Regulation (EU) 2017/1129 (the “Prospectus Regulation”), except that offers of ordinary shares may be made to the public in that EEA Member State or the United Kingdom at any time under the following exemptions under the Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the ordinary shares shall require the company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to any of the ordinary shares in any EEA Member State or the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for any ordinary shares.
United Kingdom
Each underwriter has represented and agreed that:
(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA)) received by it in connection with the issue or sale of the ordinary shares in circumstances in which Section 21(1) of the FSMA does not apply to the company; and

(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ordinary shares in, from or otherwise involving the United Kingdom.

After the expiration of the Transition Period, none of the ordinary shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the ordinary shares which has been approved by the Financial Conduct Authority in accordance with the FSMA, as amended), except that offers of ordinary shares may be made to the public in that EEA Member State at any time under the following exemptions under the FSMA, as amended:
(a)
to any legal entity which is a qualified investor as defined under the FSMA;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under the FSMA), subject to obtaining the prior consent of the representative for any such offer; or

(c)
in any other circumstances falling within Section 86 of the FSMA, as amended,

provided that no such offer of the ordinary shares shall require the company or the representative to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Section 87G of the FSMA.
For the purposes of this provision, the expression an “offer to the public” in relation to any ordinary shares in the United Kingdom the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for any ordinary shares.
Canada
The ordinary shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario) and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The ordinary shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Israel
The ordinary shares offered by this prospectus have not been approved or disapproved by the Israel Securities Authority (the “ISA”), nor have such ordinary shares been registered for sale in Israel. The ordinary shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus that has been approved by the ISA. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing this prospectus, nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the ordinary shares being offered.
This document does not constitute a prospectus under the Israeli Securities Law and has not been filed with or approved by the ISA. In the State of Israel, this document may be distributed only to, and may be directed only at, and any offer of the ordinary shares may be directed only at, (i) to the extent applicable, a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum to the Israeli Securities Law (the “Addendum”) consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange Ltd., underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an Accredited Investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the ordinary shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a Relevant Person, (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).
Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a Relevant Person which is a trust (where the trustee is not an Accredited Investor whose sole purpose is to hold investments and each beneficiary of the trust is an Accredited Investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the ordinary shares under Section 275 of the SFA except: (1) to an institutional Investor under Section 274 of the SFA or to a Relevant Person, (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Japan
The ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”). The ordinary shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
Australia
No placement document, prospectus, product disclosure statement, or other disclosure document has been lodged with the Australian Securities and Investments Commission (the “ASIC”) in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement, or other disclosure document under the Corporations Act 2001 (the “Corporations Act”) and does not purport to include the information required for a prospectus, product disclosure statement, or other disclosure document under the Corporations Act.
Any offer in Australia of the ordinary shares may only be made to persons (“Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ordinary shares without disclosure to investors under Chapter 6D of the Corporations Act.
The ordinary shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Dubai International Financial Centre
This prospectus relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with exempt offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The ordinary shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ordinary shares offered should conduct their own due diligence on the ordinary shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.
Switzerland
The ordinary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the ordinary shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this prospectus nor any other offering or marketing material relating to the offering, the Company or the ordinary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of ordinary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of ordinary shares.

EXPENSES OF THE OFFERING
We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:
Expenses	Amount
SEC registration fee	$	*
Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee		*
Nasdaq listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous costs		*
Total	$	*

*
To be filed by amendment.

All amounts in the table are estimates except the SEC registration fee, the Nasdaq listing fee and the FINRA filing fee. We will pay all of the expenses of this offering.

LEGAL MATTERS
The validity of our ordinary shares and certain other matters of Luxembourg law will be passed upon for us by Allen & Overy S.C.S. Certain matters of U.S. federal law will be passed upon for us by Latham & Watkins LLP. Certain matters of U.S. federal law will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP.
EXPERTS
The consolidated financial statements of NeoGames S.A. as of December 31, 2019, 2018 and 2017 and the financial statements of NeoPollard Interactive LLC as of December 31, 2019 and 2018 included in this prospectus and the registration statement of which this prospectus is a part have been so included in reliance on the report of Ziv Haft, Certified Public Accountants, Isr., BDO Member Firm, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEMENT OF CIVIL LIABILITIES
We are a public limited liability company (société anonyme or S.A.) organized under the laws of the Grand Duchy of Luxembourg. Most of the members of our board of directors, our senior management and the experts named in this prospectus reside outside the United States and a substantial portion of their assets are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon these individuals or upon us or to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. securities laws against us in the United States. Awards of punitive damages in actions brought in the United States or elsewhere are generally not enforceable in Luxembourg and penalty clauses and similar clauses on damages or liquidated damages are allowed to the extent that they provide for a reasonable level of damages and the courts of Luxembourg have the right to reduce or increase the amount thereof if it is unreasonably high or low.
As there is no treaty in force on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and the Grand Duchy of Luxembourg, courts in Luxembourg will not automatically recognize and enforce a final judgment rendered by a U.S. court. A valid judgment obtained from a court of competent jurisdiction in the United States may be entered and enforced through a court of competent jurisdiction in Luxembourg, subject to compliance with the enforcement procedures (exequatur). The enforceability in Luxembourg courts of judgments rendered by U.S. courts will be subject, prior to any enforcement in Luxembourg, to the procedure and the conditions set forth in the Luxembourg procedural code, which conditions may include that:
•
the judgment of the U.S. court is final and enforceable (exécutoire) in the United States;

•
the U.S. court had jurisdiction over the subject matter leading to the judgment (that is, its jurisdiction was in compliance both with Luxembourg private international law rules and with the applicable domestic U.S. federal or state jurisdictional rules);

•
the U.S. court has applied to the dispute the substantive law that would have been applied by Luxembourg courts. Based on recent case law and legal doctrine, it is not certain that this condition would still be required for an exequatur to be granted by a Luxembourg court;

•
the judgment was granted following proceedings where the counterparty had the opportunity to appear and, if it appeared, to present a defense, and the decision of the foreign court must not have been obtained by fraud, but in compliance with the rights of the defendant;

•
the U.S. court has acted in accordance with its own procedural laws; and

•
the decisions and the considerations of the U.S. court must not be contrary to Luxembourg international public policy rules, must not have been given in proceedings of a tax or criminal nature and must not have been rendered subsequent to an evasion of Luxembourg law (fraude à la loi).

In addition, actions brought in a Luxembourg court against us, the members of our board of directors, our officers or the experts named herein to enforce liabilities based on U.S. federal securities laws may be subject to certain restrictions. In particular, Luxembourg courts do generally not award punitive damages. It is possible that awards of damages made under civil liabilities provisions of the U.S. federal securities laws or other laws (for example, fines or punitive damages) would be classified by Luxembourg courts as being of a penal or punitive nature and would not be recognized by Luxembourg courts. Ordinarily an award of monetary damages would not be considered as a penalty, but if the monetary damages include punitive damages, such punitive damages may be considered as a penalty.
Derivative actions are generally not available to shareholders under Luxembourg law. However, minority shareholders holding securities entitled to 10% of the voting rights at the general meeting that resolved on the granting of discharge to the directors may bring an action against the directors on behalf of the company. Minority shareholders holding at least 10% of the voting rights of a company may also ask the directors questions in writing concerning acts of management of the company or one of its subsidiaries, and if the company fails to answer these questions within one month, these shareholders may apply to the Luxembourg courts to appoint one or more experts instructed to submit a report on these acts of management. This provision of Luxembourg law does not apply to claims under the U.S. federal securities laws. Furthermore, consideration would be given by a Luxembourg court in summary proceedings to acts that are alleged to constitute an abuse of majority rights against the minority shareholders.

Litigation in Luxembourg also is subject to rules of procedure that differ from the U.S. rules, including with respect to the taking and admissibility of evidence, the conduct of the proceedings and the allocation of costs. Proceedings in Luxembourg would have to be conducted in the French or German language, and all documents submitted to the court would, in principle, have to be translated into French or German.
There exists no published case law in Luxembourg in relation to the recognition of limited recourse provisions by which a party agrees to limit its recourse against the other party to the assets available at any given point in time with such other party and there exists no published case law in Luxembourg in relation to the recognition of foreign law governed subordination provisions whereby a party agrees to subordinate its claims of another party. If a Luxembourg court had to analyze the enforceability of such provisions, it is likely that such a court would consider the position taken by Belgian and Luxembourg legal scholars according to which limited recourse provisions are enforceable against the parties thereto but not against third parties.
A contractual provision allowing the service of process against a party to a service agent could be overridden by Luxembourg statutory provisions allowing the valid serving of process against a party subject to and in accordance with the laws of the country where such party is domiciled.
For these reasons, it may be difficult for a U.S. investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against us, the members of our board of directors, our executive officers and the experts named in this prospectus. In addition, even if a judgment against us, the non-U.S. members of our board of directors, senior management or the experts named in this prospectus based on the civil liability provisions of the U.S. federal securities laws is obtained, a U.S. investor may not be able to enforce it in U.S. or Luxembourg courts.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement (including any amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are not complete descriptions of all terms of these documents. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed for a complete description of its terms. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely.
Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
We will send our transfer agent a copy of all notices of shareholders’ meetings and other reports, communications and information that are made generally available to shareholders. The transfer agent has agreed to mail to all shareholders a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the transfer agent and will make available to all shareholders such notices and all such other reports and communications received by the transfer agent.

NEOGAMES S.À R.L.
CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2019

CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2019

Report of Independent Registered Public Accounting Firm
To the Shareholders and Board of Directors
of Neogames S.à r.l.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated statements of financial position of Neogames S.à r.l. and its subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of comprehensive loss, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively, the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Change in Accounting Principle
As discussed in Note 2V to the consolidated financial statements, the Company has changed its method of accounting for leases as of January 1, 2019, due to the adoption of International Financial Reporting Standard 16, Leases.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”), and we are required to be independent with respect to the Company in accordance with the United States federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm
We have served as the Company’s auditor since 2014.
October 27, 2020
Tel Aviv, Israel

Neogames S.à r.l.
Consolidated Statements of Financial Position
U.S. dollars (in thousands)
		December 31,
	Note	2019	2018
ASSETS
Current assets
Cash and cash equivalents		$6,016	$3,234
Restricted deposit		138	—
Prepaid expenses and other receivables		905	508
Aspire Group	6	296	144
Due from the Michigan Joint Operation and NPI		250	190
Trade receivables		2,737	2,306
Total current assets		10,342	6,382
Non-current assets
Restricted deposit		150	141
Restricted deposits – Joint Venture	7	2,000	1,147
Investment in the Joint Venture	7	603	313
Property and equipment	4	849	524
Intangible assets	5	14,413	10,731
Right-of-use assets	2	4,688	—
Deferred taxes	15	130	124
Total non-current assets		22,833	12,980
Total assets		$33,175	$19,362
LIABILITIES AND EQUITY (DEFICIT)
Current liabilities
Trade and other payables	8	$1,855	$1,200
Lease liabilities	2	1,455	—
Loans and other due to William Hill, net	6	14,245	—
Employees’ related payables and accruals		2,583	1,852
Total current liabilities		20,138	3,052
Non-current liabilities
Capital notes, loans and accrued interest due to Aspire Group	6	14,987	12,724
Loans and other due to William Hill, net	6	—	5,542
Lease liabilities	2	3,382	—
Accrued severance pay, net	9	276	289
Total non-current liabilities		18,645	18,555
Equity (deficit)
Share capital		21	21
Reserve with respect to transaction under common control	2	(8,467)	(8,467)
Reserve with respect to funding transactions with Aspire Group		16,940	16,940
Share premium		22,788	22,788
Share based payments reserve	17	2,967	2,352
Accumulated losses		(39,857)	(35,879)
Total equity (deficit)		(5,608)	(2,245)
Total liabilities and equity (deficit)		$33,175	$19,362

October 27, 2020	Moti Malul, Manager
The accompanying notes are an integral part of these consolidated financial statements.

Neogames S.à r.l.
Consolidated Statements of Comprehensive Loss
U.S. dollars (in thousands, except for shares and per share amounts)
		For the year ended December 31,
	Note	2019	2018	2017
Revenues	11	$33,062	$23,478	$17,149
Distribution expenses	12	4,252	4,519	3,042
Development expenses		6,877	5,782	4,359
Selling and marketing expenses		1,981	1,457	1,275
General and administrative expenses	13	4,957	4,948	4,463
Depreciation and amortization	4,5	9,685	7,759	7,731
		27,752	24,465	20,870
Profit (loss) from operations		5,310	(987)	(3,721)
Interest expenses with respect to funding from related parties	6	3,792	2,309	2,234
Finance income	14	(53)	—	(228)
Finance expenses	14	382	195	18
Profit (loss) before income taxes expenses		1,189	(3,491)	(5,745)
Income taxes expenses	15	(1,243)	(586)	(479)
Loss after income taxes expenses		(54)	(4,077)	(6,224)
The Company’s share in losses of the Joint Venture	7	(3,924)	(1,898)	(1,229)
Net and total comprehensive loss		$(3,978)	$(5,975)	$(7,453)
Net loss per common share outstanding, basic and diluted		$(0.02)	$(0.03)	$(0.04)
Weighted average number of common shares outstanding, basic and diluted		181,090,589	181,090,589	181,090,589
The accompanying notes are an integral part of these consolidated financial statements.

Neogames S.à r.l.
Consolidated Statements of Changes in Equity (Deficit)
U.S. dollars (in thousands)
	Share capital*	Share premium	Accumulated losses	Share-based payments reserve	Reserve with respect to funding transactions with related parties	Reserve with respect to transaction under common control	Total equity (deficit)
Balance as of January 1, 2017	$21	$22,788	$(22,451)	$2,340	$10,582	$(8,467)	$4,813
Changes in the year:
Comprehensive loss for the year	—	—	(7,453)	—	—	—	(7,453)
Benefit to the Company by certain of its equity holders with respect to funding transactions	—	—	—	—	6,358	—	6,358
Share based compensation	—	—	—	12	—	—	12
Balance as of December 31, 2017	$21	$22,788	$(29,904)	$2,352	$16,940	$(8,467)	$3,730
Changes in the year:
Comprehensive loss for the year	—	—	(5,975)	—	—	—	(5,975)
Balance as of December 31, 2018	$21	$22,788	$(35,879)	$2,352	$16,940	$(8,467)	$(2,245)
Changes in the year:
Share based compensation	—	—	—	615	—	—	615
Comprehensive loss for the year	—	—	(3,978)	—	—	—	(3,978)
Balance as of December 31, 2019	$21	$22,788	$(39,857)	$2,967	$16,940	$(8,467)	$(5,608)

*
181,003,584 shares, no par value, authorized, issued and fully paid

The accompanying notes are an integral part of these consolidated financial statements.

Neogames S.à r.l.
Consolidated Statements of Cash Flow
U.S. dollars (in thousands)
	For the year ended December 31,
	2019	2018	2017
Cash flows from operating activities:
Net loss for the period	$(3,978)	$(5,975)	$(7,453)
Adjustments for:
Amortization and depreciation	9,685	7,759	7,731
Income taxes expenses	1,243	586	479
Income taxes paid	(461)	(376)	(369)
Interest expenses with respect to lease liability	366	—	—
Interest expenses with respect to funding from related parties	3,792	2,309	2,234
Interest paid	(645)	(223)	—
Other finance expenses (income), net	329	202	(229)
Share-based compensation	615	—	12
The Company’s share in losses of the Joint Venture	3,924	1,898	1,229
Increase in trade receivables	(304)	(1,683)	(1,136)
Increase in prepaid expenses and other receivables	(397)	(136)	(66)
Increase in Aspire Group	(152)	(42)	(287)
Decrease (increase) in amounts due from the Michigan Joint Operation and NPI	(60)	498	435
Increase (decrease) in trade and other payables	(460)	(68)	55
Increase (decrease) in employees’ related payables and accruals	731	587	(663)
Accrued severance pay, net	(13)	42	6
Total adjustments	18,193	11,353	9,431
Net cash generated from operating activities	14,215	5,378	1,978
Cash flows from investing activities:
Purchase of property and equipment	(756)	(392)	(311)
Capitalized development costs	(11,454)	(8,033)	(5,930)
Restricted deposit – Joint Venture	(853)	(1,147)	—
Changes in deposits	(147)	—	—
Funding to the Joint Venture	(4,214)	(2,149)	(901)
Net cash used in investing activities	(17,424)	(11,721)	(7,142)
Cash flows from Financing activities:
Loans from WH	6,500	6,000	—
Payments with respect to IP Option	825	—	—
Repayment for lease liability	(1,334)	—	—
Net cash generated from financing activities	5,991	6,000	—
Net decrease in cash and cash equivalents	2,782	(343)	(5,164)
Cash and cash equivalents at the beginning of the year	3,234	3,577	8,741
Cash and cash equivalents at the end of the year	$6,016	$3,234	$3,577
The accompanying notes are an integral part of these consolidated financial statements.

Neogames S.à r.l.
Notes to consolidated financial statements
U.S. dollars (in thousands, except share and per share data)
NOTE 1 — GENERAL
The Company, together with a joint operation and a joint venture, is a leading global technology provider engaged in the development and operation of online lotteries and games, allowing lottery operators to distribute lottery products via online sales channels while using the Company’s technology.
In 2020, the Company has taken the necessary steps for an initial public offering on a United States stock exchange.
Neogames S.à r.l. was incorporated in Luxemburg on April 10, 2014 and has served content and platform contracts across Europe and the United States of America through its wholly owned operating subsidiaries: NeoGames Systems Ltd. (“NGS”), incorporated in 2014, and NeoGames Ukraine, incorporated in 2018 . In 2014, the Company incorporated NeoGames US LLP (“NeoGames US”) serving as the active arm for the North American market and in 2018 incorporated NeoGames S.R.O, in the Czech Republic to operate the Company’s Czech project.
The Company’s principal shareholders are William Hill Organization Limited (“William Hill”), Barak Matalon, Pinhas Zehavi, Elyahu Azur and Aharon Aran, that collectively own a majority of Aspire Global Plc (“Aspire”), a publicly traded company which conducts iGaming operations through its subsidiaries (together with Aspire, the “Aspire Group”).
William Hill expressed willingness to fund the Company’s growth up to $15 million in the form of a credit facility (please refer also to Note 6 for funding received). William Hill had call options to acquire the remaining share capital of the Company in consideration for performance-based amounts, exercisable in 2019 (which was not exercised) and 2021 (which was waived on September 9, 2020).
The Company, together with a publicly traded Canadian group, Pollard Banknote Limited (“Pollard”), developed, established and operate a licensed iLottery platform on behalf of the State of Michigan in the United States (the “Michigan Joint Operation”), pursuant to a contract that is due to expire in June 2022.
On July 31, 2014, Pollard and NeoGames US jointly established an equal ownership share, NeoPollard Interactive LLC (“NPI” or the “Joint Venture”) in order to participate in iLottery tenders in the North American market. NPI has operated the Virginia State Lottery online e-Subscription program, since 2015 (initial terms of five years with an option to extend for additional five years), the iLottery platform on behalf of New Hampshire Lottery since September 2018 (initial terms of seven years) and the North Carolina Education Lottery iLottery platform since October 2019 (initial terms of five years with an option to extend for additional five years).
In April 2017, the Company developed, established and launched the Digital Entertainment Hub solution together with the leading lottery operator in the Czech Republic, Sazka a.s.
On March 19, 2020, NPI signed an agreement with Alberta Gaming, Liquor and Cannabis Commission (“AGLC”) to develop, deploy and maintain its digital solutions and power its proposed interactive offering. This contract launched on September 30, 2020 and has an initial term of seven years, with an option to extend for five years.
In May 2020, NPI expanded its contract with the Virginia State Lottery (“VAL”) to include a digital instant games portfolio in addition to the online e-Subscription program. The expansion of the VAL's product mix was triggered by a recent change in the state's gaming legislation. The full iLottery program launched on July 1, 2020.
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
The significant accounting policies used in the preparation of the financial statements, on a consistent basis, are:

A.
Accounting principles

These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). Profit or loss accounts are presented and analyzed by their nature rather than their function within the entity as such method provides reliable and more relevant information about the Company’s operations.
B.
Comparative information

Comparative figures provided in the statements of comprehensive loss, financial position and cash flows have been reclassified to conform to the current year’s presentation format for the purpose of adequate presentation.
C.
Basis of consolidation

Where the Company has control over an investee, it is classified as a subsidiary. The Company controls an investee if all three of the following elements are present: power over the investee, exposure to variable returns from the investee, and the ability of the investor to use its power to affect those variable returns. The consolidated financial statements present the results of the Company as though Neogames S.à r.l. and its subsidiaries formed a single entity. Intercompany transactions and balances between Neogames S.à r.l. and its subsidiaries are therefore eliminated in full.
D.
Foreign currency

The financial statements of the Company are prepared in US dollars (the functional currency), which is the currency that best reflects the economic substance of the underlying events and circumstances relevant to the Company’s transactions. Balances in foreign currencies are converted into US dollars in accordance with the principles set forth by International Accounting standard (IAS) 21 (“The Effects of Changes in Foreign Exchange Rates”). Accordingly, transactions and balances have been converted as follows:
Monetary assets and liabilities — at the rate of exchange applicable at the end of the reporting year; Income and expense items — at exchange rates applicable as of the date of recognition of those items; Non-monetary items — at the rate of exchange at the time of the transaction.
E.
Transaction under common control

Acquisition of intangible assets under common control is accounted for based on their book value as accounted for by the seller, and the difference between the fair value of the consideration and the book value of the intangible assets is recorded as a capital reserve in the statement of changes in equity (deficit).
F.
Cash equivalents

Cash and cash equivalents comprise cash balances and time deposits with a term of three months or less from the date of the actual deposit.
G.
Trade receivables

Trade receivables are initially recognized at fair value and subsequently measured at amortized cost and principally comprise amounts due from related parties and iLottery companies. The Company has applied the standard simplified approach and has calculated the Expected credit losses based on lifetime of expected credit losses, with de-minimis results. Bad debts (if any) are written off when there is objective evidence that the full amount may not be collected.
H.
Investment in a joint operation

A joint operation is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the assets, and obligations for the liabilities, relating to that arrangement. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require the consent of all parties.
The consolidated financial statements include the Company’s interest in any assets held jointly by the Michigan Joint Operation, and the Company’s share of revenues and expenses of the Michigan Joint Operation.

I.
Investment in a joint venture

A joint venture is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets only. The Company’s investment in a joint venture is accounted for based on the equity method. Under the equity method, the investment is initially recognized at cost. The carrying amount of the investment is adjusted to recognize changes in the Company’s share of the profit and losses and other comprehensive losses of the joint venture (except losses in excess of the Company’s investment in the joint venture).
J.
Employee benefits

The Israeli subsidiary, NGS, has adopted the general authorization in accordance with Section 14 of the Severance Pay Law, 1963 (“Section 14”), according to which deposits to the pension funds and/or policies of insurance companies exempt the subsidiary from additional payments. However, the Company’s liabilities for severance pay, attributed to certain employees that are not subject to Section 14 are computed on the basis of the employee’s most recent salary as of the end of the period date, in accordance with the Severance Pay Law, and are partially covered by monthly deposits with insurance policies and/or other funds in favor of the employees and the remaining are accrued for in the consolidated financial statements.
As most of NGS’s employees are covered by Section 14, and due to immateriality, the Company does not use actuarial estimates and calculations for severance obligations. The Company accounts for such employees who are not subject to Section 14, by recording accruals on the full amounts assuming that all of these employees will be terminated as of the end of the period date of each period (shut-down method).
K.
Provisions

Provisions, which are liabilities of uncertain timing or amounts, are recognized when the Company has a legal or constructive obligation as a result of past events, if it is probable that an outflow of funds will be required to settle the obligation and a reliable estimate of the amount of the obligation can be made.
L.
Property and equipment

Property and equipment comprise of a data center (servers), computers, leasehold improvements, office furniture and equipment, and are stated at cost less accumulated depreciation and any accumulated impairment.
Depreciation is calculated to write-off the cost of fixed assets to their residual amounts on a straight line basis over the expected useful lives of the assets concerned. The principal annual rates used for this purpose are:
%
Computers and computers equipment	25 - 50
Office furniture and equipment	7
Leasehold improvements	Over the shorter of the term of the lease or useful lives
Subsequent expenditures are included in the assets carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits will flow to the Company and the cost of the item can be measured reliably. All other repairs and maintenance are charged to profit or loss during the financial period in which they are incurred.
Company and losses on disposals are determined by comparing proceeds with carrying amount and are recognized in profit or loss.
The residual value, the depreciation method and the useful life of an asset are reviewed at least each year-end and the changes are accounted for as a change in accounting estimate on a prospective basis.
M.
Intangible assets

Intangible assets of the Company comprise development costs capitalization, which are amortized over their useful life and reviewed for impairment whenever there is an indication that an intangible asset may be impaired. The amortization period and the amortization method are reviewed at least at each year end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are treated prospectively as a change in accounting estimates.
Research expenditures are recognized in profit or loss when incurred. An intangible asset arising from a development project or from the development phase of an internal project is recognized if the Company can demonstrate:
•
the technical feasibility of completing the intangible asset so that it will be available for use or sale;

•
the Company’s intention to complete the intangible asset and use or sell it;

•
the ability to use or sell the intangible asset;

•
how the intangible asset will generate future economic benefits;

•
the availability of adequate technical, financial and other resources to complete the intangible asset; and

•
the ability to measure reliably the respective expenditure asset during its development.

Following initial recognition of the development expenditure as an asset, the asset is carried at cost less any accumulated amortization and accumulated impairment losses. Amortization of the asset begins when development is complete and the asset is available for use. It is amortized over the period of an expected future benefit of three years.
N.
Impairment of non-financial assets

The Company evaluates the need to record an impairment of the carrying amount of fixed assets and intangible assets whenever events or changes in the circumstances indicate that the carrying amount is not recoverable. If the carrying amount of the above assets exceeds their recoverable amount, the assets are reduced to their recoverable amount. The recoverable amount is the higher of the net sale price and value in use. In measuring value in use, the expected cash flows are discounted using a pre-tax discount rate that reflects the specific risks of the asset. The recoverable amount of an asset that does not generate independent cash flows is determined for the cash-generating unit to which the asset belongs. Impairment losses are recognized in the statement of comprehensive loss.
O.
Revenue recognition

Revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring services to a customer.
The Company generates its revenues through three streams:
•
Royalties from licensing of technological platforms and provision of proprietary games content (which are recognized in the accounting periods in which the gaming transactions occur).

•
Fees from use of intellectual property rights (which are recognized over the useful periods of the intellectual property rights).

•
Fees from development services (which are recognized in the accounting periods in which services are provided).

P.   Reserve with respect to funding transactions with the Aspire Group
Transactions with related parties are accounted for based on fair value. Any difference between the nominal value and the fair value that arises in transactions with related parties are recorded directly into equity to a “Reserve with respect to funding transactions with the Aspire Group”.
Q.
Share-based payment

Where equity settled share options are awarded to employees, the fair value of the options at the date of grant is charged to the consolidated statement of comprehensive loss over the vesting period. Non-market vesting conditions are taken into account by adjusting the number of equity instruments expected to vest at each reporting date so that, ultimately, the cumulative amount recognized over the vesting period is based on the number of options that eventually vest. Non-vesting conditions and market vesting conditions are factored into the fair value of the options granted. As long as all other vesting conditions are satisfied, a charge is made irrespective of whether the market vesting conditions are satisfied. The cumulative expense is not adjusted for failure to achieve a market vesting condition or where a non-vesting condition is not satisfied.
Where the terms and conditions of options are modified before they vest, the increase in the fair value of the options, measured immediately before and after the modification, is also charged to the consolidated statement of comprehensive income over the remaining vesting period.
R.
Finance income and expenses

Finance income comprises of net currencies with exchange rates differences, while finance expenses are comprised of interest on related parties funding, net currencies exchange rates differences, interest on leases liabilities and banks charges.
S.
Income taxes

Provision for income taxes is calculated in accordance with the tax legislation and applicable tax rates in force at the end of the reporting year in the countries in which Neogames S.à r.l. and its subsidiaries have been incorporated.
Deferred tax assets and liabilities are recognized where the carrying amount of an asset or liability in the consolidated statement of financial position differs from its tax base, except for differences arising from:
•
The initial recognition of an asset or liability in a transaction which is not a business combination and at the time of the transaction affects neither accounting or taxable profit; and

•
Investments in subsidiaries and joint operations where the Company is able to control the timing of the reversal of the difference and it is probable that the difference will not reverse in the foreseeable future.

The amount of the asset or liability is determined using tax rates that have been enacted or substantively enacted by the reporting date, and that amount is are expected to apply when the deferred tax liabilities/assets are settled/recovered.
The Company recognized deferred tax assets (if any) only when their recoverability is more likely than not.
T.
Fair value measurement hierarchy

The Company measures certain financial instruments, including derivatives and option scheme expense, at fair value at the end of each reporting period. Fair value is the price that would be received or paid in an orderly transaction between market participants at a particular date, either in the principal market for the asset or liability or, in the absence of a principal market, in the most advantageous market for that asset or liability accessible to the Company.
The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.
U.
Loss per share

Basic and diluted loss per share is calculated by dividing the loss attributable to equity holders of the Company by the weighted average number of ordinary shares outstanding during the financial year, adjusted for ordinary shares issued during the year, if applicable.
V.
New standards and interpretations adopted by the Company

1.
International Financial Reporting Standard 16 “Leases” (“IFRS 16”).

IFRS 16, published in January 2016, supersedes IAS 17 “Leases” and its interpretations.

IFRS 16 provides a single lessee accounting model, requiring the recognition of assets and liabilities for all leases, together with options to exclude leases where the lease term is 12 months or less, or where the underlying asset is of low value. IFRS 16 substantially carries forward the lessor accounting in IAS 17, with the distinction between operating leases and finance leases being retained. The Company does not have leasing activities acting as a lessor.
In accordance with IFRS 16, in order for a contract to constitute an arrangement (or component) of a lease, it is required that the contract grant the lessee the right-of-use asset to control the use of the identified asset over a period of time against receipt of consideration.
A lease undertaking will be measured on the initial recognition date according to the present value of the lease payments that are not paid at the inception date of the lease, discounted at the interest rate implicit in the lease, unless this rate cannot be easily determined and then measured according to the lessee’s incremental borrowing rate. Right-of-use asset will be measured on the initial recognition date according to the amount of the lease initial measurement of the liability plus any lease payments paid to the lessor on or before the commencement of the lease (less any lease incentives from the lessor); initial direct costs incurred by the lessee; as well as an estimate of the costs for dismantling and removing the underlying asset by the lessee.
In the statement of financial position, the right-of-use assets are presented in the item in which the underlying assets were presented as though they were owned by the lessee. Lease liability is presented in accordance with the provisions of IAS 1 “Presentation of Financial Statements”, including the separation between current and non-current. In profit or loss, amortization expenses of the right-of-use asset and interest expenses in respect of the lease liability recognized and will no longer be recognized as rent expenses within the operating expenses. In the statement of cash flows, payments in respect of the principal portion of the lease liability classified as financing activity and payments in respect of the interest portion of the lease liability classified in accordance with the Company’s policy regarding classification of interest payments as operating activity.
IFRS 16 also defines a change in lease terms and determines when it will be accounted for as a new and separate lease.
The Company adopted IFRS 16 using the modified retrospective approach, with recognition of transitional adjustments on the date of initial application (January 1, 2019), without restatement of comparative figures.
The Company has implemented IFRS 16 since January 1, 2019 and the following is the effect as of that date:
	In accordance with the previous policy	Effect of the application of IFRS 16	Pursuant to IFRS 16
	U.S. dollars in thousands)
Right-of-use asset	—	$2,673	$2,673
Current lease liability	—	(750)	(750)
Non-current lease liability	—	(1,923)	(1,923)
The lease liability was measured at the present value of the remaining lease payments, discounted using the Company’s incremental borrowing rate as of January 1, 2019. The Company’s incremental borrowing rate is the rate at which a similar borrowing could be obtained from an independent creditor under comparable terms and conditions. The weighted-average rate applied was 7%. Right-of-use assets measured at an amount equal to the lease liability.
On December 26, 2018, NeoGames Ukraine entered into a lease agreement for an office space. The agreement commenced in January 15, 2019 for a period of 60 months. The annual lease payment and related expenses is approximately $1 million. For a description of the lease arrangement with the Aspire Group, see Note 6.

2.
IFRIC 23, Uncertainty over Income Tax Treatments

IFRIC 23, Uncertainty over Income Tax Treatments clarifies how to apply the recognition and measurement requirements in IAS 12 Income Taxes when there is uncertainty over income tax treatments.
IFRIC 23 requires entities to calculate the current tax liability in their financial statements as though the tax authorities were going to perform a tax audit, and the tax authorities knew all the facts and circumstances about the entity’s tax position.
IFRIC 23 addresses the following issues:
•
Whether an entity should consider uncertain tax treatments separately;

•
The assumptions an entity should make about the examination of tax treatments by taxation authorities;

•
How an entity determines taxable profit or loss, tax bases, unused tax losses, unused tax credits and tax rates; and

•
How an entity considers changes in facts and circumstances.

The standard was adopted on January 1, 2019, resulting in recording additional expenses of $335 thousand with respect to uncertain tax treatments in previous years.
NOTE 3 — CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS
The preparation of consolidated financial statements under IFRS requires the Company to make estimates and judgments that affect the application of policies and reported amounts. Estimates and judgments are continually evaluated and are based on historical experience and other factors including expectations of future events that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.
Included in this note are accounting policies and/or estimates that cover areas for which the Directors and Management require judgments and/or assumptions that have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities in the future. These policies together with references to the related notes to the financial statements, which include further commentary on the nature of the estimates and judgments made, can be found below:
Funding transactions with related parties:
The fair values of the funding transactions with related parties, the reserve relating to the funding transactions with the Aspire Group and the related interest expenses are recorded based on discounted cash flow of the anticipated repayments, calculated using a market interest rate determined by a reputable appraiser. For further details, see Note 6.
Possible existence of onerous contract:
Management’s judgment is required in determining the expected economic benefits from online platforms that are in the initial stage of operations, as part of its assessment whether onerous contracts exist.
Capitalization of development costs:
Costs relating to internally generated intangible assets are capitalized if the criteria for recognition as assets are met. The initial capitalization of costs is based on Management’s judgment that technological and economic feasibility criteria are met. In making this judgment, Management considers the progress made in each development project and its latest forecasts for each project.
Share based payments/compensation:
The compensation expenses of stock options are vested over service periods, but exercisable only upon consummation of certain events as provided in the letter of grants. Stock based compensation expenses were recorded based on the fair values of the options, using the Black-Scholes model assumptions as well as the likelihood of the fulfillment of such events at the respective grant dates. For further details see Note 10.

NOTE 4 — PROPERTY AND EQUIPMENT, NET
	Computers and computers equipment	Office furniture and equipment	Leasehold improvements	Total
	U.S. dollars (in thousands)
Cost:
Balance as of January 1, 2019	$1,461	$190	$157	$1,808
Additions during the year	646	67	43	756
	2,107	257	200	2,564
Accumulated depreciation:
Balance as of January 1, 2019	1,115	32	137	1,284
Additions during the year	421	4	6	431
	1,536	36	143	1,715
Net Book Value:
As of December 31, 2019	$571	$221	$57	$849

	Computers and computers equipment	Office furniture and equipment	Leasehold improvements	Total
	U.S. dollars (in thousands)
Cost:
Balance as of January 1, 2018	$1,203	$60	$153	$1,416
Additions during the year	258	130	4	392
	1,461	190	157	1,808
Accumulated depreciation:
Balance as of January 1, 2018	810	27	116	953
Additions during the year	305	5	21	331
	1,115	32	137	1,284
Net Book Value:
As of December 31, 2018	$346	$158	$20	$524
NOTE 5 — INTANGIBLE ASSETS
	As of December 31,
	2019	2018
	U.S. dollars (in thousands)
Cost:
Balance at beginning of the period	$33,616	$25,583
Additions	11,454	8,033
As of December 31,	45,070	33,616
Accumulated amortization:
Balance at beginning of the period	22,885	15,457
Amortization	7,772	7,428
As of December 31,	30,657	22,885
Net Book Value:
As of December 31,	$14,413	$10,731

NOTE 6 — RELATED PARTIES
A.
William Hill:

On June 18, 2018, the Company entered into a license agreement in the form of a binding term sheet with WHG (International) Ltd. (“WHG”), an affiliate of William Hill. Pursuant to the term sheet, the Company has granted WHG a sub-license to use the NeoSphere Platform (the “Licensed IP”) to operate in the US iGaming market and additional jurisdictions agreed to by the parties. It was also agreed that William Hill will compensate the Company for the right to use the Licensed IP as well as costs associated with adjustments (“Developed IP”) required to be made to the Licensed IP so that the Licensed IP would be deemed compliant with specific market requirements and other market practices. Upon a change of control of the Company, WHG has the option (the “IP Option”) to convert the license into a perpetual license for a payment of £15.0 million. The Company has also agreed to provide WHG with the IP Option following the completion of a four year period from the date of the term sheet. The fair value of the IP Option was valued with the assistance of a third-party appraiser to be approximately $3.45 million.
The Company’s total revenues from this license agreement in the year ended December 31, 2019 and 2018 amounted approximately $5.7 million and $2.4 million, respectively. The outstanding amounts due under this license agreement as of December 31, 2019 and 2018 amounted to approximately $1.5 million and $1.3 million, respectively, and are included in trade receivables.
During 2018, the Company borrowed $4.0 million with a stated annual interest rate of 5.0% (the “First Loan”) and $2.0 million with a stated annual interest rate of 1.0% from the credit facility being made available by William Hill pursuant to the Investment and Framework Shareholders’ Agreement dated August 6, 2015 (see also Note 1), the proceeds were used to fund the costs of the Company’s new implementation projects during 2018 with New Hampshire iLottery and North Carolina state lotteries. Both loans were due in August 2020; however, both were extended as described below.
During 2019, the Company borrowed a total of $6.5 million from the credit facility to secure the guarantees and bonding facilities to its newly launched accounts. The loans bear annual interest of 1.0% and were due in full in August 2020; however, the original due date was extended as described below.
The difference in the interest rates between the calculated annual market interest rate of 12% and interest due on these loans was recorded as loan discounts to be amortized over the funding repayment period as additional finance expenses. Accordingly, the Company recorded interest expenses on the loans based on the fair value market interest rate of $1.251 million and $0.2 million in 2019 and 2018, respectively.
In February 2020, the parties agreed to extend the original repayment schedule such that the First Loan is due for repayment on June 30, 2021 and all other loan amounts (interest plus principal) are due for a full repayment on June 15, 2023. The implied benefit of $2.5 million (reflecting the extension of the original repayment schedule) was accounted for as a modification of debt in accordance with IFRS 9, with a related party and therefore will be recorded in “Reserve with respect to funding transactions with related parties” in the statement of changes in equity (deficit) and will be amortized as additional interest expense over the remaining period of the loans.
On September 18, 2020, the Company borrowed the remaining $2.5 million from the credit facility at an annual interest rate of 1.0% to partially repay the principal of the First Loan. This $2.5 million of additional borrowing is due in full on June 15, 2023. Because the annual interest rate of 1.0% on this $2.5 million of additional borrowing is a below market interest rate, the $0.6 million difference in discounted cash flows to be paid for the outstanding amount (based on the market annual interest rate of 12%) resulted in a face value of $1.9 million, which was recorded directly into the statement of changes in equity (deficit) under “Reserve with respect to funding transactions with related parties” as “Benefit to the Company by an equity holder with respect to funding transactions” in the statements of changes in equity (deficit) in the Company's 2020 financial statements and will be amortized as additional interest expense over the period of the loan. The Company does not have any future possible drawdowns left available under the credit facility.

Loans and other due to William Hill, net:
	As at December 31,
	2019	2018
	U.S. dollars (in thousands)
Loan principals	$12,500	$6,000
Discounts	(465)	(1,020)
Accrued interest	421	164
Liability with respect to IP Option	3,450	3,450
Receivables on IP Option	(1,661)	(3,052)
	$14,245	$5,542

B.
ASPIRE GROUP:

On August 6, 2015, the Company entered into a services agreement with Aspire and William Hill pursuant to which the Company has provided Aspire with certain dedicated development, maintenance and support services necessary for the operation of Aspire's business (the “Transition Services Agreement”). On July 8, 2015, the Company entered into a cost allocation agreement with Aspire (mainly with respect to the office lease in the reported periods) pursuant to which each party has agreed to bear certain costs that are then recovered on a pass through basis from the other party, including a sublease to the Company's Israeli offices, provided to the Company by Aspire until 2021 (the “Cost Allocation Agreement”). The sublease and related charges totaled $1 million.
In the reported periods, the Company provided and received certain services from the Aspire Group, such as research and development services and administrative services as follows:
	For the year ended December 31,
	2019	2018	2017
	U.S. dollars (in thousands)
Revenues generated from the Transition Services Agreement	$4,099	$3,421	$3,376
Expenses derived by the Cost Allocation Agreement:
Labor (included in general and administrative expenses)	68	289	343
Rent (included in depreciation and interest with respect to right of use)	1,047	1,036	1,022
Other (included in general and administrative expenses)	177	232	211
Total expenses	$1,292	$1,557	$1,576
Capital notes and accrued interest from the Aspire Group:
On May 18, 2017, the parties agreed to extend the original repayment schedule of the capital notes and the accrued interest, such that the outstanding amounts would have been repaid in 2018 or 2020 if William Hill would have exercised its call option (see Note 1) or in March 2022, if the call option would have expired. The extension was accounted for as a modification of debt in accordance with IFRS 9, with a related party, therefore the $6.4 million difference of the discounted cash flows to be paid for the outstanding amounts based on the annual market interest rate of 20% amounted to $9.6 million and their face value, was recorded directly into the statement of changes in equity under "Reserve with respect to funding transactions with related parties" as "Benefit to the Company by certain of its equity holders with respect to funding transactions" and has been amortized as additional interest expense over the remaining period of the capital notes.

As of December 31,	Principal amount	Balance*	Contractual interest rate	Effective interest rate
	U.S. dollars (in thousands)%
2019	$21,838	$14,987	1	20
2018	21,838	12,724	1	20

*
including accrued interest of $582 thousand and $638 thousand as of December 31, 2019 and 2018, respectively.

The interest expenses for the years ended December 31, 2019, 2018 and 2017 amounted to $2.5 million, $2.1 million and 2.2 million, respectively.
C.    Consultancy Agreement:
On June 1, 2015, Barak Matalon, a member of the Company's board of directors and owner of more than 5% of the Company's ordinary shares, entered into a consultancy service agreement with the Company that calls for a monthly payment of NIS 45,000 (plus VAT) in consideration of services being rendered by Mr. Matalon to the Company. The consulting fees under such agreement, which remains in effect, for the years ended December 31, 2019, 2018 and 2017 amounted to $153 thousand, $149 thousand and $142 thousand, respectively, and are included within general and administrative expenses.
NOTE 7 — INVESTMENT IN A JOINT VENTURE AND JOINT OPERATION
A.
JOINT VENTURE

NPI has been included in the consolidated financial statements using the equity method (see Note 1).
NPI’s summarized financial information:
	As of December 31,
	2019	2018
	U.S. dollars (in thousands)
Current assets	$3,211	$1,100
Non-current assets	2,025	1,095
Current liabilities	(3,214)	(611)
Non-current liabilities	(631)	(494)
Net assets (100%)	1,391	1,090
Net assets (50%)	696	545
Adjustments	(93)	(232)
Company share of Joint Venture net assets	$603	$313

	For the year ended December 31,
	2019	2018	2017
	U.S. dollars (in thousands)
Revenues	$3,740	$1,127	$428
Distribution expenses	10,480	4,447	2,346
Selling, general and marketing expenses	1,067	293	359
Depreciation and amortization	335	224	138
Net and comprehensive loss (100%)	(8,142)	(3,837)	(2,415)
Net and comprehensive loss (50%)	(4,071)	(1,919)	(1,208)
Adjustments	147	21	(21)
Share in losses of NPI (50%)	(3,924)	(1,898)	(1,229)
Funding of NPI	$4,214	$2,149	$901
In addition to the above, with respect to the development services provided to NPI by the Company, in 2019, 2018 and 2017, the Company recorded revenues totaling to $2.9 million, $1.2 million and $0.4 million, respectively.
The adjustments mostly represent royalty commissions earned by NPI on games developed and provided by the Company, whereby the Company’s share of the underlying results are higher than 50%.
As of December 31, 2018, the Company had an outstanding amount of approximately $1.1 million held by Pollard on behalf of NPI to be used as a restricted deposit to establish a bonding facility to secure performance and payments bonds with respect to NPI’s prospective and existing contracts with the New Hampshire and North Carolina lotteries.
As of December 31, 2019, the restricted deposit increased to an outstanding amount of $2 million. The change in the restricted deposit amount was to secure a bid bond with respect to a new Request for Proposal with the Ohio lottery.
B.
MICHIGAN JOINT OPERATION

The Michigan Joint Operation has been included in the consolidated financial statements as a share of Company’s interest in assets held jointly, and its share of revenues and expenses (see Note 1).
Below are the Michigan Joint Operation’s revenues and operating expenses, 50% of which represent the Company’s interest and were included in the Company’s statement of comprehensive loss:
	For the year ended December 31,
	2019	2018	2017
	U.S. dollars (in thousands)
Revenues (100%)	$24,665	$20,675	$17,380
Total operating expenses (100%)	(14,264)	(13,361)	(10,642)
In addition to the above-stated revenues, with respect to the development services provided to the Michigan Joint Operation by the Company, in 2019, 2018 and 2017, the Company recorded revenues totaling $1.0 million, $0.6 million and $0.8 million, respectively .
Further, the Company recorded additional royalty revenues with respect to games development efforts invested to enhance the Michigan Joint Operation’s games portfolio during 2019, 2018 and 2017, totaling $1.0 million, $0.8 million and $0.7 million, respectively, which were also eliminated from the Company's share in the Michigan Joint Operation's total operating expenses as stated in the above table.
As of December 31, 2019 and 2018, the Company’s interest in the Michigan Joint Operation’s assets was $240 thousand and $70 thousand, respectively, and mostly comprised of property and equipment, net.

NOTE 8 — TRADE AND OTHER PAYABLES
	As of December 31,
	2019	2018
	U.S. dollars (in thousands)
Trade payables	$561	$387
Derivatives	—	33
Governmental authorities	488	15
Accrued expenses	806	765
Total	$1,855	$1,200
NOTE 9 — EMPLOYEE BENEFIT LIABILITIES
	As of December 31,
	2019	2018
	U.S. dollars (in thousands)
Non- current
Accrued severance pay	$1,991	$1,820
Less – funds	1,715	1,531
	276	289
Current
Accrued vacation	279	240
Accrued recuperation	8	11
	$287	$251
NOTE 10 — SHARE BASED PAYMENTS
On May 20, 2015, (“Grant Date”) the Company granted certain employees of the Company 9,018,924 options to purchase its shares, of which 695,000 will be exercisable only upon Non-Market Vesting Conditions which are an M&A transaction or an IPO.
On March 1, 2017, the Company granted to certain employees 890,000 options to purchase its shares that will be vested over a service period of three years, of which 615,000 will be exercisable upon an M&A transaction or an IPO.
During the first quarter of 2019, the Company reached an agreement with Company’s former Chief Executive Officer following his termination of employment, to extend the expiration date of the options granted to him on May 20, 2015 by four years.
The fair value of the extended options was estimated as of the June 30, 2019, using the Black-Scholes model.
The following table summarizes the underlying assumptions used in the model:
Dividend Yield	0%
Expected volatility	31%
Risk free interest rate	2.48%
Expected life	2 years
Weighted average exercise price	$0.17
Price per share	$0.52
Grant date fair value of each option	$0.36
As a result of the above mentioned modification during 2019, the Company recorded $250 thousand of share-based compensation expenses.

On May 13, 2019, the Company granted to certain employees 4,321,500 options to purchase its shares that will be vested over a service period of four years.
The fair value of the options granted was estimated as of the Grant Date using the Black-Scholes model.
The following table summarizes the underlying assumptions used in the model:
Dividend Yield	0%
Expected volatility	29.67% – 30.2%
Risk free interest rate	2.21%- – 2.28%
Expected life	5.5 – 7 years
Weighted average exercise price	$0.17
Price per share	$0.52
Grant date weighted average fair value per option	$0.38
On July 1, 2019, the Company amended certain employees’ options granted as part of 2015 and 2017 plans. According to the amendment, the exercise of the options shall no longer be conditioned upon an M&A transaction or an IPO. The options, which are no longer conditioned, are considered as being granted on July 1, 2019 and are vested over a period of two years from the new grant date.
The fair value of the options granted was estimated as of the new Grant Date using the Black-Scholes model.
The following table summarizes the underlying assumptions used in the model:
Dividend Yield	0%
Expected volatility	29.3% – 29.86%
Risk free interest rate	1.8% – 1.85%
Expected life	5.12 – 6 years
Weighted average exercise price	$0.21
Price per share	$0.52
Grant date weighed average fair value of an option	$0.34
The following table summarizes option activities for the years ended December 31, 2019, 2018 and 2017:
	2019		2018		2017
	Weighted average exercise price ($)	Number	Weighted average exercise price ($)	Number	Weighted average exercise price ($)	Number
Outstanding at January 1,	$0.19	9,165,698	$0.19	9,205,698	$0.17	8,510,698
Granted during the year	0.17	4,321,500	—	—	0.36	840,000
Forfeited during the year	0.22	(48,295)	0.36	(40,000)	0.26	(145,000)
Outstanding at December 31,	0.18	13,438,903	0.19	9,165,698	0.19	9,205,698
Vested and exercisable at December 31,	$0.18	8,631,314	$0.18	8,692,126	$0.17	8,430,698
As of December 31, 2019, the Company had unrecognized share-based compensation expenses related to options of $828 thousand which is expected to be recognized over a weighted average period of approximately 2.2 years.

NOTE 11 — REVENUES
	For the year ended December 31,
	2019	2018	2017
	U.S. dollars (in thousands)
Turnkey contracts	$17,240	$13,684	$10,535
Games	2,189	2,098	2,056
Total royalties	19,429	15,782	12,591
Development and other services from Aspire (See also Note 6B)	4,099	3,421	3,379
Development and other services from NPI (See also Note 7A)	2,914	1,244	306
Development and other services from Michigan Joint Operation (See also Note 7B)	958	594	873
Total Development and other services	7,971	5,259	4,558
Use of IP rights (William Hill only, see also Note 6A)	5,662	2,437	—
Total Revenue	$33,062	$23,478	$17,149
NOTE 12 — DISTRIBUTION EXPENSES
	For the year ended December 31,
	2019	2018	2017
	U.S. dollars (in thousands)
Labor and related	$998	$1,023	$868
Call center	781	641	591
Processing fees	2,207	2,421	1,465
Other	266	434	118
Total	$4,252	$4,519	$3,042
NOTE 13 — GENERAL AND ADMINISTRATIVE EXPENSES
	For the year ended December 31,
	2019	2018	2017
	U.S. dollars (in thousands)
Labor and related	$2,048	$1,490	$1,211
Labor and related from Aspire Group	46	266	295
Professional fees	1,045	727	721
Rent and related from Aspire Group	96	1,036	1,022
Municipality and maintenance from Aspire Group	177	232	211
Traveling	292	259	143
Audit	69	71	59
Office	408	273	245
Other	776	594	556
Total	$4,957	$4,948	$4,463

NOTE 14 — OTHER FINANCE EXPENSES AND INCOME, NET
	For the year ended December 31,
	2019	2018	2017
	U.S. dollars (in thousands)
A. Finance income:
Currency exchange rate differences	$53	$—	$228
Total	53	—	228
B. Finance expenses:
Currency Exchange rate differences	—	134	—
Interest expense with respect to lease liabilities	366	—	—
Bank charges	16	61	18
Total	$382	$195	$18
NOTE 15 — TAXATION
A.   Tax rates applicable to the Company and other related parties
The Company is tax registered in Luxemburg and is subject to the Luxemburg corporation tax at 26.01% on profits derived from activities carried out in Luxemburg. The estimated carry forward losses as of December 31, 2019 was $60 million, the Company has not recorded relating deferred income taxes asset as its recoverability was not more likely than not. All the Company’s tax years are subject to examination.
NGS was subject to Israeli corporate tax rates of 24% in 2017 and 23% in 2018 thereafter, and its taxable income is based on a cost plus model. Considering the statute of limitation, NGS 2014’s tax year is final and the following tax years are subject to examination.
NeoGames US, including its shares in NPI and the Michigan Joint Operation, is subject to US federal income taxes rate of 21% in 2018 thereafter as well as certain states income taxes rates. The taxable income is based on a certain operating margin model. All NeoGames US tax years are subject to examination.
The Company’s other subsidiaries are subject to different corporate tax rates.
B.   Income taxes expenses included in the statements of comprehensive loss
	For the year ended December 31,
	2019	2018	2017
	U.S. dollars (in thousands)
Current taxes	$836	$552	$497
Deferred taxes	6	14	1
Taxes with respect to previous years	401	20	(19)
Total	$1,243	$586	$479
NOTE 16 — FINANCIAL INSTRUMENTS AND RISK MANAGEMENT
The Company is exposed to a variety of financial risks, which result from its financing, operating and investing activities. The objective of financial risk management is to minimize exposures in these financial risks and to mitigate a negative impact on the Company’s financial performance and position. The Company’s financial instruments are its cash and cash equivalents, trade and other receivables, trade and other payables and employee benefit liabilities. The Company actively measures, monitors and manages its financial risk exposures by various functions pursuant to the segregation of duties and principals. The risks arising from the Company’s financial instruments are mainly credit risks and currency risk. The risk management policies employed by the Company to manage these risks are discussed below.
A.
Credit risk

Credit risk arises when a failure by counterparties to discharge their obligations could reduce the amount of future cash inflows from financial assets on hand at the end of the reporting year.

The Company closely monitors the activities of its counterparties enabling it to ensure the prompt collection of customer balances. Furthermore, the Company engages only with reputable customers.
The Company generated revenues exceeding 10% of its consolidated annual revenues from four customers in the year ended December 31, 2019 (of which two are related parties), four customers in the year ended December 31, 2018 (of which two are related parties) and two customers in the year ended December 31, 2017 (of which one is a related party). See Note 6. We generated 40%, 47% and 55% of our revenues in the years ended December 31, 2019, 2018 and 2017, respectively, from the Michigan Joint Operation and 12%, 11% and none of our revenues in the years ended December 31, 2019, 2018 and 2017, respectively, from Sazka.
As of December 31, 2019 and 2018, the Company had trade receivables outstanding, exceeding 10% of the Company’s consolidated trade receivables, from two customers. Sazka accounted for 35% and 36% of trade receivables outstanding as of December 31, 2019 and 2018, respectively, and William Hill accounted for 17.0% and 55.0% of trade receivables outstanding as of December 31, 2019 and 2018, respectively.
B.
Currency risk

Currency risk is the risk that the value of financial instruments will fluctuate due to changes in foreign exchange rates.
Foreign exchange risk also arises when Company operations are entered into in currencies denominated in a currency other than the functional currency.
Transaction exposures: The Company policy is that all material transaction currency exposures are partly hedged economically by holding cash and cash equivalents in the relevant currency. Additionally, the Company has discretion to hedge some or all of its forecast operational costs in Israel up to 12 months. Currency exposures are monitored by the Company on a monthly basis.
C. Sensitivity analysis to the currency risk
The Company has not presented a sensitivity analysis for the impact on its statement of comprehensive loss of potential movements in currencies rates, as the change in the fair value of its financial instruments would be negligible.
D.
Liquidity risk

The Company monitors its liquidity in order to ensure that sufficient liquid resources are available to allow it to meet its obligations.
The following table details the contractual maturity analysis of the Company’s financial liabilities (representing undiscounted contractual cash-flows):
	As of December 31, 2019
	In 3 months	Between 3 months and 1 year	More than 1 year	Total
	U.S. dollars (in thousands)
Capital notes and accrued interest due to Aspire Group	$—	$—	$22,419	$22,419
Loans from WH	—	12,920	—	12,920
Lease liabilities	—	1,455	3,382	4,837
Trade and other payables	1,855	—	—	1,855
Total	$1,855	$14,375	$25,801	$42,031

NOTE 17 — RESERVES
The following describes the nature and purpose of each reserve within equity:
Reserve	Description and purpose
Share premium	Amount subscribed for share capital in excess of nominal value.
Share-based payments reserve	Fair value of the vested employees’ options to purchase Company shares.
Reserve with respect to transaction under common control	The reserve represents the difference between the fair value of the consideration and the book value of the intangible assets as accounted for by the seller, with respect to acquisition under common control.
Reserve with respect to funding transactions with Aspire Group	See Note 6
NOTE 18 — LEGAL PROCEEDINGS
In January 2019, the US Department of Justice (“DOJ”) issued a new interpretation of its previous 2011 interpretation relating to the applicability of the Wire Act to internet gaming conducted by state lotteries. The 2011 interpretation had determined that the Wire Act only applied to sports betting. The new January 2019 interpretation reverses this view and, in effect, indicates the Wire Act covers all forms of gambling. On January 15, 2019, the Deputy Attorney General issued a memorandum stating that Department of Justice attorneys should adhere to the 2018 Opinion, but that as an exercise of discretion, the Department would refrain from applying the new interpretation to persons who engaged in conduct in reliance on the interpretation set forth in the 2011 Opinion prior to the date of the new 2018 Opinion and for 90 days thereafter.
On February 15, 2019, NPI filed a motion with the US District Court for the District of New Hampshire (“District Court”) requesting a formal declaratory judgement clarifying that the Wire Act only applies to sports betting.
In June 2019, the District Court rolled in favor of NPI and determined (without qualification) that the Wire Act does not apply to State lotteries. The DOJ has appealed that decision in October 2019 and a hearing on the appeal took place in June 2020. Up to the date of this financial statements no final date for appeal has been scheduled.
If the losing party petitions the Supreme Court of the United States (the “Supreme Court”) for a writ of certiorari, the Supreme Court would decide whether to hear the case as soon as the first half of 2021, and likely at the latest October 2021. If the Supreme Court should decide to review the case, then the Supreme Court could issue its opinion as early as June 2021 and as late as the first half of 2022.
Although NPI was successful at the District Court level, the outcome of the appeal to the First Circuit cannot be reasonably predicted, nor can the Company predict whether the case will be reviewed by the Supreme Court. The Company’s management is therefore of the opinion, based on the advice of its legal counsel, that the outcome of the proceedings cannot be assessed as of the approval date of these consolidated financial statements. The Company’s management does not anticipate that operations will be negatively affected within the next 12 months.
NOTE 19 — SUBSEQUENT EVENTS
The Company is carefully monitoring the outbreak and spread of the coronavirus (“COVID-19”) across the world and specifically in the United States. Proactive measures have been taken to reduce the risk for the staff and to ensure business continuity. The Company is an online organization where working remotely and meeting virtually are established ways of working. The Company's operations are limited to iLottery, which has not been negatively impacted and does not expect to be by the outbreak of COVID-19, however, depending on the duration of the pandemic, there could be a negative impact.

NeoPollard Interactive LLC
FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2019

FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2019

INDEPENDENT AUDITORS’ REPORT
To the Members of NeoPollard Interactive LLC
Report on the Financial Statements
We have audited the accompanying financial statements of NeoPollard Interactive LLC (“Company”), which comprise the statements of financial position as of December 31, 2019 and 2018, and the related statements of comprehensive loss, changes in members’ equity and cash flows for the years then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statement in accordance with accounting principles generally accepted in the United States of America (“US GAAP”); this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations, changes in members’ equity and cash flows for the years then ended, in accordance with US GAAP.
/s/ Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm
October 27, 2020
Tel Aviv, Israel

NeoPollard Interactive LLC
STATEMENTS OF FINANCIAL POSITION AS OF DECEMBER 31
	Note	2019	2018
		U.S. dollars (in thousands)
ASSETS
NON-CURRENT ASSETS
Property and equipment, net	4	1,417	1,095
Right of use asset	2	608	—
		2,025	1,095
CURRENT ASSETS
Trade receivables		950	335
Due from related companies	5	—	312
Prepaid expenses		113	138
Restricted cash	3	2,148	315
		3,211	1,100
TOTAL ASSETS		5,236	2,195

NeoPollard Interactive LLC
STATEMENTS OF FINANCIAL POSITION AS OF DECEMBER 31
	Note	2019	2018
		U.S. dollars (in thousands)
LIABILITIES AND EQUITY
EQUITY
Accumulated contributions		18,006	9,563
Accumulated losses		(16,615)	(8,473)
		1,391	1,090
NON-CURRENT LIABILITIES
Deferred revenues		229	494
Lease liabilities	2	402	—
		631	494
CURRENT LIABILITIES
Trade payables and accrued expenses	6	329	141
Due to related companies	5	239	—
Lease liabilities	2	211	—
Due to lotteries	3	2,148	315
Accrued payroll and benefits		287	155
		3,214	611
TOTAL LIABILITIES AND MEMBERS’ EQUITY		5,236	2,195
October 27, 2020
Moti Malul, Manager	Doug Pollard, Manager

NeoPollard Interactive LLC
STATEMENTS OF COMPREHENSIVE LOSS
		For the year ended December 31,
	Note	2019	2018
		U.S. dollars (in thousands)
Revenue		3,740	1,127
Distribution expenses	7	10,480	4,447
Selling, general and administrative expenses	8	1,067	293
Depreciation and amortization		335	224
Net loss and total comprehensive loss		(8,142)	(3,837)

NeoPollard Interactive LLC
STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
	Accumulated losses	Accumulated contributions	Total members’ equity
	U.S. dollars (in thousands)
Balance as of January 1, 2018	(4,636)	5,194	558
Comprehensive loss	(3,837)	—	(3,837)
Contributions	—	4,369	4,369
Balance as of December 31, 2018	(8,473)	9,563	1,090
Comprehensive loss	(8,142)	—	(8,142)
Contributions	—	8,443	8,443
Balance as of December 31, 2019	(16,615)	18,006	1,391

NeoPollard Interactive LLC
STATEMENTS OF CASH FLOWS
	For the year ended December 31,
	2019	2018
	U.S. dollars (in thousands)
Cash flows from operating activities:
Net loss for the period	(8,142)	(3,837)
Adjustments for:
Amortization and depreciation	335	224
Increase in trade receivables	(615)	(182)
Decrease (increase) in prepaid expenses	25	(82)
Increase (decrease) in deferred revenues	(265)	15
Increase in due to related companies	551	109
Increase (decrease) in trade payables and accrued expenses	193	(10)
Increase in due to lotteries	1,833	315
Increase in accrued payroll and benefits	132	155
	2,189	544
Net cash used in operating activities	(5,953)	(3,293)
Cash flows from investing activities:
Purchase of property and equipment	(657)	(761)
Net cash used in investing activities	(657)	(761)
Cash flows from Financing activities:
Members’ contributions	8,443	4,369
Net cash generated from financing activities	8,443	4,369
Net increase in restricted cash	1,833	315
Restricted cash at the beginning of the year	315	—
Restricted cash at the end of the year	2,148	315

NeoPollard Interactive LLC
Notes to the Financial Statements
NOTE 1 — GENERAL
NeoPollard Interactive LLC (the “Company”), was incorporated in Delaware, United Sate of America (“US”) on March 6, 2014, as a limited liability company.
The Company is 50% owned by Pollard Holdings Inc. (“PH” or “Pollard”), which is wholly owned by a publicly traded Canadian corporation — Pollard Banknote Limited (“PBL”), a leading lottery partner to more than 60 lotteries worldwide, and 50% by NeoGames US LLP (“NUL”), which is wholly owned by Neogames S.à r.l. (“Neogames”), a leading global technology provider (PH and NUL — the “Members”). The Company was established to provide iLottery services for North American lotteries. Since 2015, the Company has operated the Virginia State Lottery (“VAL”) online e-Subscription program, since September 2018 the iLottery platform on behalf of New Hampshire Lottery (“NHL”) and since October 2019 the North Carolina Education Lottery (“NCEL”) iLottery platform.
On March 19, 2020, the Company signed with Alberta Gaming, Liquor and Cannabis Commission (“AGLC”) an agreement to develop, deploy and maintain its digital solutions and operate its proposed interactive offering. This contract launched on September 30, 2020, and has an initial term of 7 years, plus an option to extend for 5 years.
In May 2020, the Company expanded its contract with the Virginia State Lottery to include a digital instant games portfolio in addition to the online e-Subscription program. The expansion of the VAL’s product mix was triggered by a recent change in the state's gaming legislation. The full iLottery program launched on July 1, 2020.
The Company has incurred significant losses since its inception and has been funded by its members which have been committed to continue funding the Company’s operations in 2020.
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
The significant accounting policies followed in the preparation of the financial statements, on a consistent basis, are:
A.
Accounting principles

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Profit or loss accounts are presented and analyzed by their nature rather than their function within the entity as such method provides reliable and more relevant information on the Company’s operations.
B.
Functional currency

The financial statements of the Company are prepared in US dollars (the functional currency), which is the currency that best reflects the economic substance of the underlying events and circumstances relevant to the Company’s transactions.
C.
Provisions

Provisions, which are liabilities of uncertain timing or amount, are recognized when the Company has a legal or constructive obligation as a result of past events, if it is probable that an outflow of funds will be required to settle the obligation and a reliable estimate of the amount of the obligation can be made.
D.
Property and equipment

Property and equipment consists of data center servers, computers, leasehold improvements, office furniture and equipment and are stated at cost less accumulated depreciation and amortization.

NeoPollard Interactive LLC
Notes to the Financial Statements
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (continued)
Depreciation and amortization are calculated on a straight-line basis over the expected useful lives of the assets concerned. The principal annual rates used for this purpose are:
%
Computer equipment	15 – 25
Leasehold improvements	Over the shorter of the term of the lease or useful lives
Subsequent expenditures are included in the assets carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits will flow to the Company and the cost of the item can be measured reliably. All other repairs and maintenance are charged to profit and loss during the financial period in which they are incurred.
Gains and losses on disposals are determined by comparing proceeds with carrying amount and are recognized in profit and loss.
The Company evaluates the need to record an impairment of the carrying amount of property and equipment whenever events or changes in the circumstances indicate that the carrying amount is not recoverable. If the carrying amount of the assets exceeds their expected undiscounted cash flows to be generated from them, the assets are reduced to their fair value amounts. Impairment losses are recognized in the statement of comprehensive loss.
E.
Revenue recognition

Revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring services to a customer.
The Company generates its revenues from customers through two streams:
Royalties from licensed technology and the provision of proprietary games content via digital channels. Royalty revenues are recognized in the accounting periods in which the gaming transactions occur.
In 2019 royalties’ revenues from client A, B and C were $1.8 million, $0.8 million and $0.9 million, respectively. In 2018 royalties’ revenues from A and B were $0.3 million and $0.7 million, respectively.
Customers’ relationships management (“CRM”) services from client A — revenues are recognized in the accounting periods in which the services were provided.
Revenue composition:
	For the year ended December 31,
	2019	2018
	U.S. dollars (in thousands)
Royalties	3,460	1,034
CRM services	280	93
	3,740	1,127

NeoPollard Interactive LLC
Notes to the Financial Statements
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (continued)
F.
Income Taxes

For US income tax purposes, the Company is treated as a partnership. The Members are taxed on their proportionate share of the Company’s taxable results. Accordingly, no income taxes for US federal and state income taxes have been recorded in the Company’s financial statements.
G.
Lease — New accounting standard adopted — Accounting Standards Update No. 2016-02, Leases (Topic 842) (ASU 2016-02)

The Company has a 3 year lease agreement for its Data Centers in New Hampshire beginning 2018, with an annual lease payment of $125 thousand, and a 5 year lease agreement for its Data Centers in North Carolina beginning 2019 with an annual lease payment of $108 thousand.
Topic 842 provides an accounting model, requiring the recognition of assets and liabilities for operating leases, together with options to exclude leases where the lease term is 12 months or less.
In accordance with Topic 842, in order for a contract to constitute an arrangement (or component) of a lease, it is required that the contract grant the lessee the right-of-use asset to control the use of the identified asset over a period of time against receipt of consideration.
A lease undertaking will be measured on the initial recognition date according to the present value of the lease payments that are not paid at the inception date of the lease, discounted at the interest rate implicit in the lease, unless this rate cannot be easily determined and then measured according to the lessee’s incremental borrowing rate. Right of use asset will be measured on the initial recognition date according to the amount of the lease initial measurement of the liability plus any lease payments paid to the lessor on or before the commencement of the lease (less any lease incentives from the lessor); initial direct costs incurred by the lessee; as well as an estimate of the costs for dismantling and removing the underlying asset by the lessee.
In the statement of financial position, the right of use assets is presented separately. Lease liability is presented with the separation between current and non-current.
Topic 842 also defines a change in lease terms and determines when it will be accounted for as a new and separate lease.
The Company adopted Topic 842 using the modified retrospective approach, with recognition of transitional adjustments on the date of initial application (January 1, 2019), without restatement of comparative figures.
The Company has implemented Topic 842 since January 1, 2019 and the following is the effect as of that date:
	In accordance with the previous policy	Effect of the application of Topic 842	Pursuant to Topic 842
	U.S. dollars (in thousands)
Right-of-use asset	—	776	776
Current lease liability	—	(162)	(162)
Non-current lease liability	—	(614)	(614)
The lease liability was measured at the present value of the remaining lease payments, discounted using the Company’s incremental borrowing rate as of January 1, 2019. The weighted-average rate applied was 4%. Right-of-use assets were measured at an amount equal to the lease liability.

NeoPollard Interactive LLC
Notes to the Financial Statements
NOTE 3 — RESTRICTED CASH AND DUE TO LOTTERIES
As part of the agreements with its iLottery customers, the Company is required to provide all cash processing services related to the iLottery activity. The Company acts as the merchant of record for the bank accounts held on behalf of its customers.
Restricted cash reflects mainly proceeds received from players and not yet transferred to the Company’s iLottery customers as of the end of the reporting period.
Due to lotteries reflects proceeds owed by the Company and not yet transferred to its iLottery customers.
NOTE 4 — PROPERTY AND EQUIPMENT, NET
	Computer equipment	Leasehold improvements	Total
	U.S. dollars (in thousands)
Cost:
Balance as of January 1, 2019	1,470	8	1,478
Additions during the year	641	16	657
	2,111	24	2,135
Accumulated depreciation:
Balance as of January 1, 2019	(382)	(1)	(383)
Depreciation during the year	(333)	(2)	(335)
	(715)	(3)	(718)
Net Book Value:
As of December 31, 2019	1,396	21	1,417

	Computer equipment	Leasehold improvements	Total
	U.S. dollars (in thousands)
Cost:
Balance as of January 1, 2018	717	—	717
Additions during the year	753	8	761
	1,470	8	1,478
Accumulated depreciation:
Balance as of January 1, 2018	(159)	—	(159)
Depreciation during the year	(223)	(1)	(224)
	(382)	(1)	(383)
Net Book Value:
As of December 31, 2018	1,088	7	1,095

NeoPollard Interactive LLC
Notes to the Financial Statements
NOTE 5 — RELATED PARTY TRANSACTIONS
In the reported periods the Company received certain services from related companies:
	For the year ended December 31,
	2019	2018
	U.S. dollars (in thousands)
Marketing and security services – Neogames	253	416
Royalties – Neogames	171	21
Technical support – Neogames	2,885	1,064
Technical support – Pollard	2,682	30
Labor and benefits – Pollard	2,293	1,373
Other – Neogames	447	196
	8,731	3,100
Since its incorporation, the Company has engaged both of its Members for the provisioning of services which were required to support its ongoing operations in the areas of technology support, CRM, account management and a number of corporate functions such as finance, legal and HR.
NOTE 6 — TRADE PAYABLES AND ACCRUED EXPENSES
	As of December 31,
	2019	2018
	U.S. dollars (in thousands)
Trade payables	293	106
Accrued expenses	36	35
	329	141
NOTE 7 — DISTRIBUTION EXPENSES
	For the year ended December 31,
	2019	2018
	U.S. dollars (in thousands)
Labor and benefits	2,320	1,587
Call center	787	610
Processing fees	540	167
Technical support	5,567	1,094
Other	1,266	989
	10,480	4,447

NeoPollard Interactive LLC
Notes to the Financial Statements
NOTE 8 — SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
	For the year ended 31 December
	2019	2018
	U.S. dollars (in thousands)
Labor and benefits	228	201
Marketing	547	30
Professional fees	235	—
Travelling	57	62
	1,067	293
NOTE 9 — REGULATORY DEVELOPMENT
In January 2019, the US Department of Justice Office of Legal Counsel (“DOJ”) published an opinion (“2018 Opinion”) that reinterpreted the statutory provisions of the Wire Act, 18 U.S.C. §1084 concluding that the prohibitions contained in the statute apply not only to sports gambling, but to all types of gaming. This reversal of 2011 opinion (“2011 Opinion”) of the DOJ created uncertainty as to the lawfulness of the interstate transmission of data associated with lawful state lotteries. On January 15, 2019, the Deputy Attorney General issued a memorandum stating that Department of Justice attorneys should adhere to the 2018 Opinion, but that as an exercise of discretion, the Department would refrain from applying the new interpretation to persons who engaged in conduct in reliance on the interpretation set forth in the 2011 Opinion prior to the date of the 2018 Opinion and for 90 days thereafter.
On February 15, 2019, the Company filed a complaint for declaratory relief and a motion for summary judgment with the US District Court for the District of New Hampshire (“District Court”) requesting a formal declaratory judgement that the Wire Act does not prohibit the use of a wire communication facility to transmit in interstate commerce bets, wagers, receipts, money, credits, or any other information related to any type of gaming other than gambling on sporting events and contests.
In June 2019, the US District Court ruled in favor of the Company and declared (without qualification) that the Wire Act applies only to transmissions related to bets or wagers on a sporting event or contest. The US District Court further directed that the 2018 Opinion be “set aside”. The DOJ filed a notice of appeal on August 16, 2019 and its opening brief on December 20, 2019. The Company filed its response brief on February 26, 2020. The DOJ’s reply brief was filed on May 22, 2020. Oral arguments were heard on June 28, 2020. A decision of the First Circuit is expected in the fall or winter of 2020 or early 2021.
If the losing party petitions the Supreme Court of the United States for a writ of certiorari, the Supreme Court would decide whether to hear the case as soon as the first half of 2021, and likely at the latest October 2021. If the Supreme Court should decide to review the case, then the Court could issue its opinion as soon as June 2021, but possibly not until the first half of 2022
Although the Company was successful at the District Court level, the outcome of the appeal to the Circuit Court cannot be reasonably predicted, nor can the Company predict whether the case will be reviewed by the Supreme Court. The Company’s management is therefore of the opinion, based on the advice of its legal counsel, that the outcome of the proceedings cannot be assessed as of the approval date of these consolidated financial statements. The Company’s management does not anticipate that operations will be negatively affected within the next 12 months.

NeoPollard Interactive LLC
Notes to the Financial Statements
NOTE 10 — SUBSEQUENT EVENT — COVID -19
The Company is carefully monitoring the outbreak and spread of the COVID-19 (coronavirus) across the world and the .specifically in the United States. Proactive measures have been taken to reduce the risk for the staff and to ensure business continuity. The Company is an online organization where working remotely and meeting virtually are established ways of working.
The Company’s operations are limited to iLottery, which has not been negatively impacted and does not expect to be by the outbreak of COVID-19. However, due to unknown duration of the pandemic and related uncertainty associated with COVID-19, the long-term impact on the operations of the company cannot be determined at this time.

NEOGAMES S.À R.L.
INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
As of September 30, 2020

NEOGAMES S.À R.L.
INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
As of September 30, 2020
INDEX
Page
Interim Condensed Consolidated Statements of Financial Position	F-42 - F-43
Interim Condensed Consolidated Statements of Comprehensive Income (Loss)	F-44
Interim Condensed Consolidated Statements of Changes in Equity (Deficit)	F-45 - F-46
Interim Condensed Consolidated Statements of Cash Flows	F-47
Notes to the Interim Condensed Consolidated Financial Statements	F-48 - F-53

NEOGAMES S.À R.L.
INTERIM CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
U.S. DOLLARS (IN THOUSAND)
	Note	As of September 30, 2020	As of December 31, 2019
		Unaudited	Audited
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$10,641	$6,016
Restricted deposit		—	138
Prepaid expenses and other receivables		1,301	905
Aspire Group	3	14	296
Due from the Michigan Joint Operation and NPI		2,675	250
Trade receivables		2,381	2,737
Total current assets		17,012	10,342
NON-CURRENT ASSETS
Restricted deposit		156	150
Restricted deposits – Joint Venture	4	3,773	2,000
Company share of Joint Venture net assets	4	—	603
Property and equipment		926	849
Intangible assets		16,820	14,413
Right-of-use assets		3,495	4,688
Deferred taxes		168	130
Total non-current assets		25,338	22,833
TOTAL ASSETS		$42,350	$33,175
The accompanying notes are an integral part of these interim condensed consolidated financial statements

NEOGAMES S.À R.L.
INTERIM CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
U.S. DOLLARS (IN THOUSAND)
	Note	As of September 30, 2020	As of December 31, 2019
		Unaudited	Audited
LIABILITIES AND EQUITY (DEFICIT)
CURRENT LIABILITIES
Trade and other payables		$3,148	$1,855
Lease liabilities		1,563	1,455
Loans and other due to William Hill, net	3	1,929	14,245
Employees’ related payables and accruals		3,389	2,583
Total current liabilities		10,029	20,138
NON-CURRENT LIABILITIES
Capital notes, loans and accrued interest due to Aspire Group	3	17,001	14,987
Loans and other due to William Hill, net	3	10,490	—
Company share of Joint Venture net liabilities	4	13	—
Lease liabilities		2,243	3,382
Accrued severance pay, net		333	276
Total non-current liabilities		30,080	18,645
EQUITY (DEFICIT)
Share capital		21	21
Reserve with respect to transaction under common control		(8,467)	(8,467)
Reserve with respect to funding transactions with related parties		20,072	16,940
Share premium		22,790	22,788
Share based payments reserve		3,662	2,967
Accumulated losses		(35,837)	(39,857)
Total equity (deficit)		2,241	(5,608)
TOTAL LIABILITIES AND EQUITY (DEFICIT)		$42,350	$33,175
The accompanying notes are an integral part of these interim condensed consolidated financial statements

NEOGAMES S.À R.L.
INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
U.S. DOLLARS (IN THOUSAND)
		Nine-month period ended September 30,
	Note	2020	2019
		Unaudited
Revenues		$35,195	$24,107
Distribution expenses		4,696	2,926
Development expenses		5,110	5,441
Selling and marketing expenses		1,094	1,302
General and administrative expenses		5,377	3,482
Initial public offering expenses	1	1,645	—
Depreciation and amortization		8,496	7,115
		26,418	20,266
Profit from operations		8,777	3,841
Interest expenses with respect to funding from related parties	3	3,261	2,801
Finance income		(21)	(7)
Finance expenses		690	280
Profit before income taxes expenses		4,847	767
Income taxes expenses		(706)	(960)
Profit (loss) after income taxes expenses		4,141	(193)
Company share in losses of Joint Venture	4	(121)	(3,137)
Net and total comprehensive income (loss)		$4,020	$(3,330)
Net income (loss) per common share outstanding, basic and diluted		$0.02	$(0.02)
The accompanying notes are an integral part of these interim condensed consolidated financial statements

NEOGAMES S.À R.L.
INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)
U.S. DOLLARS (IN THOUSAND)
	Share capital	Share premium	Accumulated losses	Share-based payments reserve	Reserve with respect to funding transactions with related parties	Reserve with respect to transaction under common control	Total equity (deficit)
	Unaudited
Balance as of January 1, 2020 (Audited)	$21	$22,788	$(39,857)	$2,967	$16,940	$(8,467)	$(5,608)
Changes in the period:
Comprehensive and net income for the period	—	—	4,020	—	—	—	4,020
Benefit to the Company by an equity holder with respect to funding transactions	—	—	—	—	3,132	—	3,132
Exercise of employee options to ordinary shares	*	2	—	—	—	—	2
Share based compensation	—	—	—	695	—	—	695
Balance as of September 30, 2020	$21	$22,790	$(35,837)	$3,662	$20,072	$(8,467)	$2,241

*
Less than $0.5

The accompanying notes are an integral part of these interim condensed consolidated financial statements

NEOGAMES S.À R.L.
INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIT
U.S. DOLLARS (IN THOUSAND)
	Share capital	Share premium	Accumulated losses	Share-based payments reserve	Reserve with respect to funding transactions with related parties	Reserve with respect to transaction under common control	Total deficit
	Unaudited
Balance as of January 1, 2019 (Audited)	$21	$22,788	$(35,879)	$2,352	$16,940	$(8,467)	$(2,245)
Changes in the period:
Comprehensive loss for the period	—	—	(3,330)	—	—	—	(3,330)
Share based compensation	—	—	—	457	—	—	457
Balance as of September 30, 2019	$21	$22,788	$(39,209)	$2,809	$16,940	$(8,467)	$(5,118)

The accompanying notes are an integral part of these interim condensed consolidated financial statements

NEOGAMES S.À R.L.
INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. DOLLARS (IN THOUSAND)
	Nine months ended September 30,
	2020	2019
	Unaudited
Cash flows from operating activities:
Net profit (loss) for the period	$4,020	$(3,330)
Adjustments for:
Amortization and depreciation	8,496	7,115
Income taxes expenses	706	960
Income taxes paid	(408)	(327)
Interest expenses with respect to lease liability	435	278
Interest expenses with respect to funding from related parties	3,261	2,801
Interest paid	(473)	(501)
Other finance expenses, net	669	273
Share-based compensation	695	457
Company share in losses of Joint Venture	121	3,137
Initial public offering costs	1,390	—
Decrease (increase) in trade receivables	30	(359)
Increase in prepaid expenses and other receivables	(396)	(495)
Decrease (increase) in Aspire Group	282	(202)
Increase (decrease) in amounts due from the Michigan Joint Operation and NPI	(2,425)	84
Increase (decrease) in trade and other payables	288	(422)
Increase in employees’ related payables and accruals	806	284
Accrued severance pay, net	57	84
Total adjustment	13,534	13,167
Net cash generated from operating activities	17,554	9,837
Cash flows from investing activities:
Purchase of property and equipment	(422)	(613)
Capitalized development costs	(9,452)	(8,249)
Restricted deposit – Joint Venture	(1,773)	(853)
Changes in deposits	132	(286)
Proceeds from (funding to) the Joint Venture	495	(3,417)
Net cash used in investing activities	(11,020)	(13,418)
Cash flows from Financing activities:
Loans from WHG	2,500	6,500
Repayment of loan from WHG	(2,500)	—
Payments with respect to IP Option	554	706
Initial public offering costs	(1,390)	—
Repayment for lease liability	(1,073)	(987)
Net cash generated from (used in) financing activities	(1,909)	6,219
Net decrease in cash and cash equivalents	4,625	2,638
Cash and cash equivalents at the beginning of the period	6,016	3,234
Cash and cash equivalents at the end of the period	$10,641	$5,872
The accompanying notes are an integral part of these interim condensed consolidated financial statements

NEOGAMES S.À R.L.
NOTES TO THE INTERIM CONDENSED FINANCIAL STATEMENTS
NOTE 1 — GENERAL
Neogames S.à r.l. (together with its subsidiaries, the “Company”), together with a joint operation and a joint venture, is a leading global technology provider engaged in the development and operation of online lotteries and games, allowing lottery operators to distribute lottery products via online sales channels while using the Company’s technology.
Neogames S.à r.l. was incorporated in Luxemburg on April 10, 2014 and has served content and platform contracts across Europe and the United States of America through its wholly owned operating subsidiaries a joint operation and a joint venture.
On March 19, 2020, the Company’s 50% owned joint venture, NeoPollard Interactive LLC (“NPI”) signed an agreement with the Alberta Gaming, Liquor and Cannabis Commission (“AGLC”) to develop, deploy and maintain its digital solutions and power its proposed interactive offering. This contract launched on September 30, 2020, and has an initial term of seven years, with an option to extend for an additional five years.
In May 2020, NPI expanded its contract with the Virginia State Lottery (“VAL”) to include a digital instant games portfolio in addition to the online e-Subscription program. The expansion of VAL’s product mix was triggered by a recent change in the state’s gaming legislation. The full iLottery program launched on July 1, 2020.
During the first half of 2020, the Company began to prepare for an initial public offering on the Australian Securities Exchange (the “ASX”). In June 2020, the board of directors of the Company resolved that the Company would cease preparing for an offering on the ASX, instead opting to prepare for an initial public offering on a United States stock exchange. On September 10, 2020, the Company confidentially submitted a draft registration statement on Form F-1 with the U.S. Securities and Exchange Commission. The initial public offering expenses incurred in the nine months ended September 30, 2020 related to these two processes amounted to $2.1 million, of which $0.4 million was included in prepaid expenses and other receivables as of September 30, 2020 and the remaining in the statement of comprehensive income.
William Hill Organization Limited (“William Hill”), one of the Company’s principal shareholders, had a call option to acquire the remaining share capital of the Company in consideration for performance-based amounts, exercisable in 2021 (which was waived on September 9, 2020).
The Company is carefully monitoring the outbreak and spread of COVID-19 (coronavirus) across the world and specifically in the United States. Proactive measures have been taken to reduce the risk to the Company’s staff and to ensure business continuity. The Company is an online organization where working remotely and meeting virtually are established ways of working. The Company’s operations, which are limited to iLottery, have not been negatively impacted and the Company does not expect its operations to be negatively impacted by the outbreak of COVID-19. However, depending on the duration of the pandemic, there could be a negative impact on the Company’s operations.
NOTE 2 — BASIS FOR PREPARATION
The interim condensed consolidated financial information (“Interim Financial Information”) of the Company has been prepared in accordance with International Accounting Standard 34 ‘Interim Financial Reporting’ (“IAS 34”), as issued by the International Accounting Standards Board (“IASB”).
The Interim Financial Information has been prepared on the basis of the accounting policies adopted in the Company’s audited consolidated financial statements for the year ended December 31, 2019 (“Annual Financial Statements”), which were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). This Interim Financial Information should be read in conjunction with the Annual Financial Statements and notes thereto issued on August 28, 2020 (“Annual Financial Statements”). They do not include all of the information required for a complete set of financial statements prepared in accordance with IFRS. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Company’s financial position and performance since the last annual financial statements.
The Interim Financial Information is unaudited, does not constitute statutory accounts and does not contain all of the information and footnotes required by IFRS for annual financial statements.
All significant judgements and estimates used by the Company remain unchanged from the Annual Financial Statements and all valuation techniques and unobservable inputs remain unchanged.
NOTE 3 — RELATED PARTIES
A.
William Hill:

On June 18, 2018, the Company entered into a license agreement in the form of a binding term sheet with WHG (International) Ltd. (“WHG”), an affiliate of William Hill. Pursuant to the term sheet, the Company granted WHG a sub-license to use the NeoSphere Platform (the “Licensed IP”) to operate in the US iGaming market and additional jurisdictions agreed to by the parties. It was also agreed that William Hill will compensate the Company for the right to use the Licensed IP as well as costs associated with adjustments (“Developed IP”) required to be made to the Licensed IP so that the Licensed IP would be deemed compliant with the specific market requirements and other market practices. Upon a change in control of the Company, WHG has the option (the “IP Option”) to convert the license into a perpetual license for a payment of £15.0 million. The Company has also agreed to provide WHG with the IP Option following the completion of a four year period from the date of the term sheet. The fair value of the IP Option was valued with the assistance of a third-party appraiser to be approximately $3.45 million.
The Company’s total revenues from this license in the nine months ended September 30, 2020 and 2019 amounted to $4.7 million and $4.3 million, respectively. The outstanding amounts due under this term sheet as of September 30, 2020 and December 31, 2019 amounted to $1.2 million and $1.5 million, respectively, and are included in trade receivables.
During 2018, the Company borrowed $4.0 million with a stated annual interest rate of 5.0% (the “First Loan”) and $2.0 million with a stated annual interest rate of 1.0% from the credit facility being made available by William Hill pursuant to the Investment and Framework Shareholders’ Agreement dated August 6, 2015.
During 2019, the Company borrowed a total of $6.5 million with a stated annual interest of 1.0% from credit facility. All three loans were due in August 2020; however all three loans were extended in 2020 as described below.
In February 2020, the parties agreed to extend the original repayment schedule such that, all principal loan amounts are due for a full repayment (interest plus principal) on June 15, 2023 and the First Loan is due for repayment on June 30, 2021. The implied benefit of $2.5 million (reflecting the extension of the original repayment schedule) was accounted for as a modification of debt in accordance with IFRS 9, with a related party and therefore recorded in “Reserve with respect to funding transactions with related parties” in the statement of changes in equity (deficit) and will be amortized as additional interest expense over the remaining period of the loans.
On September 18, 2020, the Company borrowed $2.5 million from the credit facility to partially repay the principal of the First Loan. The loan bears an annual interest rate of 1.0%, which is below market interest rate, and is due in full on June 15, 2023. Therefore, the $0.6 million difference in discounted cash flows to be paid for the outstanding amount based on the market annual interest rate of 12% amounted to $1.9 million, and its face value was recorded directly into the statement of changes in equity (deficit) under “Reserve with respect to funding transactions with related parties” as “Benefit to the Company by an equity holder with respect to funding transactions” and will be amortized as additional interest expense over the period of the loan.
The Company does not have any future possible drawdowns left available under the William Hill credit facility.

The Company recorded interest expenses on the loans based on market interest rate for the nine months ended September 30, 2020 and 2019 of $1.1 million and $0.9 million, respectively.
	As of September 30, 2020	As of December 31, 2019
	Unaudited	Audited
	U.S. dollars (in thousands)
Loans and other due to William Hill, net:
Loan principal	$12,500	$12,500
Discounts	(2,727)	(465)
Accrued interest	631	421
Liability with respect to IP Option	3,450	3,450
Receivables on IP Option	(1,435)	(1,661)
	$12,419	$14,245

B.
Aspire Group:

As further described in Note 6B to the Annual Financial Statements, in the nine months ended September 30, 2020 and 2019, the Company provided and received certain services from the Aspire Group, such as research and development services and administrative services as follows:
	For the nine months ended September 30,
	2020	2019
	Unaudited
	U.S. dollars (in thousands)
Revenues generated from the Transition Services Agreement	$1,864	$3,221
Expenses derived by the Cost Allocation Agreement:
Labor (included in general and administrative expenses)	32	35
Right of use lease (included in depreciation and interest with respect to right of use)	778	774
Other (included in general and administrative expenses)	106	129
	$916	$938
Capital notes and accrued interest from the Aspire Group:
	Principal amount	Balance*	Contractual interest rate	Effective interest rate
	U.S. dollars (in thousands)%
As of September 30, 2020 (Unaudited)	$21,838	$17,001	1	20
As of December 31, 2019 (Audited)	21,838	14,987	1	20

*
Including accrued interest of $582 thousand and $582 thousand.

C.
Consultancy Agreement:

As described in Note 6C to the Annual Financial Statements, consulting fees paid to Barak Matalon in the nine-month periods ended September 30, 2020 and 2019 amounted to $117 thousand and $114 thousand, respectively.

NOTE 4 — INVESTMENT IN A JOINT VENTURE AND JOINT OPERATION
A.
JOINT VENTURE

NPI’s financial position and results of operations have been reflected in the Company’s consolidated financial statements using the equity method. (see Note 2 to the Annual Financial Statements)
The table below sets forth summarized statement of financial position information for NPI, along with the Company’s share of NPI’s net assets (liabilities).
	As of September 30, 2020	As of December 31, 2019
	Unaudited	Audited
	U.S. dollars (in thousands)
Current assets	$7,914	$3,211
Non-current assets	1,747	2,025
Current liabilities	(5,832)	(3,214)
Non-current liabilities	(3,719)	(631)
Net assets (100%)	110	1,391
Net assets (50%)	55	696
Adjustments	(68)	(93)
Company share of Joint Venture net assets (liabilities)	$(13)	$603
The table below sets forth summarized statement of operation information for NPI, along with the Company’s share of NPI’s net and total loss.
	For the nine months ended September 30,
	2020	2019
	Unaudited
	U.S. dollars (in thousands)
Revenues	$9,572	$1,988
Distribution expenses	10,077	7,379
Selling, general and marketing expenses	527	791
Depreciation and amortization	302	242
Net and total loss (100%)	(1,334)	(6,424)
Net and total loss (50%)	(667)	(3,212)
Adjustments(1)	546	75
Company share in losses of Joint Venture	(121)	(3,137)
Funding of (proceeds from) NPI	$(495)	$3,417

(1)
The adjustments mostly represent royalty commissions earned by NPI on games developed and provided by the Company, whereby the Company’s share of the underlying results is higher than 50%.

In addition to the above, with respect to the development services provided to NPI by the Company, in the nine-month periods ended September 30, 2020 and 2019, the Company recorded revenues totaling to $2.9 million and $2.0 million, respectively.
As of December 31, 2019, the Company had an outstanding amount of approximately $1.1 million held by Pollard on behalf of NPI to be used as a restricted deposit to establish a bonding facility to secure the performance and payments bonds with respect to NPI’s prospective and existing contracts to support New Hampshire and North Carolina lotteries. As of September 30, 2020, the restricted deposit increased by an outstanding amount of $1.8 million held by Pollard on behalf of NPI to be used as a restricted deposit to establish a bonding facility to secure performance bond with respect to NPI’s existing contract with the AGLC.
B.
MICHIGAN JOINT OPERATION

The financial position and results of operations of the Michigan Joint Operation have been reflected in the consolidated financial statements as the Company’s interest in assets of the Michigan Joint Operation held jointly, and its share of revenues and expenses of the Michigan Joint Operation.
Below are the Michigan Joint Operation’s revenues and operating expenses, 50% of which represent the Company’s interest and were included in the Company’s statement of comprehensive income (loss):
	For the nine months ended September 30,
	2020	2019
	Unaudited
	U.S. dollars (in thousands)
Revenues (100%)	$36,784	$18,062
Total operating expenses (100%)	$(15,835)	$(10,036)
In addition to the above-stated revenues, with respect to the development services provided to the Michigan Joint Operation by the Company, in the nine-month periods ended September 30, 2020 and 2019, the Company recorded revenues totaling $1.0 million and $0.7 million, respectively. Further, the Company recorded additional royalty revenues with respect to games development efforts invested to enhance the Michigan Joint Operation’s games portfolio during the nine-month periods ended September 30, 2020 and 2019, totaling $1.5 million and $0.7 million, respectively. These royalty revenues of the Company are not reflected in the Michigan Joint Operation’s total operating expenses as stated in the above table.
As of September 30, 2020 and December 31, 2019, the Company’s interest in the Michigan Joint Operation’s assets was $0.3 million and $0.2 million, respectively, and was mostly comprised of property and equipment, net.
NOTE 5 — REVENUES
	For the nine months ended September 30,
	2020	2019
	Unaudited
	U.S. dollars (in thousands)
Turnkey contracts	$23,432	$12,321
Games	1,223	1,602
Total royalties	24,655	13,923
Development and other services from Aspire (See also Note 3B)	1,864	3,221
Development and other services from NPI (See also Note 4A)	2,923	2,047
Development and other services from Joint Operation (See also Note 4B)	1,071	654
Total Services	5,858	5,922
Use of IP rights (William Hill only, see also Note 3A)	4,682	4,262
Total Revenues	$35,195	$24,107
The Company generated revenues exceeding 10% of its consolidated annual revenues from four customers in the nine months ended September 30, 2020 (of which one is a related party) and four customers in the nine-month period ended September 30, 2019 (of which two are related parties, see Note 3). The Company generated 52% and 37% of its consolidated revenues in the nine-month periods ended September 30, 2020 and 2019, respectively, from the Michigan Joint Operation and 10% and 11% of its consolidated revenues in the nine-month periods ended September 30, 2020 and 2019, respectively, from Sazka.
As of September 30, 2020 and December 31, 2019, the Company had trade receivables outstanding exceeding 10% of the Company’s consolidated trade receivables from two customers. Sazka accounted for 37% and 35% of the consolidated trade receivables outstanding as of September 30, 2020 and 2019, respectively, and William Hill accounted for 46% and 45% of the consolidated trade receivables outstanding as of September 30, 2020 and 2019, respectively.
NOTE 6 — SHARE BASED PAYMENTS
On July 13, 2020, the Company granted to certain employees options to purchase an aggregate of 415,000 of its ordinary shares that will vest over a service period of four years.
The fair value of the options granted was estimated to be $0.6 million as of the July 13, 2020 grant date using the Black-Scholes model.
The following table summarizes the underlying assumptions used in the model:
Dividend Yield	0%
Expected volatility	39.4% – 37%
Risk free interest rate	0.35% – 0.48%
Expected life	5.5 – 7 years
Weighted average exercise price	$0.17
Price per share	$1.5
NOTE 7 — INCOME (LOSS) PER SHARE
	For the nine months ended September 30,
	2020	2019
	Unaudited
	U.S. dollars (in thousands, except per share amounts)
Basic and diluted earnings per share:
Net income (loss) attributable to equity holders of the company	$4,020	$(3,330)
Weighted average number of issued ordinary shares	181,098,547	181,090,589
Dilutive effect of share options	11,772,741	—
Weighted average number of diluted ordinary shares	192,871,288	181,090,589
Income (loss) per share, basic	0.02	(0.02)
Income (loss) per share, diluted	0.02	(0.02)
NOTE 8 — LEGAL PROCEEDINGS
Following the approval date of the Annual Financial Statements, a hearing on the appeal by the U.S. Department of Justice (as mentioned in Note 18 to the Annual Financial Statements) took place in June 2020.
The Company cannot predict whether the case will be reviewed by the U.S. Supreme Court. The Company’s management is therefore of the opinion, based on the advice of its legal counsel, that the outcome of the proceedings cannot be assessed as of the approval date of these consolidated financial statements. The Company’s management does not anticipate that the Company’s operations will be negatively affected by these proceedings within the next 12 months.

NeoGames S.A.
Ordinary Shares

Prospectus

           , 2020

Part II
Information Not Required in the Prospectus
Item 6.
Indemnification of Directors and Officers

The registrant will indemnify its directors and officers, to the fullest possible extent permitted under Luxembourg law, from and against any liabilities arising out of or in connection with their services.
The registrant will provide directors’ and officers’ liability insurance for its directors and officers against certain liabilities, which they may incur in connection with their activities on behalf of the registrant. The registrant intends to expand their insurance coverage against such liabilities, including by providing for coverage against liabilities under the Securities Act.
However, no indemnification will be provided against any liability to the registrant’s directors or officers (i) by reason of willful misfeasance, bad faith, gross negligence, fraud or reckless disregard of the duties of a director or officer, (ii) with respect to any matter as to which any director or officer shall have been finally adjudicated to have acted in bad faith and not in the interest of the registrant, or (iii) in the event of a settlement, unless approved by a court or the board of directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of our articles of association or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
Item 7.
Recent Sales of Unregistered Securities

During the past three years, we have issued and sold the securities described below without registration under the Securities Act. None of these transactions involved any public offering, any underwriter or any underwriting discount or commission. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions, Regulation D under the Securities Act, Rule 701 under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.
Since January 1, 2017, we have granted our directors, officers, employees and consultants options to purchase an aggregate of 5,540,500 ordinary shares, at a weighted average exercise price of $      per share, under our 2015 Share Option Plan. As of September 30, 2020, options to purchase 13,665,903 ordinary shares granted to our directors, officers, employees and consultants remain outstanding.
Item 8.
Exhibits

(a)
The following documents are filed as part of this registration statement:

1.1*	Form of Underwriting Agreement.
3.1+	Amended and Restated Articles of Association of Neogames S.à r.l.
3.2*	Form of Amended and Restated Articles of Association of the Registrant to become effective upon completion of this offering.
5.1*	Opinion of Allen & Overy S.C.S., counsel to the Registrant, as to the validity of the ordinary shares.
10.1+	Form of Amended and Restated Promissory Note, dated May 18, 2017, between Neogames S.à r.l. and Aspire Global Limited.

10.2+	Form of Amended and Restated Promissory Note, dated May 18, 2017, between Neogames S.à r.l. and AG Software Limited.
10.3#+	Consulting Agreement, dated June 1, 2015, between NeoGames Systems Ltd. and Lotym Holdings.
10.4+	Form of Loan Agreement, dated October 20, 2020, between Neogames S.à r.l. and William Hill Finance Limited.
10.5**+	Form of Letter, dated June 18, 2018, between Neogames S.à r.l. and WHG (International) Limited.
10.6**+	Form of Joint Venture Agreement, dated January 14, 2014, between NeoGames Network Limited and Pollard Banknote Limited.
10.7+	Neogames S.à r.l. — 2015 Option Plan (Amended 2019).
10.8*	NeoGames S.A. 2020 Incentive Award Plan.
10.9*	Form of Indemnification Agreement
10.10+	Second Amended and Restated Software License Agreement, dated as of June 2018, among Neogames S.à r.l., AG Software Ltd., Aspire Global Plc and William Hill Organization Limited.
21.1+	List of subsidiaries.
23.1	Consent of Ziv Haft, a member firm of BDO.
23.2*	Consent of Allen & Overy S.C.S., counsel to the Registrant (included in Exhibit 5.1).
24.1+	Powers of attorney (included on signature page to the registration statement).
99.1+	Consent of John E. Taylor Jr., as Director Nominee

*
To be filed by amendment.

+
Previously filed

#
Unofficial English translation from Hebrew original

**
Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(b)(10)(iv).

(b)
Financial Statement Schedules

None.

Item 9.
Undertakings

a.
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

b.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

c.
The undersigned registrant hereby undertakes that:

1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel, on November 6, 2020.
Neogames S.à r.l
By:
 /s/ Moti Malul

Name:
Moti Malul

Title:
Chief Executive Officer

By:
 /s/ Raviv Adler

Name:
Raviv Adler

Title:
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on November 6, 2020 in the capacities indicated:
Name	Title
/s/ Moti Malul Moti Malul	Chief Executive Officer and Board Member (principal executive officer)
/s/ Raviv Adler Raviv Adler	Chief Financial Officer (principal financial officer and principal accounting officer)
* Barak Matalon	Member of the Board
* Aharon Aran	Member of the Board
* Laurent Tietgan	Member of the Board
*By: /s/ Raviv Adler Raviv Adler Attorney-in-fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Neogames S.à r.l has signed this registration statement on November 6, 2020.
By:
 /s/ Donald J. Puglisi

Name:
Donald J. Puglisi

Title:
Managing Director, Puglisi & Associates